As Filed with the Securities and Exchange Commission on February 11, 2022

Registration No. 333-257518

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM S-4
AMENDMENT NO. 5
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

Venus Acquisition Corporation

(Exact name of Registrant as specified in its charter)

__________________

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

477 Madison

Avenue, 6th Floor

New York, NY 10022

(917) 267-4568

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

__________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies of communications to:

Bill Huo, Esq. Steven Glauberman, Esq. Becker & Poliakoff LLP 45 Broadway, 17th Floor New York, NY 10006 (212) 599-3322	Yang Ge, Esq. James Chang, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No. 1 Guanghua Road, Chao Yang District Beijing, People’s Republic of China, 100020 +86 (10) 8520-0616

__________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary Shares, par value $0.001 per share(2)	39,603,961	10.10	$400,000,000	$37,080.00
			$400,000,000	$37,080.00

____________

(1)      Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of the units, shares, warrants and rights of Venus Acquisition Corp on the Nasdaq Capital Market.

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)      Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to the term of the Business Combination Agreement as described in this Proxy/Registration Statement, Venus Acquisition Corporation will be issuing to the shareholders of VIYI Algorithm Inc. (“VIYI”), a Cayman Islands exempted company, an aggregate of 39,603,961 Venus ordinary shares equal to approximately 85.84% of the post transaction ordinary shares issued and outstanding of Venus. All of the ordinary shares to be issued to the VIYI shareholders in connection with the Business Combination will be freely transferable under the Securities Act of 1933 without restriction or further registration under the Securities Act, subject to any lock-up restrictions by virtue of this Proxy/Registration Statement on Form S-4, other than those ordinary shares held by VIYI shareholders who will be deemed “affiliates” of Venus as a result of the Business Combination. The number of ordinary shares that will be held by affiliates of the post business combination company will equal 30,297,031 ordinary shares and therefore will be deemed control securities and subject to resale restrictions under the Securities Act of 1933 as amended and are also subject to a lock-up period as described elsewhere in this registration statement/prospectus. Of the total 39,603,961 ordinary shares issued in the merger to the VIYI shareholders, 2,500,000 ordinary shares will be freely tradeable under the Securities Act of 1933, as amended and free of any lockup restrictions.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

VENUS PRELIMINARY— PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION DATED FEBRUARY 11, 2022

PROXY STATEMENT/PROSPECTUS FOR 39,603,961 ORDINARY SHARES
AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
VENUS ACQUISITION CORPORATION

The Board of Directors of Venus Acquisition Corporation, a Cayman Islands exempt company has unanimously approved the transaction (collectively, the “Business Combination”) contemplated by that certain Merger Agreement dated as of June 10, 2021 (“Business Combination Agreement” or “Merger Agreement”) by and among Venus Acquisition Corporation (“Venus”), Venus Acquisition Merger Subsidiary Inc. (“Venus Merger Sub”), a Cayman Islands exempted company formed for the purpose of effectuating the Business Combination, VIYI Algorithm Inc. (“VIYI”), a Cayman Islands exempted company, and WiMi Hologram Cloud Inc. (“WiMi” or the “Majority Shareholder”), a Cayman Islands exempted company and the legal and beneficial owner of 73% of the issued and outstanding voting securities of VIYI. As used in this proxy statement/prospectus, “New Venus” refers to Venus after giving effect to the consummation of the Business Combination. As the Majority Shareholder, WiMi will effectively control New Venus after the Business Combination by holding 63.32% of the voting power of the issued and outstanding ordinary shares of New Venus. As a result, New Venus will be a “controlled company” within the meaning of the applicable Nasdaq Stock Market (“Nasdaq”) listing rules and may qualify for exemptions from certain corporate governance requirements of Nasdaq.

A copy of the Business Combination Agreement without exhibits is attached to this Proxy Statement as Annex A. After giving effect to the consummation of the Business Combination, assuming shareholder approval, Venus will be renamed to “MicroAlgo Inc.”

Pursuant to the Business Combination Agreement, VIYI will merge with Venus Merger Sub and VIYI will survive the merger as a wholly-owned subsidiary of Venus and continue its business operations through its variable interest entity, or VIE, Shenzhen Yitian, a company incorporated in the People’s Republic of China (“PRC”), and other subsidiaries. At the Effective Time of the Business Combination, the current shareholders of VIYI, including its Majority Shareholder, will receive an aggregate of 39,603,961 Venus ordinary shares equal to approximately 85.84% of the post transaction ordinary shares issued and outstanding of Venus, (i) assuming that none of the current shareholders of Venus elect to redeem the ordinary shares; (ii) excluding shares underlying the warrants issued by Venus in its initial public offering completed on February 11, 2021 (“IPO”); and (iii) giving effect to the conversion of Venus Rights issued in its IPO and private placement into 482,500 ordinary shares. The time that the Business Combination becomes effective is referred to as the “Effective Time.”

VIYI is not an operating company in the PRC but a Cayman Islands holding company with its operations conducted through its subsidiaries in the PRC and through contractual arrangements with the VIE, Shenzhen Yitian, which is incorporated in the PRC. VIYI does not own any direct equity interest in Shenzhen Yitian, instead, VIYI controls and receives the economic benefits of Shenzhen Yitian’s business operations through certain contractual arrangements in lieu of direct equity ownership by VIYI’s wholly owned foreign entity, or WFOE or any of its subsidiaries. VIYI evaluated the guidance in FASB ASC 810 and determined that Shenzhen Yitian is a VIE. A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. VIYI has the power to direct activities at Shenzhen Yitian that most significantly impact Shenzhen Yitian’s economic performance, and has the right to receive benefits from Shenzhen Yitian. As such, VIYI exerts control over Shenzhen Yitian and is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. Accordingly, under U.S. GAAP, the financial results of the VIE are consolidated in VIYI’s financial statements. All the agreements under VIYI’s contractual arrangements with the VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. As of the date hereof, the agreements governed by PRC law that serve as the basis for a VIE arrangement have not been tested in a court of law. As a result, uncertainties in the PRC legal system could limit VIYI’s ability to enforce these contractual arrangements. Currently, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In the event VIYI is unable to enforce these contractual arrangements, or if VIYI suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, VIYI may not be able to exert effective control over the VIEs. These uncertainties or an adverse outcome of an arbitration may adversely affect our operations and could render our securities worthless.

After the completion of the Business Combination, VIYI will continue conducting its business operations through Shenzhen Yitian and will continue to control and receive economic benefits from Shenzhen Yitian and its subsidiary through a series of contractual arrangements and VIYI will continue to be the primary beneficiary of the VIE. New Venus’ ordinary shares offered in this offering do not represent equity interest of Shenzhen Yitian or its subsidiary in the PRC. As a result of New Venus’ corporate structure after the consummation of the Business Combination, investors in our ordinary shares are subject to unique risks affecting VIYI’s business due to uncertainty of the interpretation and application of the PRC laws and regulations, including but not limited to, limitations on foreign ownership and investment in certain areas, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of VIE contractual agreements. For a description of the VIE contractual arrangements, please refer to “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — VIYI Algorithm Inc.”

In light of the recent statements and regulatory actions by the PRC government, such as those related to the use of variable interest entities, data security, and anti-monopoly concerns, VIYI may be subject to the risks of uncertainty of any future actions of the PRC government in this regard, which may result in a material change in VIYI’s operations, including the ability of VIYI to carry on its current business or accept foreign investments, and the resulting adverse change in value to New Venus’ ordinary shares. VIYI may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the Chinese Securities Regulatory Commission (“CSRC”), if it fails to comply with such rules and regulations, which could adversely affect the ability of New Venus to continue to be listed for trading on Nasdaq or another foreign exchange, which may cause the value of New Venus securities to significantly decline or become worthless. The Holding Foreign Companies Accountable Act (the “HFCA Act”) and related regulations call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors and could add uncertainties to VIYI’s offering that trading in VIYI’s securities may be prohibited under the HFCA Act. Currently, VIYI’s auditor is headquartered in New York and has been inspected by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021. For a detailed description of the risks facing New Venus, VIYI and the offering associated with the VIE structure, please refer to “Risk Factors — Risk Factors Relating to VIYI’s Corporate Structure — The PRC government exerts substantial influence over the manner in which VIYI, its subsidiaries, and the VIE must conduct its business activities.”

VIYI and its subsidiary in Singapore, Fe-da Electronics, had intercompany transfers in cash of approximately RMB 0 and RMB 7.8 million for the year ended December 31, 2019 and 2020, respectively and RMB 0 for the nine months ended September 30, 2021. There was no other cash transfer between VIYI and its subsidiaries or any related VIE. Under VIYI’s current corporate structure, VIYI may transfer funds to its subsidiaries via capital contributions or shareholder loans; and subsidiaries may transfer funds to VIYI via dividends or distributions. The VIE, Shenzhen Yitian, may pay Shenzhen Weiyixin, its WFOE, service fees based on the operating profit generated by Shenzhen Yitian, and Shenzhen Weiyixin may offer Shenzhen Yitian financial support. VIYI may rely on dividend payments from its PRC subsidiaries to fund any cash and financing requirements VIYI may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration for Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of VIYI’s PRC subsidiaries may be used to pay dividends to VIYI. VIYI has no present plans to distribute earnings or settle amounts owed under the VIE agreements and plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. No dividends or distributions have been declared to pay VIYI from its subsidiaries or the VIE affiliated entities, and no dividends or distributions have been made to any U.S. investors. For further details, please refer to “Summary of the Proxy Statement/Prospectus — Transfer of Cash within VIYI’s organization” and “Summary Financial Information of VIYI”.

This proxy statement/prospectus is intended to cover the issuance of 39,603,961 ordinary shares being issued to the VIYI shareholders and the resale of such shares subject to the lock-up and resale restrictions provided in the Business Combination Agreement as described elsewhere in this proxy/registration statement. Of the total 39,603,961 ordinary shares issued in the merger to the VIYI shareholders, 2,500,000 ordinary shares will be freely tradeable under the Securities Act of 1933, as amended and free of any lockup restrictions.

Venus’ ordinary shares are listed on Nasdaq under the symbol “VENA”. Venus will apply for listing of the ordinary shares to be issued to the VIYI shareholders, and in connection therewith, apply for listing of the New Venus ordinary shares on the Nasdaq Capital Market (including the presently outstanding Venus ordinary shares) under a new symbol “ALGO” to reflect the change of business resulting from the Business Combination and the anticipated name change of Venus to MicroAlgo Inc. following the Business Combination. It is a condition to the consummation of the Business Combination that Venus receives confirmation from Nasdaq that New Venus has been conditionally approved for listing on the Nasdaq Capital Market following completion of the Business Combination. There can be no assurance that such listing condition will be satisfied or that Venus will receive confirmation from Nasdaq. If such listing condition is not met or if Venus does not receive confirmation, the Business Combination will not be consummated unless the parties waive the Nasdaq listing condition.

The accompanying proxy statement/prospectus provides shareholders of Venus with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting (defined below) of Venus. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 36 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying Proxy Statement/Prospectus is dated [•], 2022 and first mailed to the shareholders of Venus Acquisition Corporation on or about [•], 2022

VENUS ACQUISITION CORPORATION

477 Madison

Avenue, 6th Floor

New York, NY 10022

To the Shareholders of Venus Acquisition Corporation:

You are cordially invited to attend the Extraordinary General Meeting of Venus Acquisition Corporation. (“Venus,” “VENA,” “we”, “our”, or “us”), which will be held at 10:00 a.m., Eastern time, on [•], 2022 (the “Extraordinary General Meeting”) at the offices of Becker & Poliakoff LLP, at 45 Broadway, 17th Floor, New York, NY 10006. Venus is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “target business” (the “Business Combination”). Venus completed its initial public offering on February 11, 2021.

One of the matters you will be asked to vote on at the Extraordinary General Meeting is the approval of a merger agreement and plan of merger, dated as of June 10, 2021 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Venus, Venus Acquisition Merger Subsidiary Inc. (“Venus Merger Sub”), a Cayman Islands exempted company formed for the purpose of effectuating the Business Combination, VIYI Algorithm Inc. (“VIYI”), a Cayman Islands exempted company, and WiMi Hologram Cloud Inc. (“WiMi” or the “Majority Shareholder”), a Cayman Islands exempted company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of VIYI. Pursuant to the Merger Agreement, the Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned subsidiary of Venus. For the purposes of this proxy statement/prospectus, “New Venus” refers to Venus after the consummation of the Business Combination.

The aggregate consideration for the Business Combination is $400,000,000, payable to the shareholders of VIYI in the form of approximately 39,603,961 newly issued Venus ordinary shares valued at $10.10 per ordinary share.

Upon the closing of the Business Combination, the following transactions and events will also be consummated:

•        The board of directors of Venus will be reconstituted to be comprised of a total of five (5) persons, four (4) of whom shall be nominees of VIYI and one of whom shall be a nominee of Venus;

•        Venus shall change its name to MicroAlgo Inc.;

•        Venus shall increase its authorized share capital to consist of 200,000,000 ordinary shares;

•        The VIYI shareholders shall enter into a registration rights agreement whereby the ordinary shares of Venus to be received by them shall be registered for resale under the Securities Act;

•        The Sponsor of Venus (Yolanda Management Corporation) and the members of management and the Board of Directors, and the VIYI shareholders will execute a lock-up agreement where such persons will agree not to sell, transfer or assign, except for estate planning purposes or to persons who agree to the terms of the lock-up period, other than 2,500,000 ordinary shares being acquired by two VIYI shareholders in the Business Combination, any securities of New Venus held by them (an aggregate of 37,103,961 ordinary shares) until the earlier of (i) six (6) months after the date of the consummation of Business Combination or (ii) the date on which the closing price of Venus ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination; and

•        792,079 New Venus ordinary shares to be issued to the Majority Shareholder will be held in escrow to satisfy any potential indemnification claim(s) which may be made by Venus under the Business Combination Agreement.

At the Extraordinary General Meeting, Venus shareholders will be asked to consider and vote upon the following proposals:

1.      Approval of the Business Combination (the “Business Combination Proposal” or “Proposal 1”);

2.      Approval of the election of five (5) members to the Board of directors of Venus (the “Director Election Proposal” or “Proposal 2”);

3.      Approval for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(d), the issuance by Venus (a) of an aggregate of up to 1,485,149 Venus ordinary shares which may be issued to the Backstop Investor pursuant to the Backstop Agreement (as defined in the accompanying proxy statement/prospectus) and (b) an aggregate of 39,603,961 Venus ordinary shares to the VIYI shareholders pursuant to the Merger Agreement (the “Nasdaq Stock Issuance Proposal” or “Proposal 3”);

4.      Approval of amendments to increase the number of authorized ordinary shares to 200,000,000 ordinary shares (“Share Increase Proposal” or “Proposal 4”). For the purposes of the laws of the Cayman Islands, the full text of the resolution is as follows: “RESOLVED, as an ordinary resolution, that the authorized share capital of the Company be amended from USD50,000 divided into 50,000,000 ordinary shares of par value USD0.001 each into USD200,000 divided into 200,000,000 ordinary shares of par value USD0.001 each;”

5.      Approval by way of special resolution of amendments to Venus’ memorandum and articles of association to change its name to MicroAlgo Inc. (the “Name Change Proposal” or “Proposal 5”) For the purposes of the laws of the Cayman Islands, the full text of the resolution is as follows: “RESOLVED, as a special resolution, that the Company change its name from “Venus Acquisition Corporation” to “MicroAlgo Inc.” and, subject to the provisions of the Companies Act (Revised), the change of name take effect immediately from the passing this resolution;”

6.      Approval by way of special resolution of all other changes in connection with the amendment, restatement and replacement of the Venus’ memorandum and articles of association including, among other things, (1) making New Venus’ corporate existence perpetual, and (2) removing certain provisions related to Venus’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination (the “Articles Amendment Proposal” or “Proposal 6”). For the purposes of the laws of the Cayman Islands, the full text of the resolution is as follows: “RESOLVED, as a special resolution, that the Memorandum of Association and the Articles of Association, copies of which are attached to the accompanying proxy statement/prospectus, be and are hereby adopted as the memorandum and articles of association of the Company in substitution for and to the exclusion of the Company’s existing Memorandum of Association and Articles of Association;” and

7.      Approval to adjourn the Extraordinary General Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or Proposal 7”) and, together with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Stock Issuance Proposal, the Share Increase Proposal, the Name Change Proposal, the Articles Amendment Proposal and the Adjournment Proposal, the “Proposals.”

If the Business Combination Proposal is not approved, neither the Director Election Proposal, the Nasdaq Stock Issuance Proposal, the Share Increase Proposal, Name Change Proposal, nor the Articles Amendment Proposal will be presented to the Venus shareholders for a vote. The approval of all of the Proposals other than the Adjournment Proposal are preconditions to the closing of the Business Combination with VIYI.

It is anticipated that, upon the consummation of the Business Combination, Venus’ existing shareholders, including the Sponsor (as defined below), will own approximately 14.16% of the issued New Venus ordinary shares, and VIYI shareholders will own of approximately 85.84% of the issued New Venus ordinary shares.

Following the Business Combination, Venus will have the following securities issued and outstanding:

•        46,136,461 ordinary shares;

•        Warrants to acquire an aggregate of 2,300,000 ordinary shares with an exercise price of $11.50 per share held by existing shareholders, other than the Sponsor; and

•        Warrants held by our Sponsor to acquire 112,500 ordinary shares with an exercise price of $11.50 per share.

These relative percentages assume that (i) none of Venus’ existing public shareholders exercise their redemption rights, as discussed herein; (ii) Venus Rights are automatically converted to New Venus ordinary shares upon the consummation of the Business Combination, (iii) no Venus ordinary shares are issued pursuant to the Backstop Agreement described elsewhere in this proxy/Registration Statement; and (iv) there is no exercise of Venus Warrants prior to the consummation of the Business Combination. If any of Venus’ existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Venus’ existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.

The Venus Units, Venus ordinary shares, Venus Rights and Venus Warrants are currently listed on the Nasdaq Capital Market under the symbols “VENAU,” “VENA,” “VENAR” and “VENAW,” respectively. New Venus intends to apply to list the New Venus ordinary shares on the Nasdaq Capital Market under the symbols “ALGO”, in connection with the closing of the Business Combination. Venus cannot assure you that the New Venus ordinary shares will be approved for listing on Nasdaq Capital Market.

Investing in New Venus securities involves a high degree of risk. See “Risk Factors” beginning on page 36 for a discussion of information that should be considered in connection with an investment in New Venus securities.

As of September 30, 2021, there was approximately $46,468,302 in Venus’ trust account. On September 30, 2021, the closing price of Venus ordinary shares was $10.02. As of December 10, 2021, the closing price was $10.04 per ordinary share.

Pursuant to Venus’ amended and restated articles of association, Venus is providing its public shareholders with the opportunity to redeem all or a portion of their shares of Venus ordinary shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Venus’ trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding shares of Venus ordinary shares that were sold in Venus’ IPO. Venus estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.10 at the time of the Extraordinary General Meeting. Venus’ public shareholders may elect to redeem their shares even if they vote for the Business Combination or the other Proposals or do not vote at all. Venus has no specified maximum redemption threshold under the Venus’ memorandum and articles of association.

Venus is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Only holders of Venus ordinary shares are entitled to vote on the Proposals. The Sponsor and Ladenburg Thalmann & Co Inc., which own in the aggregate approximately 23.97% of Venus ordinary shares as of the record date, have agreed to vote their respective Venus ordinary shares in favor of the Business Combination Proposal, and have indicated that they intend to vote for the Director Election Proposal, the Nasdaq Stock Issuance Proposals, the Share Increase Proposal, the Name Change Proposal, the Articles Amendment Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals. In light of the fact that the Sponsor and Ladenburg Thalmann & Co Inc., which own in the aggregate approximately 23.97% of Venus ordinary shares as of the record date, the percentage of remaining ordinary shares needed to vote for the Business Combination Proposal if only a quorum of Venus’ shares are present is any number greater that 26.03%. Each Venus shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person, please submit your proxy card without delay. Venus’ shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a Venus shareholder from voting in person if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person. Assuming that a quorum is present, attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against all the Proposals. And broker non-votes will have no effect on any of the Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting of shareholders and, if a quorum is present, will have the effect of a vote against the Business Combination Proposal and no effect on the Adjournment Proposal. If you are a Venus shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 36.

Venus board of directors has unanimously approved the Merger Agreement and the transactions contemplated therein and described elsewhere in this the Proxy/Registration Statement, and unanimously recommends that Venus shareholders vote “FOR” approval of each of the Proposals. When you consider Venus board of director’s recommendation of these Proposals, you should keep in mind that Venus’ directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “Proposals to be Considered by Venus Shareholders: The Business Combination Proposal — Interests of Venus’ Directors and Executive Officers in the Business Combination.”

On behalf of the Venus board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,
/s/ Yanming Liu
Yanming Liu
Chief Executive Officer and Chairman
Venus Acquisition Corporation
[•], 2022

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Venus with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact:

Venus Solicitation Agent:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

or

Venus Acquisition Corporation

477 Madison Avenue, 6th Floor

New York,

New York 10022

Tel.: (917) 267-4568

If you would like to request documents, please do so no later than one week prior to the meeting date to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see the section titled “Where You Can Find Additional Information” to find out where you can find more information about Venus, Venus Merger Sub and VIYI. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither of Venus, New Venus, Venus Merger Sub, WiMi nor VIYI has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus, references to:

•        “AI” are to artificial intelligence;

•        “Backstop Investor” are to WiMi Hologram Cloud, Inc, a company incorporated in the Cayman Islands;

•        “Backstop Agreement” are to the backstop agreement dated January 24, 2022 by and among Venus and certain Backstop Investor;

•        “Beijing WiMi” are to Beijing Hologram WiMi Cloud Internet Technology Co., Ltd.;

•        “Business Combination” are to the transaction contemplated by Merger Agreement;

•        “CAGR” are to compound annual growth rate;

•        “China” or “PRC” are to the People’s Republic of China, excluding, for the purpose of this proxy statement/prospectus only, Taiwan, Hong Kong and the Macao Special Administrative Region;

•        “CIC” refer to China Insights Consultancy Limited, a third-party professional industry research firm;

•        “CIC Report” refer to the independent market research for the PRC central processing algorithm service industry prepared by CIC;

•        “Closing Date” are to the date on which the Business Combination is consummated;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended:

•        “Extraordinary General Meeting” are to the extraordinary general meeting of Venus to be held at 10:00 a.m., Eastern time, on [*], 2022:

•        “Fe-da electronics” are to Fe-da Electronics Company Private Limited;

•        “HKD” are to the legal currency of Hong Kong;

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

•        “IPO” refer to the initial public offering of 4,600,000 units of Venus consummated on February 11, 2021;

•        “IoT” refer to internet of things;

•        “LOI” are to a letter of intent;

•        “Merger” are to the transaction between Venus, Venus Merger Sub, WiMi and VIYI under the Merger Agreement;

•        “Merger Agreement” or “Business Combination Agreement dated June 10, 2021 by and among Venus, Venus Merger Sub, VIYI, and WiMi Hologram Cloud, Inc. whereby the Venus Merger Sub will merge with and into VIYI and becoming a wholly owned subsidiary of Venus;

•        “PIPE Shares” are to Venus ordinary shares issuable to the Backstop Investor pursuant to the Backstop Agreement dated January 24, 2022;

•        “Plan of Merger” are to the statutory plan of merger (the form of which is attached as Annex A to the Merger Agreement) to be filed with the Registrar of Companies in the Cayman Islands;

•        “Proposals” are to the Business Combination Proposal, the Director Election Proposal, the Nasdaq Stock Issuance Proposal, the Share Increase Proposal, the Name Change Proposal, the Article Amendment Proposal and the Adjournment Proposal;

•        “New Venus” are to Venus after the consummation of the Business Combination whereby the Venus Merger Sub will merge with and into VIYI as the surviving company and becoming a wholly owned subsidiary of Venus;

•        “RMB” or “Renminbi” are to the legal currency of the PRC;

•        “SAFE” are to the State Administration for Foreign Exchange;

•        “SEC” are to the Securities and Exchange Commission;

•        “Shenzhen Weiyixin” are to Shenzhen Weiyixin Technology Co., Ltd., a wholly-owned subsidiary of VIYI and a wholly foreign-owned enterprise (“WFOE”) formed under the laws of the PRC;

•        “Shenzhen Yitian” are to Shenzhen Yitian Internet Technology Co., Ltd.;

•        “Shenzhen Yiyou” are to Shenzhen Yiyou Online Technology Co., Ltd.;

•        “Sponsor” are to Yolanda Management Corporation, a British Virgin Islands company;

•        “US Dollars,” “$,” or “US$” are to the legal currency of the United States;

•        “U.S. GAAP” are to accounting principles generally accepted in the United States;

•        “variable interest entities,” “VIE(s),” or “VIE Arrangements” are to Shenzhen Yitian in which VIYI or its subsidiaries do not have equity interests but whose financial results have been consolidated into VIYI’s consolidated financial statements in accordance with U.S. GAAP, due to VIYI or its subsidiaries having effective control over, and VIYI’s being the primary beneficiary of, such entity;

•        “Venus”, “the Company”, “we”, “our” or “us” are to Venus Acquisition Corporation;

•        “Venus Merger Sub” are to Venus Acquisition Merger Subsidiary Inc.;

•        “Venus Rights” with respect to each right, are to the right of a holder to receive one-tenth (1/10) of a New Venus ordinary share upon the consummation of the Business Combination;

•        “Venus Units” with respect to each unit, are to a combination of one Venus ordinary share, one Venus Right and one Venus Warrant;

•        “Venus Warrants” with respect to each warrant, are to one warrant that is exercisable to purchase one-half (1/2) of one Venus ordinary share prior to the consummation of the Business Combination, or one New Venus ordinary share after the consummation of the Business Combination;

•        “VIYI” are to VIYI Algorithm Inc., a Cayman Islands holding company, and its subsidiaries, consolidated affiliated entities and variable interest entity, or VIE, as the context requires;

•        “VIYI Shareholders” are collectively to WiMi Hologram Cloud Inc., Guosheng Holding Limited, MIDI Capital Markets LLC, Universal Winnings Holdings Limited, and Milestone Investment Limited;

•        “WFOE” or “VIYI’s WFOE” are to Shenzhen Weiyixin; and

•        “WiMi” or “Majority Shareholder” are to WiMi Hologram Cloud Inc.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this proxy statement/prospectus were calculated at the rate of RMB 1.00 to USD 0.1533, representing the mid-point reference rate set by Peoples’ Bank of China on December 31, 2020. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed by Venus (File No. 333-257518) with the SEC, constitutes a prospectus of Venus under Section 5 of the Securities Act, with respect to the issuance of Venus ordinary shares to VIYI’s shareholders if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Venus’ shareholders will be asked to consider and vote upon the Proposals to approve the Business Combination.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

Venus files periodic report under the Securities Exchange Act of 1934, as amended with the SEC which can be found at http://www.sec.gov. After the consummation of the Business Combination, New Venus will continue to file its Annual Report on Form 10-K with the SEC no later than 90 days following its fiscal year end. You can read Venus’ SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Venus’ proxy solicitor, Advantage Proxy, Inc, toll-free at +1 (877) 870-8565 or by email at ksmith@advantageproxy.com.

All information contained in this proxy statement/prospectus relating to Venus and Venus Merger Sub has been supplied by Venus, and all such information relating VIYI has been supplied by VIYI. Information provided by either of Venus or VIYI does not constitute any representation, estimate or projection of the other party.

Neither Venus, New Venus, Venus Merger Sub, WiMi, nor VIYI has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of New Venus, Venus and/or VIYI and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI,” and “Business of VIYI.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Venus and VIYI, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors”, those discussed and identified in public filings made with the SEC by Venus and the following:

•        expectations regarding VIYI’s strategies and future financial performance, including VIYI’s future business plans or objectives, prospective performance and opportunities and competitors, revenues, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and VIYI’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against VIYI, Venus and others following announcement of the Merger Agreement and transactions contemplated therein;

•        the inability to complete the Business Combination due to the failure to obtain Venus’ shareholders’ approval;

•        the risk that the proposed Business Combination disrupts current plans and operations of VIYI as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        the ability to continue to effectively operate under a VIE structure in the PRC, which structure may not be as effective in providing operational control as direct ownership and could subject New Venus to sudden or unexpected changes with little advance notice in China’s economic, political, or social conditions or government policies and could have a material adverse effect on VIYI’s business and operations;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of Venus ordinary shares being greater than expected;

•        the management and board composition of New Venus following the proposed Business Combination;

•        the ability to list New Venus’ securities on the Nasdaq Capital Market;

•        limited liquidity and trading of Venus and New Venus’ securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that VIYI and/or Venus may be adversely affected by other economic, business, and/or competitive factors;

•        operational risks;

•        legal and other changes or actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and / or foreign investment in China-based issuers which may significantly limit or completely hinder New Venus’ ability to offer or continue to offer securities to investors and cause the value of New Venus’ securities (including ordinary shares and other securities issued by Venus in its IPO) to significantly decline or be worthless;

•        litigation and regulatory enforcement risks, which may result in the diversion of management time and attention and the additional costs and demands on VIYI’s resources;

•        fluctuations in exchange rates between the foreign currencies in which VIYI typically does business and the United States dollar; and

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Venus, VIYI and New Venus prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to VIYI, Venus, New Venus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, New Venus, VIYI and Venus undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING

Q:     What is the purpose of this document?

A:     Venus is proposing to consummate the Business Combination and complete the additional transactions contemplated under the Merger Agreement and related matters, including increasing the number of authorized ordinary shares, change of name and reconstituting its Board of Directors, other changes of Venus’ Memorandum and Articles of Association, issuance of PIPE Shares to the Backstop Investor and VIYI shareholders, and adjournment of the Extraordinary General Meeting. The Business Combination and other transactions are described in this proxy statement/prospectus. In addition, the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

Q:     What is being voted on at the Extraordinary General Meeting?

A:     Below are the Proposals that Venus’ shareholders are being asked to vote on:

•        the Business Combination Proposal;

•        the Director Election Proposal;

•        the Nasdaq Stock Issuance Proposal;

•        the Share Increase Proposal;

•        the Name Change Proposal;

•        the Article Amendment Proposal; and

•        the Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Venus does not receive the requisite shareholder vote to approve the Business Combination.

Approval of the Business Combination Proposal, Share Increase Proposal, Director Election Proposal, Nasdaq Stock Issuance Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the issued and outstanding Venus ordinary shares present and entitled to vote at the Extraordinary General Meeting to be passed as ordinary resolutions. The Name Change Proposal and Articles Amendment Proposal require the affirmative vote of at least a two-thirds majority of the issued and outstanding Venus ordinary shares present and entitled to vote at the Extraordinary General Meeting to be passed as special resolutions.

Assuming that a quorum is present, attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Business Combination Proposal and no effect on the other Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

As of the record date, 1,375,000 shares held by our Sponsor, or approximately 22.73% of the outstanding Venus ordinary shares, would be voted in favor of each of the Proposals.

Q:     Are any of the proposals conditioned on one another?

A:     Yes. Venus will not undertake the Change of Name Proposal, the Nasdaq Share Issuance Proposal, the Share Increase Proposal, the Articles Amendment Proposal or the Director Election Proposal unless and until the Business Combination Proposal is approved by its shareholders.

Q:     How were the transaction structured and consideration for the Business Combination determined?

A:     The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of Venus’ Sponsor, management team and board of directors. The terms of the Business Combination were the result of extensive negotiations between Venus, Venus Merger Sub, VIYI and WiMi. Please see the section entitled “The Business Combination Proposal — Background of the Business Combination” for more information.

Q:     Did the board of directors of Venus obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Venus retained King Kee Appraisal and Advisory Limited (Hong Kong), which we refer to as KKG or King Kee, to provide a valuation analysis and evaluate the fairness of the potential Business Combination of Venus and VIYI. On May 16, 2021, King Kee rendered its draft opinion to the Venus Board of Directors (which was subsequently confirmed by delivery of King Kee’s official opinion addressed to the Venus Board of Directors dated June 10, 2021), as to the fairness, from a financial point of view, to Venus of the Aggregate Merger Consideration (the “Aggregate Closing Merger Consideration”) to be issued and paid by Venus to the VIYI shareholders pursuant to the Merger Agreement.

Q:     Do any of Venus’ directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     Venus’ directors and officers may have interests in the Business Combination that are different from your interests as a shareholder. In August 2019, in connection with its formation, Venus issued an aggregate of 1,150,000 ordinary shares to Venus’ initial shareholders, including the Sponsor, which is referred to herein as “insider shares,” for an aggregate purchase price of $25,000. Simultaneously with the closing of the IPO on February 11, 2021, Venus consummated a private placement of 225,000 units (the “Private Units”) with its Sponsor at a price of $10.00 per Private Unit.

As a result, in the event that the Business Combination with VIYI is not completed, and Venus is not able to consummate a business combination with any other proposed target business before February 11, 2022 (unless such date is extended in accordance with Venus’ constitutive documents), the securities held by the Sponsor and other insiders of Venus will become worthless.

In August 2019, our sponsor Yolanda Management Corporation a British Virgin Islands exempted company, purchased an aggregate of 1,150,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. Additionally, in connection with the completion of our IPO, our sponsor, purchased an aggregate of 225,000 units at a price of $10.00 per unit for an aggregate purchase price of $2,250,000. Each private placement unit purchased by the sponsor consists of one ordinary share, one right to receive one-tenth (1/10) of an ordinary share upon the consummation of a business combination and one warrant. Each private placement warrant is exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share.

As a result of these purchases, our sponsor owns an aggregate of 1,375,000 ordinary shares which were acquired at an average price of $1.65 per share. Giving effect to the conversion of the rights into ordinary shares, our sponsor would own an aggregate of 1,397,500 shares acquired for an average acquisition price of $1.62 per share. Investors in our IPO paid an average per share price of approximately $10.00 per share, without assigning a value to the warrants and rights included in the units. Therefore, our sponsor may earn a positive return on the ordinary shares owned by it even if the ordinary shares trade following the completion of the business combination trade below $10.00 per share and the IPO investors experience a loss on their return. The likely benefit to our sponsor and our directors and officers may influence their motivation for promoting the Business Combination and/or soliciting proxies for the approval of the Business Combination Proposal.

None of the officers or directors, or the Sponsor of Venus, have any affiliation with VIYI.

Q:     Why is Venus proposing the Nasdaq Stock Issuance Proposal?

A:     Venus is proposing the Nasdaq Stock Issuance Proposal in order to comply with Nasdaq listing rules, which require, among other things, shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock (or ordinary shares in the case of a Cayman Islands exempted company such as Venus) outstanding before the issuance of stock or securities or the issuance of stock or securities to any director, officer or “Substantial Shareholder.” In connection with the Business Combination, Venus is seeking shareholder approval for the issuance of: (i) up to 39,603,961 Venus ordinary shares to the VIYI shareholders, and (ii) the possible issuance of up to 1,485,149 Venus ordinary shares to the Backstop Investor (“PIPE Shares”). Because the number of securities that New Venus will issue in connection with the Business Combination is equal to 20% or more of Venus’ outstanding voting power and outstanding Venus ordinary shares in connection with the Business Combination, it is required to obtain shareholder approval of such issuances pursuant to Nasdaq listing rules. Shareholder approval of the Nasdaq Stock Issuance Proposal is also a condition to closing the Merger Agreement. See the section entitled “The Nasdaq Stock Issuance Proposal” for additional information.

         We are not proposing any new equity incentive plan for stockholder action.

Q:     Why is Venus proposing the Name Change Proposal?

A:     Venus was created as a blank check company with no business operations and whose sole business purpose was to consummate a business combination with a target business. As such, the name “Venus Acquisition Corporation” has no business significance. Venus’ Board of Directors, in consultation with VIYI, has determined that the new proposed name “MicroAlgo Inc.” more properly conveys and reflects the business operations of VIYI as may be expanded following completion of the Business Combination.

Q:     Why is Venus proposing the Share Increase Proposal?

A:     Venus was created with only 50,000,000 ordinary shares authorized as its share capital for issuance. As a result of the terms of the Merger, Venus must issue to the former VIYI shareholders an aggregate of 39,603,961 Venus ordinary shares as well as ordinary shares issuable upon the conversion of the outstanding 4,825,000 Venus Rights into 482,500 Venus ordinary shares. Additionally, Venus may issue an additional 1,485,149 PIPE Shares to the Backstop Investor under the Backstop Agreement. Further, Venus must retain a reserve for the exercise of the 4,600,000 public warrants issued in its IPO into 2,300,000 ordinary shares and another 225,000 warrants held by its Sponsor exercisable into an additional 112,500 Venus ordinary shares. Therefore, in order to complete the Business Combination and to provide for additional Venus ordinary shares for potential future capital events such as an issuance of equity or an acquisition of additional business through the issuance of its equity securities, Venus will need to increase its authorized share capital.

Q:     Why Venus is proposing Articles Amendment Proposal?

A:     Venus is proposing the Articles Amendment Proposal to make our corporate existence perpetual as opposed to our current corporate existence terminating 12 months (or up to 21 months, if Venus extends the period of time to consummate a business combination) following the consummation of the IPO and removing various provisions applicable only to special purpose acquisition companies.

Q:     When and where is the Extraordinary General Meeting?

A:     The Extraordinary General Meeting will be held on [•], 2022 at 10:00 AM Eastern Time at Becker & Poliakoff LLP, at 45 Broadway, 17th Floor, New York, NY 10006.

Q:     Who may vote at the Extraordinary General Meeting?

A:     Only holders of record of Venus ordinary shares as of the close of business on [•] (the record date) may vote at the Extraordinary General Meeting. As of [•], there were 6,050,000 Venus ordinary shares issued and outstanding and entitled to vote. Please see the section titled “The Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Extraordinary General Meeting?

A:     Shareholders representing a majority of the shares of the shares issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. Venus ordinary shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors.

Q:     How will the initial shareholders vote?

A:     Venus’ initial shareholders, including the Sponsor, who as of the record date, owned 1,375,000 shares of Venus ordinary shares, or approximately 22.73% of the issued and outstanding Venus ordinary shares, have agreed to vote their respective shares acquired by them prior to the IPO in favor of the Business Combination Proposal and the other Proposals. The initial shareholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Proposals. As of [•] no such purchases have been made.

Our sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us at the time of consummation of our IPO, to vote any founder shares and private placement shares held by them and any public shares purchased during or after this offering in favor of our business combination. As a result, in addition to our shareholder’s founder shares, we would need only 1,575,001, or approximately 34.24%, of the 4,600,000 public shares sold in this offering to be voted in favor of a transaction (assuming all outstanding shares are voted in order to have our business combination approved (assuming the over-allotment option is exercised). Further, in connection with our IPO, we issued 75,000 ordinary shares to Ladenburg Thalmann & Co., Inc, our lead underwriter.

In light of the fact that the Sponsor and Ladenburg Thalmann & Co Inc., which own in the aggregate approximately 23.97% of Venus ordinary shares as of the record date have agreed to vote their shares in favor of the Business Combination Proposal, the percentage of remaining shares needed to vote for the business combination proposal if only a quorum of Venus’ shares are present is any number greater that 26.03%.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a Venus shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     Do I need to attend the Extraordinary General Meeting to vote my shares?

A:     No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary General Meeting to vote your Venus ordinary shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. Venus encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Venus ordinary shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Venus redeems your Venus ordinary shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the Venus ordinary shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Venus ordinary shares electing to exercise their redemption rights will not be entitled to receive such payments and their Venus ordinary shares will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [•] (two business days before the Extraordinary General Meeting), that Venus redeems your shares for cash, and (ii) submit your request in writing to Venus’ transfer agent, at the address listed at the end of this section and deliver your shares to Venus’ transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting. You are not required to vote for or against the Business Combination or any other Proposal in order to redeem your Venus ordinary shares.

Any corrected or changed written demand of redemption rights must be received by Venus’ transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Venus ordinary shares as of the record date. Any public shareholder who holds Venus ordinary shares on or before [•] (two (2) business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

E-mail: shay@vstocktransfer.com

Tel: (212) 828-8436

Facsimile: (646) 536-3179

Q:     How can I vote?

A:     If you were a holder of record of Venus ordinary shares on [•], the record date for the Extraordinary General Meeting, you may vote with respect to the Proposals in person at the Extraordinary General Meeting, or by submitting a proxy by mail so that it is received prior to [•], in accordance with the instructions provided to you under the section titled “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide you with voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. Under Nasdaq rules, your broker, bank or nominee cannot vote your Venus ordinary shares with respect to non-discretionary matters unless you provide them with instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Venus believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your Venus ordinary shares without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your Venus ordinary shares; this indication that a bank, broker or nominee is not voting your Venus ordinary shares is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your Venus ordinary shares only if you provide instructions on how to vote. You should instruct your broker to vote your Venus ordinary shares in accordance with directions you provide.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Venus will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting of Venus shareholders. Assuming that a quorum is present, attending the Extraordinary General Meeting either in person or by proxy and abstaining from voting will have the same effect as voting against the Business Combination Proposal and no effect on the other Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Q:     What happens if I sell my Venus ordinary shares before the Extraordinary General Meeting?

A:     The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Venus ordinary shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any New Venus ordinary shares following the consummation of the Business Combination because only Venus’ shareholders at the time of the consummation of the Business Combination will be entitled to receive New Venus ordinary shares in connection with the Business Combination.

If you are the purchaser of Venus ordinary shares after the record date, you must either (i) have a written agreement from the seller or transferor of the Venus ordinary shares whereby the seller/transferor agrees to vote the Venus ordinary shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the Venus ordinary shares held in record name of the seller/transferor.

Q.     What happens to my Venus Rights and Venus Warrants if I vote to redeem my Ordinary Shares?

A.     The Venus Units, Venus ordinary shares, Venus Rights and Venus Warrants are currently listed on the Nasdaq Capital Market under the symbols “VENA,” “VENAW”, “VENAR” and “VENAU,” respectively. The Units commenced trading on the Nasdaq Stock Market on February 8, 2021, and Venus announced that the holders of Units may elect to separately trade ordinary shares, Public Warrants and Public Right on February 11, 2021. The closing price of Venus’s Units, ordinary shares, Public Warrants and Public Rights on December 10, 2021, was $10.75, $10.04, $0.35 and $0.28, respectively.

Even if you elect to redeem your Ordinary Shares and the Business Combination is completed, you will still own the Venus Rights and Venus Warrants. Based on the closing price of Venus Warrants of $0.36 on Nasdaq as of December 10, 2021, the Venus Warrants of public shareholders, sponsor, officers and directors had an aggregate market value of approximately $1,610,000 assuming no redemptions by Venus shareholders and $78,750, assuming redemptions of 4,600,000 ordinary shares for cash ($46.5 million in the aggregate). The $46.5 million, or 4,600,000 ordinary shares, represents the maximum redemption amount. If the Business Combination with VIYI is not completed, and we cannot source and complete a substitute business combination within the time frame set forth in our constitutive documents, the Public Warrants and Rights will expire and will be worthless.

Q:     What happens to my Venus Rights if the Business Combination with VIYI is consummated?

A:     Each holder of a Venus Right will receive one-tenth (1/10) of a New Venus ordinary share upon consummation of our Business Combination with VIYI. As soon as practicable upon the consummation of our Business Combination, we will direct registered holders of the rights to return their rights to our rights agent, VStock Transfer LLC. Upon receipt of the rights, the rights agent will issue to the registered holder of such right(s) the number of full ordinary shares to which he, she or it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such Business Combination and have been informed by the rights agent that the process of exchanging their rights for ordinary shares should take no more than a matter of days. No fractional New Venus ordinary shares will be issued in connection with the conversion of the rights, and any fractional entitlement will be rounded down to the nearest whole ordinary share.

Q:     If I am a Venus warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:     Do I have appraisal rights if I object to the Business Combination?

A:     No. There are no appraisal rights available to holders of Venus ordinary shares in connection with the Business Combination under Cayman Islands law.

Q:     Do I have appraisal rights in connection with the Merger with VIYI?

A:     No. There are no appraisal rights available to holders of Venus ordinary shares in connection with the Business Combination with VIYI or any other proposal under Cayman Islands law.

Q:     Will I experience dilution as a result of the Business Combination?

A:     Prior to the Business Combination, Venus’ public shareholders, who hold shares issued in the IPO, own approximately 76.03% of Venus’ issued and outstanding ordinary shares. After giving effect to the Business Combination and (i) to the issuance of the 39,603,961 New Venus ordinary shares issued to the current VIYI shareholders; (ii) to the conversion of the Venus rights into 482,500 New Venus ordinary shares, (iii) assuming no exercise of the New Venus Warrants and (iv) not including the any Venus ordinary shares or other securities issued to certain investors pursuant to the Backstop Agreement, assuming no redemptions and maximum redemptions of Venus’ shares, Venus’ current public shareholders will own approximately 10.97% and 2.61% of the issued share capital of New Venus respectively.

After the Business Combination, assuming there are no redemptions of Venus’ shares and giving effect to (i) the issuance of the 39,603,961 Ordinary Shares in the Acquisition Merger, issued to the current VIYI shareholders; (ii) an aggregate of 482,500 shares are issued upon conversion of the Venus Rights, including private rights; (iii) an aggregate of 2,412,500 shares are issued upon conversion of the Venus Warrants, including private warrants; (iv) not including an aggregate of up to 1,485,149 Venus ordinary shares which may be issued to the Backstop Investor pursuant to the Backstop Agreement; and (v) an aggregate of 75,000 Ordinary shares are issued to Ladenburg as underwriter in our IPO, Venus’ current public shareholders will own approximately 15.16% of the issued share capital of Venus, Venus’ current directors, officers and affiliates will own approximately 3.11% of the issued share capital of Venus, and VIYI shareholders will own approximately 81.58% of the issued share capital of New Venus.

Assuming the maximum number of Venus’ shareholders elect to redeem their ordinary shares (an aggregate of 4,600,000 ordinary shares) the Venus’ public shareholders who hold shares issued in the IPO will own approximately 6.28% of Venus’ issued and outstanding shares of ordinary shares after giving effect to (i) the issuance of the 39,603,961 Ordinary Shares in the Acquisition Merger, issued to the current VIYI shareholders and (ii) an aggregate of 482,500 shares are issued upon conversion of the Venus Rights, including private rights; (iii) an aggregate of 2,412,500 shares are issued upon conversion of the Venus Warrants, including private warrants; (iv) not including an aggregate of up to 1,485,149 Venus ordinary shares which may be issued to the Backstop Investor pursuant to the Backstop Agreement; and (v) an aggregate of 75,000 Ordinary Shares issued to Ladenburg Thalmann as underwriter in our IPO. VIYI shareholders will own approximately 90.11% of the issued share capital of New Venus.

Q:     Are VIYI’s shareholders required to approve the Business Combination?

A:     Yes. VIYI’s shareholders’ approval of the Merger Agreement and the Plan of Merger is required to consummate the Business Combination. However, VIYI’s shareholders have approved the Merger Agreement and Plan of Merger and have executed a Transaction Support Agreement which the VIYI Shareholders agreed, among other things, (i) not to redeem any of Venus ordinary shares which may be owned by them which may be acquired prior to the closing of the Business Combination; (ii) to vote at any meeting of the shareholders of Venus and VIYI all such Venus ordinary shares or VIYI ordinary shares, as the case may be, in favor of the Merger and the transactions contemplated by the Merger Agreement and in favor of the other proposals contained in the Venus Proxy/Registration Statement; (iii) to be bound by certain other covenants and agreements related to the Business Combination, and (iv) to be bound by certain transfer restrictions with respect to such VIYI ordinary shares prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Transaction Support Agreement.

Q:     Is the consummation of the Business Combination subject to any conditions?

A:     Yes. The obligations of each of Venus, VIYI, Venus Merger Sub, and WiMi to consummate the Business Combination are subject to conditions, as more fully described in the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting in person and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation stating that you would like to revoke your proxy that Venus’ proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your Venus ordinary shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our transfer agent VStock, at 18 Lafayette Place Woodmere, New York 11598, or our proxy solicitor Advantage Proxy, Inc, at PO Box 13581 Des Moines, WA 98198 or by email at ksmith@advantageproxy.com.

Q:     Should I send in my share certificates now?

A:     Yes. Venus’ shareholders who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Extraordinary General Meeting. Please see the section titled “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite shareholder approvals are received, Venus expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting, but only after the registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands with respect to Business Combination. Under the terms of the Merger Agreement, the Business Combination may be terminated by either party if closing has not been completed by June 30, 2022. The parties may elect to extend such time frame. If Venus anticipates that it may not be able to consummate its business combination on or before February 11, 2022 (within 12 months from the closing of the IPO), Venus may, but is not obligated to, extend the period of time to consummate a business combination by up to nine times, each by an additional one month (for a total of up to 21 months to complete a business combination). Pursuant to the terms of Venus’ memorandum and articles of association and the trust agreement entered into between Venus and the transfer agent, in order to extend the time available for Venus to consummate its initial business combination, Venus’ insiders or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $153,333 on or prior to the date of the applicable deadline.

Q:     Who will manage New Venus?

A:     Mr. Jie Zhao, who currently serves as Chairman of the board of directors of VIYI, Mr. Chengwei Yi, who currently serves as Chief Executive Officer of VIYI, and Mr. Li He, who currently serves as the Chief Financial Officer of VIYI, will serve in those respective roles as Chairman of the board of directors, Chief Executive Office and Chief Financial Officer respectively at Venus following the consummation of the Business Combination. For more information on Venus’ current and anticipated management, see the section titled “Venus’ Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If the Business Combination is not consummated, Venus may seek another suitable business combination. If Venus does not consummate a business combination by the date that is 12 months from the closing of the IPO (or extended up to 21 months, as previously described), then pursuant to its Memorandum and Articles of Association, Venus will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Venus’ remaining shareholders and Board of Directors, liquidate and dissolve, subject in each case to Venus’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:     What happens to the funds deposited in the trust account following the Business Combination?

A:     Following the closing of the Business Combination, holders of Venus ordinary shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to Venus and utilized to fund working capital needs of Venus. As of December 13, 2021, there was approximately $46,468,775 in Venus’ trust account. Venus estimates that approximately $10.10 per issued and outstanding share issued in Venus’ IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the trust account after such uses will be used for future working capital and other corporate purposes of Venus.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its Venus ordinary shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Venus ordinary shares under Section 302 of the Internal Revenue Code (the “Code”). If the redemption qualifies as a sale or exchange of the Venus ordinary shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Venus ordinary shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Venus ordinary shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

Q:     Will holders of Venus’ ordinary shares, Rights or Warrants be subject to U.S. federal income tax on the Venus ordinary shares received in the Business Combination?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination,” there will be no taxable event to the pre-Business Combination holders of Venus securities.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Venus’ proxy solicitor, Advantage Proxy, Inc, toll-free at +1 (877) 870-8565 or by email at ksmith@advantageproxy.com.

You may also obtain additional information about Venus from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

DELIVERY OF DOCUMENTS TO VENUS’ SHAREHOLDERS

Pursuant to the rules of the SEC, Venus and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Venus has received contrary instructions from one or more of such shareholders. Upon written or oral request, Venus will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that Venus delivers single copies of this proxy statement/prospectus in the future. Shareholders may notify Venus of their requests by contacting:

Venus’ proxy solicitor:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

or

Venus Acquisition Corporation

477 Madison Avenue, 6th Floor

New York,

New York 10022

(917) 267-4568

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, you are encouraged to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A and the Venus’ Memorandum and Articles of Association attached as Annex B. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Venus’ shareholders.

The Parties to the Business Combination

Venus Acquisition Corporation

Venus is a blank check company incorporated in the Cayman Islands which was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Although Venus’ efforts in identifying prospective target businesses will not be limited to a particular geographic region, it intends to focus on businesses that have a connection to the Asian market. Venus believes that it will add value to these businesses primarily by providing them with access to the U.S. capital markets.

Venus has 12 months from the date of Venus’ IPO (February 11, 2021) to consummate a prospective business combination. However, if Venus anticipates that it may not be able to consummate a business combination within 12 months, it may, by resolution of its board of directors extend the period of time to consummate a business combination up to nine times, each by an additional one month (for a total of up to 21 months to complete a business combination). In the event Venus does not consummate a business combination within 12 months from the closing of its IPO (or up to 21 months as previously described), it will cease operations and liquidate the trust account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve.

On February 11, 2021, Venus consummated the IPO of 4,000,000 units, at $10.00 per unit. In addition, Venus’ underwriters exercised in full the over-allotment option for an additional 600,000 units on the same date, resulting in the issuance and sale of an aggregate of 4,600,000 units, generating gross proceeds of $46,000,000. In addition, Venus sold to Ladenburg Thalmann & Co., Inc. a total of 75,000 Venus ordinary shares for $75.

Simultaneously with the closing of the IPO, Venus consummated a private placement with its Sponsor, Yolanda Management Corporation, for the purchase of 225,000 Units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $2,250,000. The Sponsor has also previously loaned Venus the sum of $289,000, which loan was payable upon the earlier of completion of the IPO or December 31, 2021. In connection with the completion of the IPO, the Sponsor instructed Venus to offset payment of the note with a corresponding portion of the subscription price for the Private Unit purchase.

After deducting the underwriting discounts, the pre-IPO Sponsor loan, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $46,460,000 was deposited into a trust account established for the benefit of Venus’ public shareholders with Wilmington Trust, National Association acting as trustee, at an account at Morgan Stanley, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of [•], 2021, Venus has approximately $[•] of unused net proceeds that were not deposited into the trust account to pay future general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 13, 2021, there was $46,468,775 held in the trust account (including $8775 of accrued interest which Venus can withdraw to pay taxes).

Venus’ units, ordinary shares, warrants and rights are each quoted on the Nasdaq Capital Market, under the symbols “VENAU,” “VENA,” “VENAW” and “VENAR,” respectively. Each Venus Unit consists of one share of ordinary share, one warrant entitling its holder to purchase one-half of one share of ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one share of ordinary share upon the consummation of the Business Combination. Venus’ units commenced trading on the Nasdaq Capital Market on February 11, 2021. Venus’ ordinary share, public rights and public warrants commenced trading on the Nasdaq Capital Market on April 9, 2021.

Since completing its initial public offering, Venus has been dedicating its management’s time and efforts to sourcing a target business. Venus has until February 11, 2022 to consummate a business combination. However, if Venus anticipates that it may not be able to consummate a business combination within 12 months, Venus may extend the period of time to consummate a business combination up to nine times, each by an additional month (for a total of 21 months to complete a business combination (the “combination period”). In order to extend the time available for Venus to consummate a business combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $153,333 (approximately $0.033 per public Ordinary Share), up to an aggregate of $1,380,000, or $0.30 per public ordinary share, on or prior to the date of the applicable deadline, for each one-month extension. Any funds which may be provided to extend the time frame will be in the form of a loan to us from our Sponsor. The terms of any such loan have not been definitely negotiated, provided, however, any loan will be interest free and will be repayable only if Venus completes a business combination. If Venus is unable to complete a business combination within the combination period, Venus will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public Venus ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Venus’ board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of Venus, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event Venus does not complete a business combination within the combination period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public Venus ordinary shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial public offering price per unit ($10.00).

VIYI Algorithm Inc.

VIYI is not an operating company in the PRC but a Cayman Islands holding company with its operations conducted through its subsidiaries in the PRC and through contractual arrangements with the VIE, Shenzhen Yitian, which is incorporated in the PRC. As a holding company with no material operations of its own, VIYI conducts substantially all of its operations through its subsidiaries and Shenzhen Yitian, a VIE. VIYI controls and receives the economic benefits of Shenzhen Yitian’s business operations through certain contractual arrangements and VIYI is deemed primary beneficiary of Shenzhen Yitian for accounting purpose under U.S. GAAP. VIYI’s ordinary shares do not represent any equity interests in Shenzhen Yitian, from which VIYI derives substantially all of its economic benefits.

VIYI is dedicated to the development and application of bespoke central processing algorithms. VIYI provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI’s services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI’s ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for VIYI’s long-term development.

Currently, VIYI is focused on developing and delivering central processing algorithm solutions to customers engaged in internet advertisement and gaming, and intelligent chips. Moreover, VIYI’s customer base is rapidly growing due to a general demand for more efficient data processing in various industries driven by the growing internet population and prevalence of AI. According to the CIC Report, revenue of central processing algorithm services derived from internet advertisement and online gaming alone grew from RMB 2.2 billion in 2016 to RMB 6.9 billion in 2020, representing a CAGR of 32.7%. This market is expected to maintain a rapid growth trend, expanding at a CAGR of 15% during the period from 2020 to 2025.

In the mid-to-long term, VIYI will continue to adhere to its strategic mindset. By improving upon each iteration of VIYI’s one-stop intelligent data management solutions made possible by its proprietary central processing algorithm services, VIYI can help customers to enhance their service efficiency and make model innovations in business, and actively enhance the industry value of the central processing algorithm services in the general field of data intelligent processing industry.

On September 24, 2020, VIYI was incorporated under the laws of the Cayman Islands under the name of VIYI Technology Inc. On March 19, 2021, VIYI technology was renamed as VIYI Algorithm Inc. VIYI’s principal executive offices are located at Unit 507, Building C, Taoyuan Street, Long Jing High and New Technology Jingu Pioneer Park, Nanshan District, Shenzhen, 518052, People’s Republic of China. VIYI’s telephone number at this address is +86 (0755) 8654 9023. VIYI’s registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, VIYI will become a wholly owned subsidiary of Venus.

WiMi held 73% of VIYI’s issued and outstanding shares prior to the consummation of the Business Combination. WiMi was incorporated as an exempted company in the Cayman Islands on August 16, 2018. The ADSs of WiMi are listed on the Nasdaq Global Market under the symbol “WIMI”.

The following diagram illustrates VIYI’s corporate structure as of September 30, 2021, without giving effect to the Business Combination.

Guosheng Holding Limited (BVI)
MIDI CAPITAL MARKETS, LLC (BVI)
WiMi Hololgram Cloud Inc. (BVI)
Universal Winnings Holdings Limited (BVI)
Milestone Investment Limited (BVI)
10%
10%
73%
3.5%
3.5%
VIYI Algorithm Inc. (Cayman Company)
100%
VIYI Technology Limited (HK Company)
100%
FE-DA ELECTRONICS COMPANY PRIVATE LIMITED (SG Company)
100%
Wisdom Lab Inc. (Cayman Company)
100%
Excel Crest Limited (HK Company)
Viwo Technology Limited (HK Company)
55%
Offshore
Onshore
100%
Shenzhen Yitian Internet Technology Co., Ltd
VIE contractual control
Shenzhen Weiyixin Technology Co., Ltd (WFOE)
100%
Shenzhen Viwotong Technology Co., Ltd.
100%
Shenzhen Qianhai Wangxin Technology Co., Ltd.
58%
Shanghai Weimu Technology Co., Ltd.
100%
Weidong Technology Co., Ltd.
100%
99%
60%
Shenzhen Yiyou Online Technology Co., Ltd.
1%
Shanghai Guoyu Information Technology Co., Ltd.
Tianjin Weidong Technology Co., Ltd
100%
Wuhan 233 Interactive Entertainment Technology Co., Ltd
100%
100%
100%
Kashi Guoyu Information Technology Co., Ltd.
Korgas Weidong Technology Co., Ltd
Korgas 233 Technology Co., Ltd.

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, the VIE operates its value-added telecommunications services business (including the provision of internet content) and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Shenzhen Yitian (from December 24, 2020) is controlled through contractual agreements in lieu of direct equity ownership by VIYI’s WFOE or any of its subsidiaries.

Description of the VIE Contractual Agreements

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable consent letters (collectively the “Contractual Arrangements”, which were signed on December 24, 2020). The significant terms of the Contractual Agreements are described below.

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020, Shenzhen Weiyixin has the exclusive right to provide to Shenzhen Yitian technical support, consulting services and other services related to, among other things, use of software, operation maintenance, technical support, and management and marketing consulting. Shenzhen Weiyixin has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shenzhen Yitian agrees to pay Shenzhen Weiyixin service fee at an amount equal to Shenzhen Yitian’s consolidated gross profits after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by Shenzhen Weiyixin.

Exclusive Option Agreement

Pursuant to the exclusive option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Shenzhen Yitian and each of its shareholders undertake that, without the prior written consent of Shenzhen Weiyixin, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective unless terminated in the event that the entire equity interests held by registered shareholders in Shenzhen Yitian have been transferred to Shenzhen Weiyixin and/or any other person designated by Shenzhen Weiyixin. Any transfer of equity interests pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholders of Shenzhen Yitian pledged all of their equity interests in Shenzhen Yitian to Shenzhen Weiyixin to guarantee their and Shenzhen Yitian’s obligations under the contractual arrangements including the exclusive business corporation agreement, the exclusive option agreement, the loan agreement, the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations of Shenzhen Yitian or its shareholders. The shareholders of Shenzhen Yitian agree that, without Shenzhen Weiyixin’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The pledge under the equity interest pledge agreement shall take effect upon the completion of registration with the relevant administration for industry and commerce, which was completed as of January 29, 2021, and shall remain valid until the earlier of (1) the completion of all contractual obligations and the repayment of all secured debts, or (2) the time when the pledgee and/or the appointed person(s) have decided, subject to the PRC laws, to purchase the entire equity interests hold by the pledgor in Shenzhen Yitian, and such equity interests of Shenzhen Yitian have been transferred to the pledgee and/or the appointed person(s) in accordance with the law such that the pledgee and/or the appointed person(s) may lawfully engage in the business of Shenzhen Yitian.

Loan Agreement

Pursuant to the loan agreement dated December 24, 2020, Shenzhen Weiyixin agreed to provide loans to the registered shareholders of Shenzhen Yitian, to be used exclusively as investment in Shenzhen Yitian. The loan must not be used for any other purposes without the relevant lender’s prior written consent. The term of the loan agreement commences from the date of the agreement and ends on the date the lender exercises its exclusive option under the relevant exclusive option agreement, or when certain defined termination events occur, such as if the lender sends a written notice demanding repayment to the borrower, or upon the default of the borrower, whichever is earlier. After the lender exercises its exclusive option, the borrower may repay the loan by transferring all of its equity interest in Shenzhen Yitian to the lender, or a person or entity nominated by the lender, and use the proceeds of such transfer as repayment of the loan. If the proceeds of such transfer are equal to or less than the principal of the loan under the loan agreement, the loan is considered interest-free. If the proceeds of such transfer are higher than the principal of the loan under the loan agreement, any surplus is considered interest for the loan.

Power of Attorney

Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each shareholder of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to act on such shareholders’ behalf with respect to all matters concerning such shareholding, including, without limitation, the power to convene, participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Shenzhen Yitian, and other shareholders’ rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity pledge agreement, the exclusive option agreement, and the power of attorney. Each of their spouses agreed not to raise any claim with respect to the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Shenzhen Weiyixin effective control of Shenzhen Yitian and enable Shenzhen Weiyixin to receive all of their expected residual returns, VIYI accounts for Shenzhen Yitian as a VIE and VIYI is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. Accordingly, under U.S. GAAP, the financial results of the VIE are consolidated in VIYI’s financial statements on December 24, 2020. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of VIYI.

The information contained on, or accessible through, VIYI’s website is not incorporated by reference into this proxy statement, and you should not consider any information contained on, or that can be accessed through, VIYI’s website as part of this proxy statement or in deciding how to vote your shares. For more information on VIYI, please see the sections entitled “Business of VIYI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI.”

Risks Associated with VIYI’s Corporate Structure and VIE Agreements

The VIE Agreements are less effective than direct ownership and VIYI may incur substantial costs to enforce the VIE Agreements. For example, the VIE and its shareholders could breach the VIE Agreements by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to VIYI’s interests. If VIYI had direct ownership of the VIE, VIYI would be able to exercise its rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the VIE Agreements, VIYI relies on the performance of the VIE and its shareholders of their obligations under the contracts to exercise control over the VIE. The shareholders of the VIE may not act in the best interests of VIYI or may not perform their obligations under these contracts. In addition, failure of the VIE shareholders to perform certain obligations could compel the VIE to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief and claiming damages, which may not be effective.

The VIE Agreements are governed by the PRC laws and regulations and provide for the resolution of disputes through arbitration in the PRC. VIYI is subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to, the validity and enforcement of the VIE Agreements and regulatory review of overseas listing of PRC companies through a special purpose vehicle. In the event VIYI is unable to enforce the VIE Agreements, VIYI may not be able to exert effective control over the VIE and its subsidiaries and VIYI may be precluded from operating its business, which would have a material adverse effect on VIYI’s financial condition and results of operations. See “Risk Factors — Risk Factors Relating to Doing Business in China.”

VIYI is also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in VIYI’s operations and the value of its ordinary shares may depreciate significantly or become worthless. VIYI may also be subject to sanctions imposed by PRC regulatory agencies, including the CSRC, if VIYI fails to comply with their rules and regulations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce the judgments of U.S. courts against VIYI, its founders and owners, or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the uncertainties of the VIE arrangements, see “Risk Factors — Risk Factors Relating to VIYI’s Corporate Structure.”

Effect of the Completion of the Business Combination Upon Our Corporate Ownership Structure

Assuming the Business Combination with VIYI is consummated, the corporate structure described above, including ownership and control of our VIE entities will remain the same. However, VIYI will be owned by Venus, which in turn will be owned by its shareholders, including the shareholders of VIYI receiving the shares in the Merger, the IPO investors and our Sponsor.

The following diagrams and table illustrate the ownership structure of Venus immediately following the Business Combination. The ownership percentages set forth below do not take into account the PIPE Shares issued to certain investors at the closing pursuant to the Backstop Agreement or the exercise of any issued and outstanding Venus Warrants into New Venus ordinary shares. Pursuant to the Backstop Agreement, the Buyer agrees that after SPAC files a proxy statement and/or registration statement relating to the transactions contemplated by the Acquisition Agreement, the buyer will backstop SPAC Share Redemptions, together with any Purchase Amount, for an amount up to US$15 million, which has not been entered into yet. None of the parties in the chart below purchase Venus ordinary shares in the open market; and other than the conversion of outstanding Venus rights into 482,500 New Venus ordinary shares, there are no other issuances of equity by Venus prior to or in connection with the consummation of the Business Combination.

The diagrams below depict a simplified version of New Venus’ organizational structure immediately following the completion of the Business Combination under two scenarios.

Scenario 1 Combined (Assuming No Redemptions Into Cash):

Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)

The equity interests shown in the table below were calculated based on the assumptions that (i) no Venus shareholder exercises its redemption, and (ii) Maximum Venus shareholder properly exercises its redemption, or 4,600,000 ordinary shares.

	Assuming No Redemption	Assuming Maximum Redemption
Venus’ public shareholders	10.97%	1.11%
Venus’ initial shareholders	3.03%	3.36%
VIYI shareholders	85.84%	95.35%

Transfer of cash within VIYI’s organization

For the year ended December 31, 2019, VIYI operates in one segment, central processing algorithm, or CPA, which is mainly operated by the VIE, Shenzhen Yitian and its subsidiaries. Therefore, the VIE has its own operating cashflow. There were no transfers between VIYI, the holding company, its subsidiary and Shenzhen Yitian, the VIE.

Starting from September 2020, VIYI began operating in two segments, CPA and intelligent chips and software services (which are mainly operated by VIYI and its subsidiary in Singapore). For intelligent chips and software services segment, which is mainly operated by VIYI holding and Subsidiary in Singapore, Fe-da Electronics. Both VIYI and Fe-da Electronics has its own operating cashflow from operation of the segment. VIYI and Fe-da Electronics had intercompany transfers in cash of approximately RMB 0 and RMB 7.8 million for the year ended December 31, 2019 and 2020 respectively and RMB 0 for the nine months ended September 30, 2021. The CPA segment is mainly operated by the VIE, Shenzhen Yitian and other subsidiaries in the PRC, each entity has its own operating cashflow. There was approximately RMB 160 million of cash transfers from the VIE to the PRC subsidiary for the year ended December 31, 2020. There was no other cash transfer between VIYI and its subsidiaries or VIE.

Under VIYI’s current corporate structure, VIYI may transfer funds to its subsidiaries via capital contributions or shareholder loans; and subsidiaries may transfer funds to VIYI via dividends or distributions. The VIE, Shenzhen Yitian, may pay Shenzhen Weiyixin, its WFOE, service fees based on the operating profit generated by Shenzhen Yitian, and Shenzhen Weiyixin may offer Shenzhen Yitian financial support. VIYI may rely on dividend payments from its PRC subsidiaries to fund any cash and financing requirements VIYI may have VIYI has no present plans to distribute earnings or settle amounts owed under the VIE agreements which it plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. No dividends or distributions have been declared to paid to VIYI from subsidiaries or the VIE and no dividends or distributions were made to any U.S. investors.

Effects of PRC foreign exchange regulations on VIYI’s ability to transfer assets within VIYI’s organization

Current foreign exchange and other regulations in the PRC may restrict VIYI’s PRC subsidiaries and VIE in their ability to transfer their net assets to VIYI and its subsidiaries in Singapore and Hong Kong and to New Venus following the Business Combination and completion of the Merger. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under VIYI’s current corporate structure, VIYI’s Cayman Islands holding company may rely on dividend payments from VIYI’s PRC subsidiaries to fund any cash and financing requirements VIYI may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of VIYI’s PRC subsidiaries in China may be used to pay dividends to VIYI. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, VIYI needs to obtain SAFE approval to use cash generated from the operations of VIYI’s PRC subsidiaries VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of VIYI’s shareholders regulated by such policies fail to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents VIYI from obtaining sufficient foreign currencies to satisfy VIYI’s foreign currency demands, VIYI may not be able to pay dividends in foreign currencies to its shareholders. For more information on the effect of PRC foreign exchange regulations affecting the transfer of assets between VIYI and the VIE, Shenzhen Yitian, please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI — Liquidity and Capital Resources.”

Venus Merger Sub

Venus Merger Sub was incorporated on May 25, 2021 under the laws of Cayman Islands for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed into, VIYI pursuant to the Business Combination.

The Business Combination and the Merger Agreement

The Merger Agreement was entered into by and among Venus, Venus Merger Sub, VIYI and WiMi on June 10, 2021. Pursuant to the terms of the Merger Agreement, the Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned subsidiary of Venus. Venus shall continue to be publicly listed and will change its name to “MicroAlgo Inc.” immediately after the consummation of the Business Combination. New Venus refers to Venus immediately following the consummation of the Business Combination.

The aggregate consideration for the Business Combination is $400,000,000, payable in the form of approximately 39,603,961 newly issued Venus ordinary shares to VIYI shareholders. At the closing of the Business Combination, the issued and outstanding shares and all other equity interests in VIYI held by VIYI shareholders will be cancelled and ceased to exist, in exchange for the issuance of an aggregate of approximately 39,603,961 Venus ordinary shares, among which approximately 792,079 Venus ordinary shares to be issued to WiMi will be held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement.

For more information about the Business Combination, please see the sections titled “Business Combination Proposal.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Post-Business Combination Structure and Impact on the Public Float

The following table illustrates the ownership structure of Venus immediately following the Business Combination. The equity interests shown in the table below were calculated based on the assumptions that (i) no Venus shareholder exercises its redemption, (ii) none of the parties in the chart below purchase Venus ordinary shares in the open market; and (iii) other than the conversion of outstanding Venus rights into 482,500 New Venus ordinary shares, there are no other issuances of equity by Venus prior to or in connection with the consummation of the Business Combination. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account the PIPE Shares issued to certain investors at the closing pursuant to the Backstop Agreement or the exercise of any issued and outstanding Venus Warrants into New Venus ordinary shares.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Venus public shares	4,600,000	—
Venus shares converted from rights	482,500	482,500
Venus Sponsor shares	1,375,000	1,375,000
Venus shares issued to underwriter	75,000	75,000
Venus shares issued in the Business Combination	39,603,961	39,603,961
Weighted average shares outstanding	46,136,461	41,536,461
Percent of shares owned by VIYI shareholders(1)	85.8%	95.3%
Percent of shares owned by underwriter	0.2%	0.2%
Percent of shares owned by Venus initial and public shareholders	14.0%	4.5%

____________

(1)      Assuming no redemptions into cash, WiMi will beneficially own 63.32% of New Venus’ ordinary shares after the consummation of the Business Combination and completion of this offering by way of its ownership of VIYI ordinary shares.

Of the total 39,603,961 ordinary shares issued in the merger to the VIYI shareholders, 2,500,000 ordinary shares will be freely tradeable under the Securities Act of 1933, as amended and free of any lockup restrictions. These 2,500,000 ordinary shares will be included in the determination of the public float for compliance with Nasdaq listing purposes. Additionally, any ordinary shares which might be purchased by the Backstop Provider in open market transactions from non-affiliates would also be included in determining the public float for compliance with the Nasdaq listing purposes.

Domestic Issuer Status

After the consummation of the Business Combination and the completion of this offering, New Venus will remain a domestic filer until June 30, 2022, on which date it will reassess whether New Venus qualifies as a “foreign private issuer”. New Venus may qualify as a “foreign private issuer” on June 30, 2022, after which New Venus will become exempt from certain rules under the Exchange Act that would otherwise apply if New Venus was a domestic issuer. For example, as a “foreign private issuer”, New Venus:

•        will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as domestic issuers with securities registered under the Exchange Act. For example, New Venus will only be required to furnish current reports on Form 6-K any information that New Venus (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange or (c) otherwise distributes or is required to distribute to its shareholders. In addition, New Venus will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a “foreign private issuer”, New Venus will be required to file an annual report on Form 20-F within four months after its fiscal year end;

•        will not be required to provide the same level of disclosure on certain issues, such as executive compensation or be required to conduct advisory votes on executive compensation;

•        will be exempt from filing quarterly reports under the Exchange Act with the SEC;

•        will not be subject to the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

•        will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

If the actual facts are different from these assumptions, the percentage ownership retained by Venus’ public shareholders following the Business Combination will be different. The public warrants and private placement warrants will become exercisable upon the completion of the Business Combination and will expire five (5) years after the completion of the Business Combination or earlier upon redemption or liquidation.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the board of directors of Venus will consist of five members, four of whom will be nominated by VIYI. In order to continue to satisfy the Nasdaq Capital Market listing standards, at least three of the members of the board of directors will be independent in accordance with Nasdaq listing rules. Additionally, at least one member must be designated and qualify as a “financial expert” under Securities and exchange Commission rules and regulations. See section titled “Venus’ Directors and Executive Officers after the Business Combination” for additional information.

Other Documents Relating to the Business Combination

Backstop Agreement

In connection with the transactions, and as of January 24, 2022, Venus and WiMi (the Backstop Investor) have entered into a backstop agreement (the “Backstop Agreement”), pursuant to which, the Backstop Investor will agree to invest up to $15 million funds through (i) acquiring Venus ordinary shares in open market or in private transactions prior to the closing of the Business Combination at the then prevailing market price of the shares, or (ii) acquiring Venus ordinary shares concurrently with the closing of the Business Combination at a price per share of no greater than the redemption price per share plus $0.05 (the “PIPE Shares”).

The Backstop Investor is a public company and is not affiliated with any of the officers or directors of Venus. The officers and directors of Venus have not committed to purchasing any of our Ordinary Shares or other securities and are not parties to the Backstop Agreement.

Registration Rights Agreement

In connection with the transactions, Venus, VIYI shareholders and the Backstop Investor have entered into a registration rights agreement as of June 10, 2021, to provide for the resale registration with respect to the shares issued to VIYI shareholders in connection with the Business Combination and the PIPE Shares potentially issued to by the Backstop Investor. Pursuant to this agreement, we have agreed that upon demand New Venus will file up to three registration statements under the Securities Act of 1933, as amended, to provide for the resale of the Merger Shares and the PIPE shares and to also include these securities in future registration statement filed by New Venus.

Transaction Support Agreement

In connection with the transactions, Venus and each VIYI shareholder have entered into a Company Transaction Support Agreement as of June 10, 2021, pursuant to which VIYI shareholders agreed, among other things, (i) not to redeem any of Venus ordinary shares which may be owned by them which may be acquired prior to the closing of the Business Combination; (ii) to vote at any meeting of shareholders of Venus and VIYI all such Venus ordinary shares or VIYI ordinary shares, as the case may be, in favor of the Business Combination and the transactions contemplated by the Merger Agreement and in favor of the other proposals contained in Venus’ proxy/registration statement; (iii) to be bound by certain other covenants and agreements related to the Business Combination, and (iv) to be bound by certain transfer restrictions with respect to such VIYI ordinary shares prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement.

Escrow Agreement

In connection with the transactions, Venus, WiMi and an escrow agent will enter into an Escrow Agreement pursuant to which approximately 792,079 Venus ordinary shares to be issued by Venus to WiMi will be held in escrow to secure the indemnification obligations as contemplated by the Merger Agreement. The form of Escrow Agreement shall be in the customary form used by such escrow agent for similar transactions consistent with the terms of the Merger Agreement.

Lock-up Agreements

In connection with the transactions, Venus will enter into a Lock-Up Agreement (the form of which is attached as Exhibit B to the Merger Agreement) with each VIYI shareholder and Venus’ Sponsor, Yolanda Management Corporation, with respect to certain lock-up arrangements, which will provide that such VIYI shareholder and Venus’ Sponsor will not, within a certain period of time from the closing of the Business Combination, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, subject to express carve-outs therein, any of the shares issued in connection with the Business Combination, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

The Lock-up Agreement provides that except for an aggregate of 2,500,000 Venus ordinary shares received by certain VIYI shareholders, all shares held by the parties to the lock-up agreements will be subject to restrictions of sale, transfer or assignment as follows: (A) 50% of the shares until the earlier of (i) six (6) months after the date of the consummation of the Merger or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Merger, and (B) the remaining 50% of the shares may not be transferred, assigned or sold until six months after the date of the consummation of the Merger.

Non-competition and Non-solicitation Agreements

In connection with the transactions, Venus and VIYI will enter into a Non-competition and Non-solicitation Agreement (the form of which is attached as Exhibit E to the Merger Agreement) with each VIYI shareholder in favor of Venus and VIYI. Pursuant to these agreements, the VIYI shareholders shall agree not to compete with VIYI’s business, nor support any affiliate in competing with VIYI’s business during the two years following the closing of the Merger. Additionally, none of such persons will encourage, induce or solicit any employee, director or officer of VIYI to leave VIYI.

Redemption Rights

Venus’ public shareholders will be provided with the opportunity to redeem all or a portion of their public shares upon the completion of a business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares. As of June 10, 2021, this would have amounted to approximately $10.10 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     hold public Venus ordinary shares or hold public Venus ordinary shares through Venus Units and you elect to separate your Venus Units into the underlying public Venus ordinary shares, public Venus Rights and public Venus Warrants prior to exercising your redemption rights with respect to the public Venus ordinary shares; and

(ii)    prior to [•], (a) submit a written request to the transfer agent that Venus redeems your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

Holders of outstanding Venus Units must separate the underlying Venus ordinary shares, Venus Warrants and Venus Rights prior to exercising redemption rights with respect to the Venus ordinary shares. If Venus Units are registered in a holder’s own name, the holder must deliver the certificate for its Venus Units to the transfer agent with written instructions to separate the Venus Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Venus ordinary shares from the Venus Units.

If a broker, dealer, commercial bank, trust company or other nominee holds Venus Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s Venus Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of Venus Units to be separated and the nominee holding such Venus Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Venus Units and a deposit of an equal number of Venus ordinary shares, Venus Warrants and Venus Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the Venus ordinary shares from the Venus Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their Venus ordinary shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

In seeking shareholder approval of the Business Combination, Venus’ Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the ordinary shares sold in Venus’ IPO, which Venus refers to as the “Excess Shares.” However, Venus would not be restricting shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

The Proposals

At the Extraordinary General Meeting, the Venus’ shareholders will be asked to vote on the following:

•        the Business Combination Proposal to approve the Business Combination;

•        the Director Election Proposal;

•        the Nasdaq Stock Issuance Proposal;

•        the Share Increase Proposal;

•        the Name Change Proposal;

•        the Articles Amendment Proposal; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Venus does not receive the requisite shareholder vote to approve the Business Combination.

Please see the sections titled “The Extraordinary General Meeting” on page [•] for more information on the foregoing Proposals.

Voting Securities, Record Date

As of [•], there were 6,050,000 shares of Venus ordinary shares issued and outstanding. Only Venus’ shareholders who hold shares of Venus ordinary shares of record as of the close of business on [•] (“Record Date”) are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. Approval of the Business Combination Proposal will require the affirmative vote of a majority of the votes cast by the holders of the issued Venus ordinary shares entitled to vote thereon which were present at the meeting to approve the Business Combination; provided, however, that if [•] or more of the ordinary shares purchased in the IPO demand redemption of their Venus ordinary shares, then the Business Combination may not be completed. Approval of the Share Increase Proposal, Directors Election Proposal, the Nasdaq Stock Issuance Proposal and Adjournment Proposal will require the affirmative vote of at least a majority of the votes cast by the holders of the issued Venus ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Approval of the Name Change Proposal, and the Articles Amendment Proposal will require the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued Venus ordinary shares of the Company present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (to be passed as special resolutions).

As of [•], the initial shareholders (our Sponsor) owned and were entitled to vote 1,375,000 shares of Venus ordinary shares, or approximately 22.73% of Venus’ issued and outstanding shares. With respect to the Business Combination, the initial shareholders which own approximately [•]% of Venus’ outstanding shares as of the Record Date, have agreed to vote its Venus ordinary shares in favor of Business Combination Proposal although there is no agreement in place with respect to voting on the other Proposals.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Venus will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of VIYI expecting to have a majority of the voting power of the post-combination company, VIYI’s senior management comprising all of the senior management of New Venus, the relative size of VIYI compared to Venus, and VIYI’s operations comprising the ongoing operations of New Venus. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of VIYI’s issuing shares for the net assets of Venus, accompanied by a recapitalization. The net assets of Venus will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of VIYI.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger. We are not presently required to obtain any license or regulatory approval from any PRC based authorities to complete the Business Combination.

In the opinion of VIYI’s PRC counsel, Guangdong zhuone law firm, a copy of which is field as an exhibit to this proxy/registration statement, VIYI’s PRC subsidiaries and the VIE (including the VIE’s subsidiary) are in possession of the requisite licenses and permits from the PRC government authorities that are material to the business operations of VIYI and the VIE in the PRC, including the requisite PRC licenses for engaging in value-added telecommunications business and network culture activity. However, VIYI, its PRC subsidiaries, and the VIE are subject to the risks of uncertainty about any future actions of the PRC government which may result in a material change in VIYI’s operations, including but not limited to the ability of VIYI to carry on its current business through the VIE, Shenzhen Yitian or accept foreign investments. With respect to VIYI’s PRC subsidiaries, which are considered foreign invested enterprises, VIYI cautions investors that these PRC subsidiaries are extensively regulated and subject to numerous restrictions. In light of these regulations, VIYI elected to conduct certain business activities through the VIE and the VIE’s subsidiary, such as to operate and conduct certain businesses in China as a value-added telecommunication service provider. In this regard, the VIE and its subsidiary are required to receive, and have received as of the date of this prospectus/proxy statement the Internet Content Provider (“ICP”) license and other relevant licenses and permissions. For a description of the licenses and approvals that VIYI’s WFOE and the VIE are required to obtain for the operations of VIYI and the VIE in China as of the date of this prospectus, see “Regulations Applicable to VIYI.”

PRC counsel has further advised that permits, licenses, or operations of some of VIYI’s subsidiaries and the VIEs may be subject to challenges from the PRC authorities. VIYI may not be able to timely obtain or maintain all the required licenses or approvals, permits, or to complete filing, registrations or other formalities necessary for VIYI’s present or future operations, and VIYI may not be able to renew certain permits or licenses or renew certain filing, registration or other formalities. For risks relating to licenses and approvals required for the operations of VIYI and the VIEs in China, see “Risk Factors — Risk Factors Relating to VIYI’s Business and Industry — VIYI may be materially and adversely affected by the complexity, uncertainties and changes in PRC regulation of the Internet industry and companies.”

According to the opinion provided by Guangdong zhuone law firm, VIYI is currently not required to obtain permissions from any of the PRC authorities to operate and issue VIYI’s ordinary shares to foreign investors. In addition, VIYI, VIYI’s subsidiaries, or the VIE are not required to obtain permission or approval from the PRC authorities including the CSRC, Cyberspace Administration of China (“CAC”), or other Chinese authorities for the VIE’s operation, nor has VIYI, VIYI’s subsidiaries, or the VIE applied for or received any denial for the VIE’s operation. However, there are substantial uncertainties regarding the interpretation and application of the current and future PRC laws and regulations, and VIYI cannot assure you that the regulators in the PRC will not adopt new laws, regulations and rules or detailed implementations and interpretations or will not subsequently require VIYI to undergo the approval procedures and subject it to sanctions.

From a listing eligibility perspective, in the opinion of VIYI’s PRC counsel, VIYI is currently not required to obtain approval from the CSRC under the M&A Rules to list on the U.S. stock exchanges and thus has not received any explicit permission or denial from the CSRC, CAC or other Chinese authorities. However, there are risks and uncertainties with respect to when and whether VIYI will be required to obtain permission from the PRC government to list on the U.S. stock exchanges in the future, and even when such permissions are obtained, whether they will be denied or rescinded.

To further illustrate the uncertainties described above, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council recently jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject VIYI to compliance requirements in the future. Given the current regulatory environment in the PRC, VIYI is still subject to the uncertainty of interpretation and enforcement of the rules and regulations in the PRC, which can change quickly with little advance notice, and any future actions of the PRC authorities.

VIYI and the VIEs have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, CAC, or other PRC regulatory authorities required for overseas listings, including this offering. VIYI cannot assure you that the PRC regulatory authorities, including the CAC, would take the same view as VIYI does, and there is no assurance that VIYI can fully or timely comply with such laws. In the event that VIYI becomes subject to any mandatory cybersecurity review and other specific actions required by the CAC,

VIYI faces uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, VIYI may be further required to suspend its relevant business, shut down its website, or face other penalties, which could materially and adversely affect its business, financial condition, and results of operations. For risks relating to regulatory approvals on overseas listings and the oversight of the CAC, please refer to “Risk Factors — Risk Factors Relating to VIYI’s Business and Industry — VIYI may be liable for improper use or appropriation of personal information provided directly or indirectly by its customers or end users.”

VIYI may also be subject to penalties and sanctions imposed by PRC regulatory agencies, including the CSRC if it fails to comply with their rules and regulations, which could affect the ability of VIYI to list on Nasdaq or foreign exchanges in other jurisdictions. All of these factors may affect the value of investors’ securities in New Venus after the consummation of the Business Combination and completion of this offering. For the detailed discussion of risks associated with the VIE structure, please refer to “Risk Factors — Risk Factors Relating to VIYI’s Corporate Structure — The PRC government exerts substantial influence over the manner in which VIYI, its subsidiaries, and the VIE must conduct its business activities.”

PRC counsel has further advised that the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as this offering are subject to the CSRC approval procedures under the M&A Rules. Although VIYI is of the position that it is not required to obtain approval from the CSRC under the M&A Rules for listing and trading its securities after the consummation of the Business Combination, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and the Opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. For risks relating to regulatory approvals on overseas listings and the approval of the CSRC, please refer to “Risk Factors — Risks Factors Relating to Doing Business in China — The M&A Rules and certain other PRC regulations may make it more difficult for VIYI to pursue growth through acquisitions.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Venus’ board of directors in favor of approval of the Business Combination Proposal and the other related Proposals, you should keep in mind that Venus’ directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

•        If the proposed Business Combination is not completed by February 11, 2022, the date that is 12 months from the closing of the IPO (or November 11, 2022, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), Venus will cease all operations and liquidate as previously described herein, in such event:

•        the 1,150,000 shares of Venus ordinary shares held by the initial shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $[•] based on the closing price of Venus ordinary shares of $[•] on the Nasdaq Capital Market as of [•];

•        the 225,000 private units purchased by the Sponsor for a total purchase price of $2,250,000, will be worthless. Such private units had an aggregate market value of approximately $[•] closing price of Venus Units of $[•] on the Nasdaq Capital Market as of [•];

Recommendations of Venus’ Board of Directors to Venus’ Shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Venus’ board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Venus and its shareholders. In reaching its decision with respect to the Business Combination, the Venus’ board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by VIYI. The Venus’ board of directors also obtained a fairness opinion from King Kee, a third party valuation firm, on which to base its assessment. Venus’ board of directors recommends that Venus’ shareholders vote:

•        the Business Combination Proposal to approve the Business Combination;

•        the Director Election Proposal;

•        the Nasdaq Stock Issuance Proposal;

•        the Share Increase Proposal;

•        the Name Change Proposal;

•        the Articles Amendment Proposal; and

•        The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Venus does not receive the requisite shareholder vote to approve the Business Combination.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 36 of this proxy statement/prospectus. Below is a summary of material factors that make an investment in our ordinary shares speculative or risky. Importantly, this summary does not address all of the risks that we and VIYI face. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Venus’ ability to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of New Venus following consummation of the Business Combination. These risks include, but are not limited to the following:

•        VIYI may be materially and adversely affected by the complexity, uncertainties and changes in PRC regulation of the Internet industry and companies.

•        VIYI’s business generates and processes a large amount of data, and VIYI is required to comply with PRC laws and regulations relating to cyber security. These laws and regulations could create unexpected costs, subject VIYI to enforcement actions for compliance failures, or restrict portions of VIYI’s business or cause VIYI to change its data practices or business model.

•        VIYI is a holding company with no material operations of its own, instead, it conducts substantially all of its operations through its subsidiaries and the VIE, Shenzhen Yitian. VIYI controls and receives the economic benefits of the VIE’s business operations through certain contractual arrangements. As such, VIYI exerts control over Shenzhen Yitian and is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. VIYI’s ordinary shares offered in this offering are shares of the offshore holding company instead of shares of the VIE in China.

•        If the PRC government deems that the VIE Arrangements in relation to the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, VIYI could be subject to severe penalties or be forced to relinquish its interests in those operations.

•        Contractual arrangements in relation to VIYI’s variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that VIYI or its PRC variable interest entity owe additional taxes, which could negatively affect VIYI’s results of operations and the value of your investment.

•        There are uncertainties under the Foreign Investment Law relating to the status of businesses in China controlled by foreign invested projects primarily through VIE Arrangements, such as VIYI’s business.

•        Uncertainties in the interpretation and enforcement of PRC laws and regulations, including future developments of PRC laws and regulations, could limit the legal protection available to you, VIYI and the VIEs.

•        VIYI relies on contractual arrangements with the VIEs and their respective shareholders for VIYI’s operations in China, which may not be as effective in providing operational control as direct ownership.

•        Any failure by the VIEs or their respective shareholders to perform their obligations under VIYI’s contractual arrangements with them would have a material and adverse effect on VIYI’s business.

•        VIYI’s shareholders or the shareholders of the VIEs may have potential conflicts of interest with VIYI, which may materially and adversely affect VIYI’s business.

•        VIYI may lose the ability to use and enjoy assets held by the VIEs and their subsidiaries that are important to VIYI’s business if the VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

•        Sudden or unexpected changes with little advance notice in China’s economic, political, or social conditions or government policies could have a material adverse effect on VIYI’s business and operations.

•        The PRC government may intervene or influence VIYI’s operations at any time or may exert more control over offerings conducted overseas and / or foreign investment in China-based issuers, which could result in a material change in VIYI’s operation and / or the value of VIYI’s ordinary shares.

•        Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and / or foreign investment in China-based issuers could significantly limit or completely hinder VIYI’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. VIYI is currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if VIYI or the VIE were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, VIYI will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

•        All the agreements under VIYI’s contractual arrangements with the VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against VIYI or VIYI’s management named in the proxy statement/prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

•        Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to VIYI’s offering that trading in VIYI’s securities may be prohibited under the HFCA Act. Currently VIYI’s auditor is headquartered in New York and has been inspected by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021.

However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, the PCAOB may not be able to inspect or fully investigate VIYI’s auditor and as a result, Nasdaq may determine to delist VIYI’s securities.

Other Venus Considerations

The Board of Directors focused its analysis on whether the Business Combination is likely to generate a return for Venus’s stockholders that is greater than if the trust were to be liquidated. Our Board of Directors unanimously concluded that the Merger Agreement with VIYI is fair to and in the best interests of the Venus stockholders. See “The Business Combination Proposal — Basis for Venus Board of Directors’ Recommendation — Fairness Opinion”.

Recommendation of Venus’s Board of Directors

After careful consideration, Venus’s Board of Directors determined that the Business Combination with VIYI is fair to, and in the best interests of, Venus and its stockholders. On the basis of the foregoing, Venus’s Board of Directors has approved and declared advisable the Business Combination and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal and the other Proposals.

Venus’s Board of Directors have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for further information.

SUMMARY FINANCIAL INFORMATION OF VIYI

The following selected consolidated statements of income and comprehensive income for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021, selected consolidated balance sheets data as of December 31, 2019 and 2020 and September 30, 2021 and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021 have been derived from VIYI’s consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as VIYI’s consolidated financial statements and have included all adjustments, consisting only of normal and recurring adjustments, that VIYI considers necessary for a fair statement of VIYI’s financial position and operating results for the periods presented. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of VIYI’s future performance. You should read the section headed “Selected Historical Consolidated Financial and Operating Data of VIYI” together with VIYI’s consolidated financial statements and the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI” contained elsewhere herein.

The following table represents VIYI’s selected consolidated statements of income and comprehensive income for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:

Selected Consolidated Statements of Income and Comprehensive Income:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	111,185,073	307,788,730	47,171,410	84,548,909	367,678,922	56,693,330
Cost of revenues	(47,078,496)	(182,618,305)	(27,987,909)	(49,244,634)	(191,179,081)	(29,478,379)
Gross profit	64,106,577	125,170,425	19,183,501	35,304,275	176,499,841	27,214,951
Operating expenses	(11,555,212)	(31,084,452)	(4,763,973)	(6,570,418)	(107,605,541)	(16,591,966)
Income from operations	52,551,365	94,085,973	14,419,528	28,733,857	68,894,300	10,622,985
Other income (expenses), net	(5,062,827)	(167,503)	(25,671)	438,434	1,536,394	236,900
Provision for income taxes	(4,071,175)	(2,446,634)	(374,969)	(135,899)	(529,624)	(81,664)
Net income	43,417,363	91,471,836	14,018,888	29,036,392	69,901,070	10,778,221
Less: Net (loss) income attributable to non-controlling interests	—	(11,591)	(1,776)	—	239,062	36,862
Net income attributable to VIYI Algorithm Inc.	43,417,363	91,483,427	14,020,664	29,036,392	69,662,008	10,741,359
Other comprehensive income (loss)	—	(2,130,654)	(326,542)	—	(17,583)	(2,711)
Comprehensive income attributable to Algorithm Inc.	43,417,363	89,352,773	13,694,122	29,036,392	69,644,425	10,738,648

The following table represents VIYI’s selected consolidated balance sheet data as of December 31, 2019 and 2020 and September 30, 2021:

Selected Consolidated Balance Sheet Data:

	As of December 31,			As of September 30,
	2019	2020	2020	2021	2021
	RMB	RMB	USD	RMB	USD
				(Unaudited)	(Unaudited)
Current assets	132,620,334	304,473,636	46,663,341	338,338,571	52,169,267
Other assets	97,844,053	178,148,116	27,302,813	190,848,496	29,427,406
Total assets	230,464,387	482,621,752	73,966,154	529,187,067	81,596,673
Total liabilities	10,393,969	163,012,407	24,983,128	139,693,905	21,539,751
Total VIYI Algorithm Inc. shareholders’ equity	220,070,418	317,521,266	48,663,009	387,165,691	59,698,043
Non-controlling interests	—	2,088,079	320,017	2,327,471	358,879
Total shareholders’ equity	220,070,418	319,609,345	48,983,026	389,493,162	60,056,922

The following table represents VIYI’s selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:

Selected Consolidated Cash Flow Data:

	For the Years Ended December 31,			For the Nine Months Ended
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	51,587,097	96,200,132	14,743,541	14,542,954	65,952,179	10,169,331
Net cash (used in) provided by investing activities	(52,999,799)	33,514,895	5,136,461	(21,674,830)	(119,990,622)	(18,501,653)
Net cash provided by (used in) financing activities	2,578,130	112,966,844	17,313,191	6,138,492	(20,879,322)	(3,219,436)
Effect of exchange rate on cash and cash equivalents	—	(2,722,041)	(417,177)	—	(337,678)	(52,067)
Change in cash and cash equivalents	1,165,428	239,959,830	36,776,016	(993,384)	(75,255,443)	(11,603,825)
Cash and cash equivalents, beginning of year	1,017,266	2,182,694	334,518	2,182,694	242,142,524	37,336,560
Cash and cash equivalents, end of year	2,182,694	242,142,524	37,110,534	1,189,310	166,887,081	25,732,735

The following tables show the financial position, cash flows, and results of operations for VIYI, the VIE, and subsidiaries in China as of December 31, 2019 and December 31, 2020, respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019

(in RMB)

	VIYI Cayman	Other Subsidiaries in PRC	VIE	Elimination	Total PRC	Elimination	Consolidated
Cash	—	—	2,182,694		2,182,694		2,182,694
Other current assets	—	—	12,133,618		12,133,618		12,133,618
Due from Parent	—	—	118,304,022		118,304,022		118,304,022
Total Current assets	—	—	132,620,334		132,620,334		132,620,334

Investment in subsidiaries	220,070,418	—	—		—	(220,070,418)	—
Due from VIE		220,070,418		(220,070,418)
Property and equipment, net		—	36,995		36,995		36,995
Other noncurrent assets	—	—	97,807,058		97,807,058		97,807,058
Total Assets	220,070,418	220,070,418	230,464,387	(220,070,418)	230,464,387	(220,070,418)	230,464,387

Total current liabilities	—	—	9,246,052		9,246,052		9,246,052
Other noncurrent liability	—	—	1,147,917		1,147,917		1,147,917
Total Liabilities	—	—	10,393,969		10,393,969	—	10,393,969

SHAREHOLDERS’ EQUITY
Capital	178,490,256	—	178,490,256		178,490,256	(178,490,256)	178,490,256
Retained earnings	38,409,716	216,899,972	38,409,716	(216,899,972)	38,409,716	(38,409,716)	38,409,716
Statutory reserves	3,170,446	3,170,446	3,170,446	(3,170,446)	3,170,446	(3,170,446)	3,170,446
Total VIYI Algorithm Inc. shareholders’ equity	220,070,418	220,070,418	220,070,418	(220,070,418)	220,070,418	(220,070,418)	220,070,418

Total liabilities and shareholders’ equity	220,070,418	220,070,418	230,464,387	(220,070,418)	230,464,387	(220,070,418)	230,464,387

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in RMB)

	VIYI Cayman	Other Subsidiaries in PRC	VIE	Total	Elimination	Consolidated
Operating revenues	—	—	111,185,073	111,185,073		111,185,073
Cost of revenues	—	—	(47,078,496)	(47,078,496)		(47,078,496)
Gross profit	—	—	64,106,577	64,106,577		64,106,577
Operating expenses	—	—	(11,555,212)	(11,555,212)		(11,555,212)
Income from operations	—	—	52,551,365	52,551,365		52,551,365
Other expenses, net	—	—	(5,062,827)	(5,062,827)		(5,062,827)
Provision for income tax	—	—	(4,071,175)	(4,071,175)		(4,071,175)
Income from subsidiary	43,417,363	—	—	43,417,363	(43,417,363)	—
Income from VIE	—	43,417,363	—	43,417,363	(43,417,363)	—
Net income	43,417,363	43,417,363	43,417,363	130,252,089	(86,834,726)	43,417,363

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in RMB)

	VIYI Cayman	Other Subsidiaries in PRC	VIE	Total	Elimination	Consolidated
Net cash provided by operating activities	—	—	51,587,097	51,587,097		51,587,097
Net cash used in investing activities	—	—	(52,999,799)	(52,999,799)		(52,999,799)
Net cash provided by financing activities	—	—	2,578,130	2,578,130		2,578,130
Net increase in cash and cash equivalents	—	—	1,165,428	1,165,428		1,165,428
CASH AND CASH EQUIVELENTS, beginning of year	—	—	1,017,266	1,017,266		1,017,266
CASH AND CASH EQUIVELENTS, end of year	—	—	2,182,694	2,182,694		2,182,694

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020

(in RMB)

	VIYI Cayman	Subsidiaries outside PRC	Elimination	Total (Outside PRC)	VIE	Subsidiaries in PRC	Elimination	Total in side PRC	Elimination	Consolidated
Cash	40,656,241	9,840,443		50,496,684	27,683,293	163,962,547		191,645,840	—	242,142,524
Other current assets	4,971,188	26,752,646		31,723,834	30,607,278			30,607,278		62,331,112
Total Current assets	45,627,429	36,593,089		82,220,518	58,290,571	163,962,547		222,253,118		304,473,636

Property and equipment, net	—	342,434		342,434	35,837	—		35,839		378,273
Receivables from other subsidiaries	—	7,829,880	(7,829,880)	—	161,960,000	—	(161,960,000)	—		—
Receivables from VIYI Cayman	—	—		—	—	—		—		—
Investment in Subsidiaries	388,024,736	—	(106,188,748)	281,835,988	—	—		—	(281,835,988)	—
Due from VIE	—			—		281,878,458	(281,878,458)
Other noncurrent assets	—	82,039,711		82,039,711	95,193,706	536,426		95,730,132		177,769,843
Total Assets	433,652,165	126,805,114	(114,018,628)	446,438,651	315,480,114	446,377,431	(443,838,458)	318,019,089	(281,835,988)	482,621,752
Due from VIE						161,960,000	(161,960,000)
Other payables – intercompany	7,830,011		(7,830,011)	—	—	—	—	—		—
Due to WiMi	106,352,004			106,352,004	12,725,539			12,725,539		119,077,543
Other payables and accrued liabilities	84,753	15,719,964		15,804,717	20,402,445	238,684		20,641,128		36,445,849
Total current liabilities	114,266,768	15,719,964	(7,830,011)	122,156,721	33,127,984	162,198,684	(161,960,000)	33,366,667		155,523,392

Business acquisition payable	1,864,131	—		1,864,131	—	—		—		1,864,131
Other non-current liabilities	—	4,896,533		4,896,533	473,672	254,676		728,348		5,624,884
Total Liabilities	116,130,899	20,616,497	(7,830,011)	128,917,385	33,601,656	162,453,360	(161,960,000)	34,095,018		163,012,407

SHAREHOLDERS’ EQUITY
Capital	186,588,331	81,588,798	(81,588,798)	186,588,331	183,220,254	—	(183,220,254)	—	—	186,588,331
Retained earnings	128,098,769	26,004,952	(26,004,952)	128,098,769	93,693,384	276,871,172	(93,693,384)	276,871,172	(276,871,172)	128,098,769
Statutory reserves	4,964,820	—		4,964,820	4,964,820	4,964,820	(4,964,820)	4,964,820	(4,964,820)	4,964,820
Accumulated other comprehensive loss	(2,130,654)	(1,405,133)	1,405,133	(2,130,654)	—	—		—	—	(2,130,654)
Total VIYI Algorithm Inc. shareholders’ equity	317,521,266	106,188,617	(106,188,617)	317,521,266	281,878,458	281,835,992	(281,878,458)	281,835,992	(281,835,992)	317,521,266

NONCONTROLLING INTERESTS	—	—	—	—	—	2,088,079		2,088,079		2,088,079
Total equity	317,521,266	106,188,617	(106,188,617)	317,521,266	281,878,458	283,924,071	(281,878,458)	283,924,071	(281,835,992)	319,609,345
Total liabilities and shareholders’ equity	433,652,165	126,805,114	(114,018,628)	446,438,651	315,480,114	446,377,431	(443,838,458)	318,019,089	(281,835,992)	482,621,752

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENDSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

(in RMB)

	VIYI Cayman	Subsidiaries outside PRC	VIE	Subsidiaries in PRC	Elimination	Total in PRC	Elimination	Consolidated
Operating revenues	33,780,394	124,413,884	149,575,631	18,821		149,594,452		307,788,730
Cost of revenues	(1,930,254)	(112,674,846)	(68,013,204)	—		(68,013,204)		(182,618,305)
Gross profit	31,850,140	11,739,038	81,562,427	18,820		81,581,248		125,170,425
Operating expenses	(4,213,002)	(2,967,688)	(23,743,894)	(159,868)		(23,903,762)		(31,084,452)
Income from operations	27,637,138	8,771,349	57,818,533	(141,047)		57,677,486		94,085,973
Other income (expense)	(923,998)	(40,859)	710,362	86,992		797,354		(167,503)
Provision for income tax	—	(995,778)	(1,450,855)	—		(1,450,855)		(2,446,634)
Income from VIE			—	57,080,040	(57,078,040)			—
Income from subsidiaries	64,770,287		—				(64,770,287)	—
Non-controlling interest	—		—	11,591		11,591		11,591
Net income attributable to VIYI	91,483,427	7,734,711	57,078,040	57,035,576	(57,078,040)	57,035,576	(64,770,287)	91,483,427

VIYI ALGORITHM INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in RMB)

	VIYI Cayman	Subsidiaries outside PRC	Elimination	Total outside PRC	VIE	Subsidiaries in PRC	Elimination	Consolidated
Net cash provided by operating activities	35,782,915	16,597,451	(7,830,011)	44,550,355	47,797,701	3,852,076		96,200,132
Net cash provided by (used in )investing activities	(97,922,571)	(6,194,927)	8,277,252	(95,840,246)	(32,604,725)		161,959,866	33,514,895
Net cash provided by (used in) financing activities	104,508,615	—		104,508,615	10,307,625	160,110,470	(161,959,866)	112,966,844
Effect of exchange rate	(1,712,718)	(562,082)	(447,241)	(2,722,041)	—			(2,722,041)
Net increase in cash and cash equivalents	40,656,241	9,840,442	—	50,496,683	25,500,601	163,962,546		239,959,830
CASH AND CASH EQUIVELENTS, beginning of year	—	—			2,182,694			2,182,694
CASH AND CASH EQUIVELENTS, end of year	40,656,241	9,840,442		50,496,683	27,683,295	163,962,546		242,142,524

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2021

	VIYI Cayman	Subsidiaries outside PRC	Elimination	Total (Outside PRC)	VIE	Subsidiaries in PRC	Elimination	Total inside PRC	Elimination	Consolidated
Cash	49,612,945	2,836,667		52,449,612	13,289,649	101,147,823		114,437,472		166,887,081
Current assets	4,617,689	23,263,704		27,881,393	2,551,043	141,019,057		143,570,101		171,451,490
Total Current assets	54,230,634	26,100,371		80,331,005	15,840,692	242,166,880		258,007,572		338,338,571

Property and equipment, net		460,302		460,301	27,258	6,174		33,429		493,731
Intangible asset		21,777,070		21,777,070		8,581,875		8,581,875		30,358,947
Investment in subsidiaries	448,496,563	—	(103,139,571)	345,356,992		—		—	(345,356,992)	—
Due from VIE				—		217,890,715	(217,890,715)	—	—	—
Other receivables-intercompany	64,854	7,782,480	(7,847,334)	—	210,394,428	—	(210,394,428)	—	—	—
Other receivable-related parties	—	—				10,100,000		10,100,000	(10,100,000)
Other noncurrent assets	—	53,103,769		53,103,769	6,129,917	100,762,129		106,892,046		159,995,818
Total Assets	502,792,051	109,223,992		501,029,138	232,392,295	579,507,773		383,614,922		529,187,067

Current Liabilities										—
Account payable	—	647,971		647,971	624,241	14,449,463		15,073,704		15,721,673
Deferred revenue	—	847,635		847,635		372,953		372,953		1,220,588
Other payables and accrued liabilities	74,074	452,112		526,186	373,142	1,281,824		1,654,964		2,181,151
Operating lease liabilities	—	259,798		259,798	105,521	269,105		374,627		634,425
Taxes payable	—	—		—	673,138	724,761		1,397,899		1,397,899
Due to WiMi	105,497,083	64,854		105,561,937	12,725,539	598,434		13,323,971	(10,100,000)	108,785,908
Loan – related party	—	—		—		1,500,000		1,500,000		1,500,000
Total current liabilities	105,571,157	2,272,370		107,843,527	14,501,581	19,196,540		33,698,118		131,441,644

Due to VIE						210,394,429	(210,394,429)
Other payables – intercompany	7,782,480	64,854	(7,847,334)	—	112,083,509		(112,083,509)	—	—	—
Business acquisition payable	2,272,723	—		2,272,723				—		2,272,724
Operating lease liabilities – noncurrent	—	45,090		45,090		86,869		86,869		131,962
Deferred tax liabilities, net	—	3,702,107		3,702,107		2,145,469		2,145,469		5,847,575
Total Liability	115,626,360	6,084,421		113,863,447	126,585,090	231,823,307		35,930,456		139,693,905

SHAREHOLDERS’ EQUITY
Ordinary shares & additional paid in capital	186,588,331	81,588,798	(81,588,798)	186,588,331	94,983,760	88,236,496	(94,983,760)	88,236,496	(88,236,496)	186,588,331
Retained earnings	193,890,841	23,603,938	(23,603,938)	193,890,841	8,138,890	248,285,743	(8,138,890)	248,285,743	(248,285,743)	193,890,841
Statutory reserves	8,834,756	—		8,834,756	2,684,555	8,834,756	(2,684,555)	8,834,756	(8,834,756)	8,834,756
Accumulated other comprehensive loss	(2,148,237)	(2,053,165)	2,053,165	(2,148,237)				—		(2,148,237)
Total VIYI Algorithm Inc. shareholders’ equity	387,165,691	103,139,571		387,165,691	105,807,205	345,356,995		345,356,995		387,165,691

NONCONTROLLING INTERESTS						2,327,471		2,327,471		2,327,471
Total equity	387,165,691	103,139,571		387,165,691	105,807,205	347,684,446		347,684,466		389,493,162
Total liabilities and shareholders’ equity	502,792,051	109,223,992	—	501,029,138	232,392,295	579,507,773		383,614,922		529,187,067

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2021

	VIYI Cayman	Subsidiaries outside PRC	VIE	Subsidiaries in PRC	Elimination	Total in PRC	Elimination	Consolidated
Operating revenues	16,825,640	155,864,464	10,717,317	184,271,501		194,988,818		367,678,922
Cost of revenue	(1,461,443)	(149,328,970)	(720,000)	(39,668,668)		(40,388,668)		(191,179,081)
Gross profit	15,364,197	6,535,494	9,997,317	144,602,833		154,600,150		176,499,841
Operating expenses	(7,834,711)	(9,365,854)	(4,674,800)	(85,730,176)		(90,404,976)		(107,605,541)
Income from operations	7,529,486	(2,830,360)	5,322,517	58,872,657		64,195,174		68,894,300
Other income (expense)	1,012,524	25,276	265,636	232,958		498,594		1,536,394
Provision for income tax	—	404,071	(1,230,381)	296,686		(933,695)		(529,624)
Income from VIE		—	—	4,357,772	(4,357,772)	—		—
Income from subsidiaries	61,119,998	—	—	—			(61,119,998)	—
Non-controlling interest	—	—	—	(239,062)		(239,062)		(239,062)
Net income attributable to VIYI Inc	69,662,008	(2,401,013)	4,357,772	63,521,011	(4,357,772)	63,521,011	(61,119,998)	69,662,008

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2021

	VIYI Cayman	Subsidiaries outside PRC	Total Outside PRC	VIE	Subsidiaries in PRC	Consolidated
Net cash provided by (used in) operating activities	9,181,038	6,196,112	15,377,150	2,063,604	48,511,425	65,952,179
Net cash used in investing activities	—	(208,462)	(208,462)	(1,000,001)	(118,782,160)	(119,990,622)
Net cash provided by (used in) financing activities	—	(12,878,086)	(12,878,086)	—	(8,001,236)	(20,879,322)
Effect of exchange rate	(224,334)	(113,339)	(337,673)	—	—	(337,678)
Net increase (decrease) in cash and cash equivalents	8,956,704	(7,003,775)	1,952,929	1,063,603	(78,271,971)	(75,255,443)
CASH AND CASH EQUIVELENTS, beginning of period	40,656,241	9,840,443	50,496,684	12,226,047	179,419,793	242,142,524
CASH AND CASH EQUIVELENTS, end of period	49,612,945	2,836,668	52,449,613	13,289,650	101,147,822	166,887,081

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of each of VIYI and Venus on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2020 and for the nine months ended September 30, 2021 after giving effect to the Business Combination assuming (i) no redemption of Venus ordinary shares, and (ii) maximum redemption of Venus ordinary shares. The pro forma earnings information for the year ended December 31, 2020 were computed as if the Business Combination had been completed on January 1, 2020, and carried forward through the interim period.

The historical book value per share is computed by dividing total ordinary shareholders’ equity by the number of Venus ordinary shares outstanding at the end of the period. The pro forma combined book value per Venus ordinary share is computed by dividing total pro forma ordinary shareholders’ equity by the pro forma number of Venus ordinary shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s ordinary shareholders by the pro forma weighted-average number of Venus ordinary shares outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Venus and VIYI and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Venus and VIYI pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Venus and VIYI would have been had the companies been combined during the periods presented.

For the nine months ended September 30, 2021:

	VIYI	Venus	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Net income (loss) attributable to shareholders	$10,741,359	$(641,027)	$10,443,760	$10,443,760
Weighted average shares outstanding – ordinary shares subject to possible redemption		3,892,308	46,136,461	41,536,461
Basic and diluted net (loss) income per share		(0.16)	0.23	0.25
Weighted average shares outstanding – ordinary shares attributable to Venus Acquisition Corporation		1,403,846
Basic and diluted net (loss) income per share		(0.81)

For the year ended December 31, 2020:

	VIYI	Venus	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Net income (loss) attributable to shareholders	$14,020,664	$(117,787)	$13,995,877	$13,995,877
Weighted average shares outstanding – basic and diluted		1,000,000	46,136,461	42,754,774
Basic and diluted net (loss) income per share		(0.12)	0.30	0.33

SECURITIES AND DIVIDENDS

Venus’ units, ordinary share, warrants and rights are each quoted on the Nasdaq, under the symbols “VENAU,” “VENA,” “VENAW,” and “VENAR,” respectively. Each VENA Unit consists of one share of ordinary share, one warrant entitling its holder to purchase one-half of one share of ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Venus’ units commenced trading on the Nasdaq Capital Market on February 11, 2021. Venus’ ordinary share, public rights and public warrants commenced trading on the Nasdaq Capital Market on April 9, 2021.

Venus has not paid any cash dividends on its ordinary share to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Venus’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be at the discretion of Venus’ board of directors. It is the present intention of Venus’ board of directors to retain all earnings, if any, for use in its business operations and, accordingly, Venus’ board does not anticipate declaring any dividends in the foreseeable future.

VIYI’s securities are not currently publicly traded. Venus is applying to the New Venus ordinary shares issued in connection with the Business Combination on the Nasdaq Capital Market. Venus has applied to Nasdaq to use the symbol “ALGO” for New Venus ordinary shares and “ALGOW” for the New Venus warrants following completion of the Business Combination.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of Venus, and could adversely affect the trading price of New Venus’ securities following the Business Combination.

Risk Factors Relating to VIYI’s Business and Industry

VIYI operates in a relatively new and rapidly evolving market.

VIYI provides customers with comprehensive solutions integrating central processing algorithms with software or hardware to streamline their digital services to end users, thereby helping its customers to improve end user satisfaction, achieve direct cost savings, and reduce power consumption. VIYI’s services include algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing and data intelligence services. VIYI’s business and prospects mainly depend on the continuous development and growth of the central processing algorithm service industry in the PRC. The development of this industry is affected by numerous factors, including but not limited to technological innovation, user experience, the development of the Internet and Internet-based services, regulatory environment, and macro-economic environment. The markets for VIYI’s products and services are relatively new and rapidly developing and are subject to significant challenges. In addition, VIYI’s continued growth depends, in part, on its ability to respond to changes in the central processing algorithm service industry, including rapid technological evolution, continued shifts in customer demands, introductions of new products and services and emergence of new industry standards and practices. Developing and integrating new solutions, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits VIYI expects to achieve.

In addition, as the central processing algorithm service industry in China is relatively young, there are few proven methods of projecting customer demand or available industry standards on which VIYI can rely. Some of VIYI’s current monetization methods are also in a relatively preliminary stage. VIYI cannot assure you that its attempts to monetize current applications will continue to be successful, profitable or accepted, and therefore the profit potential of VIYI’s business is difficult to gauge. VIYI’s growth prospects should be considered in light of the risks and uncertainties that fast-growing early-stage companies with limited operating history in an evolving industry may encounter, including, among others, risks and uncertainties regarding VIYI’s ability to:

•        continue to develop new software and related solutions that are appealing to customers;

•        maintain stable relationships with other key participants in the value chain;

•        expand products and services into more scenarios and customer bases; and

•        expand into new geographic markets with high growth potential.

Addressing these risks and uncertainties will require significant capital expenditures and allocation of valuable management and employee resources. VIYI cannot assure you that it will succeed in any of these aspects or that the central processing algorithm service industry in the PRC will continue to grow at a rapid pace. If VIYI fails to successfully address any of the above risks and uncertainties, then the size of its customer base, its revenue and profits may decline.

VIYI’s competitive position and results of operations could be harmed if VIYI does not compete effectively.

The markets for VIYI’s products and services are characterized by intense competition, new industry standards, limited barriers to entry, disruptive technology developments, short product life cycles, customer price sensitivity and frequent product introductions (including alternatives with limited functionality available at lower costs or free of charge). Any of these factors could create downward pressure on pricing and profitability and could adversely affect VIYI’s ability to retain current customers or attract new customers. VIYI’s future success will depend on a continued ability to enhance and integrate VIYI’s existing products and services, introduce new products and services in a timely and cost-effective manner, meet changing customer expectations and needs, extend VIYI’s core technology into new applications, and anticipate emerging standards, business models, software delivery methods and other technological developments. Furthermore, some of VIYI’s current and potential competitors enjoy competitive advantages such as greater financial, technical, sales, marketing and other resources, broader brand awareness, and access to larger customer bases. As a result of these advantages, potential and current customers might select the products and services of VIYI’s competitors, causing a loss of market share to VIYI.

VIYI has a limited operating history, and it may not be able to sustain rapid growth, effectively manage growth or implement business strategies.

VIYI has a limited operating history. Although VIYI has experienced significant growth since launching its business, VIYI’s historical performance results and growth rate may not be indicative of its future performance. VIYI may not be able to achieve similar results or grow at the same rate as it has in the past. To keep pace with the development of the central processing algorithm service industry in the PRC, VIYI may need to adjust and upgrade its product and service offerings or modify its business model. These adjustments may not achieve expected results and may have a material and adverse impact on VIYI’s financial conditions and results of operations.

In addition, VIYI’s rapid growth and expansion have placed, and is expected to continue to place, a significant strain on VIYI’s management and resources. There is no assurance that the future growth of VIYI will be sustained at a similar rate or at all. VIYI believes that its revenue, expenses and operating results may vary from period to period in response to a variety of factors beyond its control, which primarily include general economic conditions, emergencies and changes in policies, laws and regulations that may affect VIYI’s business operations and its ability to monitor costs. In addition, VIYI’s ability to develop new sources of revenues, diversify monetization methods, attract and retain customers, continue developing innovative technologies, increase brand awareness, expand into new market segments, and adjust to the rapidly changing regulatory environment in the PRC, will also affect its future growth to a great extent. Therefore, you should not rely on VIYI’s historical results to predict its future financial performance.

Recent acquisitions could prove difficult to integrate, disrupt the business, dilute shareholder value and strain the resources.

On September 28, 2020, VIYI acquired 100% equity interests of Fe-da Electronics. Integrating the operations of acquired businesses successfully or otherwise realizing any of the anticipated benefits of acquisitions, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm the financial condition and results of operations of VIYI. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. These integration activities are complex and time-consuming, and VIYI may encounter unexpected difficulties or incur unexpected costs, including:

•        the inability to achieve the operating synergies anticipated in the acquisitions;

•        diversion of management attention from ongoing business concerns to integration matters;

•        consolidating and rationalizing information technology platforms and administrative infrastructures;

•        complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations;

•        retaining professionals and other key employees and achieving minimal unplanned attrition;

•        integrating personnel from different corporate cultures while maintaining focus on providing consistent and high quality service;

•        demonstrating to the clients and to clients of acquired businesses that the acquisition will not result in adverse changes in client service standards or business focus;

•        possible cash flow interruption or loss of revenue as a result of transitional matters; and

•        inability to generate sufficient revenue to offset acquisition costs.

Acquired businesses may have liabilities or adverse operating issues that VIYI failed to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to clients, VIYI, as the successor owner, may be financially responsible for these violations and failures and may suffer financial or reputational harm or otherwise be adversely affected. Similarly, the acquisition targets may not have as robust internal controls over financial reporting as would be expected of a public company. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm its financial results. VIYI may also become subject to new regulations as a result of an acquisition, including if VIYI acquires a business serving clients in a regulated industry or acquires a business with clients or operations in a country in which VIYI does not already operate. In addition, if VIYI finances acquisitions by issuing equity securities, the interests of existing shareholders may be diluted, which could affect the market price of the shares of VIYI. As a result, if VIYI fails to properly evaluate acquisitions or investments, VIYI may not achieve the anticipated benefits of any such acquisitions, and VIYI may incur costs in excess of what VIYI anticipates. Acquisitions frequently involve benefits related to the integration of operations of the acquired business. The failure to successfully integrate the operations or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm the results of operations of VIYI.

Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in VIYI’s financial reporting following completion of the Business Combination, which could adversely affect New Venus’ business.

As a subsidiary of WiMi, a public company, prior to the Business Combination, VIYI is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and of the rules and regulations of the Nasdaq Global Market. However, failure to maintain adequate financial, information technology and management processes and controls of VIYI after the Business Combination could result in material weaknesses which could lead to errors in its financial reporting, which could adversely affect New Venus’ business. Similarly, after the consummation of the Business Combination and as an “emerging growth company,” New Venus would be exempted from the SEC’s internal control reporting requirements. New Venus may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. While VIYI expects to attest to the effectiveness of New Venus internal controls on Form 10-K for the year ending December 31, 2021, New Venus’ independent registered public accounting firm may be required to formally attest to the effectiveness of New Venus’ internal controls over financial reporting as early as New Venus’ annual report on Form 10-K for the year ending December 31, 2021. New Venus may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, New Venus’ current controls and any new controls that it develops may become inadequate because of poor design and changes in its business. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.

If New Venus is unable to certify the effectiveness of its internal controls, or if New Venus’ internal controls have a material weakness, New Venus may not detect errors timely, its consolidated financial statements could be misstated, it could be subject to regulatory scrutiny and a loss of confidence by its shareholders, which could harm New Venus’ reputation and business and adversely affect the market price of New Venus’ securities following the Business Combination.

New Venus will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives. If Venus completes the Business Combination and VIYI becomes part of a public company, New Venus will incur significant legal, accounting and other expenses that it did not incur as a private company. As a public company, New Venus will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. New Venus’ management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage New Venus’ transition into a public company. Moreover, New Venus expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, New Venus expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and New Venus may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. New Venus cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New Venus to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

If VIYI fails to keep up with industry trends or technological developments, or develop, acquire, market and offer new products and services, VIYI’s business, results of operations and financial condition may be materially and adversely affected.

The central processing algorithm service industry is rapidly evolving and is subject to continuous technological changes. VIYI’s success depends on its ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments and offerings to serve the evolving needs of VIYI’s customers. VIYI’s growth strategy is focused on responding to these types of developments by driving innovation that will enable VIYI to expand business into new growth domains. VIYI’s competitive advantage could be adversely affected if VIYI does not invest enough in new technologies and industrial developments, or if VIYI makes the incorrect strategical investment to respond to these developments and to drive innovation. If VIYI does not sufficiently invest in new technology and industry developments, or evolve and expand VIYI’s business at sufficient speed and scale, or if VIYI does not make the right strategic investments to respond to these developments and successfully drive innovation, then VIYI’s services and solutions, results of operations, and ability to develop and maintain a competitive advantage and continue to grow could be negatively affected.

In addition, VIYI operates in a quickly evolving environment, in which there currently are, and VIYI expects will continue to be, new technology developments. New services or technologies offered by competitors or new entrants may make VIYI’s offerings less differentiated or less competitive when compared to other alternatives, which may adversely affect VIYI’s results of operations. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. In order to maintain and improve competitiveness and continue to expand VIYI’s business, VIYI needs to constantly introduce new solutions and products and services to satisfy customers’ needs, in order for VIYI to attract new customers and retain existing customers. Researching and developing new technologies and solutions require significant investment of human resources and capital. VIYI cannot assure you that any research and development efforts will be successful, or that VIYI will be able to obtain financing to cover such expenditure. Failure to adapt VIYI’s products and services to such changes in an effective and timely manner could materially and adversely affect VIYI’s business, financial condition and results of operations.

VIYI’s results of operations could materially suffer in the event of insufficient pricing to enable VIYI to meet profitability expectations.

If VIYI is not able to obtain sufficient pricing for its services and solutions, VIYI’s revenues and profitability could materially suffer. The rates VIYI is able to charge for services and solutions are affected by a number of factors, including:

•        general economic and political conditions;

•        the competitive environment in VIYI’s industry;

•        market price of its service and products provided;

•        VIYI’s bargaining power when entering into contract with customers;

•        VIYI’s customers’ preferences and desire to reduce their costs; and

•        VIYI’s ability to accurately estimate, monitor and manage its contract revenues, costs of sales, profit margins and cash flows over the full contract period.

In addition, VIYI’s profitability with respect to services and solutions for new technologies may be different when compared to the profitability of VIYI’s current business, due to factors such as the use of alternative pricing, the mix of work and the number of service providers, among others.

The competitive environment the central processing algorithm services industry in the PRC affects VIYI’s ability to obtain favorable pricing in a number of ways, any of which could have a material negative impact on its results of operations. The less VIYI is able to differentiate and/or clearly convey the value of VIYI’s services and solutions, the more risk VIYI faces in terms of its services and solutions will be seen as commodities, and price will become the driving factor in selecting a service provider. In addition, the introduction of new services or products by competitors could reduce VIYI’s ability to obtain favorable pricing for the services or products that VIYI offers. Competitors may be willing, at times, to price contracts lower than VIYI in an effort to enter new markets or increase market share. Further, if competitors develop and implement methodologies that yield greater efficiency and productivity, they may be better positioned to offer similar services at lower prices. As such, failure to adopt a sufficient pricing policy or adjust its pricing policy in a timely and effective manner could adversely and materially affect VIYI’s competitive position in the industry, which could adversely and materially affect VIYI’s operations and financial conditions.

VIYI makes significant investments in research and development of new products and services that may not achieve expected returns.

VIYI has made and will continue to make significant investments in research, development, and marketing for existing products, services, and technologies, as well as new technology or new applications of existing technology. Investments in new technology are speculative. Commercial success depends on many factors, including but not limited to, innovativeness, developer support, and effective distribution and marketing. There is no assurance that VIYI will be rewarded from its investments in developing new services and products. If VIYI’s customers do not perceive its latest offerings as providing significant new functionality or other value, they may reduce their purchases of services or products, thus unfavorably affecting revenue and profits. VIYI may not achieve significant revenue from new products and services, or new applications of existing products and services, for several years, if at all. New products and services may not be profitable, and even if they are profitable, operating margins for some new products, services and businesses may not be as high as the margins VIYI has experienced historically. Furthermore, developing new technologies is complex and unpredictable, which can require long development and testing periods. Significant delays in new releases or significant problems in creating new products or offering new services could adversely affect VIYI’s revenue and profits.

VIYI requires a significant amount of capital to fund its research and development investments. If VIYI cannot obtain sufficient capital on favorable terms or at all, its business, financial condition and prospects may be materially and adversely affected.

Operating VIYI, its subsidiaries, and the VIE’s business requires significant, continuous investment in acquiring, maintaining and upgrading contents, services and technologies. Historically, VIYI has financed its operations primarily with net cash generated from operating activities, financial support from shareholders and equity financings and loans from third-parties. As part of VIYI’s growth strategy, VIYI plans to continue investing substantial capital in research and development activities in the future, which may require VIYI to obtain additional equity or debt financing. VIYI’s ability to obtain additional financing in the future is subject to a number of uncertainties, including but not limited to those relating to:

•        VIYI’s future business development, financial condition and results of operations;

•        general market conditions for financing activities; and

•        macro-economic and other conditions in China and elsewhere.

Although VIYI expects to rely on net cash provided by operating activities and financing through capital markets for liquidity needs as VIYI’s business continues to grow and after it becomes a public company, there can be no assurances that VIYI will be successful in its efforts to diversify sources of liquidity. If VIYI raises additional funds through future issuances of equity or convertible debt securities, VIYI’s existing shareholders could suffer significant dilution, and any new equity securities VIYI issues could have rights, preferences and privileges superior to those of holders of VIYI’s ordinary shares. Any debt financing that VIYI secures in the future could involve restrictive covenants relating to VIYI’s capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for VIYI to obtain additional capital to fund its research and development, and pursue business opportunities, including potential acquisitions. If VIYI is unable to obtain sufficient capital to meet capital needs, then it may not be able to implement growth strategies, which may cause VIYI’s business, financial condition and general prospects to be materially and adversely affected.

VIYI’s success depends on its ability to attract, hire, retain and motivate key management personnel and highly skilled employees.

VIYI’s success is largely attributable to the continued commitment and contribution of VIYI’s directors and key senior management personnel. Their extensive knowledge and experience in the central processing algorithm service industry as well as their established relationships with VIYI’s customers, are vital to VIYI’s business. There are no assurances that VIYI will be able to retain these key personnel, and the loss of any of them without suitable and timely replacements, or the inability to attract and retain qualified personnel may adversely affect VIYI’s business, results of operations, financial position and general prospects.

As of April 30, 2021, VIYI had a total number of 145 employees. VIYI believes that its future success depends on VIYI’s continued ability to attract, hire, retain and motivate qualified and skilled employees, as they are critical in improving VIYI’s infrastructure and technologies and optimizing its operations. Competition for recruitment of highly skilled professionals is intense, which could also increase costs to attract and retain talented employees. VIYI may not be able to hire and retain skilled employees at compensation levels consistent with VIYI’s existing compensation level and structure. Some of the companies with which VIYI competes for experienced employees may have greater resources than VIYI does and may be able to offer more attractive terms of employment. In addition, VIYI invests significant time and resources in training employees to ensure their competitiveness, which increases these employees’ value to competitors who may seek to recruit them. If VIYI fails to retain these employees, VIYI could incur significant expenses in hiring and training new employees, and VIYI’s ability to provide services consistently could diminish, resulting in a material adverse effect on VIYI’s business and ability to sustain profitability. Moreover, if any member of VIYI’s management team or any of its other key personnel joins a competitor or forms a competing business, VIYI’s trade secrets and know-hows may leak which could have a material adverse effect on its business.

VIYI’s business depends substantially on the market recognition of its brand and negative media coverage could adversely affect VIYI’s business.

VIYI believes that enhancing its brand and extending its customer base are cornerstones to sustaining its competitive advantages. Negative publicity about VIYI and its business, shareholders, affiliates, directors, officers, and other employees, as well as the industry in which VIYI operates, could be devastating and could materially and adversely affect the public perception of VIYI’s brand, and in turn, reduce the sales of its products and services. Negative publicity concerning could be related to a wide variety of matters, including:

•        alleged misconduct or other improper activities committed by VIYI’s shareholders, affiliates, directors, officers and other employees;

•        false or malicious allegations or rumors about VIYI or its shareholders, affiliates, directors, officers, and other employees;

•        user complaints about the quality of VIYI’s products and services;

•        copyright or patent infringements involving VIYI and contents offered on VIYI’s platforms; and

•        governmental and regulatory investigations or penalties resulting from VIYI’s failure to comply with applicable laws and regulations.

In addition to traditional media, there has been an increasing use of social media platforms and similar devices in China, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of users and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as its impact without affording VIYI an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning VIYI, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be eliminated entirely or mitigated and may materially harm VIYI’s reputation, business, financial condition and results of operations.

VIYI’s failure to protect intellectual property rights may undermine its competitive position.

VIYI believes that its patents, copyrights, trademarks and other intellectual property are essential to the success of VIYI. VIYI depends to a large extent on the ability to develop and maintain the intellectual property rights relating to VIYI’s central processing algorithm solutions and products. VIYI has devoted considerable time and energy to the development and improvement of software, middleware, websites, and intellectual property.

VIYI relies primarily on a combination of patents, copyrights, trademarks and trade secrets laws, and contractual restrictions for the protection of the intellectual property used in VIYI’s business. Nevertheless, these provide only limited protection and the actions VIYI takes to protect intellectual property rights may not be adequate. VIYI’s trade secrets may become known or be independently discovered by competitors. VIYI may have no rights or limited rights to stop others’ use of VIYI’s information, including intellectual property. Moreover, to the extent that VIYI’s employees or third parties with whom VIYI does business use intellectual property owned by others in their work for VIYI, disputes may arise as to the rights to such intellectual property. Furthermore, it is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement, and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Contractual restrictions may be breached by counterparties, and there may not be adequate remedies available to VIYI for any such breach. Accordingly, VIYI may not be able to effectively protect intellectual property rights or to enforce VIYI’s contractual rights in China. Preventing any unauthorized use of VIYI’s intellectual property is difficult and costly and the steps VIYI takes may be inadequate to prevent the misappropriation of company intellectual property. In the event that VIYI resorts to litigation to enforce intellectual property rights, such litigation could result in substantial costs and a diversion of VIYI’s managerial and financial resources. VIYI cannot provide assurance that VIYI will prevail in such litigation. Any failure in protecting or enforcing VIYI’s intellectual property rights could have a material adverse effect on its business, financial condition and results of operations.

VIYI’s services or solutions could infringe upon the intellectual property rights of others or VIYI might lose its ability to utilize the intellectual property of others.

VIYI cannot be sure that its services and solutions do not infringe on the intellectual property rights of third parties, and these third parties could claim that VIYI or its clients are infringing upon their intellectual property rights. These claims could harm VIYI’s reputation, cause VIYI to incur substantial costs or prevent it from offering some services or solutions in the future. Any related proceedings could require VIYI to expend significant resources over an extended period of time. Any claims or litigation in this area could be time-consuming and costly, damage VIYI’s reputation and/or require it to incur additional costs to obtain the right to continue to offer a service or solution to VIYI’s customers. If VIYI cannot secure this right at all or on reasonable terms, or if it cannot substitute alternative technology, then VIYI’s results of operations could be materially adversely affected. The risk of infringement claims against VIYI may increase as VIYI expands upon its industry software solutions.

Additionally, in recent years, individuals and firms have purchased intellectual property assets in order to assert claims of infringement against technology providers and customers that use such technology. Any such action naming VIYI or its clients could be costly to defend or lead to an expensive settlement or judgment against VIYI. Moreover, such an action could result in an injunction being ordered against VIYI’s client or its services or operations, causing further damages.

In addition, VIYI relies on third-party software in providing some of VIYI’s services and solutions. If VIYI loses its ability to continue using such software for any reason, including in the event that the software is found to infringe the rights of others, VIYI will need to obtain substitute software or seek alternative means of obtaining the technology necessary to continue to provide such services and solutions. VIYI’s inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect VIYI’s results of operations. In addition, the application and interpretation of intellectual property right laws as well as the procedures and standards for granting trademarks, patents, copyrights, know-how and other intellectual property rights are constantly evolving and may be uncertain, so VIYI cannot assure you that the courts or regulatory authorities will agree with VIYI’s legal analysis. If VIYI is ruled to have violated the intellectual property rights of a third party, VIYI may be liable for infringement activities, or may be prohibited from using the intellectual property rights, and VIYI may incur licensing fees or be forced to develop alternatives. In this case, VIYI’s business and financial condition may be materially and adversely affected.

VIYI may not be able to protect its source code from copying if there is an unauthorized disclosure.

Source code, the detailed program commands for VIYI’s middleware and software programs and solutions, is critical to VIYI’s business. Although VIYI licenses portions of its application and operating system source code to several licensees, VIYI takes significant measures to protect the secrecy of large portions of VIYI’s source code. If VIYI’s source code leaks, VIYI might lose future trade secret protection for that code. It may then become easier for third parties to compete with VIYI’s products by copying functionality, which could adversely affect VIYI’s revenue and operating margins.

Third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to VIYI’s trademarks, brand or websites, or misappropriate VIYI’s data and copy VIYI’s platform, all of which could cause confusion to VIYI’s users, divert online customers away from VIYI’s products and services or harm its reputation.

To divert potential customers from VIYI to such competitors’ or third parties’ websites or platforms, competitors and other third parties may purchase (i) trademarks that are similar to VIYI’s trademarks and (ii) keywords that are confusingly similar to VIYI’s brand or websites in internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert potential customers from VIYI to such competitors’ or third parties’ websites or platforms. Preventing such unauthorized use is inherently difficult. If VIYI is unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential customers away from VIYI’s platform to competing, irrelevant or potentially offensive platform, which could harm VIYI’s reputation and cause VIYI to lose revenue.

VIYI’s business is highly dependent on the proper functioning and improvement of its information technology systems and infrastructure. VIYI’s business and operating results may be harmed by service disruptions, or by VIYI’s failure to timely and effectively scale up and adjust VIYI’s existing technology and infrastructure.

VIYI’s business depends on the continuous and reliable operation of VIYI’s information technology (“IT”) systems. VIYI’s IT systems are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking and other attempts to harm VIYI’s IT systems. Disruptions, failures, unscheduled service interruptions or a decrease in connection speeds could damage VIYI’s reputation and cause VIYI’s customers and end-users to migrate to its competitors’ platforms. If VIYI experiences frequent or constant service disruptions, whether caused by failures of VIYI’s own IT systems or those of third-party service providers, then VIYI’s user experience may be negatively affected, which in turn may have a material and adverse effect on VIYI’s reputation and business. VIYI may not be successful in minimizing the frequency or duration of service interruptions. As the number of VIYI’s end-users increases and more user data are generated on VIYI’s platform, it may be required to expand and adjust technology and infrastructure to continue to reliably store and process content.

VIYI’s operations depend on the performance of the Internet infrastructure and fixed telecommunications networks in China, which may experience unexpected system failure, interruption, inadequacy or security breaches.

Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, VIYI primarily relies on a limited number of telecommunication service providers to provide VIYI with data communications capacity through local telecommunications lines and Internet data centers to host VIYI’s servers. VIYI has limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s Internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. Web traffic in China has experienced significant growth during the past few years. Effective bandwidth and server storage at Internet data centers in large cities such as Beijing and Shenzhen are scarce. With the expansion of VIYI’s business, it may be required to upgrade technology and infrastructure to keep up with the increasing traffic on its platform. VIYI cannot assure you that the Internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage. If VIYI cannot increase its capacity to deliver online services, then it may not be able to expand its customer base, and the adoption of VIYI’s services may be hindered, which could adversely impact its business and profitability.

In addition, VIYI has no control over the costs of the services provided by telecommunication service providers. If the prices VIYI pays for telecommunications and Internet services rise significantly, VIYI’s results of operations may be materially and adversely affected. Furthermore, if Internet access fees or other charges to Internet users increase, some users may be prevented from accessing the mobile Internet and thus cause the growth of mobile Internet users to decelerate. Such deceleration may adversely affect VIYI’s ability to continue to expand VIYI’s user base.

VIYI uses third-party services and technologies in connection with VIYI’s business, and any disruption to the provision of these services and technologies to VIYI could result in adverse publicity and a slowdown in the growth of VIYI’s users, which could materially and adversely affect VIYI’s business, financial condition and results of operations.

VIYI’s business partially depends on services provided by, and relationships with, various third parties. Some third-party software VIYI uses in its operations is currently publicly available and free of charge. If the owner of any such software decides to charge users or no longer makes the software publicly available, then VIYI may need to incur significant costs to obtain licensing, find replacement software or develop it on VIYI’s own. If VIYI is unable to obtain licensing, find or develop replacement software at a reasonable cost, or at all, VIYI’s business and operations may be adversely affected.

VIYI exercises no control over the third parties with whom VIYI has business arrangements. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with VIYI, then VIYI could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on VIYI’s business, financial condition and results of operations.

VIYI’s insurance policies may not provide adequate coverage for all claims associated with its business operations.

VIYI maintains various insurance policies, such as group personal accident insurance and corporate employee benefits insurance. However, VIYI’s insurance coverage is still limited in terms of amount, scope and benefit. Insurance companies in China offer limited business insurance products. VIYI does not have any business liability or disruption insurance coverage for VIYI’s operations in China. Any business disruption may result in VIYI’s incurring substantial costs and the diversion of VIYI’s resources. Any uninsured business disruption, litigation or legal proceedings or natural disasters, such as epidemics, pandemics or earthquakes, or other events beyond VIYI’s control could result in substantial costs and the diversion of VIYI’s management’s attention. If VIYI was to be held liable for uninsured losses or amounts and claims for insured losses exceeding the limits of its insurance coverage, then VIYI’s business, financial condition, and results of operations may be materially and adversely affected as a result.

VIYI may be subject to claims, disputes or legal proceedings in the ordinary course of its business. If the outcome of these proceedings is unfavorable to VIYI, then VIYI’s business, results of operations and financial condition could be adversely affected.

VIYI may be subject to claims, disputes, or legal proceedings in the ordinary course of its business from time to time, which could adversely affect VIYI’s business, results of operations and financial condition. VIYI may receive formal and informal inquiries from governmental authorities and regulators regarding VIYI’s compliance with applicable laws and regulations, many of which are evolving and subject to interpretation. Claims arising out of actual or alleged violations of laws could be asserted against VIYI by VIYI’s employees, customers, media partners, competitors, governmental entities in civil or criminal investigations and proceedings or other third parties. These claims could be asserted under a variety of laws, including but not limited to advertising laws, Internet information services laws, intellectual property laws, unfair competition laws, data protection and privacy laws, labor and employment laws, securities laws, real estate laws, tort laws, contract laws, property laws and employee benefit laws. VIYI may also be subject to lawsuits due to actions by VIYI’s media partners or advertising customers.

There can be no guarantee that VIYI will be successful in defending itself in legal and arbitration actions or in asserting VIYI’s rights under various laws. If the outcome of these proceedings is unfavorable to VIYI, then VIYI’s business, results of operations and financial conditions could be adversely affected. Even if VIYI is successful in its attempt to defend itself in legal and arbitration actions or to assert VIYI’s rights under various laws, enforcing VIYI’s rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions may expose VIYI to negative publicity, substantial monetary damages and legal defense costs, injunctive relief, and criminal and civil fines and penalties, including but not limited to suspension or revocation of VIYI’s licenses to conduct business.

VIYI may need additional capital to support or expand its business, and VIYI may be unable to obtain such capital in a timely manner or on acceptable terms, if at all.

Although VIYI believes that VIYI’s anticipated cash flows from operating activities, together with cash on hand, will be sufficient to meet VIYI’s anticipated working capital requirements and capital expenditures in the ordinary course of business for the next twelve months, VIYI cannot assure you this will be the case. VIYI may also need additional cash resources in the future if it pursues opportunities for investments, acquisitions or similar actions. If VIYI determines that its cash requirements exceed the amount of cash and cash equivalents VIYI has on hand at the time, VIYI may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to VIYI’s shareholding. The incurrence of indebtedness would result in increased fixed obligations and could result in operational and financial covenants that would restrict VIYI’s operations. VIYI has historically used bank borrowings to partially finance operations. VIYI cannot assure you that additional financing will be available in amounts sufficient or on terms acceptable to VIYI, if at all.

New Venus will be a “controlled company” within the meaning of the applicable Nasdaq listing rules and, as a result, will qualify for exemptions from certain corporate governance requirements. If New Venus relies on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Upon the closing of this offering, WiMi will control 63.32% of the voting power of New Venus outstanding ordinary shares. As a result, New Venus will be a “controlled company” within the meaning of applicable Nasdaq Stock Market Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as New Venus remains a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of New Venus’ board of directors must be independent directors or that New Venus must establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

VIYI’s business may be materially and adversely affected by the effects of natural disasters, health epidemics or similar situation. In particular, the COVID-19 pandemic has already and may continue to cause negative impacts to the VIYI’s business, results of operations and financial condition.

VIYI’s business could be materially and adversely affected by natural disasters, such as earthquakes, floods, blizzards, typhoons or fire accidents, epidemics such as avian flu, swine flu, Severe Acute Respiratory Syndrome (or SARS), Ebola, Zika, COVID-19, or other events, such as acts of war, terrorism, environmental accidents, power shortages or communication interruptions.

Since the beginning of 2020, the COVID-19 pandemic has caused temporary closures of shops and facilities in China and around the world. VIYI’s business growth in 2020 was negatively affected as a result of the COVID-19 pandemic, and VIYI incurred additional implementation costs and general and administrative expenses, which resulted in a decrease in VIYI’s operating income and net income in 2020. As COVID-19 has negatively affected the broader Chinese economy and the global economy, China may continue to experience lower domestic consumption, higher unemployment, severe disruptions to exporting of goods to other countries and greater economic uncertainty, all of which may materially and adversely affect VIYI’s business and results of operations. Potential impacts of the COVID-19 pandemic include, but not limited to the following aspects:

•        Temporary closure of offices, travel restrictions or business suspension of VIYI’s customers’ business have already affected and may continue to adversely affect the demand for VIYI’s services;

•        VIYI’s suppliers may experience supply chain disruption, which could significantly reduce goods supply;

•        VIYI’s customers may request additional time for payment or may not pay VIYI at all, which could significantly increase the amount and turnover days of VIYI’s trade receivables, and require VIYI to record additional allowance for doubtful accounts;

•        Any precautionary measure taken to minimize the risks of COVID-19, including travel restriction, quarantine, provisional request of remote work for employees, cancellation or postponement of industry activities and business travel, could damage VIYI’s efficiency and productivity during the above-mentioned period and incur additional costs, slow down the brand promotion and marketing efforts, causing short-term fluctuation to VIYI’s results of operations.

Due to the uncertain nature of the COVID-19 pandemic, it is impossible to reasonably estimate the financial impact brought by the outbreak and countermeasures of COVID-19 pandemic for the time being. While most of the restrictions on movement within China have been relaxed as of the date of this proxy statement/prospectus, there is great uncertainty as to the future progress of the pandemic. Relaxation of restrictions on economic and social life may lead to new cases, which may lead to re-imposition of restrictions. Consequently, the COVID-19 pandemic may materially adversely affect VIYI’s business, financial condition and results of operations in 2021. The extent to which this pandemic impacts VIYI’s results of operations will depend on future developments which are highly uncertain and unpredictable, including new outbreaks of COVID-19, the severity of the virus infection, the effectiveness and availability of vaccines, and future actions VIYI or the authorities may take in response to these developments.

VIYI may be materially and adversely affected by the complexity, uncertainties and changes in PRC regulation of the Internet industry and companies.

In the opinion of VIYI’s PRC counsel, the VIE and its subsidiary in the PRC currently have obtained the necessary permits and licenses to operate its business in China. However, the PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulations of the Internet business include, but are not limited to, the following:

•        There are uncertainties relating to the regulation of the Internet business in China, including evolving licensing practices and the requirement for real-name registrations. Permits, licenses or operations at some of VIYI’s subsidiaries and PRC variable interest entity levels may be subject to challenge, VIYI may not be able to timely obtain or maintain all the required licenses or approvals, permits, or to complete filing, registration or other formalities necessary for VIYI’s present or future operations, and VIYI may not be able to renew certain permits or licenses or renew certain filing or registration or other formalities.

•        The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office. The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry. VIYI is unable to determine what policies this new agency or any new agencies to be established in the future may have or how they may interpret existing laws, regulations and policies and how they may affect VIYI. Further, new laws, regulations or policies may be promulgated or announced that will regulate Internet activities, including online video and online advertising businesses. If these new laws, regulations or policies are promulgated, additional licenses may be required for VIYI’s operations. If VIYI’s operations do not comply with these new regulations after they become effective, or if VIYI fails to obtain any licenses required under these new laws and regulations, VIYI could be subject to penalties, and VIYI’s business could be disrupted.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including VIYI’s business. There are also risks that VIYI may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China’s regulation of Internet business.

VIYI’s business generates and processes a large amount of data, and VIYI is required to comply with PRC laws and regulations relating to cyber security. These laws and regulations could create unexpected costs, subject VIYI to enforcement actions for compliance failures, or restrict portions of VIYI’s business or cause VIYI to change its data practices or business model.

VIYI’s business generates and processes a large quantity of data. VIYI faces risks inherent in handling and protecting large volume of data. In particular, VIYI faces a number of challenges relating to data VIYI collects through its game distribution platform, including:

•        protecting the data in and hosted on VIYI’s system, including against attacks on VIYI’s system by outside parties or fraudulent behavior or improper use by VIYI’s employees;

•        addressing concerns related to privacy and sharing, safety, security and other factors; and

•        complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to this data.

Governments around the world, including the PRC government, have enacted or are considering legislation related to online businesses. There may be an increase in legislation and regulation related to the collection and use of anonymous internet user data and unique device identifiers, such as IP address or mobile unique device identifiers, and other data protection and privacy regulation. The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. VIYI may be required by Chinese governmental authorities to share personal information and data that VIYI collects to comply with PRC laws relating to cybersecurity. All these laws and regulations may result in additional expenses to VIYI and any non-compliance may subject VIYI to negative publicity which could harm its reputation and negatively affect the trading price of VIYI’s ordinary shares. There are also uncertainties with respect to how these laws will be implemented in practice. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. VIYI expects that these areas will receive greater attention and focus from regulators, as well as attract continued or greater public scrutiny and attention going forward, which could increase VIYI’s compliance costs and subject it to heightened risks and challenges associated with data security and protection. If VIYI is unable to manage these risks, VIYI could become subject to penalties, fines, suspension of business and revocation of required licenses, and VIYI’s reputation and results of operations could be materially and adversely affected. In addition, regulatory authorities around the world have recently adopted or are considering a number of legislative and regulatory proposals concerning data protection. These legislative and regulatory proposals, if adopted, and the uncertain interpretations and application thereof could, in addition to the possibility of fines, result in an order requiring that VIYI change its data practices, which could have an adverse effect on VIYI’s business and results of operations.

VIYI may be liable for improper use or appropriation of personal information provided directly or indirectly by its customers or end users.

VIYI may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to VIYI are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

VIYI expects to obtain information about various aspects of its operations as well as regarding its employees and third parties. VIYI also maintains information about various aspects of its operations as well as regarding its employees. The integrity and protection of VIYI’s customer, employee and company data is critical to its business. VIYI’s customers, end users and employees expect that VIYI will adequately protect their personal information. VIYI is required by applicable laws to keep strictly confidential the personal information that it collects, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. VIYI does not know what regulations will be adopted or how such regulations will affect VIYI and its listing on Nasdaq. In the event that the Cyberspace Administration of China determines that VIYI is subject to these regulations, VIYI may be required to delist from Nasdaq and VIYI may be subject to fines and penalties.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which will take effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of VIYI’s products and services and could have an adverse impact on VIYI’s business.

Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like VIYI, VIYI faces uncertainties as to whether such clearance can be timely obtained, or at all.

If the new PRC Data Security Law is enacted in September, VIYI will not be subject to the cybersecurity review by the CAC for this offering, given that: (i) VIYI’s products and services are offered not directly to individual users but through VIYI’s business customers; (ii) VIYI does not possess a large amount of personal information in VIYI’s business operations; and (iii) data processed in VIYI’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Draft Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Draft Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, VIYI will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on VIYI.

On August 20, 2021, the Standing Committee of the NPC approved the Personal Information Protection Law (“PIPL”), which will become effective on November 1, 2021. The PIPL regulates collection of personal identifiable information and seeks to address the issue of algorithmic discrimination. Companies in violation of the PIPL may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. VIYI offers its central processing algorithm services mainly to corporate clients and has limited interactions with individual end-users, which means VIYI’s potential access or exposure to end-users’ personal identifiable information is limited. However, in the event VIYI inadvertently accesses or becomes exposed to end-users’ personal identifiable information, through its corporate clients’ end-user-facing applications which access or store end users’ personal identifiable information, then VIYI may face heightened exposure to the PIPL.

VIYI cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as VIYI does, and there is no assurance that VIYI can fully or timely comply with such laws. In the event that VIYI is subject to any mandatory cybersecurity review and other specific actions required by the CAC, VIYI faces uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, VIYI may be further required to suspend VIYI’s relevant business, shut down VIYI’s website, or face other penalties, which could materially and adversely affect its business, financial condition, and results of operations.

VIYI, its subsidiaries and VIE have a limited customer base and depend on a small number of customers for a significant portion of revenues which may result in heightened concentration risk.

Due to the nature of VIYI’s business and its limited operating history, VIYI, its subsidiaries, and the VIE, have a limited customer base and have depended on a small number of customers for a significant portion of revenues. For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, VIYI and the VIEs had 124, 157, and 161 customers who engaged VIYI and the VIE to provide central processing algorithm services, respectively. For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, VIYI and the VIE derived 12.1%, 25.2%, and 24.6% of VIYI and the VIE’s total revenues from a single largest, two largest and a single largest customers, respectively. In terms of accounts receivable for the years ended December 31, 2019 and 2020, and the nine months ended September 30, 2021, VIYI and the VIE derived 10.1%, 58.6%, and 34.5% of VIYI and the VIE’s accounts receivable from a single largest customer, two largest customers, and a single customer, respectively.

VIYI and the VIE’s ability to maintain close relationships with its top customers is essential to the growth and profitability of VIYI’s business. If VIYI fails to retain these top customers in any particular period, or if a large customer enters into fewer engagements with VIYI and the VIE, or fails to enter into any engagements with VIYI and the VIE, or if VIYI and the VIE fails to develop additional major customers, or if VIYI and the VIE fails to develop additional major customers, then VIYI and the VIE’s revenue could decline, which may adversely affect VIYI’s results of operations.

VIYI, its subsidiaries and the VIE depend on a limited number of vendors for a significant portion of its purchase which may result in heightened concentration risk.

VIYI, its subsidiaries, and the VIE also conduct business with a limited number of vendors. For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, 81.2%, 73.5%, and 55.7% of VIYI and the VIE’s total purchases were from four, four and three vendors in 2019, 2020, and the nine months ended September 30, 2021, respectively. In terms of accounts payable for the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, 63.7%, 93.6%, and 88% of VIYI and the VIE’s accounts payable were from two, three and five vendors in 2019, 2020, and the nine months ended September 30, 2021, respectively.

VIYI’s financial results could be materially and adversely affected if any one supplier fails to fulfill its contractual obligations, or if VIYI is unable to find other suppliers to provide the same level of supplies. In addition, VIYI cannot assure you that performance by third-party vendors will be satisfactory, and if they under-perform, it will have a material adverse effect on the cash flows or profitability of VIYI’s business.

Risk Factors Relating to VIYI’s Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating VIYI’s businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or their interpretation change in the future, VIYI could be subject to severe penalties or be forced to relinquish VIYI’s interests in those operations.

Foreign ownership of the telecommunication business and certain other businesses in China is extensively regulated and subject to numerous restrictions. Pursuant to the Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition), or the Negative List, and Administrative Provisions on Foreign-Invested Telecommunications Enterprises (Revised in 2016), foreign investors are generally not allowed to own more than 50% of the equity interests in a commercial internet content provider or other value-added telecommunication service provider other than operating e-commerce, and the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Negative List, Administrative Provisions on Foreign-Invested Telecommunications Enterprises (Revised in 2016) and other applicable laws and regulations. In addition, foreign investors are prohibited from investing in companies engaged in online operating business, internet audio-visual programs business, internet culture business and radio and television program production business.

VIYI is a Cayman Islands exempted company and its PRC subsidiaries are currently considered foreign-invested enterprises. Accordingly, none of VIYI’s PRC subsidiaries are eligible to operate internet content services, online culture activities or other businesses which foreign-owned companies are prohibited or restricted from conducting in the PRC. To ensure strict compliance with the PRC laws and regulations, VIYI conducts such business activities through the VIEs and their subsidiaries. VIYI’s subsidiaries in the PRC have entered into a series of contractual arrangements with the VIEs and their respective shareholders, in order for VIYI to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive option to purchase the equity interests in the VIEs. As a result of these contractual arrangements, VIYI has control over and is the primary beneficiary of the VIEs and hence consolidates their financial results as the VIEs under U.S. GAAP.

In the opinion of VIYI’s PRC counsel: (a) VIYI’s ownership structure and contractual agreements with the VIE comply with PRC laws and do not and will not violate applicable PRC laws currently in effect; (b) each of the agreements between VIYI and the VIE and the associated contractual agreements which form the basis of VIYI’s control over Shenzhen Yitian is valid, binding and enforceable in accordance with its terms and applicable PRC laws currently in effect, and will not violate any applicable PRC laws currently in effect. However, VIYI has been further advised by its PRC counsel that there are substantial uncertainties regarding the interpretation and application of the current and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from the opinions from VIYI’s PRC counsel stated above.

If the PRC government finds that VIYI’s contractual arrangements do not comply with its restrictions on foreign investment in the telecommunication business and certain other businesses, or if the PRC government otherwise finds that VIYI, the VIEs, or any of its subsidiaries is in violation of PRC laws or regulations or lacks the necessary permits or licenses to operate VIYI’s business, the relevant PRC regulatory authorities, including the MIIT and the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), would have broad discretion in dealing with such violations or failures, including:

•        revoking the business licenses and/or operating licenses of such entities;

•        discontinuing or placing restrictions or onerous conditions on VIYI’s operation through any transactions between its PRC subsidiaries and VIEs;

•        imposing fines, confiscating the income from VIYI’s PRC subsidiaries or the VIEs, or imposing other requirements with which VIYI or the VIEs may not be able to comply;

•        requiring VIYI to restructure ownership structure or operations, including terminating the contractual arrangements with the VIEs and deregistering the equity pledges of the VIEs, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over the VIEs; or

•        restricting or prohibiting VIYI’s use of the proceeds it receives from its offshore financing activities to finance VIYI’s business and operations in China.

Any of these events could cause significant disruption to VIYI’s business operations and severely damage VIYI’s reputation, which would in turn materially and adversely affect VIYI’s business, financial condition and results of operations. If occurrence of any of these events results in VIYI’s inability to direct the activities of the VIEs or assert VIYI’s contractual control rights over the assets of VIYI’s PRC subsidiaries that most significantly impacts their economic performance and/or VIYI’s failure to receive the economic benefits from the VIEs, VIYI may not be able to consolidate the entities in VIYI’s consolidated financial statements in accordance with U.S. GAAP and VIYI’s shares may decline in value or become worthless.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of VIYI’s current corporate structure, corporate governance and business operations.

In March 2019, the Standing Committee of the National People’s Congress of the PRC passed the Foreign Investment Law of the People’s Republic of China (“Foreign Investment Law”). Among other things, the Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted by foreign individuals, enterprises and other organizations (collectively, the “Foreign Investors”) in a direct or indirectly manner, including any of the following circumstances: (1) the foreign investor establishes a foreign-invested enterprise within the territory of China, independently or jointly with any other investor; (2) the foreign investor acquires shares, equities, property shares or any other similar rights and interests of an enterprise within the territory of China; (3) the foreign investor makes investment to initiate a new project within the territory of China, independently or jointly with any other investor; and (4) the foreign investor makes investment in any other way stipulated by laws, administrative regulations or provisions of the State Council. The Foreign Investment Law leaves uncertainty with respect to whether Foreign Investors control PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment.” PRC governmental authorities will administrate foreign investment by applying the principal of pre-entry national treatment together with a “negative list” (the “Negative List”, which shall be promulgated by or promulgated with approval by the State Counsel), to be specific, Foreign Investors are prohibited from making any investments in the fields which are catalogued into prohibited industries for foreign investment based on the Negative List, while Foreign Investors are allowed to make investments in the restricted industries provided that all the requirements and conditions as set forth in the Negative List have been satisfied; when Foreign Investors make investments in the fields other than those included in the Negative List, the national treatment principle shall apply. Besides, certain approval and/or filing requirements shall be fulfilled in accordance with applicable foreign investment laws and regulations.

The internet content service and online culture activities that VIYI conducts through the VIEs are subject to Special Management Measures for the Market Entry of Foreign Investment (Negative List) (2020 Version) (the “2020 Negative List”) issued by MOFCOM and the National Development and Reform Commission. It is unclear whether any new “negative list” to be issued under the Foreign Investment Law will be different from the 2020 Negative List. If VIYI’s control over the VIEs through contractual arrangements are deemed as foreign investment in the future, and any business of the VIEs is restricted or prohibited from foreign investment under the “negative list” effective at the time, VIYI may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow VIYI to have control over the VIEs may be deemed as invalid and illegal, and VIYI may be required to unwind such contractual arrangements and/or restructure VIYI’s business operations, any of which may have a material adverse effect on VIYI’s business operation.

VIYI relies on contractual arrangements with the VIEs and their respective shareholders for VIYI’s operations in China, which may not be as effective in providing operational control as direct ownership.

VIYI has relied and expects to continue to rely on contractual arrangements with the VIEs, and their respective shareholders, and certain of their subsidiaries to operate VIYI’s business in China. These contractual arrangements may not be as effective as direct ownership in providing VIYI with control over the VIEs and may incur substantial costs to enforce the VIE Agreements. For example, the VIEs and their respective shareholders could breach their contractual arrangements with VIYI by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to VIYI’s interests. The revenues contributed by the VIEs and their subsidiaries constituted substantially all of VIYI’s revenues in 2019 and 2020.

If VIYI had direct ownership of the VIEs, it would be able to exercise VIYI’s rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, VIYI relies on the performance by the VIEs and their respective shareholders of their respective obligations under the contracts to exercise control over the VIEs. The shareholders of the VIEs may not act in the best interests of the company or may not perform their obligations under these contracts. Such risks exist throughout the period in which VIYI intends to operate certain portions of VIYI’s business through the contractual arrangements with the VIEs. If any dispute relating to these contracts remains unresolved, VIYI will have to enforce its rights under these contracts through arbitration, litigation or other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, VIYI’s contractual arrangements with the VIEs may not be as effective in controlling its business operations as direct ownership.

Any failure by the VIEs or their respective shareholders to perform their obligations under VIYI’s contractual arrangements with them would have a material and adverse effect on VIYI’s business.

If the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, VIYI may have to incur substantial costs and expend additional resources to enforce such arrangements. VIYI may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which VIYI cannot assure will be effective under PRC law. For example, if the shareholders of the VIEs refuse to transfer its equity interest in the VIEs to VIYI’s PRC subsidiaries or their designees after VIYI exercises its purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith or otherwise fail to fulfill their contractual obligations, VIYI may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIEs, VIYI’s ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third parties were to impair VIYI’s control over the VIEs, then VIYI’s ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on VIYI’s business, operations and financial condition.

VIYI’s shareholders or the shareholders of the VIEs may have potential conflicts of interest with VIYI, which may materially and adversely affect VIYI’s business.

The shareholders of the VIEs may have actual or potential conflicts of interest with VIYI. These shareholders may breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements VIYI has with them and the VIEs, which would have a material and adverse effect on VIYI’s ability to effectively control the VIEs and receive economic benefits from them. For example, the shareholders may be able to cause VIYI’s agreements with the VIEs to be performed in a manner adverse to VIYI by, among other things, failing to remit payments due under the contractual arrangements to VIYI on a timely basis. VIYI cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of VIYI or such conflicts will be resolved in VIYI’s favor. Currently, VIYI does not have any arrangements to address potential conflicts of interest between these shareholders and VIYI’s company. If VIYI cannot resolve any conflict of interest or dispute between VIYI and these shareholders, VIYI would have to rely on legal proceedings, which could result in disruption of VIYI’s business and subject VIYI to substantial uncertainty as to the outcome of any such legal proceedings.

All the agreements under VIYI’s contractual arrangements with the VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

All the agreements under VIYI’s contractual arrangements with the VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit VIYI’s ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event VIYI is unable to enforce these contractual arrangements, or if VIYI suffers significant delay or other obstacles in the process of enforcing these contractual arrangements, VIYI may not be able to exert effective control over the VIEs, and VIYI’s ability to conduct business may be negatively affected.

VIYI may lose the ability to use and enjoy assets held by the VIEs and their subsidiaries that are important to VIYI’s business if the VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

As part of VIYI’s contractual arrangements with the VIEs, they hold certain assets that are material to the operations of certain portion of VIYI’s business. If any of the VIEs go bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, VIYI may be unable to continue some or all of VIYI’s business activities, which could materially and adversely affect VIYI’s business, financial condition and results of operations. Under the contractual arrangements, the VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without VIYI’s prior consent. If any of the VIEs undergoes a voluntary or involuntary liquidation proceeding, the independent third-party creditors may claim rights to some or all of these assets, thereby hindering VIYI’s ability to operate VIYI’s business, which could materially and adversely affect VIYI’s business, financial condition and results of operations

Contractual arrangements VIYI has entered into with the VIEs may be subject to scrutiny by the PRC tax authorities. A finding that VIYI owe additional taxes could negatively affect its financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. VIYI could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between VIYI and the VIEs were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing VIYI’s PRC subsidiaries tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. VIYI’s financial position could be materially and adversely affected if the VIEs’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

If the chops of VIYI’s PRC subsidiaries, the VIEs and their respective subsidiaries, are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of VIYI’s PRC subsidiaries and VIEs are generally held securely by personnel designated or approved by VIYI in accordance with its internal control procedures.

To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, VIYI could experience disruption to VIYI’s normal business operations. VIYI may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from VIYI’s operations.

The PRC government exerts substantial influence over the manner in which VIYI, its subsidiaries, and the VIE must conduct its business activities. VIYI is currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if VIYI or the VIE were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. VIYI’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central data security, anti-monopoly policies or local PRC governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on VIYI’s part to ensure its compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require VIYI to divest itself of any interest it then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

Additionally, on July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities. However, the Opinions did not provide detailed rules and regulations. As a result, uncertainties remain regarding the interpretation and implementation of the Opinions.

As such, VIYI and the VIE’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. VIYI and the VIE could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. VIYI and the VIE may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether VIYI will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although VIYI is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, VIYI’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Risks Factors Relating to Doing Business in China

Adverse changes in China’s economic, political or social conditions or government policies could have a material adverse effect on VIYI’s business, financial condition and results of operations.

Substantially all of VIYI’s revenues are generally sourced from China. Accordingly, VIYI’s results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. The Chinese government has implemented measures to encourage economic growth and guide the allocation of the resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on VIYI. For example, VIYI’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect VIYI’s business and operating results, lead to reduction in demand for VIYI’s services and adversely affect VIYI’s competitive position.

A severe or prolonged downturn in the PRC or global economy and political tensions between the United States and China could materially and adversely affect VIYI’s business and VIYI’s financial condition.

The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The Chinese economy has shown slower growth compared to the previous decade since 2012 and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility.

If VIYI plans to expand its business internationally and do business cross-border in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for VIYI’s products and services, impact VIYI’s competitive position, or prevent VIYI from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect VIYI’s business, financial condition, and results of operations. In particular, there have been heightened tensions in international economic relations between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what the U.S. government characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020. Although the direct impact of the current international trade tension, and any escalation of such tension, on the AR industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact VIYI’s business, financial condition and results of operations.

Furthermore, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on December 18, 2020, U.S. President Donald J. Trump signed the Holding Foreign Companies Accountable Act into law, which requires the SEC to propose rules within 90 days after its enactment to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over the counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. The Holding Foreign Companies Accountable Act and any proposed SEC rules may have a material and adverse impact on the stock performance of China-based companies listed in the United States. In addition, the recent market panics over the global outbreak of COVID-19 materially and negatively affected the global financial markets in March 2020, which may cause potential slowdown of the global economy. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy and the political tensions between the United States and China may materially and adversely affect VIYI’s business, financial condition, results of operations and prospects.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCA Act”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act. The bill, if enacted, would shorten the three-consecutive-year compliance period under the HFCA Act to two consecutive years. As a result, the time period before VIYI’s securities may be prohibited from trading or delisted will be reduced. On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the Holding Foreign Companies Accountable Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections.

VIYI’s auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this proxy statement/prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess VIYI’s auditor’s compliance with the applicable professional standards. VIYI’s auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021. However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit VIYI’s current auditor to perform work in China, then VIYI would need to change its auditor and the audit workpapers prepared by VIYI’s new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. Furthermore, due to the recent developments in connection with the implementation of the Holding Foreign Companies Accountable Act, VIYI cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to VIYI after considering the effectiveness of VIYI’s auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of VIYI’s financial statements. The requirement in the HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of VIYI in the future if the PCAOB is unable to inspect VIYI’s accounting firm at such future time.

Uncertainties in the promulgation, interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and VIYI.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the promulgation of new rules and explanations and interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. For example, the enforcement of laws and rules and regulations in China can change quickly with little advance notice and there are risks that the Chinese government may intervene or influence VIYI’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in VIYI’s operations and/or the value of VIYI’s ordinary shares.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Specifically, rules and regulations in China can change quickly with little advance notice.

From time to time, VIYI may have to resort to administrative and court proceedings to enforce VIYI’s legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection VIYI enjoys than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, VIYI may not be aware of its violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of VIYI’s contractual, property (including intellectual property) and procedural rights, could materially and adversely affect VIYI’s business and impede VIYI’s ability to continue its operations.

VIYI and the VIEs are subject to extensive and evolving legal system in the PRC, non-compliance with which, or changes in which, may materially and adversely affect VIYI’s and the VIEs’ business and prospects, and may result in a material change in VIYI’s and the VIEs’ operations and/or the value of VIYI’s ordinary shares or could significantly limit or completely hinder VIYI’s and the VIEs’ ability to offer or continue to offer securities to investors and cause the value of VIYI’s securities to significantly decline or be worthless.

PRC companies are subject to various PRC laws, regulations and government policies and the relevant laws, regulations and policies continue to evolve. Recently, the PRC government is enhancing supervision over companies seeking listings overseas and some specific business or activities such as the use of variable interest entities and data security or anti-monopoly. The PRC government may adopt new measures that may affect VIYI’s and the VIEs’ operations, or may exert more oversight and control over offerings conducted outside of China and foreign investment in China-based companies, and VIYI and the VIEs may be subject to challenges brought by these new laws, regulations and policies. However, since these laws, regulations and policies are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. Furthermore, as VIYI and the VIEs may be subject to additional, yet undetermined, laws and regulations, compliance may require VIYI to obtain additional permits and licenses, complete or update registrations with relevant regulatory authorities, adjust VIYI’s and the VIEs’ business operations, as well as allocate additional resources to monitor developments in the relevant regulatory environment. However, under the stringent regulatory environment, it may take much more time for the relevant regulatory authorities to approve new applications for permits and licenses, and complete or update registrations and VIYI cannot assure you that VIYI and the VIEs will be able to comply with these laws and regulations in a timely manner or at all. The failure to comply with these laws and regulations may delay, or possibly prevent, VIYI to conduct business, accept foreign investments, or be listed overseas.

The occurrence of any of these events may materially and adversely affect VIYI’s and the VIEs’ business and prospects and may result in a material change in VIYI’s and the VIEs’ operations and/or the value of VIYI’s ordinary shares or could significantly limit or completely hinder VIYI’s and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of changes causes VIYI unable to direct the activities of the VIEs or lose the right to receive its economic benefits, VIYI may not be able to consolidate the VIEs into VIYI’s consolidated financial statements in accordance with U.S. GAAP, which could cause the value of VIYI’s ordinary shares to significantly decline or become worthless.

Under the PRC enterprise income tax law, VIYI may be classified as a “PRC resident enterprise”, which could result in unfavorable tax consequences to VIYI and its shareholders and have a material adverse effect on VIYI’s results of operations and the value of your investment.

Under the PRC enterprise income tax law that became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, on August 3, 2011, the SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which became effective on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 further clarifies the resident status determination, post-determination administration as well as competent tax authorities.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise group instead of those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

VIYI believes that none of its entities outside of China is a PRC resident enterprise for PRC tax purposes even if the standards for “de facto management body” prescribed in the SAT Circular 82 are applicable to VIYI. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that the company or any of VIYI’s subsidiaries outside of China is a PRC resident enterprise for enterprise income tax purposes, VIYI may be subject to PRC enterprise income on VIYI’s worldwide income at the rate of 25%, which could materially reduce VIYI’s net income. In addition, VIYI will also be subject to PRC enterprise income tax reporting obligations.

Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as “tax-exempt income” under the enterprise income tax law, VIYI cannot assure you that dividends by VIYI’s PRC subsidiaries to VIYI’s Cayman Islands holding company will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

Non-PRC resident holders of VIYI’s ordinary shares may also be subject to PRC withholding tax on dividends paid by VIYI and PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is sourced from within the PRC. The tax would be imposed at the rate of 10% in the case of non-PRC resident enterprise holders and 20% in the case of non-PRC resident individual holders. In the case of dividends, VIYI would be required to withhold the tax at source. Any PRC tax liability may be reduced under applicable tax treaties or similar arrangements. Although VIYI’s holding company is incorporated in the Cayman Islands, it remains unclear whether dividends received and gains realized by VIYI’s non-PRC resident holders of VIYI’s ordinary shares will be regarded as income from sources within the PRC if VIYI is classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in VIYI’s ordinary shares.

VIYI cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing and withholding or tax payment obligations with respect to any internal restructuring, and VIYI’s PRC subsidiaries may be requested to assist in the filing. Any PRC tax imposed on a transfer of VIYI’s shares not through a public stock exchange, or any adjustment of such gains would cause VIYI to incur additional costs and may have a negative impact on the value of your investment in the company.

VIYI may not be able to obtain certain benefits under relevant tax treaties on dividends paid by its PRC subsidiaries to VIYI through its Hong Kong subsidiaries.

VIYI is an exempted company with limited liability, used as holding company, incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from VIYI’s PRC subsidiaries, as paid to VIYI through VIYI’s Hong Kong subsidiaries, to satisfy part of VIYI’s liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, and Circular 81 issued by the State Administration of Taxation, such withholding tax rate may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise throughout the 12 months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other requirements. Furthermore, under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, the non-resident enterprises shall determine whether they are qualified for preferential tax treatment under the tax treaties and file relevant reports and materials with the tax authorities. There are also other conditions for benefiting from the reduced withholding tax rate according to other relevant tax rules and regulations. VIYI cannot assure you that its determination regarding VIYI’s Hong Kong subsidiaries’ qualification to benefit from the preferential tax treatment will not be challenged by the relevant PRC tax authority or that VIYI will be able to complete the necessary filings with the relevant PRC tax authority and benefit from the preferential withholding tax rate of 5% under the Double Taxation Avoidance Arrangement with respect to dividends to be paid by VIYI’s PRC subsidiaries to its Hong Kong subsidiaries.

VIYI faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

VIYI faces uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in VIYI by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 7. VIYI faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in VIYI’s offshore subsidiaries or investments. VIYI may be subject to filing obligations or taxed if VIYI is transferor in such transactions, and may be subject to withholding obligations if VIYI is transferee in such transactions under SAT Bulletin 7. For transfer of shares in VIYI by investors that are non-PRC resident enterprises, VIYI’s PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7. As a result, VIYI may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom VIYI purchase taxable assets to comply with these circulars, or to establish that VIYI should not be taxed under these circulars, which may have a material adverse effect on VIYI’s financial condition and results of operations.

Certain judgments obtained against VIYI by its shareholders may not be enforceable.

VIYI is a Cayman Islands exempted company and substantially all of VIYI’s current operations are conducted in China. In addition, most of VIYI’s current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against VIYI or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against VIYI’s assets or the assets of VIYI’s directors and officers.

Implementation of labor laws and regulations in China may adversely affect VIYI’s business and results of operations.

Pursuant to the labor contract law that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Due to lack of detailed interpretative rules and uniform implementation practices and broad discretion of the local competent authorities, it is uncertain as to how the labor contract law and its implementation rules will affect VIYI’s current employment policies and practices. VIYI’s employment policies and practices may violate the labor contract law or its implementation rules, and VIYI may thus be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase VIYI’s operating expenses, in particular VIYI’s personnel expenses. In the event that VIYI decides to terminate some of VIYI’s employees or otherwise change VIYI’s employment or labor practices, the labor contract law and its implementation rules may also limit VIYI’s ability to effect those changes in a desirable or cost-effective manner, which could adversely affect VIYI’s business and results of operations. According to the Social Insurance Law and the Regulations on the Management of Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and housing funds, and the employers must, together with their employees or separately, pay the social insurance premiums and housing funds for such employees.

As the interpretation and implementation of these laws and regulations are still evolving, VIYI cannot assure you that VIYI’s employment practice will at all times be deemed in full compliance with labor-related laws and regulations in China, which may subject VIYI to labor disputes or government investigations. If VIYI is deemed to have violated relevant labor laws and regulations, VIYI could be required to provide additional compensation to VIYI’s employees and VIYI’s business, financial condition and results of operations could be materially and adversely affected.

Further, labor disputes, work stoppages or slowdowns at VIYI’s operations or any of VIYI’s third-party service providers could significantly disrupt daily operation or VIYI’s expansion plans and have a material adverse effect on VIYI’s business.

The M&A Rules and certain other PRC regulations may make it more difficult for VIYI to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, the security review rules issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, VIYI may pursue potential strategic acquisitions that are complementary to VIYI’s business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit VIYI’s ability to complete such transactions, which could affect VIYI’s ability to expand its business or maintain VIYI’s market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. The application and interpretations of M&A Rules are still uncertain, and there is possibility that the PRC regulators may promulgate new rules or explanations requiring that VIYI obtain approval of the Ministry of Commerce for VIYI’s completed or ongoing mergers and acquisitions. There is no assurance that VIYI can obtain such approval from the Ministry of Commerce for VIYI’s mergers and acquisitions, and if VIYI fails to obtain those approvals, VIYI may be required to suspend VIYI’s acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on VIYI’s business, results of operations and corporate structure.

Furthermore, the M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as this offering are subject to the CSRC approval procedures under the M&A Rules. In the opinion of VIYI’s PRC counsel, VIYI is not required to obtain approvals from the CSRC under the M&A Rules for listing and trading of the securities, because (i) the CSRC currently has not issued any definitive rules or interpretations concerning whether offerings are subject to the CSRC approval procedures under the M&A Rules, (ii) VIYI established a WFOE utilizing foreign direct investment that is not through a merger or acquisition of the equity or asset of a “PRC domestic company” as defined under the M&A Rules; and (iii) no explicit provision in the M&A Rules classifies the contractual arrangements between VIYI and the VIEs as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and the opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

PRC regulations relating to offshore investment activities by PRC residents may limit VIYI’s PRC subsidiaries’ ability to increase their registered capital or distribute profits to VIYI or otherwise expose VIYI to liability and penalties under PRC law.

The State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Relating to PRC Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC residents or entities, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 is issued to replace the Circular on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments through Overseas Special Purpose Vehicles. If VIYI’s shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, VIYI’s PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to VIYI, and VIYI may be restricted in its ability to contribute additional capital to VIYI’s PRC subsidiaries. Moreover, failure to comply with SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, VIYI may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest of VIYI, nor can VIYI compel its shareholders to comply with the requirements of SAFE Circular 37. As a result, VIYI cannot assure you that all of its shareholders who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37. Failure by such shareholders to comply with SAFE Circular 37, or failure by VIYI to amend the foreign exchange registrations of its PRC subsidiaries, could subject VIYI to fines or legal sanctions, restrict VIYI’s overseas or cross-border investment activities, limit VIYI’s PRC subsidiaries’ ability to make distributions or pay dividends to VIYI or affect VIYI’s ownership structure, which could adversely affect VIYI’s business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent VIYI from using the proceeds it receives from offshore financing activities to make loans to or make additional capital contributions to VIYI’s PRC subsidiaries, which could materially and adversely affect VIYI’s liquidity and its ability to fund and expand business.

Any transfer of funds by VIYI to its PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to VIYI’s PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by VIYI’s PRC subsidiaries is required to be registered with SAFE or its local branches or filed with SAFE in its information system; and (ii) VIYI’s PRC subsidiaries may not procure loans which exceed the difference between their total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided in the People’s Bank of China Notice No. 9 (“PBOC Notice No. 9”). Any medium- or long-term loan to be provided by VIYI to the VIEs must be registered with the National Development and Reform Commission and SAFE or its local branches. VIYI may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by VIYI to its PRC subsidiaries. If VIYI fails to receive such approvals or complete such registration or filing, VIYI’s ability to use the proceeds it receives from VIYI’s offshore financing activities and to capitalize VIYI’s PRC operations may be negatively affected, which could adversely affect VIYI’s liquidity and ability to fund and expand its business. There is, in effect, no statutory limit on the amount of capital contribution that VIYI can make to its PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for VIYI’s PRC subsidiaries, and VIYI is allowed to make capital contributions to VIYI’s PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries complete the relevant filing and registration procedures.

With respect to loans to the VIYI’s PRC subsidiaries by VIYI, (i) if the PRC subsidiaries adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt Mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries; and (ii) if the PRC subsidiaries adopt the foreign exchange administration mechanism as provided in Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or the PBOC Notice No. 9, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in PBOC Notice No. 9, shall not exceed 200% of the net asset of the PRC subsidiaries. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on VIYI when providing loans to VIYI’s PRC subsidiaries. Currently, VIYI’s PRC subsidiaries have the flexibility to choose between the Current Foreign Debt Mechanism and the Notice No. 9 Foreign Debt Mechanism. However, if a more stringent foreign debt mechanism becomes mandatory, VIYI’s ability to provide loans to VIYI’s PRC subsidiaries or VIYI’s consolidated affiliated entities may be significantly limited, which may adversely affect VIYI’s business, financial condition and results of operations.

The Circular on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, effective as of June 1, 2015, as amended by Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement under the Capital Account, or SAFE Circular 16, effective on June 9, 2016, allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. As a result, VIYI is required to apply Renminbi funds converted from the net proceeds VIYI received from its offshore financing activities within the business scopes of VIYI’s PRC subsidiaries. SAFE Circular 19 and SAFE Circular 16 may significantly limit VIYI’s ability to use Renminbi converted from the net proceeds from VIYI’s offshore financing activities to fund the establishment of new entities in China by the VIEs or their subsidiaries, to invest in or acquire any other PRC companies through VIYI’s PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect VIYI’s business, financial condition and results of operations.

VIYI’s PRC subsidiaries and VIEs are subject to restrictions on paying dividends or making other payments to VIYI, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of VIYI’s ordinary shares.

VIYI is a holding company incorporated in the Cayman Islands. VIYI relies on dividends from its PRC subsidiaries which in turn relies on consulting and other fees paid by the VIEs for VIYI’s cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to VIYI’s shareholders, including holders of VIYI’s ordinary shares, and service any debt VIYI may incur. Current PRC regulations permit VIYI’s PRC subsidiaries to pay dividends to VIYI only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, VIYI’s PRC subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Furthermore, if VIYI’s PRC subsidiaries, the VIEs and their subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to VIYI, which may restrict VIYI’s ability to satisfy VIYI’s liquidity requirements.

In addition, the Enterprise Income Tax Law of the PRC, or the PRC EIT Law, and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Fluctuations in exchange rates could have a material adverse effect on VIYI’s results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and VIYI cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Governmental control of currency conversion may limit VIYI’s ability to utilize revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. VIYI receives substantially all of VIYI’s revenues in Renminbi. Under VIYI’s current corporate structure, VIYI’s Cayman Islands holding company may rely on dividend payments from VIYI’s PRC subsidiaries to fund any cash and financing requirements VIYI may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of VIYI’s PRC subsidiaries in China may be used to pay dividends to VIYI. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, VIYI needs to obtain SAFE approval to use cash generated from the operations of VIYI’s PRC subsidiaries and consolidated affiliated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of VIYI’s shareholders regulated by such policies fail to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents VIYI from obtaining sufficient foreign currencies to satisfy VIYI’s foreign currency demands, VIYI may not be able to pay dividends in foreign currencies to its shareholders.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or VIYI to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, VIYI’s directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by VIYI, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or 2012 SAFE notices, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. VIYI’s executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines, and legal sanctions and may also limit VIYI’s ability to contribute additional capital into VIYI’s PRC subsidiaries and limit VIYI’s PRC subsidiaries’ ability to distribute dividends to VIYI. VIYI also faces regulatory uncertainties that could restrict VIYI’s ability to adopt additional incentive plans for VIYI’s directors, executive officers and employees under PRC law.

The SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, VIYI’s employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. VIYI’s PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If VIYI’s employees fail to pay or VIYI fails to withhold their income taxes according to relevant laws and regulations, VIYI may face sanctions imposed by the tax authorities or other PRC governmental authorities.

VIYI’s leased property interests may be defective and its right to lease the properties affected by such defects may be challenged, which could adversely affect VIYI’s business.

According to the PRC Land Administration Law, land in urban districts is owned by the state. The owner of a property built on state-owned land must possess the proper land and property title certificate to demonstrate that it is the owner of the premises and that it has the right to enter into lease contracts with the tenants or to authorize a third party to sublease the premises. Some of the landlords of VIYI’s leasing center locations have failed to provide the title certificates to VIYI. VIYI’s right to lease the premises may be interrupted or adversely affected if VIYI’s landlords are not the property owners and the actual property owners should appear.

In addition, the title certificate usually records the approved use of the state-owned land by the government and the property owner is obligated to follow the approved use requirement when making use of the property. In the case of failure to utilize the property in accordance with the approved use, the land administration authorities may order the tenant to cease utilizing the premises or even invalidate the contract between the landlord and the tenant. If VIYI’s use of the leased premises is not in full compliance with the approved use of the land, VIYI may be unable to continue to use the property, which may cause disruption to VIYI’s business.

If New Venus is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to New Venus and its non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Venus believes it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Venus is a PRC resident enterprise for enterprise income tax purposes, Venus would be subject to PRC enterprise income tax on New Venus’ worldwide income at the rate of 25%. Furthermore, Venus would be required to withhold a 10% tax from dividends Venus pays to its shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if Venus is deemed a PRC resident enterprise, dividends paid to Venus’ non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by Venus). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of Venus would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that New Venus is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

Risk Factors Relating to Venus’ Business

You must tender your Venus ordinary shares in order to validly seek redemption at the Extraordinary General Meeting.

Venus may require its public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates (if any) to Venus’ transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve a business combination in the event Venus distributes proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, rather than simply voting against a business combination. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Venus, the proceeds held in trust could be reduced and the per-share liquidation price received by Venus’ shareholders may be less than $10.10.

Venus’ placing of funds in the trust account may not protect those funds from third-party claims. Although Venus will seek to have all vendors, service providers, prospective target businesses or other entities with which Venus does business execute agreements with Venus waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Venus’ public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Venus’ assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Venus’ management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Venus than any alternative.

Examples of possible instances where Venus may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Venus and will not seek recourse against the trust account for any reason. Upon redemption of Venus’ public shares, if Venus is unable to complete Venus’ business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with Venus’ business combination, Venus will be required to provide for payment of claims of creditors that were not waived that may be brought against Venus within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.10 per share initially held in the trust account, due to claims of such creditors.

Venus’ Sponsor has agreed that it will be liable to Venus if and to the extent any claims by a vendor for services rendered or products sold to Venus, or a prospective target business with which Venus has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Venus’ indemnity of the underwriters of Venus’ IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Venus’ Sponsor will not be responsible to the extent of any liability for such third party claims. Venus has not independently verified whether Venus’ Sponsor has sufficient funds to satisfy their indemnity obligations and believes that Venus’ Sponsor’s only assets are securities of Venus. Venus’ Sponsor may not have sufficient funds available to satisfy those obligations. Venus has not asked its Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.10 per public share. In such event, Venus may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Venus’ officers or directors will indemnify Venus for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Any distributions received by Venus’ shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Venus was unable to pay its debts as they fell due in the ordinary course of business and the value of its assets does not exceed its liabilities.

If Venus is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Venus was unable to pay debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Venus’ shareholders. Furthermore, Venus’ directors may be viewed as having breached their fiduciary duties to Venus or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Venus to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Venus cannot assure you that claims will not be brought against Venus for these reasons. Venus and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Venus’ share premium account while Venus was unable to pay debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable on summary conviction to a fine of approximately $18,292.68 and to imprisonment for five years in the Cayman Islands.

If Venus’ due diligence investigation of VIYI was inadequate, then Venus shareholders following the Business Combination could lose some or all of their investment.

Even though Venus conducted a due diligence investigation of VIYI, it cannot be sure that this due diligence uncovered all material issues that may be present inside VIYI or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of VIYI and its business and outside of its control will not later arise. If Venus’ due diligence investigation of VIYI was inadequate, then Venus shareholders following the Business Combination could lose some or all of their investment.

Venus’ officers and directors allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to Venus’ affairs. This conflict of interest could have a negative impact on Venus’ ability to complete an alternative business combination.

Venus’ officers and directors are not required to, and will not, commit their full time to Venus’ affairs, which may result in a conflict of interest in allocating their time between Venus’ operations and its search for a business combination and their other businesses. Venus does not have any full-time employees prior to the completion of the Business Combination. Each of Venus’ officers is engaged in several other business endeavours for which he or she may be entitled to substantial compensation and Venus’ officers are not obligated to contribute any specific number of hours per week to Venus’ affairs. Venus’ independent directors also serve as officers and board members for other entities. If Venus’ officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Venus’ affairs which may have a negative impact on Venus’ ability to complete a business combination. These obligations to other parties did not adversely impact its negotiations with VIYI and there is no affiliation between these other business endeavours and VIYI; however, if the proposed Business Combination with VIYI is not consummated, there can be no assurance that Venus and its Sponsor, officers and directors will be successful in sourcing and completing an alternative business combination.

The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination.

All of Venus’ officers and directors own Venus ordinary shares, Venus warrants and Venus rights and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

In August 2019, Venus’ Sponsor purchased an aggregate of 1,150,000 founder shares of Venus for an aggregate purchase price of $25,000, or approximately $0.02 per share. Prior to the investment in Venus of $25,000 by its Sponsor, Venus had no assets, tangible or intangible. These founder shares will be worthless if Venus does not complete a business combination within a specified time limit. In addition, Venus’ Sponsor has purchased an aggregate of 225,000 private placement units, for a purchase price of $2,250,000 in the aggregate that will also be worthless if Venus does not complete a business combination within a specified time limit.

Each private placement unit consists of one private placement share, one private placement right, granting the holder thereof the right to receive one-tenth (1/10) of an ordinary share upon the consummation of an business combination, and one private placement warrant. Each private placement warrant may be exercised for one-half of one ordinary share at a price of $11.50 per whole share, subject to adjustment as provided herein.

The founder shares are identical to Venus’ ordinary shares except that (i) the founder shares are subject to certain transfer restrictions and (ii) Venus’ Sponsor, officers and directors have entered into a letter agreement with Venus, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of Venus’ business combination, (B) to waive their redemption rights with respect to any founder shares, private placement shares and public shares held by them in connection with a shareholder vote to approve an amendment to Venus’ memorandum and articles of association (x) to modify the substance or timing of Venus’ obligation to provide for the redemption of its public shares in connection with a business combination or to redeem 100% of Venus’ public shares if it has not consummated a business combination within the timeframe set forth therein or (y) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (C) to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if Venus fails to complete a business combination within 12 months from the closing of Venus’ IPO (or up to 21 months from the closing of Venus’ IPO if Venus extends the period of time to consummate a business combination, as described in more detail in this proxy statement/prospectus) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares if they hold that Venus failed to complete a business combination within the prescribed time frame).

The personal and financial interests of Venus’ officers and directors may influence their motivation in identifying and selecting a target business combination, completing a business combination and influencing the operation of the business following the Business Combination.

Venus is requiring shareholders who wish to redeem their Venus ordinary shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Venus is requiring public shareholders who wish to redeem their Venus ordinary shares to either tender their certificates to Venus’ transfer agent or deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC System prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve a business combination in the event Venus distributes proxy materials. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Venus’ transfer agent will need to act to facilitate this request. It is Venus’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Venus does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Venus has been advised that it takes a short time to deliver shares through the DWAC System, Venus cannot assure you of this fact. Accordingly, if it takes longer than Venus anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Venus ordinary shares.

Venus will require its public shareholders who wish to redeem their Venus ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Venus requires public shareholders who wish to redeem their Venus ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Venus will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their Venus ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until Venus has returned their securities to them. The market price for Venus’ ordinary shares may decline during this time and public shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

The initial shareholders, including the officers and directors, control a substantial interest in Venus and thus may influence certain actions requiring a shareholder vote.

Venus’ initial shareholders, including the officers and directors, collectively own approximately 22.73% of its issued and outstanding Venus ordinary shares. However, if a significant number of Venus shareholders vote, or indicate an intention to vote, against the Business Combination, Venus’ initial shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Venus’ initial shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.

If the current Venus’ security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of New Venus’ securities.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in Venus’ IPO, Venus’ Sponsor and its permitted transferees can demand that Venus registers their founder shares. In addition, holders of Venus’ private placement units and their permitted transferees can demand that Venus registers the private placement units and their underlying securities, and holders of units that may be issued upon conversion of working capital loans, may demand that Venus registers such units and their underlying securities. Venus will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Venus’ ordinary shares. In addition, the existence of the registration rights may make Venus’ business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of Venus’ ordinary shares that is expected when the ordinary shares owned by Venus’ Sponsor, holders of Venus’ private placement units or holders of Venus’ working capital loans or their respective permitted transferees are registered.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Venus’ securities may decline after the consummation of the Business Combination.

The market price of Venus’ securities may decline as a result of the Business Combination if:

•        Venus does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Venus’ directors and officers may have certain conflicts in determining to recommend the acquisition of VIYI, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

Venus’ management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the following facts:

•        certain of the Venus’ securities owned by Venus’ Sponsor, management and directors, or their affiliates and associates, would become worthless if the Business Combination is not approved and Venus otherwise fails to consummate a business combination prior to its liquidation;

•        our sponsor owns an aggregate of 1,397,500 ordinary shares which were acquired at an average price of $1.62 per share while investors in our IPO paid an average per share price of approximately $10.00 per share, without assigning a value to the warrants and rights included in the IPO. Therefore, our sponsor may earn a positive return on the ordinary shares owned by it even if the ordinary shares trade following the completion of the business combination trade below $10.00 per share and the IPO investors experience a loss on their return. The likely benefit to our sponsor and our directors and officers may influence their motivation for promoting the Business Combination and/or soliciting proxies for the approval of the Business Combination Proposal; and

•        in order to extend the deadline for Venus to complete an alternative business combination before its required liquidation, our sponsor would be required to deposit into the Venus trust account $153,333 up to an aggregate of $1,380,000 or $0.30 per public share (representing the entire 9 months’ extension), on or prior to the date of the applicable deadline, for each one (1) month extension. Therefore, our sponsor, officers and directors would have an adverse financial obligation to avoid liquidation of Venus to source and complete an alternative business combination to the proposed Business combination with VIYI.

See also “The Business Combination Proposal — Potential Conflicts of Interest” for further discussion of the possible conflicts between you and our Sponsor, officer and directors as a result of the Business Combination Proposal.

Our Sponsor, officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if an initial business combination is not completed.

Our sponsor, officers and directors will not be reimbursed for any expenses incurred by them if we do not complete a business combination. At the closing of our initial business combination, including a business combination with VIYI, our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Venus’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Venus’ behalf. As of [September 30], 2021, these expenses eligible for reimbursement approximate $__________. The following table illustrates the out-of-pocket expenses incurred of Sponsor, officers and directors, or any of their respective affiliates, who are awaiting reimbursement on September 30, 2021.

Payment Due As of September 30, 2021
Traveling Expense	$
Consulting Expense, including special experts
Telephone and Delivery Expenses
Total	$

The personal and financial interests of our Sponsor, executive officers and directors on obtaining reimbursement of expenses may therefore influence their motivation in identifying and selecting a target business and completing the Business Combination. See also “The Business Combination Proposal — Potential Conflicts of Interest” for further discussion of the possible conflicts between you and our Sponsor, officer and directors as a result of the Business Combination Proposal.

Venus will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Venus will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Venus may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

New Venus’ goodwill is subject to impairment review and any goodwill impairment may negatively affect New Venus’ reported results of operation.

Under United States generally accepted accounting principles (GAAP) requires New Venus to test for goodwill impairment at least annually. In addition, New Venus will review goodwill and amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of New Venus’ goodwill or amortizable intangible assets may not be recoverable include declines in stock price, market capitalization or cash flows, and slower growth rates in New Venus industry. Depending on the results of New Venus’s review, New Venus could be required to record a significant charge to earnings in its financial statements during the period in which any impairment of New Venus’ goodwill or amortizable intangible assets were determined, negatively impacting New Venus’ results of operations.

Risk Factors Relating to the Business Combination

There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Post-Business Combination company through the Business Combination rather than acquiring securities of VIYI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of the ordinary shares as the Merger consideration in connection therewith, investors will not receive the benefit of any outside independent review of VIYI’s finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and Venus’ executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Venus’ directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “The Business Combination Proposal — Potential Conflicts of Interest” for further discussion of the possible conflicts between you and our Sponsor, officers and directors as a result of the Business Combination Proposal.

Venus’ search for a business combination, and any target business with which Venus ultimately consummates a business combination, may be materially adversely affected by the recent coronavirus (“COVID-19”) outbreak.

In December 2019, a novel strain of coronavirus was reported to have surfaced, which has and is continuing to spread throughout the world. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted in a widespread health crisis that has adversely affected economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of any potential target business with which Venus consummates a business combination could be, or may already have been, materially and adversely affected. Furthermore, Venus may be unable to complete a business combination if concerns relating to COVID-19 continue to restrict travel or limit the ability to have meetings with potential investors, or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts Venus’ search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, Venus’ ability to consummate a business combination, or the operations of a target business with which Venus ultimately consummates a business combination, may be materially adversely affected.

In addition, Venus’ ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by COVID-19 and other events, including as a result of increased market volatility and decreased market liquidity and third-party financing being unavailable on terms acceptable to Venus or at all.

Venus and VIYI have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by New Venus if the Business Combination is completed or by Venus if the Business Combination is not completed.

Venus and VIYI expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Venus expects to incur approximately $500,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by New Venus if the Business Combination is completed or by Venus if the Business Combination is not completed.

Deferred underwriting fees in connection with our IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totalling $1,150,000 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no Public Stockholders of Venus exercise redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent ___% of the aggregate proceeds from the IPO retained by Venus taking into account such redemptions. If Public Stockholders of Venus exercise redemption rights with respect to 4,600,000 ordinary shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent [•]% of the aggregate proceeds from the IPO retained by Venus taking into account such redemptions.

If New Venus fails to implement and maintain an effective system of internal controls, New Venus may be unable to accurately report VIYI’s results of operations, meet New Venus’ reporting obligations or prevent fraud, and investor confidence and the market price of New Venus’. ordinary shares may be materially and adversely affected.

VIYI was a subsidiary to WiMi, a public company, prior to the consummation of the Business Combination. In the course of auditing WiMi’s consolidated financial statements for the years ended December 31, 2019 and 2020, WiMi and its independent registered public accounting firm have identified four material weaknesses in WiMi’s internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board of the United States (“PCAOB”). As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The first material weakness is that WiMi did not maintain an effective control environment. Specifically, WiMi lacked sufficient resources regarding financial reporting and accounting personnel with understanding of U.S. GAAP, in particular, to address complex U.S. GAAP technical accounting issues, related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. In addition, WiMi has identified three material weaknesses in information technology general control (“ITGC”) in the areas of: (1) risk assessment and mitigation strategy, (2) computer operations, data backup, and disaster recovery, and (3) system security and access/segregation of duties. Although WiMi has since taken some steps to remediate the material weaknesses since its identification, remediation efforts may be ineffective which as a result may materially and adversely VIYI’s business.

After the consummation of the Business Combination VIYI will become a part of Venus (which is referred to as New Venus), a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that New Venus include a report of management on its internal control over financial reporting and that its independent registered public accounting firm attest to and report on the effectiveness of New Venus’ internal control over financial reporting in New Venus’ annual report on Form 20-F beginning with New Venus’ annual report for the fiscal year ending December 31, 2022. New Venus’ management may conclude that its internal control over financial reporting is not effective. Moreover, even if New Venus’ management concludes that its internal control over financial reporting is effective, New Venus’ independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with New Venus’ internal controls or the level at which such internal controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from New Venus. In addition, once VIYI becomes part of Venus after the Business Combination, New Venus’ reporting obligations may place a significant strain on management, operational and financial resources and systems for the foreseeable future. New Venus may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing New Venus’ internal control procedures, in order to satisfy the requirements of Section 404, New Venus may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if New Venus fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, New Venus may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. If New Venus fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in New Venus’s financial statements and fail to meet reporting obligations, which would likely cause investors to lose confidence in New Venus’s reported financial information. This could in turn limit New Venus’ access to capital markets, harm New Venus’ results of operations, and lead to a decline in the trading price of New Venus’ ordinary shares.

Additionally, ineffective internal control over financial reporting could expose New Venus to increased risk of fraud or misuse of corporate assets and subject New Venus to potential delisting from the stock exchange on which New Venus lists, regulatory investigations and civil or criminal sanctions. New Venus may also be required to restate New Venus’ financial statements from prior periods.

In the event that a significant number of Venus shares are redeemed, New Venus ordinary shares may become less liquid following the Business Combination.

At the time Venus enters into an agreement for the Business Combination, Venus will not know how many shareholders may exercise their redemption rights, and therefore Venus will need to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. If Venus’ business combination agreement requires Venus to use a portion of the cash in the trust account to pay the purchase price, or requires Venus to have a minimum amount of cash at closing, Venus will need to reserve a portion of the cash in the trust account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than Venus initially expected, Venus may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for third party financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit Venus’ ability to complete the most desirable business combination available to Venus or optimize its capital structure.

If a shareholder fails to comply with the procedures for redeeming its public shares, such shares may not be redeemed.

In order to validly redeem public shares, holders of Venus’ public shares will need to comply with the various procedures described in this proxy statement/prospectus. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

The Sponsor or Venus’ directors, executive officers or advisors or their respective affiliates or shareholders of VIYI may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of New Venus’ Ordinary Shares.

The Sponsor or Venus’ directors, executive officers or advisors or their respective affiliates or the shareholders of VIYI may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so and have not advised Venus that they anticipate making such purchases. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Venus ordinary shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Venus’ directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of New Venus ordinary shares post-closing and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of securities on a national securities exchange.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

Venus’ public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of an initial business combination, and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Venus’ existing organizational documents pursuant to the extension proxy statement, and (iii) the redemption of Venus’ public shares if it is unable to complete an initial business combination by February 11, 2022, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

Venus may waive one or more of the conditions to the Business Combination without resoliciting Venus shareholder approval for the Business Combination.

Venus may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Venus’ board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted.

In some instances, if the Venus’ board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Venus’ shareholders, Venus has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Venus’ obligations to close the Business Combination that there be no restraining order, injunction or other order restricting VIYI’s conduct of its business, however, if the Venus’ board of directors determines that any such order or injunction is not material to the business of VIYI, then the Venus’ board of directors may elect to waive that condition and close the Business Combination.

Venus’ directors may decide not to enforce the indemnification obligations of its Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to Venus’ public shareholders.

In the event that the proceeds in the trust account are reduced below (i) $10.10 per public share or (ii) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Venus’ Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Venus’ independent directors would determine whether to take legal action against Venus’ Sponsor to enforce its indemnification obligations. While Venus currently expects that its independent directors would take legal action on Venus’ behalf against its Sponsor to enforce its indemnification obligations to Venus, it is possible that such independent directors in exercising their business judgment may choose not to do so in any particular instance. If Venus’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Venus’ public shareholders may be reduced below $10.10 per share.

Venus may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Venus has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Venus’ officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Venus only if (i) it has sufficient funds outside of the trust account or (ii) Venus consummates an initial business combination. Venus’ obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Venus’ officers and directors, even though such an action, if successful, might otherwise benefit Venus and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Venus pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

There will be a substantial number of Venus ordinary shares available for sale in the future that may adversely affect the market price of Venus ordinary shares.

Venus may issue such number of shares as may be approved by its shareholders and authorized by its directors, in accordance with the terms of its memorandum and articles of association. No less than 2.00% shares to be issued in the Business Combination to the current VIYI shareholders (792,079 ordinary shares otherwise issuable to WiMi) will be subject to certain restrictions on sale and cannot be sold for (i) in the case of (A) 50% of the founder shares, until the earlier of (x) six months after the date of the consummation of our Business Combination or (z) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and (B) the remaining 50% of the founder shares may not be transferred, assigned or sold until six months after the date of the consummation of our Business Combination, or earlier, in either case, if, subsequent to our Business Combination, Venus consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the private placement units and the underlying securities, until 30 days after the completion of our Business Combination, except in each case (a) to our Sponsor’s officers or directors, any affiliates or family members of our Sponsor or any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order;  (e) in the event of our liquidation prior to our completion of our Business Combination; or (f) by virtue of the laws of the Cayman Islands or our Sponsor’s constitutional documents upon dissolution of our Sponsor; provided, however, that in the case of clauses (a) through (e) or (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by our Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this proxy statement/prospectus). In addition, the 1,375,000 New Venus ordinary shares owned by Venus’ initial shareholders that are currently held in escrow will be released and available for sale as early as 6 months from the date of the Business Combination provided that 50.00% of such shares will be released on the date on which the closing price of the shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination. After the expiration of this restricted period, there will then be an additional [•] shares that are eligible for trading in the public market. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New Venus ordinary shares.

Venus shareholders will experience immediate dilution as a consequence of the issuance of Venus ordinary shares as consideration in the Business Combination and the automatic conversion of Venus Rights into New Venus ordinary shares upon the consummation of the Business Combination. Having a minority share position may reduce the influence that Venus’ current shareholders have on the management of Venus.

After the Business Combination, (i) assuming there are no redemptions of Venus’ shares, (ii) not including the PIPE Shares potentially issued to the Backstop Investor pursuant to the Backstop Agreement, or (iii) an exercise of any outstanding Venus Warrants to acquire Venus ordinary shares, and (iv) Venus Rights are converted into New Venus ordinary shares upon the closing of the Business Combination, Venus’ current public shareholders will own approximately 10.97% of the issued share capital of Venus, Venus’ current directors, officers and affiliates will own approximately 3.03% of the issued share capital of Venus, and VIYI shareholders will own approximately 85.84% of the issued share capital of New Venus. Assuming redemption by holders of 2,300,000 Venus’ outstanding ordinary shares, Venus’ current public shareholders will own approximately 6.30% of the issued share capital of Venus, Venus’ current directors, officers and affiliates will own approximately 3.19% of the issued share capital of Venus, and VIYI shareholders will own approximately 90.34% of the issued share capital of Venus. The minority position of the former Venus’ shareholders will give them limited influence over the management and operations of the post-Business Combination company.

Risks Factors Relating to an Investment in New Venus Ordinary Shares

Certain judgments obtained against New Venus by New Venus’ shareholders may not be enforceable.

New Venus is a company incorporated under the laws of the Cayman Islands. VIYI conducts most of its operations in China and substantially all of its operations outside of the United States. Most of VIYI’s assets are located in China, and substantially all of VIYI’s assets are located outside of the United States. In addition, after the Business Combination, most of New Venus’ senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against New Venus or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against New Venus’ assets or the assets of VIYI’s directors and officers.

Venus shareholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of New Venus they will receive or that New Venus will successfully obtain authorization for listing on the Nasdaq Capital Market.

Venus and VIYI have agreed to use their best efforts to cause the ordinary shares of New Venus to be issued in the Business Combination to be approved for listing on the Nasdaq Capital Market prior to the effective time of the Business Combination. However, the listing of shares on the Nasdaq Capital Market does not ensure that a market for the ordinary shares of New Venus will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of New Venus following the closing of the Business Combination and the ordinary shares of New Venus may trade at a price less than the current market price of the ordinary share of Venus.

Even if New Venus is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the combined New Venus’ ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. New Venus cannot predict the extent to which investor interest in New Venus will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of New Venus following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of New Venus will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of New Venus, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of New Venus to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of New Venus. Many of these factors and conditions are beyond the control of New Venus or New Venus shareholders.

New Venus may be unable to obtain additional financing to fund its operations or growth.

New Venus may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Venus. None of Venus’ officers, directors or shareholders is required to provide any financing to New Venus in connection with or after its initial business combination.

New Venus’ share price may be volatile and could decline substantially.

The market price of New Venus’ ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in New Venus’ share price may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the company or other companies in the retail business;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other companies New Venus competes with;

•        announcements by New Venus or its competitors of new services and solutions, expansions, investments, acquisitions, strategic partnerships or joint ventures;

•        mergers or other business combinations involving New Venus;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting New Venus or its industry;

•        the trading volume of New Venus’ ordinary shares in the public market;

•        the release of lockup, escrow or other transfer restrictions on New Venus’ outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of New Venus’ ordinary shares.

New Venus does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Venus currently intends to retain future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determinations to pay dividends will be at the discretion of New Venus’ board of directors and will depend on New Venus’ financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as New Venus’ board of directors deems relevant.

New Venus may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New Venus’ common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Additionally, in the recent past, the plaintiff’s bar has been aggressively commencing litigations against SPAC post business combination businesses alleging fraud and other claims based on inaccurate or misleading disclosures in merger related proxies. New Venus may be the target of this type of litigation in the future. Securities litigation against New Venus could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm New Venus’ business.

The sale or availability for sale of substantial amounts ordinary shares could adversely affect New Venus’ market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the New Venus ordinary shares and could materially impair New Venus’ ability to raise capital through equity offerings in the future. In connection with the Business Combination, VIYI shareholders will exchange the ordinary shares of VIYI held by them for New Venus ordinary shares upon the consummation of the Business Combination and will agree, subject to certain exceptions, not to sell any New Venus ordinary shares for a period as set forth in the Lock-up Agreements. Shares of New Venus to be held by VIYI’s certain existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be [•] outstanding and issued New Venus ordinary shares immediately after the Business Combination. New Venus cannot predict what effect, if any, market sales of securities held by New Venus’ significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the New Venus ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about New Venus or its business, its ordinary shares price and trading volume could decline.

The trading market for New Venus’ ordinary shares will depend in part on the research and reports that securities or industry analysts publish about New Venus or its business. Securities and industry analysts do not currently, and may never, publish research on New Venus. If no securities or industry analysts commence coverage of New Venus, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Venus downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of New Venus or fail to publish reports on New Venus, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

New Venus may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New Venus will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration. If and when the warrants become redeemable by New Venus, New Venus may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, New Venus may redeem your warrants after they become exercisable for a number of shares of New Venus ordinary shares determined based on the redemption date and the fair market value of New Venus ordinary shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the- money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our ordinary shares had your warrants remained outstanding.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Venus’ securities prior to the Closing may decline. The market values of Venus’ securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Venus shareholders vote on the Business Combination. Because the number of shares to be issued is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of Venus ordinary shares, the market value of New Venus ordinary shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New Venus’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of VIYI and trading in Venus’ ordinary shares has not been active. Accordingly, the valuation ascribed to New Venus in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Venus securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New Venus securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Venus could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If New Venus cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, New Venus’ securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

New Venus will seek to have its securities approved for listing on the Nasdaq Capital Market in connection with the Business Combination. New Venus cannot assure you that it will be able to meet those initial listing requirements at that time. Even if New Venus’ securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, New Venus will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if New Venus initially meets the listing requirements and other applicable rules of Nasdaq, New Venus may not be able to continue to satisfy these requirements and applicable rules. If New Venus is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list New Venus’ securities, or subsequently delists its securities from trading, New Venus could face significant consequences, including:

•        a limited availability for market quotations for its securities;

•        reduced liquidity with respect to New Venus’ securities;

•        a determination that its ordinary shares is a “penny stock,” which will require brokers trading in New Venus’ ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Venus’ ordinary shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New Venus is incorporated under Cayman Islands law.

New Venus is an exempted company incorporated under the laws of the Cayman Islands. New Venus’ corporate affairs are governed by its memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against New Venus’ directors, actions by New Venus’ minority shareholders and the fiduciary duties of New Venus’ directors to New Venus under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of New Venus’ shareholders and the fiduciary duties of New Venus’ directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like New Venus have no general rights under Cayman Islands law to inspect corporate records (save for New Venus’ memorandum and articles of association, register of mortgages and charges and any special resolutions of New Venus’ shareholders) or to obtain copies of lists of shareholders of these companies. New Venus’ directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, New Venus’ public shareholders may have more difficulty in protecting their interests in the face of actions taken by New Venus’ management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against New Venus or its management named in the proxy statement/prospectus based on foreign laws.

New Venus is a company incorporated under the laws of the Cayman Islands, New Venus conducts substantially all of its operations in China, and substantially all of New Venus’ assets are located in China. In addition, all New Venus’ senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for New Venus’ shareholders to effect service of process upon New Venus or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Relating to Risks Relating to New Venus — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New Venus is incorporated under Cayman Islands law.”

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect New Venus’ business, investments and results of operations.

New Venus is subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, New Venus is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on New Venus’ business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on New Venus’ business and results of operations.

Future changes to tax laws could adversely affect New Venus.

Government agencies in jurisdictions where New Venus and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which New Venus and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New Venus and its affiliates.

New Venus is an emerging growth company within the meaning of the Securities Act, and if New Venus takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make New Venus’ securities less attractive to investors and may make it more difficult to compare New Venus’ performance with other public companies.

New Venus is an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and New Venus may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in New Venus periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New Venus’ shareholders may not have access to certain information they may deem important. New Venus could remain an emerging growth company for up to five years from the date of New Venus’ IPO, although circumstances could cause New Venus to lose that status earlier, including if the market value of New Venus ordinary shares held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case New Venus would no longer be an emerging growth company as of the following December 31. New Venus cannot predict whether investors will find its securities less attractive because New Venus will rely on these exemptions. If some investors find New Venus’ securities less attractive as a result of its reliance on these exemptions, the trading prices of New Venus’ securities may be lower than they otherwise would be, there may be a less active trading market for New Venus’ securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New Venus has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, New Venus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Venus’ financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

New Venus may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If New Venus is deemed a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined in the section of this proxy statement/prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders”) of New Venus’ ordinary shares, rights or warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. New Venus’ PFIC status for its current and subsequent taxable years may depend on whether New Venus qualifies for the PFIC start-up exception (see the section of this proxy statement/prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules”). Depending on the particular circumstances the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that New Venus will qualify for the start-up exception. Accordingly, there can be no assurances with respect to New Venus’ status as a PFIC for its current taxable year or any subsequent taxable year. New Venus’ actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Moreover, if New Venus determines that it is a PFIC for any taxable year, New Venus will endeavor to provide to a U.S. holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that New Venus will timely provide such required information, and such election would be unavailable with respect to New Venus’ warrants in all cases. U.S. holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of New Venus’ ordinary shares, rights and warrants. For a more detailed explanation of the tax consequences of PFIC classification to U.S. holders, see the section of this proxy statement/prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

CAPITALIZATION

The following table sets forth the capitalization on an unaudited, historical basis of Venus and VIYI as of September 30, 2021 after giving effect to the Business Combination assuming that (i) no holders of Venus ordinary shares exercise their redemption rights, and (ii) that the maximum number of holders of Venus ordinary shares have properly exercised their redemption rights.

	Historical		As Adjusted
	VIYI	Venus	Assuming No Redemption	Assuming Maximum Redemption
Cash and cash equivalents	$25,732,735	$2,643	$69,877,213	$23,417,213
Short term investment	15,134,408
Marketable securities held in trust account	—	$46,468,302	—	—
Amounts due to Parent	16,773,970	—	16,773,970	16,773,970
Ordinary shares, subject to possible redemption	—	46,460,000	—	—
Total shareholders’ equity	59,698,043	(1,796,444)	103,185,132	56,725,132
Total capitalization	$76,472,013	$44,663,556	$119,959,102	$73,499,102

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement, without certain disclosure schedules and exhibits and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the merger agreement are also modified in important part by the underlying disclosure schedules, which are referred to as the “Schedules,” which are not filed publicly and which may be subject to contractual standards of materiality applicable to the contracting parties that differ from what may be viewed as material to shareholders. The representations and warranties in the merger agreement and the items listed in the Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Purpose of the Business Combination Proposal

The Merger Agreement was entered into by and among Venus, Venus Merger Sub, VIYI and WiMi on June 10, 2021. Pursuant to the terms of the Merger Agreement, the Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned subsidiary of Venus. Venus shall continue to be publicly listed and will change its name to “MicroAlgo Inc.” after the consummation of the Business Combination. New Venus refers to Venus immediately following the consummation of the Business Combination.

The aggregate consideration for the Business Combination is $400,000,000, payable in the form of approximately 39,603,961 newly issued Venus ordinary shares to VIYI shareholders. At the closing of the Business Combination, the issued and outstanding shares in VIYI held by VIYI shareholders will be cancelled and ceased to exist, in exchange for the issue of an aggregate of 39,603,961 New Venus Ordinary, among which approximately 792,079 Venus ordinary shares to be issued to WiMi will be held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement.

Immediately prior to the effective as of the closing of the Business Combination, the board of directors of Venus will consist of five members, four of whom will be nominated by VIYI. In order to continue to satisfy Nasdaq Capital Market listing standards, at least three of the members of the board of directors will be independent in accordance with Nasdaq listing rules. See section titled “Venus’ Directors and Executive Officers after the Business Combination” for additional information.

According to the Amended and Restated Memorandum and Articles of Association of New Venus, the authorized share capital of post-closing company will be $200,000 divided into 200,000,000 ordinary shares of par value of $0.001 each.

After the Business Combination, assuming (i) there are no redemptions of Venus’ shares, (ii) not include the shares issued pursuant to the Backstop Agreement, Venus’ current public shareholders will own approximately 10.97% of the issued share capital of New Venus, Venus’ current directors, officers and affiliates will own approximately 3.03% of the issued share capital of New Venus, and VIYI shareholders will own approximately 85.84% of the issued share capital of New Venus. Assuming redemption by holders of 2,300,000 Venus’ outstanding ordinary shares, Venus’ current public shareholders will own approximately 6.30% of the issued share capital of New Venus, Venus’ current directors, officers and affiliates will own approximately 3.19% of the issued share capital of New Venus, and VIYI shareholders will own approximately 90.34% of the issued share capital of New Venus. Assuming the Business Combination Proposal is approved, Venus expects to close the Business Combination by January 31, 2022.

Representations and Warranties

VIYI and WiMi make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to VIYI on the following aspects: (1) corporate existence and power, (2) authorization, (3) governmental authorization, (4) non-contravention, (5) capital structure, (6) organizational documents, (7) Subsidiaries, (8) financial statements, (9) books and records, (10) absence of certain changes, (11) properties, title to the Company’s assets, (12) litigation, (13) contracts, (14) licenses and permits, (15) compliance with laws, (16) compliance with anti-corruption laws, (17) intellectual property, (18) employees, (19) employment matters, (20) tax matters, (21) environmental laws, (22) finders’ fees, (23) status as not an investment company, (24) Affiliate transactions, (25) proxy/registration Statement.

Venus and Venus Merger Sub make certain representations and warranties on the following aspects: (1) corporate existence and power, (2) authorization, (3) governmental authorization, (4) non-contravention, (5) finders’ fees, (6) issuance of shares, (7) capitalization, (8) information supplied, (9) trust account, (10) listing on Nasdaq, (11) board approval, (12) Venus’ SEC documents and financial statements, (13) litigation, (14) compliance with laws, (15) compliance with anti-corruption and sanction laws, (16) not an investment company, (17) tax matters, (18) contracts, (19) business activities, (20) registration statement and proxy statement, (21) backstop investment, (22) no outside reliance. Venus and Venus Merger Sub make no representation or warranty on other aspect.

Covenants

Each of the parties to the Merger Agreement agrees to the following covenants:

•        From the date of the Merger Agreement to the closing of the Business Combination, conduct their respective business only in ordinary course and not take certain acts without written consent from the other parties.

•        From the date of the Merger Agreement to the earlier of the closing of the Business Combination and the termination of the Merger Agreement, VIYI, Venus and Venus Merger Sub shall and shall cause each of their respective directors, officers, affiliates, managers, consultants, employees, representatives and agents not to solicit or approve an alternative transaction and inform the others of any alternative proposal.

•        From the date of the Merger Agreement to the closing of the Business Combination (inclusive), VIYI on one hand and Venus and Venus Merger Sub on the other hand shall provide the other party access to information relating to such party’s business.

•        Each of VIYI on one hand and Venus and Venus Merger Sub on the other hand shall notify the other upon occurrence of certain events.

•        As promptly as reasonably practicable after the execution of the Merger Agreement, Venus and Venus Merger Sub shall prepare and file a registration statement that includes the proxy statement with the SEC and each of the Purchaser Parties and VIYI will furnish to the other all information concerning itself and its subsidiaries, officers, directors, managers, shareholders and other equity holders that may be reasonably requested in connection with such proxy/registration statement or other filing or application required by authority in connection with the transactions.

•        Each of the parties will and cause its subsidiaries to use reasonable best efforts to obtain material consents of third party required to consummate the Transactions.

•        Each of the parties will use reasonable best efforts to take and cause to be done all things necessary or desirable and cooperate with the others to consummate the transactions.

VIYI agreed to the following additional covenants: (1) compliance with laws, (2) delivery of the requisite PCAOB Financials for the quarter ending June 30, 2021 no later than August 15, 2021, and (3) waive claims against trust account money.

Venus and Venus Merger Sub agreed to the following additional covenants: (1) from the date of the Merger Agreement through the effective time of the Business Combination, to ensure Venus’ listing on Nasdaq and to reserve new trading symbol prior to the effective time of the Business Combination, (2) from the date of the Merger Agreement through the closing, keep current and timely file all SEC filings and comply with its reporting obligations, (3) appropriate disbursement of Trust Account funds, (4) election of Venus’ directors and officers in accordance with the composition contemplated under the Merger Agreement, (5) indemnification and insurance coverage for director and officers of VIYI and Venus, (6) execution and delivery of backstop investment agreement, (7) adopting Section 16 board resolutions, (8) notifying VIYI of any shareholder litigation and (9) delivery of the finalized consideration allocation statement.

In addition, Venus agreed to prepare and file a proxy/registration statement on Form S-4 with the SEC to provide for (i) approval of the Business Combination and related transactions contemplated by the Merger Agreement; (ii)  the election of new directors in accordance with the Merger Agreement; (iii)  approval of issuance of shares to VIYI shareholders and Backstop Investors; (iv) approval by Venus shareholders of an increase in the authorized share capital to 200,000,000 shares; (v) approval of a name change to MicroAlgo Inc.; (vi) approval of amendment of Memorandum and Articles of Association.

Conditions to Closing

Consummation of the closing of the Business Combination is conditioned on:

•        with respect to all parties: (a) no injunction, (b) no action, (c) effectiveness of the proxy/registration statement and no stop order thereof, (d) relevant approval by Venus’ shareholders and (e) Venus shall have at least $5,000,000 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the closing of the Business Combination.

•        with respect to Venus and Venus Merger Sub: (a) VIYI’s performance of its obligations, (b) VIYI’s representations and warranties being true and correct, (c) no material adverse effect on VIYI.

•        with respect to VIYI: (a) Venus’ and Venus Merger Sub’s performance of their obligations, (b) Venus’ and Venus Merger Sub’s representations and warranties being true and correct, (c) no material adverse effect on Venus, (d) Venus’ and Venus Merger Sub’s compliance with reporting obligations, (e) listing approval by the Nasdaq Capital Market of the Consideration Shares, (f) election of directors to Purchaser’s board pursuant to Merger Agreement, (g) Venus’ name has changed to “MicroAlgo Inc.” and the authorized share capital being increased to 200,000,000 ordinary shares, (h) effectiveness of the Form S-4 proxy/registration statement.

Termination

The Merger Agreement may be terminated by either Venus and Venus Merger Sub or VIYI if Closing has not occurred by June 30, 2022.

Venus and Venus Merger Sub may terminate the Merger Agreement by written notice to VIYI if VIYI has materially breached any covenant, agreement, representations and warranties and failed to cure such breach within 15 days after notification of breach.

VIYI may terminate the Merger Agreement by written notice to Venus and Venus Merger Sub if any of them has materially breached any covenant, agreement, representations and warranties and failed to cure such breach within 15 days after notification of breach.

The Merger Agreement shall become void forthwith upon termination.

Other Documents relating to the Business Combination

Backstop Agreement

In connection with the transactions, and as of January 24, 2022, Venus and WiMi have entered into the Backstop Agreement, pursuant to which, the Backstop Investor will agree to invest up to $15 million funds through (i) acquiring Venus ordinary shares in open market or in private transactions prior to the closing of the Business

Combination at the then prevailing market price of the shares, or (ii) acquiring Venus ordinary shares concurrently with the closing of the Business Combination at a price per share of no greater than the redemption price per share plus $0.05 (the “PIPE Shares”).

The Backstop Investor is a public company and is not affiliated with any of the officers or directors of Venus. The officers and directors of Venus have not committed to purchasing any of our Ordinary Shares or other securities and are not parties to the Backstop Agreement.

Escrow Agreement

In connection with the transactions, Venus, WiMi and an escrow agent will enter into an Escrow Agreement pursuant to which 792,079 Venus ordinary shares to be issued by Venus to WiMi will be held in escrow to secure the indemnification obligations as contemplated by the Merger Agreement. The form of Escrow Agreement shall be in the customary form used by such escrow agent for similar transactions consistent with the terms of the Merger Agreement.

Registration Rights Agreement

In connection with the transactions, Venus, VIYI shareholders and the Backstop Investor (as described in the Backstop Agreement) have entered into a registration rights agreement as of June 10, 2021, to provide for the resale registration with respect to the shares issued to VIYI shareholders in connection with the Business Combination and the PIPE Shares potentially issued to the Backstop Investor.

Company Transaction Support Agreement

In connection with the transactions, Venus and each VIYI shareholder have entered into a Company Transaction Support Agreement as of June 10, 2021, pursuant to which VIYI shareholders agreed, among other things, (i) not to redeem any of Venus ordinary shares which may be owned by them which may be acquired prior to the closing of the Business Combination; (ii) to vote at any meeting of shareholders of Venus and VIYI all such Venus ordinary shares or VIYI ordinary shares, as the case may be, in favor of the Business Combination and the transactions contemplated by the Merger Agreement and in favor of the other proposals contained in the Venus proxy/registration statement; (iii) to be bound by certain other covenants and agreements related to the Business Combination and (iv) to be bound by certain transfer restrictions with respect to such VIYI ordinary shares prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Company Transaction Support Agreement.

Lock-Up Agreements

In connection with the transactions, Venus will enter into a Lock-Up Agreement (the form of which is attached as Exhibit B to the Merger Agreement) with each VIYI shareholder and Venus’ Sponsor, Yolanda Management Corporation, with respect to certain lock-up arrangements, which will provide that such VIYI shareholder and Venus’ Sponsor will not, within a certain period of time from the closing of the Business Combination, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, subject to express carve-outs therein, any of the shares issued in connection with the Business Combination, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

The Lock-up Agreement provides that except for an aggregate of [2,500,000] Venus ordinary shares received by certain VIYI shareholders, all shares held by the parties to the lock-up agreements will be subject to restrictions of sale, transfer or assignment as follows: (A) 50% of the shares until the earlier of (i) six (6) months after the date of the consummation of the Merger or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Merger, and (B) the remaining 50% of the shares may not be transferred, assigned or sold until six months after the date of the consummation of the Merger. Of the 39,603,961 ordinary shares to be issued to the VIYI shareholders under the Merger Agreement, all but 2,500,000 of such shares will be subject to the Lock-Up Agreement.

Non-competition and Non-solicitation Agreements

In connection with the transactions, Venus and VIYI will enter into a Non-competition and Non-solicitation Agreement (the form of which is attached as Exhibit E to the Merger Agreement) with each VIYI shareholder in favor of Venus and VIYI. Pursuant to these agreements, the VIYI shareholders shall agree not to compete with VIYI’s business, nor support any affiliate in competing with VIYI’s business during the two years following the closing of the Merger. Additionally, none of such persons will encourage, induce or solicit any employee, director or officer of VIYI to leave VIYI.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Venus board of directors in favor of approval of the Business Combination Proposal and the other related Proposals, you should keep in mind that Venus’ directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

•        If the proposed Business Combination is not completed by February 11, 2022, the date that is 12 months from the closing of the IPO (or November 11, 2022, the date that is 21 months from the closing of the IPO, if the time period is extended as previously described herein), Venus will cease all operations and liquidate as previously described herein, in such event:

•        the 1,150,000 shares of Venus ordinary shares held by the initial shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $[•] based on the closing price of Venus ordinary shares of $[•] on Nasdaq as of [•];

•        the 225,000 Private Units purchased by the Sponsor for a total purchase price of $2,250,000, will be worthless. Such Private Units had an aggregate market value of approximately $[•] closing price of Venus Units of $[•] on Nasdaq as of [•];

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Venus will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of VIYI expecting to have a majority of the voting power of the post-combination company, VIYI senior management comprising all of the senior management of New Venus, the relative size of VIYI compared to Venus, and VIYI operations comprising the ongoing operations of the New Venus. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of VIYI issuing shares for the net assets of Venus, accompanied by a recapitalization. The net assets of Venus will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of VIYI.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the plans of merger.

Background of the Business Combination

Prior to the consummation of Venus’ IPO on February 11, 2021, neither Venus, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Venus.

The following is a brief description of the background of Venus’ search and discussion with various potential target companies.

From the consummation date of Venus’ IPO through June 10, 2021, the execution date of the Merger Agreement with VIYI, Venus considered a number of potential target companies with the objective of consummating a business combination. Venus’ representatives contacted and were contacted by a number of individuals and entities who offered to present ideas and opportunities for a business combination, including financial advisors and companies that have their operations in either the United States, Canada or Asia. Venus compiled a list of high priority potential targets and updated and supplemented such list from time to time. Such list was periodically shared, in depth, with the Venus Board.

During the search period, Venus and its representatives:

•        Identified and evaluated over 30 potential target companies;

•        Participated in in-person or telephonic discussions with representatives of approximately 17 potential targets (other than VIYI); and

•        Provided an initial non-binding indication of interest to 4 potential acquisition targets (other than VIYI) or their representatives.

Venus reviewed and evaluated the potential targets based on the investment criteria set forth in its IPO proxy statement/prospectus. However, these criteria are not intended to be exhaustive, and Venus was looking for factors with respect to potential targets including but not limited to (i) established middle-market businesses with proven track records, (ii) experienced management teams and strong competitive positions with, or with the potential for, revenue, and (iii) earnings growth and strong cash flow generation. Venus focused on companies exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, companies that would benefit from being a publicly traded company.

On or about February 10, 2021, Venus formed a search team led by Yanming Liu, its Chief Executive Officer, and River Chi, its Chief Financial Officer, to start searching for target companies. In February 2021, Venus engaged Lou Zhong and Karen Ding in China to support its management team. Mr. Lou Zhong worked at Deloitte as an auditor for 3 years and Haitong Securities as a project manager for 3 years. He has more than 9 years of experience in audit and investment banking. Ms. Karen Ding worked at Jupai Holding, a wealth management service provider, as a project manager for 2 years and Deloitte as an auditor for 2 years. She has 7 years of experiences in audit and capital markets. Based on the extensive business connections and industry insights, Venus was introduced to various potential acquisition targets that might potentially meet the Venus management team’s preliminary target selection criteria. Venus’ search team reviewed, among others, the financial performance, management team, business industry and a description of each initial candidate. Following such initial review, Venus’ search team selected preliminary qualified candidates and continued with second stage review by conducting conference calls and/or on-site visits and in-person meetings with the management of candidates, and collecting more detailed business information from these candidates.

From February 2021 to May 2021, Venus held many internal meetings to discuss preliminary candidates. At each meeting, Venus reviewed and discussed the qualifications of those candidates and prioritized companies based on the criteria described above. In reviewing over 30 potential targets in those four months, and holding discussions with their respective management, Venus provided an initial non-binding indication of interest to 4 potential acquisition targets before Venus identified VIYI as a preferred acquisition target.

Company A:    In February 2021, Company A, which is not affiliated with Venus or to any affiliated business entities of Venus, was referred to Venus’ search team through a financial advisor for Company A. Company A is an Education and Human resource Group in China. On February 9, 2021, after reviewing business introduction and models of Company A, and discussing with the management of Company A, Venus’ management team established Company A as a merger candidate based upon a preliminary due diligence review and entered into a letter of intent with Company A on February 19, 2021. Venus conducted additional due diligence on Company A from February 2021 through March 2021 reviewing Company A’s information as it became available. Venus removed Company A from the priority list of candidates in March 2021 because Venus concluded that Company A would not attract investors in the public market.

Company B:    In February 2021, Company B, which is not affiliated with Venus or any affiliated business entities, was referred to Venus’ search team through a financial advisor for Company B. Company B is a personalized medical company based in Denmark, which has 6 clinical-stage anti-cancer drugs that address significant cancer markets within one Pre-NDA, 4 Phrase II and I Phase I programs respectively and (ii) provides self-developed DRP platform. On February 13, 2021, after reviewing basic information of Company B and holding meetings with its management, Venus’ management team established Company B as a potential merger candidate and submitted Company B’s information to Venus’ Board. On February 19, 2021, Venus entered into a letter of intent with Company B after receiving approval from Venus’ Board. From February to March 2021, Venus conducted due diligence involving examining Company B’s financial information, share structure and business model. In March 2021, Venus removed Company B from the priority list of candidates due to the expectation that Company B’s valuation is much higher than fair market price as evaluated by Venus’ team.

Company C:    In February 2021, Company C, which is not affiliated with Venus or any of its affiliated business entities, was referred to Venus’ management team by a financial advisor of Company C. Company C is a SaaS service provider focused on data management system, customizing mobile software and cloud service. On February 20, 2021, after reviewing basic information of Company C, Venus’ management team established Company C as a candidate and submitted Company C’s information to Venus’ Board on that day. After an on-site visit and discussion with the management, Venus entered into a letter of intent with Company C on March 4, 2021. Venus subsequently conducted due diligence and reviewed the business model and financial needs of Company C. In March 2021, Venus removed Company C from its priority list of business merger target candidates because the valuation requested by Company C was significantly higher than what Venus considered fair.

Company D:    In March 2021, Company D, which is not affiliated with Venus or any affiliated business entities, was referred to Venus’ management team by a financial advisor who works in capital markets. Company D is a leading full-service operator for global personal care products entering China market. On March 15, 2021, Venus’ management team visited Company D’s office, reviewed basic information of Company D and had a conference call with its management. As a result, Venus’ management team established Company D as a candidate and entered into a letter of intent with Company D on March 22, 2021, with an exclusivity period to April 10, 2021 (the “Exclusivity Period”). From March through April 2021, Venus continued its due diligence on Company D, reviewed Company D’s financial and business forecasting as well as held further discussions with Company D. In April 2021, Venus decided to remove Company D from its priority list of candidates because Company D decided to pursue alternative funding strategies.

Timeline of the Merger

On February 28, 2021, Mr. Li He, CFO of VIYI, proposed VIYI as a potential business combination target to Venus. On the same day, Mr. Li He sent VIYI’s business presentation to Venus’ management team.

On March 1, 2021, Venus and Mr. Li He discussed the merits and characteristics of a potential business combination with VIYI. An introduction conference call was held between Venus’ management and VIYI’s management team. On the same day, a confidentiality agreement was entered into between VIYI and Venus to facilitate discussions regarding a business combination transaction.

From March 2, 2021 to March 9, 2021, a few conference calls took place between Venus and VIYI, Venus then had a general understanding of VIYI’s operations, products, services, business structure and key technologies in the central processing algorithm solution industry.

On March 10, 2021, VIYI sent its latest full version business presentation to Venus so that it may better understand VIYI’s business and to engage in further discussion with respect to a potential business combination.

On April 12, 2021, a conference call was held between Venus’ management and VIYI’s management team, discussing VIYI’s commercial and capital-raising plans and, the prospects for a business combination. After the call, a working group list was set up and a due diligence request was sent by to VIYI.

On April 13, 2021, VIYI granted Venus access to its data-room, where VIYI’s detailed annual and interim reports, summarized financial information, legal documents, material agreements and business forecasting of VIYI were located.

From April 14,2021 to April 16, 2021, Venus put forward a request for some supplementary materials and a series of discussions were held between Venus and VIYI about the material contracts and the development of the business.

On April 20, 2021, Venus hired Shanghai PKF Certified Public Accountants Co., Ltd as a financial consultant to conduct financial due diligence for VIYI.

From April 25 to April 28, 2021, Mr. Yanming Liu, CEO of Venus, along with Venus’ team and Deheng Law offices, Chinese counsel for Venus, conducted an on-site due diligence review at VIYI’s office in Shenzhen, China, which included but was not limited to reviewing corporate documents, operations, financial information, business plan, and other material agreements. Deheng also conducted legal due diligence and sat in interviews between Venus’ team and VIYI’s management, customers, suppliers as well as auditors. At the same time, VIYI, together with DLA Piper UK LLP, its US counsel, conducted due diligence on Venus, including a review of its publicly filed SEC reports and interviews with Venus’ management and counsel.

On April 29, 2021, a discussion between VIYI and Venus was held by a conference call where both parties proposed certain terms to be included in a draft of non-binding letter-of-intent (LOI) for the business combination of Venus and VIYI. In addition, Venus made it clear in the LOI that signing a definitive merger agreement would be subject to the satisfactory completion of the due diligence.

On April 30, 2021, VIYI provided a valuation model, including the company’s forecast and comparable companies. VIYI told Venus about their expectation of the initial valuation, and they were confident that there would be strong third-party investment demand at the time of the Business Combination. In addition, VIYI requested to reduce the number of board of directors for the combined company as proposed by Venus, and requested to reduce the number of shares to be put in escrow for indemnification.

During the period from April 30, 2021 to May 5, 2021, Venus and VIYI held multiple discussions, where the parties negotiated the outstanding terms of the Business Combination, including the valuation range and post-transaction corporate governance, as well as the time table to complete the transaction, and related steps necessary to complete due diligence by both parties.

On May 7, 2021, VIYI proposed some of the changes regarding to the letter of intent, including: (i) number of the board of directors nominated by Venus; (ii) cancelled the equity incentive plan, (iii) cancelled all the escrow shares of the transaction.

On the same day, the Board of Venus made a decision to engage KKG to provide a fairness opinion to the Board of Directors of Venus in connection with the proposed merger with VIYI. The reason Venus’s Board of Directors decided to obtain a fairness opinion was because during the negotiation of the valuation under the Merger Agreement, the Board of Directors determined that it was prudent and in the best interests of Venus and its shareholders to engage an independent valuation consultant with relevant experience to provide a professional opinion as to whether the transaction is fair to all shareholders of Venus and its view of the potential valuation of VIYI. Venus engaged King Kee Appraisal and Advisory Limited as a consultant to assist Venus in evaluating VIYI’s fair enterprise value.

On May 8, 2021, Venus replied to VIYI with certain changes in the LOI, changes included giving Venus one spot on the board of directors of the combined company (as Venus insisted) and maintaining certain escrow shares for the purpose of protecting Venus’ public shareholders.

On May 9, 2021, VIYI proposed a new change of LOI about the termination terms, which stipulated that Venus could not terminate the transaction at any time but after the expiration of the Exclusivity Period.

On May 10, 2021, Venus accepted the change made by VIYI on May 9, 2021 and both parties continued to negotiate the terms regarding Venus’ seat on the board of directors for the combined company as well as the percentage of escrow shares. On the same day, a conference call was held between Venus, Deheng, PKF and King Kee, discussing the result of the due diligence and the fair enterprise value for VIYI.

On May 11, 2021, VIYI and Venus managed to resolve all major commercial terms in the LOI.

On the evening of May 11, 2021, VIYI forwarded a non-binding LOI to Venus, which was accepted and returned by Venus on the same day.

During the period from May 12 to May 17, 2021, multiple conference calls were held among Venus, Becker, U.S. counsel to Venus, VIYI, DLA Piper UK LLP, U.S. counsel to VIYI, and Friedman LLP. These meetings covered the following topics (i) introduction of each party, (ii) current status of the audit of VIYI’s financial statements under U.S. GAAP, and (iii) a proposed detailed timeline to carry forward the process of the Business Combination.

On May 17, 2021, the Board of Directors of Venus held a Zoom conference call meeting with KKG to review and discuss KKG’s analysis of the potential valuation of VIYI and the fairness of the proposed transaction to Venus’ shareholders.

On May 19, 2021, all parties of the Merger held a conference call to discuss issues surrounding the proposed deal structures, SEC registration, proxy statements, Nasdaq listing and due diligence. Key topics included: (i) the merge structure, (ii) the post-completion capitalization table, (iii) the merger agreement and (iv) expenses issues.

On the same day, Becker sent Venus a proposed draft of the Backstop Agreement pursuant to which investors would agree to commit to fund Venus in the event of redemptions of shares permitted under Venus’ organizational documents in connection with a business combination. The Backstop Agreement sought to ensure adequate capital in the combined company after the Business Combination. Becker then forwarded the proposed Backstop Agreement to VIYI.

On May 20, 2021, DLA Piper started to work on a draft of a definitive Merger Agreement reflecting the deal structure.

On the same day, Becker started to draft the proxy statement and provided the timeline for the initial preliminary proxy filing, definitive proxy filing and meeting date for the Extraordinary General Meeting.

On May 21, 2021, Venus incorporated the Venus Merger Sub in the Cayman Islands.

On May 22, 2021, DLA Piper emailed the first draft of the Backstop Agreement to Venus and Becker to review.

On May 24, 2021, Venus and VIYI, together with their respective counsels, discussed the various legal and commercial issues in the Merger Agreement. Key topics included shareholders’ representation and warranties, break-up fees, minimum cash closing condition, backstop arrangement and responsibility, trust extension logistics and responsible party, D & O indemnification, requirements of PRC legal opinion and indemnity. DLA will work on merger agreement and proxy statement/prospectus, Becker will be responsible for reviewing, updating, and completing information required with respect to Venus (including offering statistics, share ownership structure, proposals, related party transaction, business etc.) The timeline is that Merger Agreement will be signed by June 15 and proxy statement/prospectus to be prepared concurrently and filed later.

On May 26, 2021, DLA sent an updated proxy statement/prospectus and Merger agreement for all parties to review, Becker gave its comments on the same day which mainly about the merger structure, registration statement and the minimum liquidation requirement of Nasdaq.

During the period between May 27, 2021 to May 31, 2021, Venus and VIYI’s management teams and their respective advisors held many calls to negotiate the terms of various transaction documents, including: (i) the definitive Merger Agreement, (ii) Backstop Agreement, (iii) Disclosure Letter, (iv) Lock-up Agreement, (v) Sponsor Voting Agreement, and (vi) other ancillary agreements. During those negotiations, the parties discussed the valuation range and transaction expenses. Venus conducted its own preliminary analysis and deemed the proposed valuation to be acceptable, subject to further due diligence and a fairness opinion prepared by a reputable, independent valuation expert selected by Venus and reasonably acceptable to VIYI (and for which King Kee had been retained). VIYI also communicated with the potential Backstop Investors about the transaction terms in order to get approval for the proposed Backstop Agreement.

On June 1, 2021, DLA sent VIYI’s draft (i) board and (ii) shareholder resolutions for the transaction for both parties to review. At the same day, DLA and Becker discussed few open items include drafts for (i) escrow agreement, (ii) company support agreement, and (iii) Venus post-Closing memorandum and articles.

On June 2, 2021, Becker sent back the merger agreement with its comments on the Indemnification, escrow amount and the lock-up period.

On June 3, 2021, Becker draft the press release and 8-K for both parties to review. Also Becker provided the Transaction Support Agreement for Venus. DLA sent the disclosure schedule for Venus and Becker to review at the same day.

From June 4, 2021 to June 7, 2021, a few conference calls held among Venus’ and VIYI’s management team and their respective advisors to discuss the open items for all the documents related to the merger agreement.

Venus management conducted its own preliminary analysis during this period. On June 7, 2021, the Board of Directors held a conference call meeting with KKG to further review their analysis of the fairness opinion in connection with the proposed merger with VIYI. KKG provided a draft opinion at such time.

On the same day, Venus and VIYI had a discussion on the mechanism for any backstop investment. In addition, Venus, Becker and DLA had a discussion regarding some comments on disclosure schedules to be provided by VIYI. DLA identified a few items as disclosed in VIYI’s disclosure schedules for Venus’ consideration.

On June 8, 2021, Venus’ management advised its board of directors on the progress of the VIYI transaction. The board package included a near final draft of Merger Agreement, VIYI’s audited and unaudited financial statements, and a preliminary assessment of valuation presentation prepared by King Kee.

On June 9, the Venus board of directors held a special board meeting to review the transaction with VIYI. The Venus board discussed transaction with a focus on VIYI business model and the transaction valuation.

On the same day, Venus, VIYI, Becker and DLA Piper had a discussion on the final outstanding issues relating to the Merger Agreement. Venus and VIYI managed to agree on all major commercial issues, including survival period of indemnification obligations, lockup agreement as a closing condition, and backstop agreement.

VIYI’s board of directors approved the transaction on June 9, 2021 and authorized VIYI to enter into the definitive agreement with Venus and certain other parties for the purpose of consummating a business combination. On the same day, the VIYI shareholders also approved the Business Combination.

On June 10, 2021, Venus’ board of directors approved the transaction and authorized Venus management to enter into the definitive agreement with VIYI and certain other parties for the purpose of consummating a business combination. On the same day, KKG rendered its opinion letter to the Board of Directors of Venus that, as of June 10, 2021, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, including the assumption of no redemptions by Venus public shareholders, that the consideration to be paid by Venus in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to Venus and its shareholders. The fairness opinion of KKG addresses fairness to all shareholders of Venus as a group as opposed to only those shareholders unaffiliated with the Sponsor of Venus or its affiliates.

On June 10, 2021, Venus entered i) Merger Agreement among with Viyi Algorithm Inc., Venus Merger Sub Corp. and WiMi Hologram Cloud Inc.; ii) Registration Rights Agreement; iii) Backstop Agreement with Ever Abundant Investments Limited and (iv) Company Transaction Support Agreement and filed 8-K on the same day.

During the period between June 10, 2021 to January 7, 2022, Venus, Becker, U.S. counsel to Venus, VIYI, DLA Piper UK LLP, U.S. counsel to VIYI, and Friedman LLP held a series of calls, drafting and revising the Registration Statement. Venus filed the Registration Statement, Amendment No. 1, 2, 3 and 4 of Registration Statement on June 29, 2021, September 3, 2021, October 6, 2021, December 23, 2021 and January 7, 2022 relatively.

On January 19, 2022, based on the discussion between Venus and VIYI’s management team, Becker drafted the new Backstop Agreement with WiMi Hologram Cloud Inc., who replaced Ever Abundant Investments Limited as the new PIPE investor, and the backstop investment amount also raised from US$10 million to US$15 million.

At the same time, Merger Agreement was amended accordingly, including but not limited to the revision of extending the outside termination date of the proposed merger, potential governmental approvals, and Backstop Investment.

During the period between January 19, 2022 to January 23, 2022, Becker and DLA had several conference calls regarding to Merger Agreement and Backstop Agreement. Becker drafted the 8-K for both parties to review as well.

On January 24, 2022, Venus filed 8-K, including i) Amendment No. 1 to Merger Agreement; ii) Backstop Agreement with WiMi Hologram Cloud Inc. And iii) Termination of Backstop Agreement with Ever Abundant Investments Limited.

Basis for Venus Board of Directors’ Recommendation — Fairness Opinion

In addition to the foregoing factors, the Board of Directors of Venus also considered the fairness opinion and supporting analysis provided by an independent valuation consultancy, KKG Appraisal and Advisory Limited (“KKG”). KKG provides valuation and advisory services in connection with financings, and mergers and acquisitions for both public and private companies to institutions and individuals. KKG was selected to provide the opinion based on their experience in and knowledge of the mobility industry and their ability to complete the assignment in a timely manner. Pursuant to a letter agreement dated May 7, 2021, Venus retained KKG to provide a fairness opinion to the Board of Directors of Venus in connection with the proposed merger with VIYI. Under the terms of the engagement agreement, KKG received a flat fee of $80,000 which has been paid in full. There are no contingent or other fees or compensation payable to KKG. None of KKG, its associates or affiliates, is an insider, or holds any securities of Venus or any of its affiliates. KKG is not an advisor to any person or company with respect to the Transaction. Other than pursuant to the engagement agreement, KKG has not previously provided any financial advisory services to VIYI or Venus for which it has received compensation in the past two years. Other than the engagement agreement, there are no other understandings, agreements, or commitments among KKG, VIYI, and Venus.

On May 17, 2021 the Board of Directors held a Zoom conference call meeting with KKG to review their analysis and proposed some suggestions in selecting the comparable companies. On June 7, 2021, a conference call meeting was held between the Board of Directors and KKG to review their analysis of the fairness opinion in connection with the proposed merger with VIYI. Following the meeting, KKG rendered its opinion letter to the Board that, as of June 10, 2021, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, including the assumption of no redemptions by Venus public shareholders, that the consideration to be paid by the Company in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and its shareholders.

In connection with rendering the opinion described above and performing its related financial analyses, KKG reviewed and performed the following, among other things:

•        The letter of intent relating to the Business Combination;

•        The Merger Agreement and Plan of Reorganization;

•        The unaudited financial statements of VIYI for the months ended April 30, 2021, the fiscal years ended December 31, 2019 and 2020, and financial forecasts by VIYI for the fiscal years ending December 31, 2021 – 2025;

•        Compared financial and other data for VIYI to similar data for publicly-held companies in similar and related sectors, and industry sale and investment transactions;

•        Discounted cash flow analyses of VIYI;

•        Such other financial studies and analyses and other information KKG deemed appropriate for the purposes of its opinion.

KKG also held discussions with management of both Venus and VIYI regarding their assessment of past and current business operations, financial condition and future prospects.

For purposes of rendering the fairness opinion described above, KKG relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by KKG, without assuming any responsibility for independent verification thereof. In that regard, KKG assumed that the forecasts provided were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Venus’s and VIYI’s management. KKG also assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to its analysis.

KKG’s opinion does not address the underlying business decision of Venus to engage in the transaction contemplated by the Merger Agreement, or the relative merits of the transaction contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to Venus; nor does it address any legal, regulatory, tax or accounting matters. KKG expressed no opinion or view as to any terms or other aspects of the Business Combination, including, without limitation, the form or structure of the Business Combination or any ongoing obligations of the parties pursuant to the Merger Agreement. KKG’s opinion addresses only the fairness, from a financial point of view, to the holders of Venus as of June 10, 2021, of the Merger Consideration to be paid to the shareholders of VIYI pursuant to the Merger Agreement. KKG’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to KKG as of, the date of the opinion and KKG assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. The issuance of KKG’s opinion was approved by a fairness opinion review committee of KKG.

The following is a summary of the material financial analyses delivered by KKG to the Board of Directors of Venus in connection with rendering the fairness opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by KKG, nor does the order of analyses described represent the relative importance or weight given to those analyses by KKG. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by KKG, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by KKG. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by KKG. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or before June 10, 2021, the date of the opinion letter and is not necessarily indicative of current market conditions.

KKG primarily used three customary approaches in conducting its analyses and arriving at its opinion, including a comparison to guideline public companies, a comparison to guideline transactions, and discounted cash flow analyses.

Guideline Public Companies Analysis

In determining the market multiple, a list of comparable companies was identified. The selection criteria include: the companies derive most, if not all, of their revenues from the same industry or closely related industry of the VIYI; the comparable companies are publicly listed in the US and searchable in Bloomberg.

The details of the comparable companies which are considered as fair and representative samples are listed below:

Company Name	Ticker	Description
StoneCo Ltd.	STNE	StoneCo Ltd. provides financial technology solutions. The Company offers end-to-end cloud-based technology platform to conduct electronic commerce across in-store, online, and mobile channels.
Black Knight, Inc.	BKI

Black Knight, Inc. operates as a holding company. The Company, through its subsidiaries, provides integrated technology, work flow automation, data, and analytic solutions to the mortgage and real estate industries.

Tyler Technologies, Inc.	TYL	Tyler Technologies, Inc. provides end-to-end information management solutions and services for local governments.
Company Name	Ticker	Description
PubMatic, Inc.	PUBM	PubMatic, Inc. provides integrated inventory, data, and advertising revenue optimization platform for digital publishers.
Viant Technology Inc.	DSP

Viant Technology Inc. operates as an advertising software company. The Company offers software which enables marketers and their advertising agencies to plan, buy, and measure advertising campaigns in a highly automated fashion.

For purposes of the analysis, KKG analyzed the following trading statistics for each of the select guideline public companies for comparison purposes and to assess the value of VIYI. Price/Sales Ratios (“P/S”), as a multiple of Trailing 12-month (TTM). The selected companies and their financial metrics were:

Company Name	Ticker	P/S multiple
StoneCo Ltd.	STNE	30.52x
Black Knight, Inc.	BKI	8.89x
Tyler Technologies, Inc.	TYL	15.23x
PubMatic, Inc.	PUBM	4.37x
Viant Technology Inc.	DSP	0.08x
Median		8.89x

After taking into consideration the comparative data for the select guideline public companies and VIYI, appropriate valuation discounts and adjustments, KKG used median multiples including appropriate discounts and adjustments and applied them to VIYI’s 2020 results and 2021 forecasts. This analysis resulted in a wide range of equity values of between $4.26 million to $1.63 billion.With the Median ratio at a EV/Revenue of 8.89 multiple, the valuation of VIYI seemed fair and reasonable and may bring potentially increased value to Venus’ shareholders.

No company in the KKG’ analysis is identical or directly comparable to VIYI, therefore an evaluation of the results of this analysis is not entirely mathematical. Rather, the KKG’ analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which VIYI was compared.

Discounted Cash Flow Analysis — Using forecasts provided by VIYI management for the fiscal years ending 2021 – 2025, KKG performed discounted cash flow analyses to calculate the estimated present value of the standalone unlevered, after-tax free cash flows forecasted to be generated by VIYI for the forecast period.

KKG calculated terminal values for VIYI by applying the median revenue and EBITDA transaction multiples to terminal year estimated unlevered, after-tax free cash flows. The unlevered free cash flows and terminal values were then discounted to present value using discount rates of 20.0% , which were based on an estimate of VIYI’s weighted average cost of capital, or discount rate.

Based on KKG’ experience and judgment in performing valuation analyses and the greater availability and relevancy of revenue multiple data derived from transactions, KKG relied more on its revenue multiple analyses to measure the intrinsic value of the equity.

KKG’ analysis resulted in the equity values of $400 million, which support the consideration contemplated in the Merger Agreement.

Summary of Financial Analysis of VIYI

The following is a summary of the material financial analyses reviewed by Venus in connection with the valuation of VIYI. The summary set forth below does not purport to be a complete description of the financial analyses reviewed or factors considered by us nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses reviewed by the Board of Directors. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be our view of the actual value of VIYI.

Selected Market Analyses

Venus reviewed certain financial information of VIYI and the structure of the proposed Business Combination. Venus also reviewed the analyses described above that were prepared by KKG, which included a financial review of certain publicly-traded companies selected by KKG for the reasons discussed above in the guidelines public company and guideline transaction analyses. The identity of the companies that were evaluated in KKG’s analyses is provided above. Venus’s Board of Directors had a series of conference call discussions and meetings from April 2021 to June 2021 and reviewed VIYI management’s forecast and its existing business and business plan. Venus engaged KKG to undertake multiple analyses of VIYI and the opportunity presented by the Business Combination, including a guideline public company analysis and a discounted cash-flow analysis, each as discussed in greater detail above and Venus reviewed and relied on such analyses.

Certain VIYI Projected Financial Information

The projections regarding VIYI’s future performance and the review by Venus’s Board of Directors reflect and consider numerous assumptions made by VIYI management, including material assumptions regarding, among other things,

•        VIYI’s ability to successfully identify suitable strategic opportunities, complete desired strategic transactions, or realize their expected benefits;

•        VIYI’s ability to compete for strategic transactions with other potential players, some of whom may have greater resources than the combined company will;

•        VIYI’s ability to form strategic relationships with partners that operate with adequate profit margin as compared with VIYI or which would increase overall profit margins for VIYI;

•        VIYI’s ability to implement its business model in every local market that it enters;

•        VIYI’s ability to finance strategic transactions and the potential costs of such financing (whether it be debt or equity or a combination thereof);

•        changing government regulations; and

•        the continued effect of the COVID-19 pandemic on the mobility industry and the economy in general which could adversely affect revenue and income for VIYI.

The VIYI projections were prepared during the months of March and April 2021 by taking into account the following:

•        VIYI’s historical performance in application of bespoke central processing algorithms;

•        VIYI’s historical performance in expanding the range of VIYI’s central processing algorithms’ application for use in mobile internet, finance, government, manufacturing, and other industries;

•        VIYI’s historical performance in its ability to efficiently deliver software and hardware optimization to customers;

•        CIC Report on the algorithm services industry which include a range of computing algorithms, including analytical algorithms, recommendation algorithms, and acceleration algorithms.

The competitive landscape was analyzed, to assess the addressable market and to forecast the future various applications. The timeframe leading out to 2025 was selected through an analysis of: (i) recent market trends, (ii) the increasing application scenarios of bespoke central processing algorithm service, and (iii) market consolidation in the algorithm sector. The goal was to use a timeframe that led to a more stable, mature and predictable business landscape.

Based on the above, VIYI maintains a 5-year business plan on a rolling basis; in detail, every twelve months VIYI analyzes the discrepancies, if any, between actual and forecast and it calibrates the 5-year business plan, accordingly.

During the forth quarters of 2020, VIYI experienced strong growth in intelligent chips and services revenues. As for the projections, the rapid increase in revenues is mainly driven by the expectation that such growth will continue and the continuing growth in the algorithm services provided to internet advertisement and online gaming acceleration industries with additional application scenarios of Government cloud computing, Manufacturing industry, Financial technology, Medical cloud computing, Smart transportation, PaaS 3D and Central processing algorithm cloud service for enterprise (SAAS) marketing.

For purposes of evaluating VIYI’s financial condition and in connection with the preparation by VIYI of its projections, Venus management was provided with documents from VIYI including projections for various time periods, including for the years ended December 31, 2021 through 2025, copies of material contracts, summaries of various industry analysis and trends and forecasts, information related to governmental regulations which may affect payments and collections rates and information related past performance. Additionally, the Board of Venus reviewed and discussed with KKG its analysis in rendering the fairness opinion described above.

Cautionary Statement Regarding VIYI Forecasts

VIYI provided Venus with its internally prepared forecasts for each of the calendar years in the five-year period ending December 31, 2025. Venus and VIYI do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of VIYI prepared the financial projections set forth below to present key elements of the forecasts provided to Venus. Venus is including the following summary of certain VIYI internal, unaudited prospective financial information from VIYI’s management team’s projections for the combined post-merger company solely because that information was made available to Venus’s Board in connection with the evaluation of the Business Combination. In the view of VIYI’s management team, such forecasts were prepared on a reasonable basis, reflected the best currently available estimates and judgments and presented, to the best knowledge and belief of VIYI’s management, the expected course of action and the expected future financial performance as of the date that such projections were made. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections.

Neither VIYI’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by VIYI’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, industry, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The projections are subjective in many respects; and since the projections cover multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of VIYI or that actual results will not differ materially from those presented in the projections. Furthermore, the projections do not take into account any circumstances or events occurring after the date that information was prepared.

The projections were requested by, and disclosed to, Venus for use as a component in its overall evaluation of VIYI and are included in this proxy statement/prospectus on that account. The inclusion in this proxy statement of the Venus forecasts and of certain analyses referencing such forecasts should not be seen as an indication that VIYI, Venus or their respective boards of directors, management, affiliates, advisors, or any other related parties consider the forecasts predictive of actual future financial performance or events, and such forecasts should not be relied upon as such. All such parties cannot provide any assurance whatsoever that actual results will be consistent or even partially consistent with the forecasts provided. Indeed, actual results may differ profoundly from projections due to various uncertainties, and none of aforementioned parties undertakes any obligation to update, revise, reconcile, or confirm or disconfirm any forecasts based on circumstances arising after the date at which listed forecasts were generated, based on future events or any other factors. None of VIYI or Venus or any of their respective affiliated parties intends to make publicly available any updates to the forecasts in this document, except as required by law. None of VIYI or Venus or any of their respective affiliated parties intends to make publicly available any updates to the forecasts in this document, except as required by law.

Further, the inclusion of financial projections in this proxy statement should not be regarded as an indication that Venus, VIYI, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned that the projections solely represent VIYI’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. Venus does not intend to reference these financial projections in its future periodic reports filed with the SEC under the Exchange Act.

The financial forecasts prepared by management of Venus and VIYI were not prepared with a view toward public disclosure nor prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or in accordance with GAAP. Neither the independent registered public accounting firm of VIYI nor of Venus nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the unaudited prospective financial information for the purpose of its inclusion in this proxy statement, and accordingly, neither independent registered public accounting firm nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto. Due to inherent uncertainties in financial projections of any kind, stockholders are cautioned not to place undue reliance, if any, on the forecasts. Forecasts are subjective in nature and may not be realized, and reflect numerous assumptions made by management, including material assumptions regarding, among other things, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party.

There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

No assurances can be given that the unaudited prospective financial information and the underlying assumptions are reasonable or that, if it had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the unaudited prospective financial information may not reflect the manner in which New Venus would operate the VIYI business after the merger. Venus, VIYI and their respective affiliates, advisors and representatives do not intend to, and each disclaims any obligation to, update or otherwise reconcile or revise the unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to VIYI’s business, all of which are difficult to predict and many of which are beyond VIYI’s and Venus’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Venus’s and VIYI’s control and VIYI’s limited operating history, diverse geographic markets and nascent industry make evaluating its business and future prospects, including the assumptions and analyses developed by VIYI upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of VIYI’s independent registered public accounting firm, Venus’s independent registered public accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement because they were made available to Venus and Venus’s board of directors in connection with their review of the proposed Business Combination.

Neither Venus nor VIYI have warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to our Board. Neither Venus, Venus’s management nor any of Venus or VIYI’s representatives have made or make any representation to any person regarding the ultimate performance of New Venus compared to the information contained in the projections, and none of them intend to or undertake any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. VIYI will not refer back to these projections in its future periodic reports filed under the Exchange Act.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR VIYI, VENUS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS,

THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue reliance on these projections.

The key elements of the projections provided by VIYI’s management team to Venus are summarized in the table below with specific assumptions immediately following the table:

Projected Financial Metrics — Central processing algorithm (000RMB):

	Year Ending December 31,
	VIE					China subsidiaries
	2021E	2022E	2023E	2024E	2025E	2021E	2022E	2023E	2024E	2025E
Revenue	14,225	15,648	17,213	18,934	20,828	281,354	502,467	838,444	1,346,960	2,114,543
% Growth		10%	10%	10%	10%		79%	67%	61%	57%
Gross Profit	13,230	14,553	16,008	17,609	19,370	179,379	302,993	483,347	766,455	1,196,334
% Margin	93%	93%	93%	93%	93%	64%	60%	58%	57%	57%
Operating expenses	10,799	11,879	13,067	14,373	15,811	46,090	82,993	136,508	219,163	346,552
% Revenue	76%	76%	76%	76%	76%	16%	17%	16%	16%	16%
EBITDA	3,920	4,312	4,743	5,217	5,739	137,362	227,462	359,461	567,738	882,050
% Margin	28%	28%	28%	28%	28%	49%	45%	43%	42%	42%
Net Profit	3,254	3,579	3,937	4,331	4,764	112,686	180,084	285,099	451,191	701,942
% Revenue	23%	23%	23%	23%	23%	40%	36%	34%	33%	33%

Projected Financial Metrics — Intelligent chips and services (000RMB):

	Year Ending December 31,
	Hong Kong (Software Development)					International (Chips)
	2021E	2022E	2023E	2024E	2025E	2021E	2022E	2023E	2024E	2025E
Revenue	35,645	37,428	39,299	41,264	43,327	130,459	136,982	143,831	151,022	158,573
% Growth		5%	5%	5%	5%		5%	5%	5%	5%
Gross Profit	23,170	24,328	25,544	26,822	28,163	36,944	37,920	45,229	44,789	40,175
% Margin	65%	65%	65%	65%	65%	28%	28%	31%	30%	25%
Operating expenses	4,634	5,098	5,608	6,168	6,785	12,433	20,726	22,094	21,980	18,637
% Revenue	13%	14%	14%	15%	16%	10%	15%	15%	15%	12%
EBITDA*	18,535	19,230	19,937	20,653	21,378	33,253	24,244	30,186	28,241	21,972
% Margin	52%	51%	51%	50%	49%	25%	18%	21%	19%	14%
Net Profit	15,755	16,346	16,946	17,555	18,171	20,345	14,271	19,202	18,931	17,877
% Revenue	44%	44%	43%	43%	42%	16%	10%	13%	13%	11%

____________

*        EBITDA and EBITDA margin are non-GAAP measures and each is an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.

Assumptions Utilized for the Projected Financial Metrics Table

Revenues:

CPA segment:    Revenues are projected based on expected number of customers for each period multiplied by expected average revenue per customer. VIYI uses historical number of customers and historical retention rate to project number of customers and factors in industry growth for the projection of new customers. Average revenue per customer is projected using historical rate of growth and in consideration of industry growth. The rate of growth is projected to increase in the initial years and decrease in later years. Going forward, VIYI’s CPA operation will mostly be carried out by VIYI’s direct subsidiaries, therefore the revenue of the VIE is not expected to be a major part of VIYI’s total revenues. See “— The markets VIYI operates its business are expected to maintain a rapid growth and Market demands for central processing algorithm solution develop rapidly” for details in the industry growth.

Intelligent chips segment:    Revenues for resale of intelligent chips and accessories are based on number of intelligent chips and related accessories to be sold for each period multiplied by expected selling price. VIYI used the historical number of products sold to project the expected number of products to be sold. Average selling price is projected using average historical selling price. VIYI’s software development revenue is projected based on projected number of customers that will require VIYI’s services and the average contract price for VIYI’s existing customers.

Gross Profit:

CPA segment:    Gross profit is projected based on projected revenue minus projected cost of revenue. Cost of revenue is projected based on historical costs of revenue of 2019 and 2020 which are mainly channel costs paid to channel distributors based on sales agreements and costs shared with content providers. VIYI projects margin to increase in initial years due to improvement in technologies and margin to trend down in later years due to rising costs.

Intelligent chips segment:    Gross profit is projected based on projected revenue minus projected cost of revenue. Cost of revenue is based on projected units of chips to be sold multiplied by historical average cost of products sold. VIYI is projected to sell more CPU accessories in the coming years due to chip shortage which leads to higher projected margin. Gross profit for software development is projected based on contract price and the actual cost incurred based on 2020 and 2021 contracts.

Operating expenses:

CPA segment:    Operating costs mainly consist of marketing, general and administrative expenses and research and development expenses. Research and development and sales and marketing expenses were projected to increase consistently with increase in VIYI’s revenue as VIYI operates in a competitive market that requires VIYI to invest substantially in its technology while general and administrative expenses are projected to increase in the initial years and remain relative stable in later years.

Intelligent chips segment:    Operating costs mainly consist of marketing, general and administrative expenses and research and development expenses. VIYI projects its marketing, general and administrative expenses based on historical percentage of operating expenses to its revenue.

EBITDA

CPA segment:    Projected EBITDA is projected based on gross profit minus operating expenses and adds back depreciation and amortization expenses. Depreciation expenses are not material for VIYI’s operation as VIYI does not own fixed assets substantially. Amortization is mainly VIYI’s amortization of intangibles and right of use assets and is projected based on the future amortization amount.

Intelligent chips segment:    Projected EBITDA is projected based on gross profit minus operating expenses and adds back depreciation and amortization expenses. Depreciation expenses are not material for this segment’s operation. Amortization is mainly Fe-da’s amortization of intangibles and is projected based on the future amortization amount.

Net Profit

CPA segment:    Projected net profit is projected based on gross profits minus operating expenses, other income/ expenses and projected income taxes. VIYI does not have other material income or expenses and the projection is based on historical results. Income tax is projected based on the actual rate of VIE and each subsidiary that operates in CPA segment.

Intelligent chips segment:    Projected net profit is projected based on gross profits minus operating expenses, other income/ expenses and projected income taxes. VIYI does not have other material income or expenses and the projection is based on historical results. Income tax is projected based on each subsidiary’s actual tax rate.

Other Factors

Operating history: Although VIYI was incorporated on September 24, 2020, the VIE Shenzhen Yitian was established on March 8, 2011, its PRC subsidiary Korgas 233 Technology Co., Ltd was established on September 15, 2017, and the acquired subsidiary - Fe-da Electronics was established on January 9, 2009 which provide sufficient operating history for the projection. VIYI has a relatively short history for software development which was provided to customers as a value-added service and does not account for a major part of VIYI’s projection.

The key reasons for the projections provided by VIYI’s management team to Venus for the rapid revenue growth as a result of industry growth are summarized below:

The markets VIYI operates its business are expected to maintain a rapid growth

VIYI provides central processing algorithm solutions primarily to the internet advertisement, gaming, and intelligent chip industry, these three markets are expected to maintain a rapid growth, which will provide huge development space for VIYI business.

According to the CIC Report, the digital marketing industry has grown from RMB 218.5 billion in 2015 to RMB 665.8 billion in 2019 in terms of internet advertisement spending, representing a CAGR of 27.5%, and is expected to continue to grow at a CAGR of 8.4%, reaching RMB 1,545.5 billion by 2024, according to the CIC Report. In addition, VIYI understands its customers are increasingly focusing on measurable advertising results, with performance-based advertising solutions experiencing rapid growth. VIYI’s scalable central processing algorithm solutions are well suited to meet this increasing demand and customers’ need for measurable results, i.e., measurable conversion rate.

In terms of the gaming industry, the CIC Report indicates that the overall Chinese gaming market has been continuously growing in the past five years. The market size in terms of consumer spending was RMB 275.5 billion in 2019, representing a year-on-year growth rate of 6.3% since 2018. Notably, mobile games have moved into a leading position in consumer spending and market share in relation to the overall games industry. In 2019, the market for mobile games was ranked number 1 by a proportion of 73.9% and has surpassed traditional PC and web games to become gamers’ dominant choice in the market. The number of mobile gamers in China also increased from 455 million in 2015, to 620 million in 2019, representing a CAGR of 8.0%. according to the CIC Report. VIYI’s game distribution platform coupled with the capability to provide central processing algorithm solutions to upstream developers and gamers alike is uniquely positioned to capture this growing market opportunity.

In terms of the intelligent chip industry, according to the CIC Report, technologies that are critical to the intelligent chip industry have become increasingly mature since the beginning of the 21st century. Intelligent chips have also been entering into consumers’ daily lives at an increasing rate as components to mobile phones, personal computers, and smart TVs. Since 2017, driven by the demand from emerging industries such as AI, smartphones, IoT, 5G, cloud computing, smart healthcare, and security, the global chip industry has grown from US$274.5 billion in 2015 to US$333.4 billion in 2019. Growth is expected to continue at a CAGR of 7.5% per year, reaching US$515.7 billion by 2025 due to increasing downstream demand.

Market demands for central processing algorithm solution develop rapidly

With the development of the economy and the internet industry, the global spending on IT continues to increase and the central processing algorithm service has a huge room for development in the internet industry. With the emphasis on efficient operation and refined management of algorithmic services, enterprises have increasing demands for central processing algorithms integrated solutions and high value-added services solutions.

With the diversified development of the internet industry, there will be increasing needs for application scenarios of central processing algorithms. The central processing algorithm services will be applied in various industries, including advertising, games, finance, industrial internet, telecommunications, energy, logistics, urban management, biomedical, social security and leisure and entertainment.

According to the CIC Report, industry verticals such as government, finance, healthcare, manufacturing, education, and cultural media demand better data processing and management capabilities from an internet advertisement perspective. VIYI believes that its highly versatile central processing algorithm solutions will be ideally suited to meet those demands.

The continuous upgrade of cloud computing, artificial intelligence, big data, 5G and other technological fields also promotes the continuous improvement and update of central processing algorithms. With the rapid development of the internet industry, the ecological development of data, computing power and algorithm is gradually becoming mature and continuously evolving, and many of these factors will jointly promote the speedy development of the central processing algorithm service industry.

VIYI intends to branch out in accordance with market trends and continue to expand its integrated services built upon VIYI’s proprietary central processing algorithms to penetrate industries including: Government; cloud computing; Manufacturing industry; Financial technology; Medical cloud computing; and Smart transportation.

Actual historical results of VIYI

VIYI is ideally positioned to grow its revenue quickly as a leading central processing algorithm service provider in China

According to the CIC Report, VIYI ranks as one of the top five Chinese companies for central processing algorithm services, as of 2020, VIYI has captured 5% of the market share for central processing algorithm services provided to internet advertisement and online gaming industries, and VIYI is the only company among its competitors to provide central processing algorithm service solutions in both internet advertisement and online game industries.

Since 2017, VIYI’s revenue growth has been increasing on a cumulative basis, specifically, VIYI has achieved a year-on-year revenue growth rate of 31.9% in 2018, 52.6% in 2019, and 176.8% in 2020.

Moreover, VIYI’s revenue for the nine months ended September 30, 2021 was approximately RMB 367.7 million (USD 56.7 million), which represents an increase of RMB 283.2 million, or 335.1%, from VIYI’s total revenues of RMB 84.5 million for the nine months ended September 30, 2020. VIYI’s gross profit for the nine months ended September 30, 2021 was RMB 176.5 million (USD 27.2 million), representing an increase of RMB 141.2 million, or 400.0%, from RMB 35.3 million for the nine months ended September 30, 2020. VIYI’s net income for the nine months ended September 30, 2021 was RMB 69.9 million (USD 10.8 million), representing an increase of RMB 40.9 million, or 141.0%, from RMB 29.0 million for the nine months ended September 30, 2020.

VIYI maintain a good relationship with customers to ensure steady growth of its business revenue

For the years ended December 31, 2019, 2020 and for the period ended September 30, 2021. VIYI and its subsidiaries had 124, 157 and 161 customers in the central processing algorithm solution services segment, respectively, of which 63, 57, and 31 are new customers.

Since September 2020, VIYI also began developing its intelligent chips and services business, and has accumulated 12 and 41 customers for the periods ended December 31, 2020, and September 30, 2021, respectively

And the Customer retention rate for central processing algorithm solutions services were 73.5%, 80.6% and 82.8% respectively for the years ended December 31, 2019, 2020 and for the period ended September 30, 2021, whereas retention rate for intelligent chips and services was 100% for the periods ended December 31, 2020, and September 30, 2021.

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a general discussion of the material U.S. federal income tax consequences of the Business Combination to U.S. Holders (as defined below) of VIYI ordinary shares; (ii) ownership and disposition of New Venus ordinary shares and New Venus Warrants (collectively, the “New Venus securities”) following the Business Combination and (iii) exercise of redemption rights by New Venus shareholders that are U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the ownership and disposition of New Venus securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold VIYI ordinary shares, or New Venus securities, as applicable, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of New Venus ordinary shares through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of New Venus ordinary shares (excluding treasury shares); or

•        holders holding New Venus securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of VIYI ordinary shares, or New Venus securities, as applicable, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds VIYI ordinary shares, or New Venus securities, as applicable, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the merger, or of the subsequent ownership and disposition of New Venus securities, as applicable.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF VIYI ORDINARY SHARES, OR HOLDING THE NEW VENUS SECURITIES, AS APPLICABLE. U.S. HOLDERS OF VIYI SHARES AND NEW VENUS STOCK HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF NEW VENUS SECURITIES, AS APPLICABLE, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Tax Consequences of the Merger to Holders of VIYI Stock

Tax Consequences if the Merger Qualifies as a Reorganization

The parties have structured the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and the parties to the Business Combination Agreement have agreed to report the merger in a manner consistent with such tax treatment to the extent permitted under applicable law. Neither Venus nor VIYI has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Furthermore, the obligations of VIYI and Venus to complete the merger are not conditioned on the receipt of opinions from counsel to the effect that the merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holders are urged to consult its tax advisor with respect to the particular tax consequence of the merger to it.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder that exchanges its VIYI stock for New Venus ordinary shares in the merger generally will not recognize gain or loss in the transaction.

The aggregate tax basis in the New Venus ordinary shares that a U.S. Holder receives pursuant to the merger will equal its aggregate adjusted tax basis in the VIYI stock it surrenders. A U.S. Holder’s holding period for the New Venus ordinary shares that it receives pursuant to the merger will include the U.S. Holder’s holding period for the VIYI shares it surrenders.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger does not qualify as a reorganization, each U.S. Holder will recognize gain or loss in an amount equal to the difference between (x) the fair market value of the New Venus ordinary shares received and (y) the adjusted tax basis in the VIYI shares surrendered. Gain or loss will be calculated separately for each block of VIYI ordinary shares (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if a U.S. Holder has held its VIYI stock for more than one year at the time of the merger. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder generally will have an aggregate tax basis in the New Venus shares received equal to the fair market value of such shares as of the date such shares are received, and the U.S. Holder’s holding period in such New Venus shares would begin on the day following the date of the merger.

Information Reporting

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of VIYI ordinary shares. A “significant holder” is a holder of VIYI ordinary shares that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding VIYI ordinary shares (or, in certain instances, VIYI ordinary shares with a basis of at least $1 million). U.S. Holders are urged to consult their tax advisors as to the potential application of these information reporting requirements.

All holders of VIYI stock are urged to consult their tax advisors with respect to the tax consequences of the merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

U.S. Federal Income Tax Consequences of Ownership and Disposition of New Venus Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New Venus securities to U.S. Holders.

Distribution on New Venus ordinary shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on New Venus ordinary shares that is made out of New Venus’ current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which New Venus lists the New Venus ordinary shares) will be considered readily tradable on an established securities market in the United States. Even though the New Venus ordinary shares are listed on NASDAQ, there can be no assurance that the New Venus ordinary shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of New Venus’ status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, New Venus will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by New Venus, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by New Venus on the New Venus ordinary shares exceeds New Venus’ current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s New Venus ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Venus Securities.” However, New Venus may not calculate earnings and profits in accordance with U.S. federal income tax principles. In such event, a U.S. Holder should expect to generally treat distributions New Venus makes as dividends.

Sale, Exchange, Redemption or Other Taxable Disposition of New Venus Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New Venus ordinary shares and New Venus Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New Venus ordinary shares or New Venus Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Venus ordinary shares or New Venus Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the New Venus ordinary shares or New Venus Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New Venus ordinary shares or New Venus Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a New Venus Warrant

No new Venus warrants or options will be used in connection with the Business combination. In connection with its IPO complete in February 2021, Venus issued warrants to acquire ordinary shares. These IPO related warrants will remain outstanding, except to the extent exercised pursuant to their terms by the holders. This discussion below refers to these warrants as New Venus Warrant. Except as discussed below with respect to the cashless exercise of a New Venus Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Venus ordinary share on the exercise of a New Venus Warrant for cash. A U.S. Holder’s tax basis in a New Venus ordinary share received upon exercise of the New Venus Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Venus Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a New Venus ordinary share received upon exercise of the New Venus Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Venus Warrants and will not include the period during which the U.S. Holder held the New Venus Warrants. If a New Venus Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Venus Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the New Venus ordinary shares received would equal the holder’s basis in the New Venus Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the New Venus ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New Venus Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New Venus ordinary share would include the holding period of the New Venus Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised New Venus Warrants treated as surrendered to pay the exercise price of the New Venus Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the New Venus ordinary shares that would have been received with respect to the surrendered warrants in a regular exercise of the New Venus Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the New Venus ordinary shares received would equal the U.S. Holder’s tax basis in the New Venus Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the New Venus ordinary shares would commence on the date following the date of exercise (or possibly the date of exercise) of the New Venus Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its New Venus ordinary shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the New Venus ordinary shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the New Venus ordinary shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the New Venus ordinary shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Venus ordinary shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of New Venus ordinary shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Venus’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the New Venus ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the New Venus ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of New Venus ordinary shares treated as held by the U.S. Holder (including any New Venus ordinary shares constructively owned by the U.S. Holder as a result of owning New Venus Warrants or New Venus Rights) relative to all of the shares of New Venus ordinary shares outstanding both before and after the redemption. The redemption of New Venus ordinary shares generally will be treated as a sale or exchange of the New Venus ordinary shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in New Venus or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only New Venus ordinary shares actually owned by the U.S. Holder, but also shares of New Venus ordinary shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include New Venus ordinary shares which could be acquired pursuant to the exercise of the New Venus Warrants or New Venus Rights. In order to meet the substantially disproportionate test, the percentage of New Venus’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the New Venus ordinary shares must, among other requirements, be less than 80% of the percentage of New Venus’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the New Venus ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the New Venus ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other New Venus ordinary shares. The redemption of the New Venus ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Venus. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Venus will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining New Venus ordinary shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Venus Warrants or possibly in other New Venus ordinary shares constructively owned by it.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if New Venus, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. holder holds New Venus securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether New Venus or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of New Venus ordinary shares how quickly New Venus uses liquid assets and cash may influence whether New Venus or any of its subsidiaries is treated as PFIC. Accordingly, New Venus is unable to determine whether New Venus or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that New Venus or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, New Venus does not expect to provide a PFIC annual information statement for 2021 or going forward.

If New Venus were characterized as a PFIC for any taxable year, U.S. Holders of New Venus securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of New Venus securities treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the New Venus securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if New Venus were a PFIC in a taxable year in which New Venus paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the New Venus securities.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of New Venus ordinary shares (including constructive dividends), and the proceeds received on the disposition of New Venus ordinary shares and New Venus Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to New Venus securities, subject to certain exceptions (including an exception for New Venus securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold New Venus securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of New Venus securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Potential Conflicts of Interest and Interests of Venus’ Sponsor, Officers and Directors with Respect to the Business Combination

When you consider whether or not to vote for or against the Business combination with VIYI, and you consider the recommendation of the Venus Board in favor of the Business Combination Proposal, the Board of Directors believes that you should consider that the Sponsor and the members of the Board of Directors and management have interests in the proposed Business Combination that are different from, or in addition to, your interests as a shareholder, including those outlined below:

•        if the proposed Business Combination with Viyi is not completed by a date which is 12 months from the closing of our IPO (which occurred February 11, 2021), we will be forced to liquidate (unless such date is extended by payment of additional funds into our Trust Account) and the 1,397,500 ordinary shares which were acquired at an average price of approximately $1.62 per share, will expire worthless. Additionally, the private Placement Warrants and Rights held by the Sponsor, our directors and officers will also expire worthless;

•        if the proposed Business Combination with Viyi is consummated, the approximate dollar value of the ordinary shares held by our Sponsor, officers and directors in the post transaction company, based upon the transaction value, would be approximately $13,975,000;

•        the accretion in value of the ordinary shares held by our Sponsor, officers and directors over the price paid by investors in our IPO (and subsequent investors) for their ordinary shares would result in the Sponsor, officers and directors earning a substantial positive rate of return on the initial investment, which could occur even if the other Venus shareholders (including those who invested in our IPO and subsequent to the IPO) experience a negative rate of return on their investment;

•        if Venus is unable to complete a Business combination on or before February 11, 2022 unless such date is extended, the 225,000 Private Warrants held by our Sponsor, officers and directors will be worthless;

•        if Venus is unable to complete a Business Combination on or before February 11, 2022, in order to extend such deadline and avoid liquidation of Venus and therefore preserve the value of securities held by our Sponsor, officers and directors, our Sponsor, officers and directors would be required to place into the Trust Account additional funds, thereby increasing their costs of ownership in our securities and placing more funds at risk;

•        the exercise of Venus’ directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Venus’ stockholders’ best interests;

•        prior to closing, our Sponsor, officers and directors may extend working capital loans to Venus and Such working capital loans evidenced by a promissory note and will either be paid upon consummation of the Business Combination, without interest, or, at holder’s discretion, converted into additional Private Units at a price of $10.00 per unit. These units would be identical to the private units held by the Sponsor which were purchased at the time of out IPO; and

•        directors, officers and our Sponsor will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses including visits to VIYI to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Presently, as of September 30, 2021, the Sponsor or our directors, officers and their affiliates have incurred approximately $_______ of out-of-pocket expenses that are subject to reimbursement. If a business combination is not consummated, these expenses will not be reimbursed and our Sponsor, directors and officers would not receive re-payment.

Required Vote

Approval of the Business Combination Proposal will require the affirmative vote of a majority of the votes cast by the holders of the issued Venus ordinary shares entitled to vote thereon which were present at the meeting to approve the Business Combination; provided, however, that if [•] or more of the ordinary shares purchased in the IPO demand redemption of their Venus ordinary shares, then the Business Combination may not be completed.

Recommendations of Venus’ Board of Directors to Venus’ Shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Venus board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Venus and its shareholders. In reaching its decision with respect to the Business Combination, the Venus board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by VIYI. The Venus board of directors also obtained a fairness opinion upon which to base its assessment. Venus’ board of directors recommends that VENUS’ shareholders vote FOR the Business Combination Proposal. Venus’ directors have interests that may be different from, or in addition to your interests as a shareholder. See the section titled “The Acquisition Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

Director Election Proposal

Venus’ shareholders are being asked to approve the election of five (5) members to the Board of directors of New Venus in accordance with the composition contemplated under the Merger Agreement.

Reasons for the Proposal

Assuming completion of the Business Combination, shareholders are being asked to elect five directors to the New Venus’ board, effective upon completing the Business Combination. The Director Election Proposal is contingent upon the shareholders’ approval of the Business Combination Proposal.

Pursuant to the terms of the Merger Agreement, the VIYI shareholders are entitled to nominate four (4) persons to serve on the Board of New Venus following the completion of the Business Combination and one (1) additional person will serve as the nominee of Venus. The Venus’ board has nominated Ms. Shan Cui and each of Messrs. Jie Zhao, Chengwei Yi, and Wengang Kang and Ms. Haixia Zhao have been nominated to serve by VIYI as directors of New Venus.

For more information on the experience of Ms. Shan Cui, Ms. Haixia Zhao, and each of Messrs. Jie Zhao, Chengwei Yi, and Wengang Kang, please see the section titled “New Venus’ Directors and Executive Officers After the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

Under Cayman Islands law, the approval of the Director Election Proposal requires an ordinary resolution, which is the affirmative vote of the holders of a majority of the issued and outstanding shares of Venus, determined as of the record date, present and entitled to vote thereon at the Extraordinary General Meeting voting at the Extraordinary General Meeting.

Recommendation of the Board of Directors

THE VENUS BOARD UNANIMOUSLY RECOMMENDS THAT VENUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

NASDAQ STOCK ISSUANCE PROPOSAL

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, Venus’ shareholders are being asked to approve the issuance of up to 39,603,961 shares of Venus ordinary shares in connection with the Business Combination and the potential issuance of an aggregate of 1,485,149 additional PIPE Shares to the Backstop Investor pursuant to the Backstop Agreement.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (ii) the number of shares of common stock (or in the case of a Cayman islands entity such as Venus, ordinary shares) to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the stock or securities. Collectively, the consideration to be paid in connection with the Business Combination Agreement and the PIPE Shares potentially issued to the Backstop Investor will exceed 20% or more of the outstanding Venus ordinary shares and 20% or more of the voting power, in each case outstanding before the issuance of such ordinary shares in connection with the Business Combination and the Backstop Agreement.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the ordinary shares in the Business Combination Consideration and potential issuance of PIPE Shares pursuant the Backstop Agreement will result in a “change of control” of Venus. VIYI Shareholders will own or control 39,603,961 New Venus ordinary shares, or approximately 85.84% of the New Venus ordinary shares following the Business Combination.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. Because ordinary shares of New Venus will be issued in exchange for all of the equity interests of VIYI, the deemed issuance price of the shares of New Venus may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Venus ordinary shares for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New Venus ordinary shares will exceed 20% of the shares of Venus Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Venus ordinary shares for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Listing Rules may require that Venus obtains shareholder approval of the issuance of the shares of New Venus ordinary shares in connection with the consummation of the Business Combination.

As a result of the foregoing, Venus is required to obtain shareholder approval pursuant to Nasdaq Listing Rule 5635. For a summary of the Backstop Agreements, please see the section entitled “Business Combination Proposal — Related Agreements — Backstop Agreement.” Venus shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this proposal.

The approval of the Nasdaq Stock Issuance Proposal will require the affirmative vote of the holders of a majority of the outstanding Venus ordinary shares present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT VENUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ STOCK ISSUANCE PROPOSAL.

SHARES INCREASE PROPOSAL

The Venus Board of Directors is requesting that its shareholders approve an amendment to its Memorandum and Articles of Association substantially in the form attached to this proxy statement as Annex A, to be effective upon the consummation of the Business Combination, to increase the number of authorized ordinary share to 200,000,000 ordinary shares from the present authorized capital of 50,000,000 ordinary shares.

Reasons for the Proposal

Assuming completion of the Business Combination and the issuance of New Venus ordinary shares to the Backstop Investor pursuant to the Backstop Agreement and the automatic conversion of the outstanding Venus Rights, Venus would have 41,571,610 ordinary shares issued and outstanding. Additionally, the current Venus warrants would remain issued and outstanding, exercisable into an aggregate of 2,412,500 additional ordinary shares.

As a result, although it does not currently have plans or binding agreements to issue any ordinary shares or have any contemplated transactions such as acquisitions or additional financings which would require the issuance of any additional ordinary shares, the Board of Directors of Venus and the VIYI shareholders believe that New Venus should have additional ordinary shares authorized for future possible events such as acquisitions or financings or for stock dividends or stock splits which may be undertaken in the future.

Vote Required

In the case of the Share Increase Proposal, approval requires an ordinary resolution of the affirmative vote of at least a majority of the votes cast by the holders of the Venus ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote.

Recommendation of the Board

THE BOARD OF VENUS UNANIMOUSLY RECOMMENDS THAT VENUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE INCREASE PROPOSAL.

NAME CHANGE PROPOSAL

In connection with the Business Combination, we are asking our shareholders to approve the adoption of the proposed amendments to our Memorandum and Articles of Association, substantially in the form attached to this proxy statement as Annex C, to be effective upon the consummation of the Business Combination to change the name of Venus to MicroAlgo Inc.

Reasons for the Proposal

In consultation with VIYI and its shareholders, the Venus Board of Directors believes that the new name will more accurately reflect the business of VIYI and its intended and future businesses and operations.

As a business formed solely for the purpose of completing a business combination, the current name of Venus has no business meaning or trade value.

Vote Required

In the case of the Name Change Proposal, approval requires a special resolution of the affirmative vote of at least two thirds (2/3) of the votes cast by the holders of the Venus ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote.

Recommendation of the Board

THE BOARD OF VENUS UNANIMOUSLY RECOMMENDS THAT VENUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

ARTICLES AMENDMENT PROPOSAL

In connection with the Business Combination, we are asking our shareholders to approve the adoption of the proposed amendments to our Memorandum and Articles of Association, substantially in the form attached to this proxy statement as Annex C, to be effective upon the consummation of the Business Combination to remove certain provisions that will no longer be applicable to New Venus because it will no longer be a blank check or special purpose acquisition entity.

This summary is qualified by reference to the complete text of the proposed Memorandum and Articles of Association, substantially in the form attached to this proxy/registration statement as Annex C. All shareholders are encouraged to read the proposed Memorandum and Articles of Association, in their entirety for a more complete description of their terms.

Reasons for Proposal

Our proposed amendments to the Memorandum and Articles of Association does not include provisions related to a blank check company (including those related to operation of the trust account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in the existing organizational documents) because following the consummation of the Business Combination, New Venus will not be a blank check company. The proposed organizational documents do not contain the requirement to dissolve New Venus allowing it to continue as a corporate entity with perpetual existence following the Business Combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New Venus following the Business Combination.

Vote Required

The Articles amendment Proposal must be approved by a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares as of the record date that are present and vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast and will have no effect on the outcome of the vote on Articles Amendment Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of the vote on Articles Amendment Proposal.

Recommendation of the Board of Directors

THE BOARD OF VENUS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ARTICLES AMENDMENT PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the Venus Board of Directors to submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Share Increase Proposal, the Name Change Proposal and the Articles Amendment Proposal.

In no event will Venus solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under its current certificate of incorporation and Cayman Islands law. The purpose of the adjournment proposal is to provide more time for the Sponsor, Venus and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the extraordinary general meeting upon approval of an adjournment proposal, the Venus Board is empowered under Cayman Islands law to postpone the meeting at any time prior to the extraordinary general meeting being called to order. In such event, Venus will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented at the extraordinary general meeting and is not approved by the shareholders, the Venus Board may not be able to adjourn the extraordinary general meeting to a later date. In such event, the Business Combination would not be completed.

Vote Required

The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of Venus’ outstanding ordinary shares represented at the extraordinary general meeting by attendance in person or by proxy and entitled to vote thereon.

Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a Venus shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal.

Recommendation of the Venus Board

THE Venus BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE Venus SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF VIYI

Mission

VIYI’s mission is to transform the digital economy by making the way its customers do business more efficiently.

Overview

VIYI is dedicated to the development and application of bespoke central processing algorithms. VIYI provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI’s services include algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI’s ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for VIYI’s long-term development.

Central processing algorithms refer to a range of computing algorithms, including analytical algorithms, recommendation algorithms, and acceleration algorithms. According to the CIC Report, businesses engaged in internet advertisement, game development, intelligent chip design, finance, retail, and logistics depend on the ability to efficiently process and analyze data with optimized computing software and hardware capable of handling the data workload. Bespoke central processing algorithms suitable to each customer’s distinct needs help them achieve this purpose.

Currently, VIYI is focused on developing and delivering central processing algorithm solutions to customers engaged in internet advertisement and gaming, and intelligent chips. Moreover, VIYI’s customer base is rapidly growing due to the increase in a general demand for more efficient data processing in various industries driven by the growing internet population and prevalence of AI. According to the CIC Report, revenue of central processing algorithm services derived from internet advertisement and online gaming alone has grown from RMB 2.2 billion in 2016 to RMB 6.9 billion in 2020, representing a CAGR of 32.7%. This market is expected to maintain a rapid growth trend, expanding at a CAGR of 15% during the period from 2020 to 2025 in terms of dollar value.

In the mid-to-long term, VIYI will continue to adhere to its strategic mindset. By improving upon each iteration of VIYI’s one-stop intelligent data management solutions made possible by its proprietary central processing algorithm services, VIYI can help customers to enhance their service efficiency and make model innovations in business, and actively enhance the industry value of the central processing algorithm services in the general field of data intelligent processing industry.

Competitive Strengths

VIYI stands out as compared with its competitors in the following ways:

Leading bespoke central processing algorithm service provider in China enjoying first-mover advantages and rapid revenue growth

VIYI ranks as one of the top five Chinese companies for central processing algorithm services. According to the CIC Report, as of 2020, VIYI has captured 5% of the market share for central processing algorithm services provided to internet advertisement and online gaming acceleration industries.

VIYI is ideally positioned to grow its revenue quickly as a leading central processing algorithm service provider in China. According to the CIC Report, VIYI is the only company amongst its competitors to provide central processing algorithm service solutions in both internet advertisement and online game acceleration industries. As a result, since 2017, VIYI’s revenue growth has been increasing on a cumulative basis, specifically, VIYI has achieved a year-on-year revenue growth rate of 31.9% in 2018, 52.6% in 2019, and 176.8% in 2020.

Customized central processing algorithm solutions in a diverse range of scenarios, serving customers in a diverse and growing range of industry verticals

VIYI’s diverse range of customers from multiple industries is evidence that its central processing algorithm technology is highly versatile, which allows VIYI to ensure a constant stream of revenue from various sources. VIYI primarily provides central processing algorithm solutions to enterprise customers in three industry verticals: internet advertisement, gaming, and intelligent chips, which translate to a range of customers including advertisement integration agencies, game developers and distributors, electronics manufacturers, internet information infrastructure service providers, and intelligent chip designers and integrators. Having the capability to service customers from a range of industries works to VIYI’s advantage because it can derive business from multiple industry sources to ensure a stream of revenue even when one industry faces downturns.

Generally, the central processing algorithm services of VIYI achieve computing power acceleration, digital lightweight processing, and intelligent data management and processing. These improvements help VIYI’s customers grow and enhance their businesses’ operational quality and overall efficiency. Currently, VIYI’s central processing algorithm solutions have the following applications to its existing core customers:

•        For customers in the internet advertisement industry, VIYI’s proprietary central processing algorithms allow them to effectively optimize advertisement content, match internet traffic, and deliver targeted advertisements to increase conversion rate;

•        For customers in the gaming industry, VIYI provides a platform for distributing games augmented by cloud-based software and hardware optimization and acceleration, dynamic games marketing based on gamer preference, and lightweight data processing solutions to increase VIYI’s customers’ revenue;

•        For customers in the intelligent chip industry, VIYI provides value-added data processing solutions and optimized hardware for more efficient data services, promoting VIYI’s customers’ efficiency in developing new technologies.

For more information on how VIYI provides services to its customers, please see “Business — VIYI’s Business Model.”

In addition, due to the versatility of VIYI’s central processing algorithm solutions and VIYI’s proven commitment to research and development, VIYI is well-positioned to continue growing its customer base to reach customers from a broader range of industries that are reforming the way they do business as a result of the rapidly developing information technology, prevalence of smartphones and 5G connectivity, AI, big data, IoT and cloud computing. According to the CIC Report, industry verticals such as government, finance, healthcare, manufacturing, education, and cultural media demand better data processing and management capabilities from an internet advertisement perspective. VIYI believes that its highly versatile central processing algorithm solutions will be ideally suited to meet those demands. For more information on VIYI’s expansion plans, please also see “Business — VIYI’s Strategies — VIYI plan to expand its central processing algorithm solutions to cover more applications and different industries.”

Long-term and stable strategic cooperation relationships

VIYI enjoys stable and long-term strategic alliances with many of its customers in the internet advertisement, gaming, and intelligent chip design and development. VIYI’s customers are internet advertising integration agencies, online game developers and distributors, electronics manufacturers, and internet information infrastructure service providers who have entered into a master agreement with VIYI and used its services according to such agreement during the relevant contact period. VIYI’s customers typically enter into a master agreement with VIYI for a fixed term, which means VIYI is constantly communicating with its customers to help them explore needs or applications which may be optimized. Once that need is identified, VIYI’s customers send in a separate request for service engagements or products, or both. VIYI’s involvement in its customers’ process of identifying needs means they count on VIYI as trusted advisors to introduce them to industry trends and VIYI’s latest technological developments. This close collaboration creates a synergistic effect between VIYI and its customers, which results in high customer loyalty.

Market leader in cutting edge technology protected by intellectual property rights

The CIC Reports indicates that VIYI is the market leader in terms of the quantity of intellectual property. As of May 25, 2021, VIYI owns 370 proprietary intellectual property rights, which include 273 copyrights of which 270 are software copyrights, 37 patents, 23 registered trademarks, 18 exclusive rights for the layout design of integrated circuit, and 19 domain names. The large quantity of intellectual property at VIYI’s disposal as compared to VIYI’s competitors exemplifies VIYI’s commitment to research and development and long-term development. For a comparison of the number of intellectual property at VIYI’s disposal as compared to VIYI’s competitors, please see “Industry Overview — Intellectual Property Rights Ranking in The Field of Central Processing Algorithm Service.”

VIYI leverages its fixation on staying in the forefront of technological development to help customers explore solutions and needs that are yet to be identified. VIYI then provides proprietary central processing algorithm solutions to meet those needs.

To maintain VIYI’s market leader position, VIYI is seizing opportunities arising from the increasing global application of emerging technologies such as cloud computing, AI, and 5G, by focusing on applications stemming from these technologies that are ripe for optimization via central processing algorithms. In the year ended December 31, 2020, VIYI expended RMB 14,887,439 in research and development; VIYI intends to commit more investments in the future to improve upon its research and development platform, retain talented individuals in the field of central processing algorithm technology, and strengthen the research and development for core technologies and products. VIYI’s efforts for research and development have, and will continue to secure VIYI’s market leader position through technical barriers, which has allowed VIYI to stay afront and be the first choice of VIYI’s customers.

Visionary and experienced management team in the central processing algorithm industry and exceptional research and development team

VIYI believes that its success is attributable in part to VIYI’s experienced and visionary senior management team with extensive experience in China’s information technology industry. VIYI’s management team, led by Chengwei Yi, its CEO/CTO and executive director, has delivered proven financial results since the company’s inception. Mr. Yi has accumulated over 18 years of experience in the information technology industry since he began his career as a software development engineer. Since entering the industry, he has also developed leadership and management skills in various management roles prior to joining VIYI in 2011 as a director and general manager of Shenzhen Yitian. Mr. Yi also holds an EMBA degree from the China Europe International Business School. Mr. Yi is supported by VIYI’s senior management team with over 50 years of collective industry experience, including VIYI’s Chairman of the Board, Jie Zhao, Chief Financial Officer, Li He, and Chief Operating Officer, Shiwen Liu.

VIYI’s goal to stay at the forefront of technological development and fixation on research and development has driven VIYI to build an exceptional research and development team staffed by 91 full-time research and development team members. VIYI’s research and development team is well versed in early-stage technological development to implement central processing algorithm solutions in a range of use cases. VIYI’s core technical staff have an average of 5 to 8 years of working experience in computer, software, computer graphic processing, data algorithm and neural networks. VIYI’s talented technical staff are responsible for the design and development of central processing algorithm solutions in, for example, algorithm design and development, digital graphic lightweight processing, image synthesis and data intelligence. For more information on VIYI’s intellectual property, please see “Business — Intellectual Property.”

Excellent corporate culture and values attracting talents

VIYI’s management principals are best described as efficient and quick, open and innovative, and customer-dedicated:

•        Efficient and Quick — VIYI pursues an efficient management model and follows the “craftsman’s spirit” to provide the most suitable solutions for VIYI’s customers. In the face of the ever-changing internet industry, VIYI is capable of responding quickly to industry changes.

•        Open and Innovative — VIYI maintains an open mind receptive to new business ideas. VIYI values inclusion, embraces change, and pursues innovation and reform. VIYI’s team members enjoy their working environment and feel a sense of belonging.

•        Customer-Dedicated — VIYI is customer-dedicated. This means VIYI aligns the interests of its customers with VIYI’s own; thus, VIYI is driven to meet the changing needs of its customers with quality services and products.

Driven by VIYI’s management principles, VIYI has kept both its team members and customers happy and satisfied, which has attributed to VIYI’s success to date.

VIYI’s Strategies

To achieve VIYI’s mission and further grow its market position, VIYI plans to implement the following strategies:

VIYI will continue to strengthen its central processing algorithm solutions for its core customers in internet advertisement, gaming, and intelligent chip businesses to ensure a steady revenue stream.

VIYI’s core customers in internet advertisement, gaming, and intelligent chip businesses represent industries experiencing significant growth in recent years and are expected to continue growing. VIYI will continue to strengthen and market its central processing algorithm solutions applicable to its core industry customers to deliver measurable results and ensure a constant stream of revenue.

The digital marketing industry has grown from RMB 218.5 billion in 2015 to RMB 665.8 billion in 2019 in terms of internet advertisement spending, representing a CAGR of 27.5%, and is expected to continue to grow at a CAGR of 8.4%, reaching RMB 1,545.5 billion by 2024, according to the CIC Report. In addition, VIYI understands its customers are increasingly focusing on measurable advertising results, with performance-based advertising solutions experiencing rapid growth. VIYI’s scalable central processing algorithm solutions are well suited to meet this increasing demand and customers’ need for measurable results, i.e., measurable conversion rate. For details of VIYI’s range of services for internet advertisement customers, please see “Business — VIYI’s Business Model — Application of VIYI’s central processing algorithm service in internet advertisement.”

In terms of the gaming industry, the CIC Report indicates that the overall Chinese gaming market has been continuously growing in the past five years. The market size in terms of consumer spending was RMB 275.5 billion in 2019, representing a year-on-year growth rate of 6.3% since 2018. Notably, mobile games have moved into a leading position in consumer spending and market share in relation to the overall games industry. In 2019, the market for mobile games was ranked number 1 by a proportion of 73.9% and has surpassed traditional PC and web games to become gamers’ dominant choice in the market. The number of mobile gamers in China also increased from 455 million in 2015, to 620 million in 2019, representing a CAGR of 8.0%. Moreover, the average daily time spent by mobile gamers is expected to grow at a CAGR of 7.0%, reaching 30 minutes per day by 2024, according to the CIC Report. VIYI’s game distribution platform coupled with the capability to provide central processing algorithm solutions to upstream developers and gamers alike is uniquely positioned to capture this growing market opportunity. For details of VIYI’s range of services for gaming industry customers, please see “Business — VIYI’s Business Model — Application of VIYI’s central processing algorithm service in internet gaming entertainment industry.”

In terms of the intelligent chip industry, according to the CIC Report, technologies that are critical to the intelligent chip industry have become increasingly mature since the beginning of the 21st century. Intelligent chips have also been entering into consumers’ daily lives at an increasing rate as components to mobile phones, personal computers, and smart TVs. Since 2017, driven by the demand from emerging industries such as AI, smartphones, IoT, 5G, cloud computing, smart healthcare, and security, the global chip industry has grown from US$274.5 billion in 2015 to US$333.4 billion in 2019. Growth is expected to continue at a CAGR of 7.5% per year, reaching US$515.7 billion by 2025 due to increasing downstream demand. Notably, the AI market has significantly benefitted from the development of IoT, cloud computing technology, and an increase in government investments. From a quantitative perspective, the scale of the core industry is expected to reach RMB 400 billion by 2025, representing an increase of RMB 350 billion from 2020 to 2025. The development of AI will be a significant driving force behind the monetization market for central processing algorithm solutions intended to optimize intelligent chip performance.

From the perspective of applications of VIYI’s central processing algorithms in relation to intelligent chips, VIYI understands that AI — from cloud to edge or down to terminals — is inseparable from the ability for intelligent chips to efficiently execute “training” and “inference” computing tasks, which cannot occur unless the baseline software and hardware are optimized correctly. Moreover, industrial applications of intelligent chips are wide-ranging and include information infrastructure services, electronic products manufacturing, image recognition, voice recognition, machine translation, smart IoT, and other smart applications. These demands create a distinct market for VIYI’s central processing algorithms solutions, while giving off better energy efficiency ratios during such data processing exercises.

VIYI will continue to strengthen its research and development capabilities in central processing algorithms to establish more technical barriers to enhance VIYI’s competitiveness.

Technological innovation coupled with research and development sets the foundation for VIYI to maintain competitiveness. VIYI endeavors to increase investments in research and development to improve upon VIYI’s research and development platform, retain talented individuals in the field of central processing algorithm technology, and strengthen the research and development for core technologies and products, intelligent chips algorithms and AI algorithms. In so doing, VIYI aims to seize first-mover opportunities created by an increasing global application of emerging technologies such as cloud computing, artificial intelligence, and 5G, and focus on the development of central processing algorithm services capable of enhancing the research and development capabilities for these emerging technologies.

Meanwhile, VIYI is continuously working on expanding VIYI’s range of intellectual property, including software copyright and utility model patents. Currently, VIYI has 45 utility model patents also under application, including “overheating detection device of central processing unit” and “fault and power failure device of central processing unit.”

Through research and development, VIYI will continue to improve the applications and platform upon which VIYI provides VIYI’s central processing algorithm service. By taking advantage of cloud computing, VIYI plans on integrating AI chip technology, big data management, analytics, and other emerging technologies to provide a comprehensive service platform that combines both hardware and software to explore all potential value of data by way of data intelligence analysis. VIYI’s ultimate goal is to integrate central processing algorithm technology, big data, and artificial intelligence via the cloud infrastructure and provide even more versatile software and hardware integration service for smart application for industrial purposes, creating an ecosystem where individuals, enterprises and various applications are interconnected, so as to enable VIYI’s customers and other industry participants to accelerate the process of digital transformation in alignment with VIYI’s mission.

VIYI plans to expand its central processing algorithm solutions to cover more applications and increase marketing efforts aimed at different industries.

VIYI plans to expand the range of VIYI’s central processing algorithms’ application for use in mobile internet, finance, government, manufacturing, and other industries where there is an increasing demand for data management and processing efficiency, according to the CIC Report. While focusing on VIYI’s customers in internet advertisement, gaming, and intelligent chips to generate revenue, VIYI intends to branch out in accordance with market trends and continue to expand the application and platform of VIYI’s central processing algorithm solutions consistently with this development strategy. In so doing, VIYI intends to expand VIYI’s integrated services built upon VIYI’s proprietary central processing algorithms to penetrate industries including:

•        Government cloud computing;

•        Manufacturing industry;

•        Financial technology;

•        Medical cloud computing;

•        Smart transportation;

•        PaaS 3D; and

•        Central processing algorithm cloud service for enterprise (SAAS) marketing.

Below is a brief industry overview for each of these industries and VIYI’s value-added:

Government cloud central processing algorithm services

The government is committed to breaking down data silos and sharing urban resources to provide better civil services and security to the general population, which means the “market” for the government’s services is by far the largest in any industry. In the process of a government’s self-transformation, it would be required to undertake massive data management and analysis, massive data connectivity and massive city terminal perception exercises.

In general, the government cloud is a platform that serves as the “engine room,” coordinating the technological hardware and software resources used by the government. The cloud provides the government with a platform to engage in comprehensive services such as infrastructure, supporting software, application system, information resources, operation guarantee, and information security. By using cloud technology, the government significantly reduces IT costs, promotes the sharing of information between departments, and improves the speed of launching applications and service quality. The government is also able to accelerate the establishment of smart cities and satisfy the high threshold of data sharing by efficiently processing and managing data.

The government cloud algorithm solutions VIYI intends to provide enable the government to improve the efficiency and quality of service of the government cloud platform’s operational efficiency and quality of service, and have exhibited strong market potential.

Central processing algorithm services for the manufacturing industry

As information technology is ever-increasing intertwined with traditional manufacturing industries, the industrial internet is constantly required to upgrade ICT infrastructure platform, which is a platform for unified communications, to support the application digitalization, networking, and intelligent upgrading of the manufacturing industry and the entire real economy. The integration of information technology and manufacturing also gave rise to new business models such as network collaboration, personalized customization, and service-oriented manufacturing. A variety of machines, devices, and equipment must be embedded with a large number of energy-efficient chips and connected to the network through sensors, embedded controllers, and application systems to form a new complex architecture based on “terminal-cloud” collaboration.

With the integration of AI, these new business models promote the centralization and intelligent development of the manufacturing industry. As a result of network inter connectivity between machines, raw materials, control systems, information systems, products, and people, efficient business decisions can be made through the combination of comprehensive and in-depth perception of data and big data analysis to achieve intelligent control, operation optimization and production organization reform, effectively unleashing the potential of machines and enhancing productivity. As a transit station for data localization and transmission, central processing algorithms serve a crucial role in the overall development of the industrial internet.

Financial technology central processing algorithm services

Financial technology is reshaping the way the financial industry work. The transformation of channel and real-time trading scenarios from a centralized system to a fully distributed system demands higher computing power and better energy efficiency ratios. In the next few years, operation analysis scenario will complete the switch from all-in-one to an open architecture, requiring high distributed concurrency. The new smart finance business is the fastest-growing scenario in the future, which requires high concurrency and mobile collaboration. The traditional business scenario is transforming to the cloud, which requires low energy consumption and costs to improve the price-performance ratio of big data comprehensive analysis.

Big data finance focuses on the acquisition, storage, processing analysis, and visualization of financial big data. In general, the core technologies of financial big data include the infrastructure layer, the data storage and management layer, the computing processing layer, the data analysis and visualization layer. The data analysis and visualization layer are mainly responsible for simple data analysis, advanced data analysis, and visualization of the relevant analysis results. Big data finance is also committed to the research and development of new financial business models of financing, payment, investment, and information intermediary services by adopting internet technology and information and communications technology. The application scenarios above would benefit from bespoke centralized processing algorithms to improve business efficiency and reduce costs.

Medical cloud central processing algorithm services

Big data and AI technologies will drive the way consumers access health care. Applications include intelligent healthcare such as disease prediction, personalized precision healthcare, personalized medicine, and medical graph and image analysis. Distinct features of the medical cloud include data diversity (such as voice, text, and medical images) and massive data volume (such as high-quality data training). VIYI’s central processing algorithms solutions can meet the diversified computing needs for green and low power consumption and intensive computing power.

The medical cloud essentially serves as the holder of electronic health records. With the development of the medical cloud, functions such as remote consultation, remote medical treatment, and information sharing are becoming a reality. Moreover, medical cloud will promote public health and achieve cross-system and cross-department business information sharing, allowing medical and health service institutions to share medical resources and carry out remote diagnosis and treatment services to individuals or families to reduce repeated examination expenditures. It will also make patient transfers between hospitals more efficient, and patients can enjoy higher quality services through remote medical treatment and establish an information-sharing platform.

Intelligent transportation central processing algorithm services

Terminal-edge-cloud is crucial to the future of how people travel. On the terminal side, it is necessary to have a comprehensive view of the surrounding situation and detailed information and to make changes in a timely manner. On the edge side, it is essential to timely provide intelligent and accurate information on decision-making for efficient deployment. On the cloud side, a sustainable and iterative “brain” is needed to empower the edge and terminal sides. Collection of traffic information through efficient technologies enables transportation industry players to engage in more efficient traffic management, public travel, and the industry vertical pertaining to transportation construction management. Through the terminal-edge-cloud, and interconnected transportation system can efficiently perceive, analyze, predict and control regional traffic to ensure safety and efficiency.

To achieve such a level of interconnectivity, terminal-edge cloud servers and data centers perform intensive arithmetic processing for large amounts of raw data, which demands excellent computing capacity, speed, data storage, and bandwidth of basic hardware such as chips. As traditional data centers face various development bottlenecks such as high energy consumption and low computing efficiency, terminal-edge cloud servers will prove to be the answer to the industry’s current problem.

With the continuous popularization of these new technologies, the realization of an intelligent society must first undergo comprehensive digitalization, and the central processing algorithm application field is the core driver of such digitalization.

PaaS 3D central processing algorithm cloud services

Based on the 3DPaaS vertical cloud service platform, VIYI provides internet industry applications with support in areas including scenario intelligence, scenario visualization, and lightweight processing for 3D interactive procedures. One of VIYI’s goals is to construct the best intelligent 3D data platform in China to provide more efficient and intelligent information services for people’s work and life.

Through the implementation of hybrid cloud deployment solutions, 3D computing system architecture, and interactive stream transmission, VIYI has solved many industry pain points, such as excessive data usage on 3D Internet online applications and cross-platform deployment. VIYI’s self-developed 3D acceleration algorithm, intelligent interaction, and stream transmission technologies are the first in the PRC and have already achieved commercialization.

VIYI provides enterprises with a one-stop lightweight launching cloud platform for 3D applications, which is featured with scenario-based intelligent interaction. VIYI will charge fees on a project-by-project basis (B2B) or based on various factors such as space usage and traffic volume, annual fees, and technology licensing to cater to different industries such as VR, AR, games, 3D interactive programs, and scenario-based e-commerce. VIYI will facilitate the promotion and application of central processing algorithm technology in the future.

Central processing algorithm cloud service for enterprise (SAAS) marketing

Leveraging VIYI’s technologies on 3D online display, VR tours, data algorithm analysis, and precise traffic algorithm matching, VIYI will provide enterprise owners with a one-stop product display system, real-time VR product tour and interactive communication, VR live professional broadcast promotion, and sales platform, decision-making system for customer acquisition and data optimization, and consumer analysis and accurate user matching algorithm system.

This technology provides a new form of display and interactive communication for products and integrates the functions, features, and highlights of product introduction. Through intuitive interaction, customers can quickly switch and select different materials and colors of the same product.

•        SAAS marketing helps customers to craft a compelling story about products with professional sales presentations and flexible operation and interaction methods.

•        Helping customers to understand the advantages of the products in the shortest time immediately establishes efficient communication between customers and corporate personnel, improves consumer decision-making efficiency, and enhances user acquisition efficiency by increasing the scope of live streaming.

•        Data optimization algorithms can help customers to accurately match consumers and traffic users, and thereby increasing the conversion rate of product sales; and

•        Efficient transactions can be achieved by attracting and stimulating consumers’ desire with highly innovative presentation and integrated algorithms.

Leveraging the current development of the central processing algorithm technology and VIYI’s technical reserve capability, the platform is ready for use under the existing environment. VIYI will receive relevant service fees from content production, annual fees for the SAAS system, algorithm technology service fees, and streaming platform licensing fees. VIYI is currently liaising with some small and medium-sized brand owners in relation to the provision of VIYI’s competitive product (SAAS) marketing cloud services. VIYI’s next step is to provide global online product (SAAS) marketing cloud services both domestically and internationally to export companies and factories.

VIYI will selectively seek strategic acquisitions to enhance market position, integrate industrial chain resources, and maximize capital efficiency.

VIYI intends to pursue investment opportunities or acquire businesses that complement or enhance VIYI’s existing businesses that are strategically beneficial to VIYI’s long-term goals. VIYI aims to target companies that have competitive strengths in algorithm development and research, and AI capabilities to enhance VIYI’s research and development abilities.

In addition, VIYI plans to pursue business collaborations to enhance VIYI’s operational efficiency by collaborating with resource-based partners that generate significant user traffic. VIYI’s ideal partners are internet traffic wholesalers, game developers, and advertisement integration agencies.

VIYI will continue its focus on brand building to enhance VIYI’s brand value.

Concurrent to improving VIYI’s innovative technologies, VIYI is attaching ever greater importance to brand building and strategic positioning, especially in view of becoming a public company. VIYI carries out brand value communication through multiple channels, including through media and investor relations. VIYI believes that building a good reputation in the industry is essential to building up brand value. VIYI strives to maximize brand value by providing customers with high-quality products and services, operates VIYI’s business with integrity, and builds an excellent corporate image through good value output.

VIYI’s Business Model

VIYI provides central processing algorithm solutions primarily to the internet advertisement, gaming, and intelligent chip industry. VIYI’s customers are internet advertising integration agencies, online game developers and distributors, electronics manufacturers, and internet information infrastructure service providers who have entered into contracts with VIYI and used its services pursuant to such contracts during the relevant period. Customers typically enter into a master agreement with VIYI for a fixed term and submit separate requests for each service engagement or product, or for both. For more information on how VIYI enters into business arrangements with VIYI’s customers, please see “Business — VIYI’s Strengths — Long-term and stable strategic cooperation relationships.”

Application of VIYI’s central processing algorithm service in internet advertisement

Generally, [for customers in the field of internet advertisement, like internet advertising integration agencies, VIYI’s central processing algorithm solutions helps them engage in more efficient data processing and management, which culminates in more effective programmed advertising and dynamic content optimization with the goal to improve consumer conversion rate, which means the rate at which individuals who have seen an advertisement turn into a user or purchaser of the service or items contemplated by the advertisement.

VIYI’s proprietary central processing algorithm solutions improve upon the processes by which VIYI’s customers are able to make one of their most crucial business decisions — the effective placement of advertisements. In sum, VIYI’s customers provide advertisement materials in the form of 3D models or images, which VIYI processes in its back servers into more detailed data such as color key and fusion image; VIYI then purchases advertisement placement opportunities from ad traffic wholesalers and begins analyzing multimedia sources hosted on such traffic wholesalers with VIYI’s image recognition software to extract scenario data from such videos to determine data points such as the location, time, space and other useful information. At the same time, VIYI is also processing internet users’ data to achieve effective and precise placement of advertisements.

The diagram below illustrates the key steps of providing solutions to VIYI’s digital marketing customers:

[Application of central processing algorithm service in internet multi-media advertising]

Advertising core business system
Advertising program
Advertising unit
Targeting settings
Monitoring and reporting
Traffic core business system
Delivery channel management
Advertising inventories management
Delivery settings
Monitoring and management
ETL/data warehouse service
MySQL distributed proessing
Spark compute engine
MPP-SQL
Machine learning service
Click-through rate prediction service
Product selection service
Anti-fraud service
Crowd database SCS
Object storage
Ad space database RDS
Ad space database RDS
Providers
Traffic source
AD EXHANGE
SSP
DSP
Load Balance
DSP3
DSP2
DSP1
Ads connector
Pixel connector
Core functions
Traffic filtering
Product selection
Custom trigger
Click through rate predicition
Pixel processing module
On-click processing
Display processing
ID matching
Logging module
ADX3
ADX2
ADX1
Ads connector
Pixel connector
Core functions
Traffic filtering
Product selection
Custom trigger
Click through rate predicition
Pixel processing module
On-click processing
Display processing
ID matching
Logging module
SSP3
SSP2
SSP1
Ads connector
Pixel connector
Core functions
Module management
Distribution strategy
QPS control
Filling optimization
Pixel processing module
On-click processing
Display processing
ID matching
Logging module

VIYI first obtains advertisement placement opportunities from internet traffic wholesalers. VIYI then uses its image recognition software to perform scenario-based classification of such videos to determine their location, time, space, and other relevant information to identify the most appropriate places to insert VIYI’s customers’ advertisements. With such data, VIYI establishes dynamic information databases in relation to these multimedia sources with technology such as Relational Database Service (RDS) to be further processed at VIYI’s disposal. At the same time, VIYI’s back servers are communicating with these traffic wholesaler’s servers to collect user data, which VIYI then processes with its crowd-based socio-cognitive systems (SCS) for the purpose of effectively placing VIYI’s customer’s advertisement through a process of dynamic content optimization (DCO), with the aim of improving VIYI’s customers’ consumer conversion rate.

In sum, VIYI provides effective advertising solutions for digital marketers by optimizing advertising content and precisely matching content with suitable consumers by processing a massive amount of data through efficient automation. Eligible consumers are selected in accordance with their demographics and personal preferences, which VIYI’s central processing algorithm service is able to analyze for the purpose of maximizing the internet advertisement effect.

VIYI ensures high-quality engineering architecture for VIYI’s proprietary central processing algorithms, which means VIYI’s services are being provided at low latencies while being highly scalable. VIYI is capable of powerful real-time transcoding with stable, smooth, and low latency, which provides VIYI’s customers valuable insights into consumer behavior.

Application of VIYI’s central processing algorithm service in the internet gaming entertainment industry

With respect to customers in the gaming and entertainment industry, VIYI provides game developers with lightweight data processing solutions through customized central processing algorithms. VIYI also maintains a proprietary game distribution platform hosted “on the cloud,” where VIYI interacts with gamers directly, publishes VIYI’s customers’ games and provides software and hardware performance acceleration and optimization through customized central processing algorithms. VIYI’s game distribution platform also uses accurate traffic targeting algorithms to match gamers with suitable games. VIYI’s upstream solutions aim to help VIYI’s customers in the gaming industry to improve the gamer experience and increase conversion rate since VIYI’s solutions tend to reduce the initial cost for buying such games, which tends to increase the willingness for gamers to pay for in-game items or subscriptions.

VIYI’s games distribution platform uses an architecture design that is part terminal and part cloud — “terminal + cloud” — this helps VIYI’s customers to obtain lightweight terminals and low-latency, high-response results. Through the central processing algorithm service, VIYI optimizes algorithms (computing process performed on computers) and computing power (computing capacity of computers) of software algorithms so that end-users game files are small, and the game content is gradually loaded as it is being used, as opposed to loading a large chunk of data at the beginning to maintain smooth operation. Combining with hardware algorithm optimization, VIYI accelerates the computing power and the loading of games at the gamer’s end to improve user experience. VIYI also engages in practical data collection exercises with VIYI’s proprietary algorithms through the game distribution platform; VIYI then analyzes such data for the benefit of VIYI’s customers to improve conversion rates and achieve cost reduction. All of this can be acquired and scaled with VIYI’s bespoke centralized processing algorithms.

VIYI’s platform also provides payment services for gamers to access high-quality and diversified game content. From payment patterns, VIYI’s centralized processing algorithms engage in machine learning to increase the accuracy and efficiency of VIYI’s central processing algorithm service, which results in referrals and more customers while increasing VIYI’s revenue. VIYI’s games distribution platform is essentially a self-sufficient ecosystem providing support to both VIYI’s upstream customers to downstream gamers.

Notably, VIYI’s online application acceleration solutions made possible by VIYI’s central processing algorithms can continuously monitor and optimize the data transmission path of the whole network. These solutions reduce latency and packet loss and provide high-quality real-time participation for millions of concurrent users, which is a solution for not only VIYI’s customers engaged in the games industry but also those in social and online education industries.

According to the CIC Report, VIYI’s gaming platform powered by VIYI’s proprietary central processing algorithm improves the marketing conversion rate of games by 20% through personalized recommendation, acceleration, and convenient distribution, it also significantly improves gamer experience, reduces the cost to VIYI’s customers and improves the retention rate and payment rate of gamers.

From an industry demand perspective, game developers, their corporate customers, and marketing agents have been demanding more effective online game licensing solutions in recent years.

VIYI has mature technology and customer resources in the field of entertainment and game central processing algorithms. With the development of the market, VIYI will continue to grow on the basis of existing customers and strive for a larger market share.

Application of VIYI’s central processing algorithm service in intelligent chip optimization solutions business

VIYI’s intelligent chip industry customers depend on VIYI to provide them with solutions for data processing and optimizing hardware. VIYI’s centralized processing algorithm solution manifests in the form of reducing VIYI’s customer’s energy efficiency ratio through more efficient data services under optimization of algorithm software as well as through equipping instruction chip CPU with intelligent chips such as GPU, FPGA, and ASIC that have incredible computing power. Different CPU and intelligent chip combinations are fitted in accordance with the diverse requirements of data processing and various data type of other industries. VIYI also provides CPUs coupled with integrated smart application solutions. By delivering VIYI’s products directly to customers, VIYI act as the bridge between upstream and downstream businesses in the CPU industry chain.

Currently, the chips applied in the AI field are primarily designed for specific applications and are unable to adapt to the needs of multiple scenarios flexibly. In order to achieve progress in the field of artificial intelligence, an intelligent chip must adapt to the requirements of various algorithms in different scenarios, provide powerful computing power support, and meet the application of terminal scenarios with high energy consumption ratios.

VIYI applies central processing algorithm to intelligent chip optimization. VIYI’s central processing algorithm service has mature technology in chip performance improvement and software application, providing chip products based on solution services and technology development services for customers. Usually, VIYI provides customers with online technical services and support, and VIYI also provides customers with on-site technical solution implementation and technical support. Intelligent chips must be able to change the function dynamically in real-time to meet the changing needs of the software. Software defines hardware, hardware feedback software. Through the central processing algorithm to explore the specific architecture of machine learning, architecture feedback to the central processing algorithm to optimize, to achieve two-way optimization. If a chip is to be deemed practical, it must have robust scalability so that it can be used in more scenarios. The central processing algorithm can make more efficient use of the chip architecture, guide the design of the chip architecture, and transform the computing power into intelligence.

VIYI uses the central processing algorithm, the instruction chip CPU is equipped with GPU, FPGA, ASIC, and other intelligent chips with more outstanding computing power. In order to improve the overall energy efficiency ratio of data service, according to the different data of different industries and their various data processing methods, VIYI uses the CPU to carry different combinations of intelligent chips to realize more efficient data service under the optimization of algorithm software.

By using VIYI’s powerful central processing algorithm technology, VIYI can provide chip optimization solutions for customers’ personalized needs. VIYI provides its customers with the application scheme of the combination of CPU and central processing algorithm. Through more effective use of central processing algorithms, artificial intelligence, cloud computing, and other technologies for chip resources and data scheduling, VIYI can meet the diversified needs of customers. VIYI uses the central processing algorithm service to realize the computing acceleration, data lightweight, and efficiency in the cloud computing application field.

Leveraging VIYI’s central processing algorithm services, VIYI has achieved accelerated computing in cloud computing applications, data lightweight efficiency enhancement, and traffic monetization. VIYI’s strength in intelligent chip optimization solutions business in satisfying the development requirements of mobile and data business has accelerated the transformation of the computing architecture of cloud service providers from a single to a diversified one. Under the multiplier effect generated by the combination of 5G and central processing algorithm service technologies, VIYI will facilitate the effective collaboration of and build an ecosystem for the “terminal-edge- cloud” application scenarios of VIYI’s customers.

According to the CIC Report, benefiting from the development of IoT, cloud computing technology, and the increasing government investment, China’s artificial intelligence market size is in the process of speedy expansion, and it is expected that the scale of core industries will reach RMB 400 billion by 2025, representing an increase of RMB 350 billion between 2020 to 2025. The development of the artificial intelligence market will drive the growth of the central processing algorithm intelligent chip optimization solution industry.

In the future, IoT will provide more data collection terminals, which dramatically enhances the data volume. Big data provides information sources for AI, cloud computing offers a physical carrier for AI, and 5G reduces the delay of data transmission and processing. 5G, IoT, cloud computing all put forward higher data processing, analysis, and other needs and requirements. The central processing algorithm intelligent chip solutions combined with hardware performance optimization, software algorithm optimization, and other vital technologies will make breakthrough progress in the future under the background of the increasingly mature emerging technologies such as 5G, IoT, cloud computing, and big data.

VIYI’s Ecosystem and Its Participants

VIYI has effectively established an ecosystem centered around internet advertisement, games, and intelligent chip optimization. VIYI connects with market participants representing every stage in these core industry verticals. They include advertisers, internet advertising integration agencies, internet traffic wholesalers, online platforms, online game developers and distributors, cloud service providers, electronics manufacturers, internet information infrastructure service providers, and internet users, as illustrated in the diagram below:

Eco-Map
Demands
Solutions
Scenes
Industry customers
Internet advertising agency
Multimedia advertising integrator
Online game developers and game distributors
Game operators
Internet information infrastructure service providers
Electronic products manufacturers
Demanding
Key technologies: cloud computing artificial intelligence, big data
Software algorithm optimization
VIYI central processing algorithm services
Hardware performance tuning
Comprehensive solutions
Intelligent data processing
Lightweight data processing
Algorithm acceleration
Dynamic resources allocation
Dynamic optimization
Processing matching
Outputting
Internet traffic wholesalers
Internet platforms
Platform A
Platform B
Platform C
233 Game Distribution Platform

End targeted users
Supporting
Infrastructure service providers
Cloud service providers
Data services
Internet service providers
Communication service providers

VIYI’s revenue from digital marketing is derived based on the effectiveness of VIYI’s ad placement. VIYI’s one-stop-shop service solutions enable internet advertising integration agencies to complete cost-effective advertising placements, which allows them to acquire, transform and retain advertisers efficiently.

As cost outlays, VIYI purchases advertisement placement opportunities from internet traffic wholesalers. VIYI also pays corresponding fees to internet traffic wholesalers based on the CPM charging model.

To ensure a continuous stream of revenue, VIYI is constantly updating the inventory of advertisements ready for placement to internet traffic wholesalers with whom VIYI partners. They include short video platforms, video platforms for drama series and films, as well as news and information platforms. VIYI is constantly updating internet traffic wholesalers’ advertisement inventories in real-time for maximum effectiveness. The central processing algorithm services VIYI provides are able to meet these real-time requirements. Therefore, VIYI believes that its services are critical to helping VIYI’s customers to achieve high conversion rates.

VIYI’s revenue from the gaming industry is mainly derived from sales commissions. VIYI collaborated with numerous online game developers and game distributors in operating online games, which are made available on VIYI’s online game platform. VIYI provides online game developers and game distributors with value-added services through customized central processing algorithm processing services, including lightweight data processing, computing power, and algorithm optimizations as well as game acceleration.

VIYI also uses cloud services to ensure that its central processing algorithm services are maintained in a safe and reliable environment.

VIYI’s revenue from the intelligent chip industry is derived from service fees and sales revenue. Electronics manufacturers and internet information infrastructure service providers rely on VIYI’s intelligent chip optimization solutions; VIYI provides them with hardware and software integrated intelligent chip optimization solution services that combine chip hardware and smart application software.

Sales and Marketing

For the years ended December 31, 2019 and 2020, and for the nine months ended September 30, 2021, VIYI and the VIEs had 124, 157, and 161 customers who engaged VIYI and the VIE to provide central processing algorithm services, respectively. VIYI focuses its efforts to deepen VIYI’s relationships with existing customers, develop relationships with new and potential customers, and on exploring untapped business opportunities. VIYI’s company has mature business development capabilities and oftentimes rely on customer referrals. As such, VIYI does not require intensive investments in sales modeling. This results in direct cost savings in terms of project travel, public relations, and business entertainment.

In addition, while optimizing the service of central processing algorithm, VIYI is also adjusting its sales strategy with the change of market environment, taking advantage of good service, seeking potential clients in the industry so as to increase VIYI’s revenue and market share rapidly.

VIYI has built deep relationships with its major customers from whom VIYI generates a significant amount of its revenue. These customers include:

•        Shenzhen Lanxinyue Culture & Media Co. Ltd.;

•        Shanghai Zhangbang Communication Technology Co., Ltd.; and

•        Shanghai TongJue Network Technology Co., Ltd.

Pursuant to advertising service agreements that Korgas 233 Technology Co., Ltd. (“Korgas 233”), a PRC subsidiary of VIYI, entered into with each of the named customers above, Korgas 233 would act as advertising agent for each customer to prepare and place advertisements for brands and products owned by such customers or for which these customers act as an agent. The terms of these contract range between one to two years subject to automatic renewal. Fees payable to Korgas under each contract would be determined based on the effectiveness of such services, which are evaluated pursuant to supplementary agreements prescribing the technical terms of Korgas 233’s services. Each advertising service agreement also permits the customer to terminate the agreement unilateral subject to a 30 day prior notice.

VIYI also works closely with its major suppliers to help provide advertisement services and intelligent chips and services to VIYI’s customers. For the year ended December 31, 2020, VIYI’s major suppliers of products and services include:

Marketing services

•        Tuxin Technology (Jiaxing) Co., Ltd.

•        Yiwuqi Culture Communication Co., Ltd.

Intelligent chips and services

•        Global Win Technology Co. Ltd.

•        Toyota Tsusho Nexty Electronics Singapore Pte. Ltd.

With respect to suppliers who provide marketing services, Korgas 233, VIYI’s PRC subsidiary, entered into marketing service framework agreements with each the named marketing services provider, pursuant to which these providers would provide marketing services to Korgas 233 for terms of one to two years. Service fees are payable by Korgas 233 to each service provider on a monthly basis. Either party to these marketing service framework agreements may unilaterally terminate the contract subject to prior notice.

Purchases of central processing units by VIYI are made by Fe-da Electronics, VIYI’s Singaporean subsidiary, which orders directly from each intelligent chips and services supplier named above through purchase orders prepared on market terms typically at the time of the purchase. VIYI’s intelligent chips and service suppliers are dealers for major central processing unit original equipment manufacturers. As such, the central processing units that VIYI purchases from these suppliers enjoy post-purchase service from the manufacturer directly. For example, on December 3, 2020, Fe-da Electronics submitted a purchase order to Global Win Technology Co., Ltd. for the purchase of 3087 pieces of central processing units of one type and 2646 pieces of central processing units of another type. On September 29, 2020, Fe-da Electronics submitted a purchase order to Toyota Tsusho Nexty Electronics Singapore Pte. Ltd. for the purchase of 2000 central processing units.

Research and Development

As of May 1, 2021, VIYI’s research and development team consisted of 91 full-time staff. The professional background of VIYI’s team members include computer, software, computer graphic processing, data algorithm, and neural networks. VIYI’s research and development team has extensive experience, averaging 5 – 8 years of working experience, and is responsible for the design and development of solutions for VIYI’s central processing algorithms services such as digital graphic lightweight, algorithm, data intelligence, and image synthesis.

VIYI is committed to continuously strengthening and updating VIYI’s information technology infrastructure and other technologies according to VIYI’s annual development plan and based on VIYI’s assessment of market demand. The process of VIYI’s self-development research and development is as follows: (1) research and development personnel raises new ideas for research and development based on the market situation and customers’ needs to complete the investigation report and decision analysis; (2) project approval and formulate product research and development plan; (3) development of product technology; (4) product testing and review; (5) launching of new product; (6) promotion and application of the new product.

Intellectual Property

Intellectual property rights are critical to VIYI’s success and competitiveness. VIYI relies on a combination of trademarks, patents, domain names, copyrights, and employee confidentiality agreements to protect VIYI’s intellectual property rights. As of May 25, 2021, VIYI owned:

•        Trademarks: 23 registered trademarks in the PRC;

•        Patents: 37 patents in the PRC;

•        Layout design of integrated circuit: 18 items in the PRC;

•        Domain names: 19 domain names in the PRC;

•        Copyrights: 3 works of copyrights in the PRC;

•        Software copyrights: 270 works of software copyrights in the PRC;

•        Under application: 45 model patents

all of which are material to VIYI’s business. Notably, the quantity of intellectual property in VIYI’s possession is the highest out of all VIYI’s competitors, according to the CIC Report.

Competition

There are other companies addressing various aspects/verticals of the central processing algorithm service market in the PRC. The central processing algorithm service market is highly fragmented and evolving. With respect to VIYI’s central processing algorithm services, VIYI competes against other companies engaged in similar services like VIYI.

VIYI believes the principal competitive factors in VIYI’s market are:

•        service and products features and functionality;

•        capability for customization, configurability, integration, security, scalability, and reliability;

•        quality of technologies and research and development capabilities;

•        ability to innovate and rapidly respond to customer needs;

•        the breadth of use cases supported;

•        diversified customer base;

•        relationships with key participants in VIYI’s customers’ industry verticals;

•        sufficient capital support;

•        platform extensibility and ability to integrate with emerging technologies such as AI and cloud computing; and

•        brand awareness and reputation.

VIYI believes it competes favorably on the basis of the above factors; however, VIYI expects competition to intensify in the future. VIYI’s ability to remain competitive will largely depend on the quality of its applications, the effectiveness of VIYI’s sales and marketing efforts, the quality of VIYI’s customer service, and VIYI’s ability to acquire or develop complementary technologies, products, and businesses to enhance the features and functionality of VIYI’s applications.

Employees

VIYI had 145 full-time employees, respectively, as of May 1, 2021. As of the date of this proxy statement/prospectus, all of VIYI’s employees are based in China.

The following table sets forth the number of VIYI’s employees as of May 1, 2021:

Function	full-time employees
Research and Development	91
Business and Marketing	32
Administrative, Human Resources and Finance	22
Total	145

Under PRC law, VIYI participates in various employee social security plans that are organized by municipal and provincial governments for VIYI’s PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance, and housing fund. VIYI is required under PRC law to make contributions monthly to employee benefit plans for VIYI’s PRC-based full-time employees at specified percentages of the salaries, bonuses, and certain allowances of such employees, up to a maximum amount determined by the local governments in China.

VIYI enters into labor contracts and standard confidentiality and non-compete agreements with VIYI’s key employees. VIYI believes that VIYI maintains a good working relationship with VIYI’s employees, and VIYI has not experienced any labor disputes. None of VIYI’s employees are represented by labor unions.

Facilities

VIYI’s headquarters are located in Shenzhen, China, and VIYI maintains offices in Unit 507, Building C, Taoyuan Street, Long Jing High and New Technology Jingu Pioneer Park, Nanshan District, Shenzhen, 518052. VIYI believes that its existing facilities are adequate for VIYI’s current requirements and that additional space can be obtained on commercially reasonable terms to meet VIYI’s future needs.

Insurance

VIYI does not maintain insurance policies covering damages to VIYI’s Information Technology systems. Neither does VIYI carry business interruption insurance or general third-party liability insurance, or have product liability insurance or key-man insurance. VIYI considers its insurance coverage to be in line with that of other companies in the same industry of similar size in China.

Legal Proceedings

VIYI may be subject to legal proceedings, investigations, and claims incidental to the conduct of VIYI’s business from time to time. VIYI is not currently a party to, nor is VIYI aware of, any legal proceedings, investigations, or claims which, in the opinion of VIYI’s management, are likely to have a material adverse effect on VIYI’s business, financial condition, or results of operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF VIYI

The following selected consolidated statements of income and comprehensive income for the years ended December 31, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2019 and 2020 and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 have been derived from VIYI’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as VIYI’s audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that VIYI considers necessary for a fair statement of VIYI’s financial position and operating results for the periods presented. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of VIYI’s future performance. You should read this Selected Historical Consolidated Financial and Operating Data section together with VIYI’s consolidated financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI” contained elsewhere herein.

The following table represents VIYI’s selected consolidated statements of income and comprehensive income for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:

Selected Consolidated Statements of Income and Comprehensive Income:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	111,185,073	307,788,730	47,171,410	84,548,909	367,678,922	56,693,330
Cost of revenues	(47,078,496)	(182,618,305)	(27,987,909)	(49,244,634)	(191,179,081)	(29,478,379)
Gross profit	64,106,577	125,170,425	19,183,501	35,304,275	176,499,841	27,214,951
Operating expenses	(11,555,212)	(31,084,452)	(4,763,973)	(6,570,418)	(107,605,541)	(16,591,966)
Income from operations	52,551,365	94,085,973	14,419,528	28,733,857	68,894,300	10,622,985
Other income (expenses), net	(5,062,827)	(167,503)	(25,671)	438,434	1,536,394	236,900
Provision for income taxes	(4,071,175)	(2,446,634)	(374,969)	(135,899)	(529,624)	(81,664)
Net income	43,417,363	91,471,836	14,018,888	29,036,392	69,901,070	10,778,221
Less: Net (loss) income attributable to non-controlling interests	—	(11,591)	(1,776)	—	239,062	36,862
Net income attributable to VIYI Algorithm Inc.	43,417,363	91,483,427	14,020,664	29,036,392	69,662,008	10,741,359
Other comprehensive income (loss)	—	(2,130,654)	(326,542)	—	(17,583)	(2,711)
Less: Comprehensive loss attributable to noncontrolling interests	—	(11,591)	(1,776)	—	239,062	36,862
Comprehensive income attributable to Algorithm Inc.	43,417,363	89,352,773	13,694,122	29,036,392	69,644,425	10,738,648

The following table represents VIYI’s selected consolidated balance sheet data as of December 31, 2019 and 2020 and September 30, 2021:

Selected Consolidated Balance Sheet Data:

	As of December 31,			As of September 30,
	2019	2020	2020	2021	2021
	RMB	RMB	USD	RMB	USD
				(Unaudited)	(Unaudited)
Current assets	132,620,334	304,473,636	46,663,341	338,338,571	52,169,267
Other assets	97,844,053	178,148,116	27,302,813	190,848,496	29,427,406
Total assets	230,464,387	482,621,752	73,966,154	529,187,067	81,596,673
Total liabilities	10,393,969	163,012,407	24,983,128	139,693,905	21,539,751
Total VIYI Algorithm Inc. shareholders’ equity	220,070,418	317,521,266	48,663,009	387,165,691	59,698,043
Non-controlling interests	—	2,088,079	320,017	2,327,471	358,879
Total shareholders’ equity	220,070,418	319,609,345	48,983,026	389,493,162	60,056,922

The following table represents VIYI’s selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2020 and 2021:

Selected Consolidated Cash Flow Data:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	51,587,097	96,200,132	14,743,541	14,542,954	65,952,179	10,169,331
Net cash (used in) provided by investing activities	(52,999,799)	33,514,895	5,136,461	(21,674,830)	(119,990,622)	(18,501,653)
Net cash provided by financing activities	2,578,130	112,966,844	17,313,191	6,138,492	(20,879,322)	(3,219,436)
Effect of exchange rate on cash and cash equivalents	—	(2,722,041)	(417,177)	—	(337,678)	(52,067)
Change in cash and cash equivalents	1,165,428	239,959,830	36,776,016	(993,384)	(75,255,443)	(11,603,825)
Cash and cash equivalents, beginning of year	1,017,266	2,182,694	334,518	2,182,694	242,142,524	37,336,560
Cash and cash equivalents, end of year	2,182,694	242,142,524	37,110,534	1,189,310	166,887,081	25,732,735

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF VIYI

You should read the following discussion and analysis in conjunction with VIYI’s consolidated financial statements, which VIYI has prepared in accordance with GAAP, included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. VIYI’s actual results and timing of events could differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

VIYI is dedicated to the development and application of bespoke central processing algorithms. VIYI provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, to streamline their digital services for end-users or technological development purposes, thereby helping them increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI’s services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI’s ability to efficiently deliver software and hardware optimization to VIYI’s customers through bespoke central processing algorithms serves as a driving force for VIYI’s long-term development.

Currently, VIYI’s technology and solutions are mainly in the field of internet multimedia video advertising, internet gaming entertainment, where VIYI has historically been successful in providing advertising distribution solutions, online game agent solutions, software services, and comprehensive solutions for enterprise customers. Starting in September 2020, VIYI developed its intelligent chips solutions by acquiring 100% owned subsidiary Fe-da Electronics as VIYI believes that the demand for algorithms in the semiconductor sector is growing rapidly, representing huge market potentials.

In the mid-to-long term, VIYI will continue to adhere to its strategic mindset. By improving upon each iteration of VIYI’s one-stop intelligent data management solutions made possible by VIYI’s proprietary central processing algorithm services, VIYI can help customers to enhance their service efficiency and make model innovations in business, and actively enhance the industry value of the central processing algorithm services in the general field of data intelligent processing industry.

VIYI derives its revenue primarily from (i) central processing algorithms services for the internet advertisement and internet gaming industries (“CPA”) and (ii) intelligent chips and services, including software development.

VIYI has grown rapidly since its inception. VIYI’s revenue for the nine months ended September 30, 2021 was approximately RMB 367.7 million (USD 56.7 million), which represents an increase of RMB 283.2 million, or 335.1%, from VIYI’s total revenues of RMB 84.5 million for the nine months ended September 30, 2020. VIYI’s gross profit for the nine months ended September 30, 2021 was RMB 176.5 million (USD 27.2 million), representing an increase of RMB 141.2 million, or 400.0%, from RMB 35.3 million for the nine months ended September 30, 2020. VIYI’s net income for the nine months ended September 30, 2021 was RMB 69.9 million (USD 10.8 million), representing an increase of RMB 40.9 million, or 141.0%, from RMB 29.0 million for the nine months ended September 30, 2020.

VIYI’s revenue from central processing algorithms for the year ended December 31, 2020 was RMB 307.8 million, which represents an increase of RMB 196.6 million, or 176.8%, from VIYI’s total revenues of RMB 111.2 million for the year ended December 31, 2019. VIYI’s gross profit for the year ended December 31, 2020 was RMB 125.2 million, representing an increase of RMB 61.1 million, or 95.3%, from RMB 64.1 million for the year ended December 31, 2019. VIYI’s net income for the year ended December 31, 2020 was RMB 91.5 million, representing an increase of RMB 48.1 million, or 110.7%, from RMB 43.4 million for the year ended December 31, 2019.

Key Factors Affecting Results of Operations

VIYI believes that its future performance and success depend to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

The ability to increase and retain customers

A significant amount of VIYI and the VIE’s revenues are derived from the provision of central processing algorithm services, as such VIYI and the VIE’s profitability is highly dependent on their ability to retain and increase customers who engage Shenzhen Yitian in providing central processing algorithm services. For the years ended December 31, 2019, 2020 and for the period ended September 30, 2021. VIYI and its subsidiaries had 124, 157 and 161 customers in the CPA segment, respectively, of which 63, 57, and 31 are new customers.

Since September 2020, VIYI also began developing its intelligent chips and services business, and has accumulated 12 and 41 customers for the periods ended December 31, 2020, and September 30, 2021, respectively.

The average revenues per customer in the CPA segment were approximately RMB 1,000,000, RMB 1,100,000 and RMB 1,400,000, respectively for the years ended December 31, 2019, 2020 and for the period ended September 30, 2021. Average revenue per customer in VIYI’s CPA segment, calculated as the total revenues for the given period divided by the number of customers during the period who have obtained VIYI’s services. Customer retention rates for CPA segment for the same periods were 73.5%, 80.6% and 82.8% respectively, whereas retention rate for intelligent chips and services was 100% for the periods ended December 31, 2020, and September 30, 2021. Retention rate is calculated by first counting the number of existing customers at the beginning of the period (denominator) and the number of those customers who are still active at the end of the following period (numerator), then dividing the numerator by the denominator.

The quantitative information in the number of customers, the number of new customers, and average revenue per customer provides investors with information to evaluate VIYI’s revenue growth and concentration of revenue on a periodic basis to evaluate the trend which could be relevant to investors while customer retention rate will provide investors with information about VIYI’s ability to retain customers which is an indicator of the stability of VIYI’s revenue base. This information also provides investors insights on how VIYI measures and monitors its performance.

VIYI’s management team monitors the number of customers and the number of new customers as indicators of the growth of VIYI’s overall business. The increase in new customers indicates the effectiveness of VIYI’s business expansion and reflects VIYI’s strong business development capabilities. The retention rate shows that VIYI has high service quality, which can meet customer needs and provide its customers with value. At the same time, the retention rate of customers also guarantees the stable growth VIYI’s business. If the number of new customers and retention rate fall, VIYI may need to re-evaluate its business strategy or evaluate its service efficiency.

VIYI and the VIE’s ability to increase customers, average revenue per customer and retention rate will depend on the development of the internet advertising, online gaming and intelligent chips market and its ability to continue to enhance the quality and capabilities of its algorithms which enabled VIYI to provide better services for customers. The demand for VIYI and the VIE’s services has grown in recent years, and VIYI believes that the number of customers will continue to grow due to the increase in a general demand for more efficient data processing in various industries driven by the growing internet population and expect that retention rates will remain at high levels in the long term as VIYI and the VIE continues to build stable cooperation relationship with its customers.

Investment in technology and talent

VIYI expends considerable capital and efforts in the research and development of algorithmic use cases and product solutions to maintain VIYI’s competitiveness in the computer and internet industries. In light of the rapid growth of data volume, data processing capabilities are the key to enterprise development, which requires the advancement of technology related to central processing algorithms, new services, products, and capabilities to newer stages of development. To retain existing customers and attract potential customers, VIYI must continue to innovate to keep pace with the growth of the industry and VIYI’s business to bring forward new cutting-edge technologies. VIYI’s current research and development efforts primarily focus on enhancing its artificial intelligence technology, image processing technology, intelligent chips, and application solutions to create novel service and product offerings. VIYI spent approximately RMB 1.1 million and RMB 78.7 million (USD 12.1 million) for the nine months ended September 30, 2020 and 2021, respectively and RMB 1.7 million and RMB 14.9 million (USD 2.3 million) on research and development for the years ended December 31, 2019, and 2020, respectively.

China’s increased demand for central processing algorithm services in internet advertisement and the online game industry

Effective central processing algorithm solutions can empower downstream industries experiencing high demand for data analysis and computing power optimization, which applies to internet advertising, internet game applications, finance, retail, logistics, and other industries. Because of huge downstream demands, the overall market of central processing algorithm services is enormous.

According to the CIC Report, revenue of central processing algorithm services derived from internet advertisement and online gaming alone has grown from RMB 2.2 billion in 2016 to RMB 6.9 billion in 2020, representing a CAGR of 32.7%. This market is expected to maintain a rapid growth trend, expanding at a CAGR of 15% during the period from 2020 to 2025. VIYI believes that its position as an industry leader in a fast-growing market with favorable industry trends will greatly benefit VIYI in achieving sustainable and rapid growth in the future.

VIYI’s ability to pursue strategic opportunities for growth

VIYI intends to continually pursue strategic acquisitions and investments in selective technologies and businesses in the central processing algorithm and semiconductor industries to enhance VIYI’s technology capabilities. VIYI believes that a solid acquisition and investment strategy may be critical for VIYI to accelerate VIYI’s growth and strengthen its competitive position in the future. VIYI’s ability to identify and execute strategic acquisitions and investments will likely affect VIYI’s operating results over time. Please see “Business — VIYI’s Strategies” for more information on VIYI’s growth strategies.

VIYI’s ability to expand its application fields and to diversify its customer base

Currently, the primary source of VIYI’s revenue is derived from providing central processing algorithm solutions to businesses in the entertainment and internet advertisement industries, which are also industries VIYI is currently focusing services on. With increasing awareness and acceptance of this technology, VIYI expects that more applications will be identified to magnify the value of this technology, such as the industry of the Internet, finance, local government, and manufacturing industries that have strong demand for data empowerment. Expand the scenario application of central processing algorithm services. VIYI’s ability to expand its application fields and diversify its customer base may affect VIYI’s operating results in the future.

Impact of COVID-19

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first couple of months in 2020. VIYI’s business, results of operations, and financial condition were adversely affected during the first half of 2020 because a majority of VIYI’s business operations and workforce are concentrated in China. VIYI’s business and results of operations have resumed to normal levels in the second half of 2020.

VIYI temporally closed its offices and implemented a work from home policy in February 2020, as required by relevant PRC regulatory authorities. Since March 16, 2020, VIYI’s offices have reopened and have been fully operational. Due to the nature of VIYI’s business, the impact of the closure on VIYI’s operational capabilities was not significant, as most of VIYI’s workforce continued working offsite during such closure. In addition, the situation may worsen if the COVID-19 outbreak and the outbreak of certain other COVID-19 variants resurges, and VIYI’s customers may request additional time to pay VIYI or fail to pay VIYI on time, or at all, which may require VIYI to record additional allowances. VIYI has not experienced significant collection issues so far. VIYI has closely monitored its collections throughout 2020 and will be continuing to monitor collections from 2021 and beyond. Any potential impact on VIYI’s results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and resurgence of COVID-19 variants and the actions taken by government authorities to contain COVID-19 or treat its impact, almost all of which are beyond VIYI’s control.

Key Components of Results of Operations

VIYI currently operates in two segments and generates revenue by providing (i) central processing algorithm services and (ii) intelligent chips and services. Please see VIYI’s consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information regarding VIYI’s operations.

Revenues

VIYI’s revenues consist of (i) providing central processing algorithm solutions, including internet advertising solutions and internet games services, and (ii) intelligent chips and services revenues.

Cost of revenues

Cost of revenue for VIYI’s central processing algorithm solutions for the internet advertisement algorithm services and internet games services comprised of (i) costs paid to channel providers and shared costs with content providers based on the profit-sharing arrangements, (ii) third party consulting services expenses and (iii) compensation expenses for the VIYI’s professionals.

Cost of revenue for VIYI’s intelligent chip and services consists primarily of the costs of products sold and third-party software development costs.

Selling expenses

VIYI’s selling expenses consist primarily of (i) compensation for selling personnel and (ii) travel expenses for its sales representatives.

General and administrative expenses.

VIYI’s general and administrative expenses consist primarily of (i) compensation for its management and administrative personnel, (ii) expenses in connection with its operation supporting functions such as legal, accounting, consulting and other professional service fees, and (iii) office rental, depreciation, and other administrative related expenses.

Research and Development Expenses

VIYI’s research and development expenses include salaries and other compensation-related expenses to VIYI’s research and product development personnel, outsourced subcontractors, as well as office rental, depreciation, and related expenses for VIYI’s research and product development team.

Results of Operations:

The following table summarizes VIYI’s consolidated results of operations for the nine months ended September 30, 2020 and 2021, and for the years ended December 31, 2019, and 2020. This information should be read together with VIYI’s consolidated financial statements, and related notes included elsewhere in this proxy statement/prospectus.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Revenues	111,185,073	307,788,730	47,171,410	84,548,909	367,678,922	56,693,330
Cost of revenues	(47,078,496)	(182,618,305)	(27,987,909)	(49,244,634)	(191,179,081)	(29,478,379)
Gross profit	64,106,577	125,170,425	19,183,501	35,304,275	176,499,841	27,214,951
Selling expenses	(964,185)	(1,770,032)	(271,273)	(591,031)	(4,168,329)	(642,725)
General and administrative expenses	(8,932,263)	(14,436,981)	(2,212,598)	(4,877,400)	(24,703,248)	(3,809,055)
Research and development expenses	(1,658,764)	(14,877,439)	(2,280,102)	(1,101,987)	(78,733,964)	(12,140,186)
Income from operations	52,551,365	94,085,973	14,419,528	28,733,857	68,894,300	10,622,985
Other income, net	(5,062,827)	(167,503)	(25,671)	438,434	1,536,394	236,900
Income before provision for income taxes	47,488,538	93,918,470	14,393,857	29,172,291	70,430,694	10,859,885
Provision for income taxes	(4,071,175)	(2,446,634)	(374,969)	(135,899)	(529,624)	(81,664)
Net income	43,417,363	91,471,836	14,018,888	29,036,392	69,901,070	10,778,221
Other comprehensive income	—	(2,130,654)	(326,542)	—	(17,583)	(2,711)
COMPREHENSIVE INCOME	43,417,363	89,341,182	13,692,346	29,036,392	69,883,487	10,775,510

Nine Months Ended September 30, 2020, Compared to the Nine Months Ended September 30, 2021

Revenues

VIYI’s total revenues increased by approximately RMB 283.2 million, or 335.1%, from approximately RMB 84.5 million for the nine months ended September 30, 2020, to approximately RMB 367.7 million (USD 56.7 million) for the nine months ended September 30, 2021. This increase was primarily due to an increase of approximately RMB 110.7 million (USD 17.0 million) in central processing algorithm service revenue, and an increase of approximately RMB 172.4 million (USD 26.6 million) in intelligent chips and services revenue. Approximately 90.3% of the increase in intelligent chips and services revenue was due to the acquisition of Fe-da Electronics.

VIYI’s breakdown of revenues for the nine months ended September 30, 2020 and 2021, respectively, is summarized below:

	For the Nine Months Ended September 30,
	2020	2021	2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Central processing algorithm services	84,548,909	195,242,029	30,104,855
Intelligent chips and services	—	172,436,893	26,588,475
Total revenues	84,548,909	367,678,922	56,693,330

VIYI generates revenues when it completes its performance obligations to deliver related services based on the specific terms of a contract, which are commonly based on a specific action, e.g., cost per impression, or CPM, for online display. VIYI’s contracts with over 90% of its customers are based on the CPM charging model. Revenues generated from mobile games include royalty payments from licensee operators of VIYI’s mobile games and fees collected from game developers for using VIYI’s game portal.

VIYI’s central processing algorithm services revenue increased by approximately RMB 110.7 million, or 131.0%, from approximately RMB 84.5 million for the nine months ended September 30, 2020, to approximately RMB 195.2 million (USD 30.1 million) for the nine months ended September 30, 2021. This increase was primarily attributable to the overall market demand for internet advertising and gaming, which resulted in an increase of the number of customers from 141 to 161 as of September 30, 2020, and September 30, 2021, respectively, representing a 14.2% increase. In addition, VIYI offered lower prices for its CPA services during the first half of 2020 to offset some impact that the outbreak of COVID-19 has caused for VIYI’s customers. For the most part in 2021, VIYI has resumed normal pricing.

Intelligent chips and services revenues is primarily attributed to revenues generated from the resale of intelligent chips. VIYI generates revenues when the control of these intelligent chips is transferred to customers, as evidenced by customers’ signed acceptances. VIYI also generates revenues from software development. VIYI designs software for central processing units based on customers’ specific needs. Revenues from software development are recognized over time during the development period.

VIYI began generating revenue from the resale of intelligent chips and related software development in September 2020 and also through its acquisition of Fe-da Electronics, which amounted to approximately RMB 172.4 million (USD 26.6 million) for the nine months ended September 30, 2021. VIYI expects that as the demand for custom optimizations by way of VIYI’s proprietary algorithms grows, VIYI’s intelligent chips and services revenue will continue to grow. For semiconductor application solutions related to algorithm optimization, VIYI plans to combine algorithm optimization application demand scenarios, provide corresponding central processing algorithm solutions to meet market demand, and promote the application and popularization of algorithm optimization technology in the semiconductor field.

Cost of Revenues

For VIYI’s central processing algorithm services, the cost of revenues consists of the costs paid to (i) channel providers and shared costs with content providers based on the profit-sharing arrangements, (ii) third-party consulting services expenses, and (iii) compensation expenses for VIYI’s professionals.

For intelligent chips and services, the cost of revenue consists primarily of the costs of products sold and third-party software development costs.

VIYI’s total cost of revenues increased by approximately RMB 142.0 million, or 288.6%, from approximately RMB 49.2 million for the nine months ended September 30, 2020, to approximately RMB 191.2 million (USD 29.5 million) for the nine months ended September 30, 2021.

VIYI’s breakdown of cost of revenues for the nine months ended September 30, 2020 and 2021, respectively, is summarized below:

	For the Nine Months Ended September 30,
	2020	2021	2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Cost of revenues
Central processing algorithm services	49,244,634	40,388,668	6,227,629
Intelligent chips and services	—	150,790,413	23,250,749
Total cost of revenues	49,244,634	191,179,081	29,478,378

VIYI’s cost of revenues for central processing algorithm services decreased by approximately RMB 8.8 million, or 17.9%, from approximately RMB 49.2 million for the nine months ended September 30, 2020, to approximately RMB 40.4 million (USD 6.1 million) for the nine months ended September 30, 2021. The decrease in the cost of revenues was mainly due to improvement in technology where VIYI’s algorithm could allow more advertisements to be placed from the same internet traffic, thus reducing its channel costs. The decrease in the cost of revenue may not be a continuous trend as there is still limitation in current technology, but VIYI is continuing to make technological innovations in central processing algorithms to improve efficiency.

VIYI’s cost of revenues for intelligent chips and services was approximately RMB 150.8 million (USD 23.3 million) for the nine months ended September 30, 2021. VIYI expects the cost of revenues of intelligent chips and services will rise in line with VIYI’s expectation of intelligent chips and services revenue growth.

Gross Profit

VIYI’s gross profit increased by approximately RMB 141.2 million, from approximately RMB 35.3 million for the nine months ended September 30, 2020, to approximately RMB 176.5 million (USD 27.2 million) during the nine months ended September 30, 2021. For the nine months ended September 30, 2020, and 2021, VIYI’s overall gross margin was 41.8% and 48.0%, respectively.

VIYI’s gross profit and gross profit margin from its major business segments are summarized as follows:

	For the Nine Months ended September 30,
	2020	2021	2021	Variance Amount/%
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Central processing algorithm services
Gross profit	35,304,275	154,853,361	23,877,226	119,549,086
Gross margin	41.8%	79.3%		338.6%
Intelligent chips and services
Gross profit	—	21,646,480	3,337,725	21,646,480
Gross margin	—%	12.6%		100.0%
Total
Gross profit	35,304,275	176,499,841	27,214,951	141,195,566
Gross margin	41.8%	48.0%		399.9%

VIYI’s gross margin for central processing algorithm services for the nine months ended September 30, 2020 and 2021 were 41.8% and 79.3%, respectively. The increase was due to an increase in revenue as stated above while VIYI was able to lower its costs even further.

VIYI’s gross margin for intelligent chips and services was 12.6% for the nine months ended September 30, 2021, as VIYI has just began this new line of business in September 2020. VIYI expects its gross margin for intelligent chips and services to increase as VIYI has recently entered the intelligent chips market to integrate products with VIYI’s existing technology and services provided as part of VIYI’s proprietary central processing algorithm solutions.

Operating Expenses

For the nine months ended September 30, 2021, VIYI incurred approximately RMB 107.6 million (USD 16.6 million) in operating expenses, representing an increase of approximately RMB 101.0 million, or 1,530.3%, from approximately RMB 6.6 million for the nine months ended September 30, 2020, primarily due to increase in operating expenses for the nine months ended September 30, 2021 due to recovery from COVID -19, establishment/acquisition of new subsidiaries and significant increases in research and development expenses in line with VIYI’s development strategies.

Selling expenses increased by approximately RMB 3.6 million, or 600.0%, from approximately RMB 0.6 million for the nine months ended September 30, 2020, to approximately RMB 4.2 million (USD 0.6 million) for the nine months ended September 30, 2021. The increase was mainly due to increased salary and benefit expenses for VIYI’s sales team due to increasing numbers of its employees’ as VIYI set up or acquired new subsidiaries since May 2020. VIYI has an average of 5 and 39 employees in the marketing department for the nine months ended September 30, 2020 and 2021, respectively. Approximately 37.6% of the increase in selling expenses was due to the new subsidiaries.

General and administrative expenses increased by approximately RMB 19.8 million, or 404.1%, from RMB 4.9 million for the nine months ended September 30, 2020, to approximately RMB 24.7 million (USD 3.8 million) for the nine months ended September 30, 2021. The increase was mainly due to an increase in (i) increase in salary and benefit expenses of approximately RMB 4.8 million due to the increasing number of VIYI’s employees as VIYI set up or acquired new subsidies since May 2020 and VIYI has an average of 5 and 29 employees in the administration department for the nine months ended September 30, 2020 and 2021, respectively; (ii) depreciation and amortization expenses of approximately RMB 5.6 million as a result of amortization of intangible assets from  acquisition of Fe-da Electronics and intangibles from Shanghai Guoyu, and (iii) the increase in related office expenses of approximately RMB 3.0 million as VIYI established more entities in the second half of 2020. Approximately 90.8% of the increase in general and administrative expenses was due to the acquisition of Fe- da Electronics and establishment of new subsidiaries.

Research and development expenses increased by approximately RMB 77.6 million, or 7,054.5%, from approximately RMB 1.1 million for the nine months ended September 30, 2020, to approximately RMB 78.7 million (USD 12.2 million) for the nine months ended September 30, 2021. The increase was attributable to the increase in salary of approximately RMB 0.6 million as VIYI hired more IT engineers to work on the research and development of advanced image processing algorithms and data analysis. VIYI has an average of 18 and 79 engineers in the R&D department for the nine months ended September 30, 2020 and 2021, respectively. In addition, VIYI also focuses on the research and development of applications for central processing algorithms in cloud computing, artificial intelligence, big data, 5G, and other areas. VIYI incurred approximately RMB 76.6 million in outsourced technical development services for these areas of research and development to further VIYI’s technological capabilities to maintain VIYI’s competitive advantage in providing central processing algorithm services.

Other income, net

Total other income, net, for the nine months ended September 30, 2020, was RMB 0.4 million compared to RMB 1.5 million (USD 0.2 million ) for the nine months ended September 30, 2021. The increase in other income was primarily due to the increase in interest income of approximately RMB 2.8 million from our time deposit with maturity less than 30 days deposited in banks, which offset by loss from short term investment of approximately RMB 1.6 million.

Provision for income taxes

VIYI’s income tax provision increased by approximately RMB 0.4 million, or 400.0%, from approximately RMB 0.1 million for the nine months ended September 30, 2020, to approximately RMB 0.5 million (USD 0.08 million) for the nine months ended September 30, 2021. The increase was mainly due to increase in current income tax of approximately of RMB 1.2 million, or 171.4% as a result of increase in taxable income. The increase in income tax expense was offset by approximately RMB 0.9 million of income tax benefit as a result of reversal of deferred tax liability from amortization of intangibles from acquisition of Fe-da Electronics and Guoyu.

Net income

As a result of the combination of factors discussed above, VIYI’s net income increased from approximately RMB 29.0 million for the nine months ended September 30, 2020, to approximately RMB 69.9 million (USD 10.8 million) for the nine months ended September 30, 2021. After the deduction of non-controlling interest, net income attributable to VIYI was approximately RMB 29.0 million for the nine months ended September 30, 2020, compared to approximately RMB 69.7 million (USD 10.7 million) for the same period in 2021. Comprehensive income attributable to VIYI was approximately RMB 29.0 million for the nine months ended September 30, 2020, compared to approximately RMB 69.6 million (USD 10.7 million) for the same period in 2021.

Year Ended December 31, 2019, Compared to the Year Ended December 31, 2020

Revenues

VIYI’s total revenues increased by approximately RMB 196.6 million, or 176.8%, from approximately RMB 111.2 million for the year ended December 31, 2019, to approximately RMB 307.8 million (USD 47.2 million) for the year ended December 31, 2020, due to an increase of approximately RMB 38.6 million (USD 5.9 million) in central processing algorithm service revenue, and an increase of approximately RMB 158.0 million (USD 24.2 million) in intelligent chips and services revenue. Approximately 78.6% of the increase in intelligent chips and services revenue was due to the acquisition of Fe-da Electronics.

VIYI’s breakdown of revenues for the years ended December 31, 2019 and 2020, respectively, is summarized below:

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
Revenues
Central processing algorithm services	111,185,073	149,807,579	22,959,368
Intelligent chips and services	—	157,981,151	24,212,042
Total revenues	111,185,073	307,788,730	47,171,410

VIYI generates revenues when VIYI completes its performance obligation to deliver related services based on the specific terms of the contract, which are commonly based on a specific action, e.g., cost per impression (“CPM”) for online display. Over 90% of VIYI’s contracts with these customers are based on the CPM charging model. Revenues generated from mobile games include royalty payments from licensee operators of VIYI’s mobile games and fees collected from game developers for using VIYI’s game portal. VIYI’s central processing algorithm services revenue increased by approximately RMB 38.6 million, or 34.7%, from approximately RMB 111.2 million for the year ended December 31, 2019, to approximately RMB 149.8 million (USD 23.0 million) for the year ended December 31, 2020. This increase was primarily attributable to the increase in the number of customers from 124 as of December 31, 2019 to 157 as of December 31, 2020 for a 26.6% increase.

Intelligent chips and services revenues include revenues generated from the resale of intelligent chips. VIYI generates revenues when the control of products is transferred to customers, as evidenced by customers’ signed acceptances. VIYI also generates revenues from software development. VIYI designs software for central processing units based on customers’ specific needs. Revenues from software development are recognized over time during the development period.

VIYI started generating revenue from the resale of intelligent chips and related software development in September 2020 and also through VIYI’s acquisition of Fe-da Electronics, which amounted to approximately RMB 158.0 million (USD 24.2 million) for the year ended December 31, 2020. VIYI expects that as the demand for custom optimizations by way of VIYI’s proprietary algorithms grows, VIYI’s intelligent chips and services revenue will continue to grow. For semiconductor application solutions related to algorithm optimization, VIYI plans to combine algorithm optimization application demand scenarios, provide corresponding central processing algorithm solutions to meet market demand, and promote the application and popularization of algorithm optimization technology in the semiconductor field.

Cost of Revenues

For VIYI’s central processing algorithm services, the cost of revenues consists of the costs paid to (i) channel providers and shared costs with content providers based on the profit-sharing arrangements, (ii) third-party consulting services expenses, and (iii) compensation expenses for VIYI’s professionals.

For intelligent chips and services, the cost of revenue consists primarily of the costs of products sold and third-party software development costs.

VIYI’s total cost of revenues increased by approximately RMB 135.5 million, or 287.9%, from approximately RMB 47.1 million for the year ended December 31, 2019, to approximately RMB 182.6 million (USD 28.0 million) for the year ended December 31, 2020.

VIYI’s breakdown of cost of revenues for the years ended December 31, 2019 and 2020, respectively, is summarized below:

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
Cost of revenues
Central processing algorithm services	47,078,496	68,013,205	10,423,640
Intelligent chips and services	—	114,605,100	17,564,269
Total cost of revenues	47,078,496	182,618,305	27,987,909

VIYI’s cost of revenues for central processing algorithm services increased by approximately RMB 20.9 million, or 44.5%, from approximately RMB 47.1 million for the year ended December 31, 2019, to approximately RMB 68.0 million (USD 10.4 million) for the year ended December 31, 2020. The increase in the cost of revenues was in line with the increase in central processing algorithm services revenue.

VIYI’s cost of revenues for intelligent chips and services was approximately RMB 114.6 million (USD 17.6 million) for the year ended December 31, 2020. VIYI expects the cost of revenues of intelligent chips and services will rise in line with VIYI’s expectation of intelligent chips and services revenue growth. Approximately 98.3% of the increase in cost of revenues for intelligent chips and services was due to the acquisition of Fe-da Electronics.

Gross Profit

VIYI’s gross profit increased by approximately RMB 61.1 million, from approximately RMB 64.1 million for the year ended December 31, 2019, to approximately RMB 125.2 million (USD 19.2 million) during the year ended December 31, 2020. For the years ended December 31, 2019, and 2020, VIYI’s overall gross margin was 57.7% and 40.7%, respectively.

VIYI’s gross profit and gross profit margin from its major business segments are summarized as follows:

	For the Years ended December 31,			Variance
	2019	2020	2020	Amount/%
	RMB	RMB	USD
Central processing algorithm services
Gross profit	64,106,577	81,794,374	12,535,728	17,687,797
Gross margin	57.7%	54.6%		27.6%
Intelligent chips and services
Gross profit	—	43,376,051	6,647,773	43,376,051
Gross margin	—%	27.5%		100.0%
Total
Gross profit	64,106,577	125,170,425	19,183,501	61,063,848
Gross margin	57.7%	40.7%		95.3%

VIYI’s gross margin for central processing algorithm services remained relatively stable, at 57.7% and 54.6% for the years ended December 31, 2019, and 2020, respectively.

VIYI’s gross margin for intelligent chips and services was 27.5% for the year ended December 31, 2020, as VIYI just started this new line of business in September 2020. VIYI expects its gross margin for intelligent chips and services to increase as VIYI has recently entered the intelligent chips market to integrate products with VIYI’s existing technology and services provided as part of VIYI’s proprietary central processing algorithm solutions.

Operating Expenses

For the year ended December 31, 2020, VIYI incurred approximately RMB 31.1 million (USD 4.8 million) in operating expenses, representing an increase of approximately RMB 19.5 million, or 169.0%, from approximately RMB 11.6 million for the year ended December 31, 2019, primarily due to significant increases in research and development expenses in line with VIYI’s development strategies.

Selling expenses increased by approximately RMB 0.8 million, or 83.6%, from approximately RMB 1.0 million for the year ended December 31, 2019, to approximately RMB 1.8 million (USD 0.3 million) for the year ended December 31, 2020. The increase was mainly due to increased salary and benefit expenses for VIYI’s sales team due to its employees’ increasing numbers as VIYI set up or acquired new subsidies since May 2020. VIYI has an average of 6 and 10 employees in the marketing department for the years ended December 31, 2019 and 2020, respectively. Approximately 54.1% of the increase in selling expenses was due to the acquisition of Fe-da Electronics.

General and administrative expenses increased by approximately RMB 5.5 million, or 61.6%, from RMB 8.9 million for the year ended December 31, 2019, to approximately RMB 14.4 million (USD 2.2 million) for the year ended December 31, 2020. The increase was mainly due to an increase in (i) allocated share-based compensation expenses of approximately RMB 3.9 million as VIYI granted share-based awards in 2020 to attract and retain high caliber employees, who are essential to the VIYI’s success, and to motivate these individuals to meet its goals, and (ii) depreciation and amortization expenses of approximately RMB 1.7 million as a result of amortization taken for intangible assets, which was created by (i) acquisition, (ii) increase in salary and benefit expenses of approximately RMB 0.9 million due to the increasing number of VIYI’s employees as VIYI set up or acquired new subsidies since May 2020. VIYI has an average of 6 and 9 employees in the administrative department for the years ended December 31, 2019 and 2020, respectively, and (iii) the increase in related office expenses of approximately RMB 0.1 million as VIYI formed more entities in the year 2020. The increase was partially offset by the decrease in professional fees, including consulting, accounting, and other professional fees of approximately RMB 1.7 million in relation to VIYI’s allocated expenses from VIYI’s parent for the year ended December 31, 2019, which VIYI did not incur in the same period in 2020. Approximately 43.2% of the increase in general and administrative expenses was due to the acquisition of Fe- da Electronics.

Research and development expenses increased by approximately RMB 13.2 million, or 796.9%, from approximately RMB 1.7 million for the year ended December 31, 2019, to approximately RMB 14.9 million (USD 2.3 million) for the year ended December 31, 2020. The increase was attributable to the increase in salary of approximately RMB 0.9 million as VIYI hired more IT engineers to work on the research and development of advanced image processing algorithms and data analysis. VIYI has an average of 20 and 31 engineers in the R&D department for the years ended December 31, 2019 and 2020, respectively. In addition, VIYI also focuses on the research and development of applications for central processing algorithms in cloud computing, artificial intelligence, big data, 5G, and other areas. VIYI incurred approximately RMB 12.3 million in outsourced technical development services for these areas of research and development to further VIYI’s technological capabilities to maintain VIYI’s competitive advantage in providing central processing algorithms.

Other expenses, net

Total other expenses, net, for the year ended December 31, 2019, was approximately RMB 5.1 million compared to RMB 0.2 million (USD 26,000) for the year ended December 31, 2020. The decrease in other expenses was primarily due to the decrease in the allocated amortization of debt discount of approximately RMB 4.8 million due to VIYI has paid off its business acquisition payable on Shenzhen Yitian for the year ended December 31, 2019.

Provision for income taxes

VIYI’s income tax expenses decreased by approximately RMB 1.7 million, or 39.9%, from approximately RMB 4.1 million for the year ended December 31, 2019, to approximately RMB 2.4 million (USD 0.4 million) for the year ended December 31, 2020. VIYI’s current income tax decreased by approximately RMB 1.3 million due to an increase in taxable income from outside of China, including revenue from Singapore, Cayman, and Hong Kong with lower income tax rates.

Net income

As a result of the combination of factors discussed above, VIYI’s net income increased from approximately RMB 43.4 million for the year ended December 31, 2019, to approximately RMB 91.5 million (USD 14.0 million) for the year ended December 31, 2020. After the deduction of non-controlling interest, net income attributable to VIYI was approximately RMB 43.4 million for the year ended December 31, 2019, compared to approximately RMB 91.5 million (USD 14.0 million) for the same period in 2020. Comprehensive income attributable to VIYI was approximately RMB 43.4 million for the year ended December 31, 2019, compared to approximately RMB 89.4 million (USD 13.7 million) for the same period in 2020.

Critical Accounting Policies and Estimates

VIYI prepares financial statements in conformity with U.S. GAAP, which requires VIYI’s management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. VIYI has identified certain accounting policies that are significant to the preparation of VIYI’s financial statements. These accounting policies are important for an understanding of VIYI’s financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of VIYI’s financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While VIYI’s significant accounting policies are described in more detail in Note 2 to VIYI’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus, VIYI believes the following critical accounting policies involve the most significant estimates and judgments used in the preparation of VIYI’s financial statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP for information pursuant to the rules and regulations of the SEC.

Principles of consolidation

The consolidated financial statements include the financial statements of VIYI and its subsidiaries, which include Shenzhen Weiyixin and its subsidiary, Shenzhen Yitian and its subsidiaries over which VIYI exercises control and, when applicable, entities for which VIYI has a controlling financial interest or is the primary beneficiary. All transactions and balances among VIYI and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in VIYI’s consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes, and uncertain tax position, purchase price allocations for business combinations, the fair value of contingent consideration related to business acquisitions, allocation of share-based compensation and allocation of expenses from WiMi and Beijing WiMi. Actual results could differ from these estimates.

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in VIYI’s consolidated statements of operations. The results of operations of the acquired business are included in VIYI’s operating results from the date of acquisition.

On September 28, 2020, VIYI acquired 100% equity interests of Fe-da Electronics with an acquisition consideration at a fair value of approximately USD 15.2 million (RMB 103.4 million). VIYI estimated the fair value of consideration, including any contingent consideration based on the present value of the probability-weighted expected amount of the future payments. VIYI then allocated the fair value of consideration of Fe-da Electronics based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. VIYI estimated the fair values of the assets acquired and liabilities assumed at the acquisition date per the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities that were valued using the cost approach. VIYI’s management is responsible for determining the fair value of assets acquired, liabilities assumed, and intangible assets identified as of the acquisition date and considered a number of factors, including valuations from independent appraisers. The fair value of total net assets VIYI acquired on September 28, 2020, was approximately USD 7.0 million (RMB 47.9 million), with the residual of the purchase price of approximately USD 8.1 million (RMB 55.5 million) was recorded as goodwill.

On July 1, 2021 VIYI acquired Shanghai Guoyu for consideration of RMB 20,000,000 (USD 3,083,850). The fair value of total net assets VIYI acquired on was approximately RMB 7.5 million with the residual of the purchase price of approximately RMB 12.5 million (USD 3.1 million) was recorded as goodwill.

Share-based compensation expense

VIYI records share-based compensation expense for employees by allocations from the Parent using a proportional cost allocation method by considering the headcount and its estimates of each employee’s time attributable to the Company. The share-based compensation expense are valued at fair value on the grant date. Share-based compensation is recognized net of forfeitures, as amortized expense on a straight-line basis over the requisite service period, which is the vesting period.

VIYI recorded compensation expense of RMB 3,949,066 (USD 605,230) for the year ended December 31, 2020.

Goodwill Impairment Testing

VIYI performs annual goodwill impairment analysis as of December 31 with the assistance of an independent valuation expert following the subsequent measurement provisions of FASB ASU 2017-04, Intangible — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminated the calculation of implied goodwill fair value and allows VIYI to use a simpler one-step impairment test. Under ASU 2017-04, VIYI must record goodwill impairment charges if a reporting unit’s carrying value exceeds its fair value.

The reporting units’ fair values are determined by the income approach where projected future cash flows are discounted at rates commensurate with the risks involved (“Discounted Cash Flow” or “DCF” of the income approach).

Assumptions used in a DCF analysis require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans, and for years beyond that plan, the estimates are based on assumed growth rates. VIYI believes that its assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF analysis are based on estimates of the weighted-average cost of capital “WACC”) of a market participant. Such estimates are derived from VIYI’s analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective and adjusted for VIYI’s specific risks. The discount rate applied were 18% and 20% for VIYI’s reporting units.

VIYI has two reporting units that have goodwill. The following table categorizes VIYI’s goodwill by reporting unit as of December 31, 2020, according to the level of excess between the reporting’ unit’s fair value and carrying value, and VIYI believes that no reporting units are at risk of failing the goodwill impairment analysis.

Segment	Reporting Unit	Fair Value Exceeds Carrying Value	Net Goodwill as of December 31, 2019	Net Goodwill as of December 31, 2020
			(in RMB thousands)
Central processing algorithm services	Central processing algorithm services unit	201%	92,990	92,990
Intelligent chips and services	Intelligent chips and services unit	11%	—	53,099
			92,990	146,089

VIYI has performed qualitative assessment for goodwill impairment as of September 30, 2021 for its segments and determined that goodwill was unlikely impaired. VIYI gave consider to the general macroeconomic condition, industry and market consideration, access to capital, cost factors and overall financial performances. Revenues from the central processing algorithm segment for the nine months ended September 30, 2021 have increased by approximately 131.0% from approximately RMB 84.5 million for the nine months ended September 30, 2020 to approximately RMB 195.2 million (USD 30.1 million) for the nine months ended September 30, 2021 while intelligent chips and services segment revenue has grown to approximately RMB 172.4 million (USD 26.6 million) for the nine months ended September 30, 2021 which accounted for approximately 46.9% of VIYI’s total revenue. VIYI believes that the current results of operations have been within its forecast for the valuation of the enterprise value.

Revenue recognition

VIYI adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the year ended December 31, 2019, using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that VIYI (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) VIYI satisfies its performance obligation.

Prior to 2019, VIYI recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. VIYI does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return, or price protection. In all instances, VIYI limits the amount of revenue recognized to the amounts for which VIYI has the right to bill its customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way VIYI records revenue. Upon adoption, VIYI evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards, using the five-step model under the new guidance, and confirmed that there were no differences in the pattern of revenue recognition.

(i) Central processing algorithm advertising services

For VIYI’s central processing algorithm advertising services, VIYI’s performance obligation is to identify advertising spaces and embed images or videos into films, shows, and short-form videos that are hosted by online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on a specific action (i.e., cost per impression (“CPM”) for online display.

VIYI enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by VIYI, the advertisers, and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions.

VIYI considers itself as the provider of the services as VIYI has control of the specified services and products at any time before they are transferred to the customers, which is evidenced by (1) VIYI is primarily responsible to VIYI’s customers for products and services offered where the products were designed in house and VIYI has customer services team to directly serve the customers; and (2) VIYI has latitude in establishing pricing. Therefore, VIYI acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

(ii) Central processing algorithm gaming services

VIYI generates revenue from jointly operated internet games publishing services and licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, VIYI evaluates agreements with the game developers, distribution channels, and payment channels in order to determine whether or not VIYI acts as the principal or as an agent in the arrangement with each party, respectively. The determination of whether to record the revenues, gross or net, is based on whether VIYI promised its customers to provide products or services or to facilitate a sale by a third party. The nature of the promise depends on whether VIYI controls the products or services prior to transferring them to VIYI’s customers. Control is evidenced if VIYI was primarily responsible for fulling the provision of services and had discretion in establishing the selling price. When VIYI controls the products or services, VIYI’s promise is to provide and deliver the products, and revenue is presented on a gross basis. When VIYI does not control the products, VIYI’s promise is to facilitate the sale, and VIYI presents the revenue on a net basis.

— Jointly operated internet games publishing services

VIYI offers publishing services for internet games developed by third-party game developers. VIYI acts as a distribution channel that publishes the games on VIYI’s own app or a third-party-owned app or website, named game portals. Through these game portals, game players can download the internet games to their mobile devices and purchase coins, the virtual currency, for in-game premium features to enhance their game playing experience. VIYI enters into contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third-party payment platforms, and co-publishers are entitled to profit-sharing based on a prescribed percentage of the gross amount charged to the game players. VIYI’s obligation in the publishing services is completed at a point in time when the game players make a payment to purchase coins.

With respect to the publishing services arrangements between VIYI and the game developer, VIYI considered that it does not control the services, as (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online internet games are the responsibilities of the third-party platforms; and (iii) the developers or third party platforms have the right to change the pricing of in-game virtual items. VIYI’s responsibilities are publishing, providing payment solutions, and market promotion services, and thus VIYI views the game developers as VIYI’s customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, VIYI records the game publishing service revenue from these games, net of amounts paid to the game developers.

— Licensed out internet games

VIYI also licenses third parties to operate VIYI’s internet games developed internally through the mobile portal and receive revenue from the third-party licensee operators on a monthly basis. VIYI’s performance obligation is to provide internet games to game operators, which enable players of the internet games to make in-game purchases, and VIYI recognizes revenue at a point in time when game players complete the purchases. VIYI records revenues on a net basis, as VIYI does not have control of the services provided, nor does VIYI have the primary responsibility for fulfillment or the right to change the pricing of the game services.

(iii) Sale of chips and intelligent chips products

Starting in September 2020, VIYI has also been engaged in the resale of chips and intelligent chips products and accessories. VIYI typically enters into written contracts with its customers where the parties’ rights, including payment terms, are identified, and sales prices to VIYI’s customers are fixed with no separate sales rebate, discount, or other incentives, and no right of return exists on sales of inventory. VIYI’s performance obligation is to deliver products according to contract specifications. VIYI recognizes gross product revenue at a point in time when the control of products or services is transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, VIYI considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. VIYI considers this guidance in conjunction with the terms in VIYI’s arrangements with both suppliers and customers.

In general, VIYI controls the products as VIYI has an obligation to (i) fulfill delivery of products and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, VIYI has control to set its selling price to ensure it would generate profit for the product delivery arrangements. VIYI believes that all these factors indicate that VIYI is acting as a principal in this transaction. As a result, revenue from the trading of products is presented on a gross basis.

(iv) Revenue from software development

VIYI also designs software for central processing units based on customers’ specific needs. The contract is typically fixed priced and does not provide any post-contract customer support or upgrades. VIYI’s performance obligation is to design, develop, test, and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefits for each separate service. The duration of the development period is short, usually less than one year.

VIYI’s revenue from software development contracts is generally recognized over time during the development period, and VIYI has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on VIYI’s measurement of progress towards completion based on output methods when VIYI could appropriately measure the customization progress towards completion by reaching certain milestones specified in contracts. Assumptions, risks, and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables, and deferred revenues at each reporting period.

Contract balances

VIYI records receivable related to revenue when VIYI has an unconditional right to invoice and receive payment. Payments received from customers before all of the relevant criteria for revenue recognition are met recorded as deferred revenues.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews VIYI’s receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted, and the likelihood of collection is not probable.

Intangible assets, net

VIYI’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements, and technology know-how. Identifiable intangible assets resulting from the acquisitions of subsidiaries accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. VIYI amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. VIYI typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives. The estimate useful lives are as follows:

Useful Life
Customer relationship	4 years
Technology know-hows	5 years
Software	5 – 6 years
Non-compete agreements	6 years

Cost allocation

Cost allocation include allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily share-based compensation expense, salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. Allocated financial expense was mainly amortization of debt discount related to Shenzhen Yitian’s acquisition payable. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

Income taxes

VIYI accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred. PRC tax returns filed from 2018 to 2020 are subject to examination by any applicable tax authorities.

Leases

VIYI determines if a contract contains a lease at inception. VIYI GAAP requires that VIYI’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date, and the lease term used in the evaluation includes the non-cancellable period for which VIYI has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty. All of VIYI’s real estate leases are classified as operating leases.

VIYI has entered into seven non-cancellable operating lease agreements for seven office spaces expiring through December 2022. Upon adoption of FASB ASU 2016-02, VIYI recognized approximately RMB 1.6 million right of use (“ROU”) assets and the same amount of lease liabilities based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of 7% based on the duration of lease terms. VIYI’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration, and the weighted average remaining lease terms are 1.5 years. Operating lease expenses are allocated between the cost of revenue and selling, general, and administrative expenses.

Recent Issued Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in this proxy statement/prospectus.

Liquidity and Capital Resources

As of September 30, 2021, VIYI had cash and cash equivalents and short term investment of approximately RMB 265.0 million (USD 40.9 million). Material amounts of cash disaggregated by currency denomination as of September 30, 2021 in each jurisdiction in which VIYI’s subsidiaries or VIE are domiciled are as follows:

	USD	RMB	USD
Cayman	7,649,944	—	7,649,944
China-VIE	—	14,289,650	2,203,357
China – subsidiaries	—	198,300,513	30,576,451
	7,649,944	212,590,163	32,779,807

VIYI’s working capital was approximately RMB 206.9 million (USD 31.9 million) as of September 30, 2021. In assessing VIYI’s liquidity, VIYI monitors and analyses its cash-on-hand and operating and capital expenditure commitments. To date, VIYI has financed VIYI’s working capital requirements through cash flow generated from operations, debt and equity financings, and capital contributions from VIYI’s existing shareholders.

VIYI believes its current working capital is sufficient to support VIYI’s operations for the next twelve months. VIYI may, however, need additional cash resources in the future if it experiences changes in business conditions or other developments or if VIYI finds and wishes to pursue opportunities for investment, acquisition, capital expenditure, or similar actions. If VIYI determines that its cash requirements exceed the amount of cash and cash equivalents VIYI has on hand at the time, VIYI may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to VIYI’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict VIYI’s operations. VIYI’s obligation to bear credit risk for certain financing transactions VIYI facilitates may also strain VIYI’s operating cash flow. VIYI cannot assure you that financing will be available in amounts or on terms acceptable to VIYI, if at all.

Although VIYI consolidates the results of the VIEs and its subsidiaries, VIYI only has access to cash balances or future earnings of such VIEs and its subsidiaries through VIYI’s contractual arrangements with the VIE.

Current foreign exchange and other regulations in the PRC may restrict VIYI’s PRC entities in their ability to transfer their net assets to VIYI and its subsidiaries in Singapore and Hong Kong and to VIYI’s investors. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under VIYI’s current corporate structure, VIYI’s Cayman Islands holding company may rely on dividend payments from VIYI’s PRC subsidiaries and VIE to fund any cash and financing requirements VIYI may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of VIYI’s PRC subsidiaries and VIE in China may be used to pay dividends to VIYI. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, VIYI needs to obtain SAFE approval to use cash generated from the operations of VIYI’s PRC subsidiaries and VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of VIYI’s shareholders regulated by such policies fail to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents VIYI from obtaining sufficient foreign currencies to satisfy VIYI’s foreign currency demands, VIYI may not be able to pay dividends in foreign currencies to its shareholders.

However, these restrictions have no material impact on the ability of these PRC subsidiaries and VIE entities to transfer funds to VIYI as VIYI has no present plans to declare dividends which it plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. In addition, these restrictions have no material impact on the ability of VIYI to meet its cash obligations, as a majority of VIYI’s current cash obligations are due within the PRC.

To utilize the proceeds VIYI received from this this offering, VIYI plans to use (i) approximately 40% of the net proceeds for operating expenses and the research and development of the application of cloud computing, artificial intelligence, big data, 5G, 3D and other technological fields, (ii) approximately 30% of the net proceeds for strategic acquisitions and investments in complementary business, and (iii) approximately 30% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures.

If an unforeseen event occurs or business conditions change, VIYI may use the proceeds of this offering differently than as described in this proxy statement/prospectus. In utilizing the proceeds from this offering, VIYI is permitted under PRC laws and regulations to provide funding to VIYI’s PRC subsidiaries only through loans or capital contributions and to VIYI’s consolidated VIEs only through loans, and only if VIYI satisfies the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While VIYI currently anticipates no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to VIYI’s PRC subsidiaries or VIEs, VIYI cannot assure you that it will be able to complete these filings and registrations on a timely basis, or at all. Additionally, while there is no statutory limit on the amount of capital contribution that VIYI can make to VIYI’s PRC subsidiaries, loans provided to VIYI’s PRC subsidiaries and consolidated VIEs in the PRC are subject to certain statutory limits. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent VIYI from using the proceeds of this offering to make loans or make additional capital contributions to VIYI’s PRC subsidiaries, which could materially and adversely affect VIYI’s liquidity and its ability to fund and expand VIYI’s business.” VIYI expects the net proceeds from this offering to be used in the PRC will be in the form of RMB and, therefore, VIYI’s PRC subsidiary and consolidated VIE will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

The following table summarizes the key components of VIYI’s cash flows for the years ended December 31, 2019, and 2020.and for the nine months ended September 30, 2020 and 2021;

	For the Years Ended December 31,			For the Nine Months Ended
	2019	2020	2020	2020	2021	2021
	RMB	RMB	USD	RMB	RMB	USD
				(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	51,587,097	96,200,132	14,743,541	14,542,954	65,952,179	10,169,331
Net cash (used in) provided by investing activities	(52,999,799)	33,514,895	5,136,461	(21,674,830)	(119,990,622)	(18,501,653)
Net cash provided by financing activities	2,578,130	112,966,844	17,313,191	6,138,492	(20,879,322)	(3,219,436)
Effect of exchange rate on cash and cash equivalents	—	(2,722,041)	(417,177)	—	(337,678)	(52,067)
Change in cash and cash equivalents	1,165,428	239,959,830	36,776,016	(993,384)	(75,255,443)	(11,603,825)
Cash and cash equivalents, beginning of year	1,017,266	2,182,694	334,518	2,182,694	242,142,524	37,336,560
Cash and cash equivalents, end of year	2,182,694	242,142,524	37,110,534	1,189,310	166,887,081	25,732,735

Operating activities

Net cash provided by operating activities for the nine months ended September 30, 2021, was primarily attributable to net income of approximately RMB 69.9 million (USD 10.8 million) offset with non-cash depreciation and amortization expenses of approximately RMB 7.4 million (USD 1.1 million), amortization of debt discount, loss from short term investment of approximately RMB 1.6 million (USD 0.3 million) and operating right of use assets of approximately RMB 0.6 million (USD 0.1 million) and deferred tax benefit of approximately RMB 1.4 million (USD 0.2 million). Cash inflow was also attributable to the increase in accounts payable approximately RMB 5.1 million (USD 0.8 million) and prepaid expenses of approximately 1.2 million (USD 0.2 million). Cash inflow was partially offset by the increase in prepaid expenses and other current assets of approximately RMB 9.7 million

(USD 1.5 million), as VIYI made more advances to secure advertising channels for advertising and the increase in accounts receivable of approximately 0.8 million (USD 0.1 million) and deferred revenue of approximately 3.7 million (USD 0.6 million) along with VIYI’s increase in revenue and outflow of approximately 4.0 million (USD 0.6 million) as VIYI paid more taxes.

Net cash provided by operating activities for the year ended December 31, 2020, was primarily attributable to net income of approximately 91.5 million (USD 14.0 million), non-cash depreciation and amortization expenses of approximately RMB 4.8 million (USD 0.7 million), share-based compensation expense of approximately RMB 3.9 million (USD 0.6 million), and amortization of debt discount of approximately RMB 0.9 million (USD 0.1 million) which was partially offset by deferred tax benefit of approximately RMB 1.0 million (USD 0.2 million). Cash inflow was also attributable to the increase in inventories of approximately 1.4 million (USD 0.2 million), increase in deferred revenues of approximately RMB 4.1 million (USD 0.6 million) as VIYI required new customers to pay in advance and increase in other payables of approximately 1.2 million (USD 0.2 million). Cash inflow was partially offset by the increase in prepaid expenses and other current assets of approximately RMB 3.2 million (USD 0.5 million), as VIYI prepaid more professional fees and VIYI made more advances to secure advertising channels for advertising and the increase in accounts receivable of approximately 7.8 million (USD 1.2 million) along with VIYI’s increase in revenue.

Net cash provided by operating activities for the year ended December 31, 2019, was primarily attributable to net income of approximately RMB 43.4 million with non-cash depreciation and amortization expenses of approximately RMB 3.0 million and amortization of debt discount of RMB 5.9 million, which was partially offset by deferred tax benefits of approximately RMB 0.7 million. Cash inflow was also attributable to a decrease of prepayments of approximately RMB 0.9 million, as VIYI had to carry over such advances to suppliers to VIYI’s cost of revenue. Cash inflow was partially offset by the decrease of approximately RMB 1.5 million in accounts payable as VIYI made more payments in 2019.

Investing activities

Cash used in investing activities for the nine months ended September 30, 2021 was mainly due to purchase of short term investment of approximately RMB 101.0 million (USD 15.6 million) and payment of Guoyu’s acquisition of approximately RMB 20.0 million (USD 3.1 million). The short-term investment is a part of VIYI’s cash management which represents an investment in a bank-issued wealth management product with underlying investments in cash, bonds and equity funds. The investment can be redeemed anytime and its carrying value approximates its fair value.

Cash provided by investing activities for the year ended December 31, 2020, was mainly due to the repayments from the Parent of approximately RMB 231.1 million (USD 35.4 million). Cash inflow was partially offset by the net acquisition payments on Fe-da Electronics of approximately RMB 95.5 million (USD 14.6 million) and advances to the Parent of approximately RMB 101.7 million (USD 15.6 million).

Cash used in investing activities for the year ended December 31, 2019, was mainly due to advances to the Parent of approximately RMB 60.6 million and offset by cash inflow of repayments from the Parent of approximately RMB 7.6 million. These advances are short term and non-interest bearing.

Financing activities

Cash used in financing activities for the nine months ended September 30, 2021 was mainly due to the net borrowing and repayment of the banking facility to DBS Bank Ltd of approximately RMB 12.9 million (USD 2.0 million), and net borrowing and repayments to minority shareholder of VIYI’s subsidiary Shanghai Weimu of approximately RMB 1.5 million (USD 0.2 million). VIYI also borrowed and repaid additional operating funds from Parent of approximately RMB 9.4 million (USD 1.5 million).

Cash provided by financing activities for the year ended December 31, 2020, was mainly the proceeds from the Parent of approximately RMB 102.8 million (USD 15.8 million) to support VIYI’s daily operation, capital contribution from shareholders and noncontrolling interests of approximately RMB 10.2 million (USD 1.6 million) and proceeds of approximately RMB 16.1 million (USD 2.5 million) from DBS Bank Ltd. which VIYI borrowed in 2020 for inventory purchase. Cash inflow was partially offset by the repayment of approximately RMB 16.1 million (USD 2.5 million) to DBS Bank Ltd. which VIYI borrowed in 2020.

Cash provided by financing activities for the year ended December 31, 2019, was mainly the proceeds from the Parent of approximately RMB 2.6 million to support VIYI’s daily operation. These funds are short term and non- interest bearing.

Transfer of cash within VIYI’s organization

For the year ended December 31, 2019, VIYI operates in one segment, central processing algorithm, or CPA, which is mainly operated by the VIE, Shenzhen Yitian and its subsidiaries. Therefore, the VIE has its own operating cashflow. There were no transfers between VIYI, the holding company, its subsidiary and Shenzhen Yitian, the VIE.

Starting from September 2020, VIYI began operating in two segments, CPA and intelligent chips and software services (which are mainly operated by VIYI and its subsidiary in Singapore.) For intelligent chips and software services segment, it is mainly operated by VIYI holding and Subsidiary in Singapore, Fe-da Electronics. Both VIYI and Fe-da Electronics has its own operating cashflow from operation of the segment. VIYI and Fe-da had intercompany transfers in cash of approximately RMB 7.8 million for the year ended December 31, 2020. The CPA segment is mainly operated by the VIE, Shenzhen Yitian and other subsidiaries in the PRC, each entity has its own operating cashflow. There was approximately RMB 160 million of cash transfers from the VIE to the PRC subsidiary for the year ended December 31, 2020.

VIYI has no present plans to distribute earnings or settle amounts owed under the VIE agreements which it plans to retain VIYI’s retained earnings to continue to grow VIYI’s business. No dividends or distribution has been declared to paid to VIYI from subsidiaries or the VIE and no dividends or distribution was made to any U.S. investors.

Commitments and Contingencies

In the normal course of business, VIYI is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, VIYI will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

VIYI has no off-balance sheet arrangements, including arrangements that would affect VIYI’s liquidity, capital resources, market risk support, and credit risk support, or other benefits.

Contractual Obligations

As of September 30, 2021, the future minimum payments under certain of VIYI’s contractual obligations were as follows:

		Payments Due In
	Total RMB	Less than 1 year	1 – 2 years	3 – 5 years	Thereafter
Contractual obligations
Operating leases obligations*	766,387	634,425	131,962	—	—
Acquisition payable	2,272,724	—	—	2,272,724	—
Total	3,039,111	634,425	131,962	2,272,724	—

____________

*        Include the operating leases with a term less than one year.

Quantitative and Qualitative Disclosures about Market Risks

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair VIYI’s operating results. Although VIYI does not believe that inflation has had a material impact on VIYI’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on VIYI’s ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest rate risk

VIYI is exposed to interest rate risk while it has short-term banking facilities outstanding. Although interest rates for VIYI’s short-term loans are about fixed for the terms of the loans, the terms are typically twelve (12) months, and interest rates are subject to change upon renewal.

Liquidity risk

VIYI is also exposed to liquidity risk, which is a risk that VIYI will be unable to provide sufficient capital resources and liquidity to meet VIYI’s commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, VIYI will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While VIYI’s reporting currency is the RMB, one of VIYI’s operating entity’s functional currency is the HK dollar, and another one’s operating entity’s functional currency is USD. As a result, VIYI is exposed to foreign exchange risk as VIYI’s results of operations may be affected by fluctuations in the exchange rate among HK dollar, USD, and RMB. If the RMB appreciates against the HK dollar and USD, the value of VIYI’s HKD or USD revenues, earnings, and assets as expressed in VIYI’s RMB financial statements will decline. VIYI has not entered into any hedging transactions in an effort to reduce VIYI’s exposure to foreign exchange risk.

INDUSTRY OVERVIEW

Central processing algorithm service industry

The central processing algorithm service is a service based on a series of algorithms including analytical algorithms, recommendation algorithms and acceleration algorithms, which can empower downstream industries with higher demand for data analysis and computing power optimization, and apply to internet advertising, internet game applications, finance, retail, logistics and other industries. In view of huge downstream demands, the overall market of central processing algorithm services is huge. Major players in the central processing algorithm service industry include digital marketing service providers, online game service providers and algorithm solution service providers.

With the rapid development of the computer industry and the internet industry and the increase of internet penetration rate in China, the number of internet users and internet data in China have increased significantly. The internet industry is the largest application industry for central processing algorithm services, and internet applications’ demand for computing power are increasing.

According to the CIC Report, most internet users in China use mobile phones as their primary terminal. The number of mobile internet users grew strongly from 619.8 million in 2015 to 880.9 million in 2019, representing a CAGR of 5.2%.

Number of mobile internet users, China, 2015-2024E

Millions
1,500
1,000
1,500
0
CAGR: 5.2%
619.8
880.9
933.5
984.4
1,034.4
1,083.9
1,132.8
2015
2019
2020E
2021E
2022E
2023E
2024E

Source: China Insights Consultancy

In 2019, the average time spent by China’s mobile internet users on apps reached 328 minutes/day, of which the time spent on mobile games was over 21 minutes/day, and the time spent by internet users on mobile apps in the future will be over 370 minutes/day. With the popularity of smartphones and the continuous addition of various apps, an enormous amount of data is generated. According to the CIC Report, in 2019, the global internet data volume reached 41ZB and the PRC internet data volume reached 9.9ZB, and it is expected that by 2025, the world internet data volume will reach 175ZB and the PRC internet data volume will reach 48.6ZB. Large-scale data requires the support of better algorithms and computing power, and the market demand for central processing algorithm services is also continuously developing driven by the development of the internet and the demand for bigdata.

The main purpose of the central processing algorithm service is to achieve intelligent management of data (data collection, analysis, classification, matching, etc.) and optimize the allocation of resources. Sensors and chips are the fundamental equipment for realizing “data + computing power + algorithm”, while algorithm technology is the technical support for the development of big data, cloud computing and IoT. Currently, VIYI’s central processing algorithm services mainly focus on the industry application in the fields of internet advertising distribution solutions and online game agent solutions.

According to the CIC Report, with the rapid growth of the demand for computing power and algorithm optimization services in the internet advertisement and online game industry, the scale of central processing algorithm application in these two industries has reached a CAGR of 32.7% in the past five years and will continue to grow rapidly. The application scale of central processing algorithms reached RMB 6.9 billion in 2020 and is expected to reach RMB 13.8 billion by 2025.

Industry Application and Market Development

Market Development and Application of Central Processing Algorithms in Internet Advertising industry

Since the 20th century, the global commodity economy has experienced a prosperous development, the scale of economy has grown rapidly, and the advertising industry has entered into a period of rapid development. During this period, with the research and development and application of science and technology, electronic products such as radio, television, computer and mobile terminals have been rapidly popularized, and the media forms have shown a trend of diversity, and the contents of advertisements have also become more diversified. In the context of diversified dissemination channels of marketing information, single marketing communication means is difficult to meet all marketing needs of advertisers, and advertisers tend to use multiple media portfolios to carry out multi-scenario marketing communication, which further promotes the development of the advertising industry. In recent years, the internet especially mobile internet has developed rapidly, and new internet media such as video websites and social media with higher information dissemination efficiency and wider coverage have emerged. As a result, internet media has gradually developed into a form of mainstream media, and the market size of digital marketing has surpassed the market size of traditional media such as television, newspaper, and outdoor advertising, showing a trend of rapid growth. However, there are significant differences in the contents and forms of dissemination among different media, and significant differences exist in the image of the corresponding marketing audience. With the continuous transformation of popular media formats, advertisers are increasingly difficult to capture the characteristics of these media and their marketing audience, and advertisers increasingly require the provision of more professional integrated marketing services to improve the efficiency of marketing information dissemination. Compared with traditional media, internet media has the advantages and characteristics of the information being storable, retrievable and measurable, which can get closer to the marketing audience and create stronger interaction with the marketing audience, providing them with a more convenient channel for the marketing communication information to be delivered.

With the advancement of technology, the internet, especially the mobile internet which has been rapidly popularized, and new media such as video, have emerged one after another. Compared to traditional web portal-based internet media, emerging internet media are able to disseminate more rich and lively marketing information to the audience in innovative forms such as content distribution, which attracts the attention of the marketing audience and makes it easier for them to participate in the dissemination chain of internet marketing. The emerging new media provides advertisers with diversified marketing information dissemination channels, which is conducive to stimulating advertisers’ demand for advertising placement and further driving the continuous growth of the advertising industry.

According to the CIC Report, the market size of the overall advertising industry in China has been growing at a CAGR of 9.8% from 2015 to 2019, reaching RMB 867.4 billion in 2019 and is expected to reach RMB 1,762.5 billion in 2024.

In particular, the advertising placement volume of digital marketing has increased rapidly, which gradually seized the market share of offline marketing. From 2015 to 2019, it experienced rapid growth at a CAGR of 32.1%, and its market share in the overall advertising industry increased from 36.6% in 2015 to 76.8% in 2019, and is expected to further increase to 87.7% by 2024. In 2019, the market size of digital marketing reached RMB 665.8 billion, and is expected to reach RMB 1,545.5 billion by 2024.

Digital marketing advertising includes two categories, namely brand-based advertising and performance- based advertising. Performance-based advertising has historically experienced fast growth as enterprises become more and more concerned about the measurable advertising results. During 2015 to 2019, it grew rapidly at a CAGR of 33.5% and is expected to continue growing at a CAGR of 20.5%. Its market share in digital marketing advertising is expected to reach 88.6% by 2024.

Compared with offline marketing, digital marketing allows upstream customers to monitor the performance of marketing activities more easily and improve marketing efficiency. Digital marketing provides multiple pricing models, which makes marketing more flexible and efficient, and also has the ability to provide and access to various user behavioral information that can be collected, providing upstream enterprises with better user analysis and more precise marketing execution.

The upstream of the digital marketing industry chain are advertisers, the midstream are advertising agencies, digital marketing technology companies and other digital marketing solution providers, and the downstream are media platforms. The digital marketing technology company acts as an intermediary for advertisers/advertising agencies to allocate marketing budget and purchase media spaces from internet platform partners. Many of the services provided by digital marketing technology companies are programmed advertising, as well as other value-added services such as data analysis, dynamic and creative optimization, and other services in the marketing value chain including creative and strategic aspects. The midstream digital marketing solution providers operating in the market include a wide range of suppliers, including advertising agencies, digital marketing technology companies, and solution providers focusing on advertising performance measurement, data analysis, etc.

Digital marketing technology providers provide advertisers and agencies with comprehensive integrated marketing solutions based on central processing algorithms and self-built demand side platforms (DSP), including digital marketing solutions such as programmatic advertising, data management and dynamic and creative optimization. DSP is a system that allows buyers of digital advertising inventories to manage multiple advertising exchange and data exchange accounts through an interface. Digital marketing technology providers are mainly divided into third-party digital marketing technology providers and in-house digital marketing technology platforms built by media platforms.

The development of central processing algorithms makes it increasingly easier for a quick collection and process of large amounts of user data. Digital marketing solution providers are able to access and analyses user data to conduct precise marketing, including one-stop management capabilities such as matching users for industry customers, personalized recommendation and business monetization, and high quality engineering structure assurance system with low latency and high scalability, thereby generating valuable insights into consumer behavior. Leveraging its powerful real-time transcoding and distribution capabilities, the digital marketing service provider provides a series of services with stable and smooth flow, low latency and high concurrent support, and improves its competitiveness in the industry. Supporting resources management, scheduling management, direct placement of advertisements, and complex strategic settings can also effectively improve traffic monetization efficiency and maximize traffic value while taking care of user experience.

Digital marketing technology providers also provide many additional value-added services to upstream advertisers/advertising agencies, including advertising strategies, data analysis, dynamic and creative optimization, etc. Digital marketing technology providers have achieved omni-channel penetration to cater for the trend of information fragmentation, which enables precise quantification of advertisements, saving advertising costs for upstream enterprises and providing better investment return for advertisers. Compared with traditional internet advertising distribution, the internet advertising distribution solution business provided by the central processing algorithms has expanded the advertising traffic on online platforms and enhanced the user experience of the display of advertisements, resulting in a trend of rapid growth in market acceptance.

VIYI provides internet advertising integrated agencies with central processing algorithm services. Through optimizing advertising content and content matching, and applying central processing algorithms, VIYI distributes advertisements through internet multimedia platforms, and carryout targeted advertising placement according to different categories such as the age, gender and preference of the target audience, so as to reach the target audience at the terminal efficiently.

Market Development and Application of Central Processing Algorithms in Online Game Industry

The online game industry in China is developing rapidly. Over the past decade, the continuous rising levels of average disposable income and consumers’ purchasing power in China have led to an increase in consumer sentiment for online entertainment, which has continuously stimulated the growth of the industry. Online games can be mainly divided into three categories based on different platforms, namely online PC games, web games and mobile games. Driven by the increasing penetration rate of internet and mobile devices, China’s online game industry, especially the mobile game industry, has experienced significant growth in the past few years.

The penetration rate of smartphones is continuously increasing, and smartphones are bringing users with higher quality game resolution, sound effects and control, which drives the development of China’s mobile game industry. Game users are increasingly accustomed to paying for online games including mobile games, and online consumption patterns have promoted game spending more frequently. In addition, the cloud gaming revolution and the rapid development of VR/AR industries have further stimulated the reform and development of the online game industry.

Online game solution service providers, based on central processing algorithms, provide integrated services such as game application acceleration and game agent distribution. Relying on the rapid development of China’s online game industry, online game solution services based on central processing algorithms are also developing quickly.

According to the CIC Report, the online game industry in China has experienced rapid growth. From 2010 to 2020, the continuous increasing average disposable income and purchasing power level of Chinese residents have stimulated the growth of the online entertainment industry. With the popularity of mobile terminals, the development of hardware devices and the continuous increase in the average time spent per capita, a solid foundation for the development of the game market has been laid. The number of smartphone installations has increased significantly over the past few years; in 2019, this figure in China increased to 1,410.4 million. Meanwhile, with the improvement of cellular network technology and smartphone performance, smartphone users in China spent much more time on mobile internet from 2015 to 2019. It is expected that the daily time spent will reach 419.2 minutes by 2024.

According to the CIC Report, China’s online game industry, the mobile game industry in particular, has experienced significant growth driven by the increasing penetration rate of internet and mobile devices. The number of mobile game players in China increased from 455 million in 2015 to 620 million in 2019, representing a CAGR of 8.0%. Meanwhile, the time spent by mobile users on games is expected to grow at a CAGR of 7.0% from 2019 and is expected to reach 30 minutes per day by 2024.

The market size of China’s online game industry refers to the sales revenue of the overall game market, including mobile games, PC games and web games. The industry chain of online games in China is gradually evolving to form a new integrated business model.

China’s online game industry has shown continuous expansion in the past five years. In 2019, China’s online game industry grew by 6.3%, with a total market size of RMB 275.5 billion, showing a good development momentum. Benefiting from the increase in copyright protection and consumer awareness, the mobile game industry in China is expected to maintain a healthy and stable development trend in the next five years.

The mobile game industry is a leading player in the mass gaming entertainment consumption. The market size of mobile games accounted for a continuously increasing proportion in the overall scale of China’s game industry, which has surpassed traditional PC games and web games and ranked first with a proportion of 73.9%.

Market size of game industry, China, 2015-2019E
Market segmentation of game industry, China, 2019
RMB Billion
400
350
350
250
200
150
100
50
0
CAGR: +17.4%
145.2
176.1
231.5
259.2
275.5
2015
2016
2017
2018
2015
Market size
RMB 275.5 billion
5.9%
20.2%
73.9%
Mobile game
Web game
PC game

Market Development and Application of Central Processing Algorithms in Chip Industry

Chip is one of the iconic products of the information age. More and more intelligent products and functions in production activities cannot be realized without the support of chip products. With the rapid development of internet and big data, as well as driven by the demand from the fields of emerging industries and applications such as artificial intelligence, cloud computing and IoT, the chip industry has maintained a rapid growth.

Chips include generic chips and intelligent chips.

•        Generic chips are chips that are designed to handle a wide range of tasks. For example, CPU, also known as central processing unit, is the electronic circuitry within a computer that executes instructions that make up a computer program. It processes all instructions received from the hardware and software running on the computer.

•        Intelligent chips are new generation microprocessors that are specifically designed to handle intelligent applications. Intelligent chips mainly include GPU, FGPA and ASIC. The constant development of intelligent chips can drive the improvement of computing power, thereby improving the efficiency of data processing.

In recent years, the global electronics industry has experienced tremendous growth under broad application demand, product diversification trends and industry segmentation. According to the CIC Report, the chip industry has become increasingly mature since the 21st century with the increasing market penetration of consumer electronic products such as personal computers, mobile phones and LCD TVs. Since 2017, driven by the demand from the fields of emerging industries and applications such as smartphones, IoT, artificial intelligence, cloud computing, intelligent medicine and security, the global chip industry has an accelerated growth. The size of global chip market increased from US$ 274.5 billion in 2015 to US$ 333.4 billion in 2019. And due to stable downstream demand, it is expected to maintain a CAGR of 7.5%, reaching US$ 515.7 billion by 2025. According to the CIC Report, the global CPU shipments increased from 814 billion in 2015 to 967 billion in 2019, representing a CAGR of 4.4%.

Various application scenarios of artificial intelligence, from cloud to edge, or down to terminal, are inseparable from the highly effective support of intelligent chips for “training” and “inferring” of computing tasks. The demand for diversification of the industry and corporate planning and competition will promote the rapid development of the entire intelligent chip industry in the next few years.

The industry applications of intelligent chips are broad, ranging from, but not limited to, information infrastructure services, electronic products manufacturing, image recognition, voice recognition, machine translation, smart IoT and other smart applications. The intelligent chip optimization solution based on the central processing algorithms can design and optimize its smart application for the demand side, and can continuously optimize the performance efficiency ratio of data processing, which maximize the matching between its intelligent chip hardware and smart application software, thereby improving the application efficiency of the intelligent chips.

At present, the development of artificial intelligence is in the third wave. The key feature of this wave is the gradual implementation of artificial intelligence application scenarios closely linked with businesses, and enterprises with advanced algorithms and strong computing capabilities become the most important promoters. The intelligent chip optimization solutions of central processing algorithms will be widely applied and developed in the artificial intelligence industry that require large amount of data processing and analysis, such as smart city, smart manufacturing, smart building, smart community, smart healthcare, smart transportation and other application fields.

According to the CIC Report, benefiting from the development of IoT, cloud computing technology and the increasing government investment, China’s artificial intelligence market size is in the process of speedy expansion, and it is expected that the scale of core industries will reach RMB 400 billion by 2025, with an increase of RMB 350 billion from 2020 to 2025. The development of artificial intelligence market will drive the development of the central processing algorithm intelligent chip optimization solution industry.

According to the “Notice on the Development Plan for New Generation of Artificial Intelligence” issued by the State Council, by 2020, the AI technology and application will be synchronized with the global standard. The scale of core industries will reach RMB 150 billion, and the scale of related industries will exceed RMB 1 trillion; by 2025, AI will be widely used in industries such as smart cities, smart healthcare and smart agriculture, with an expected industrial scale reaching RMB 400 billion and the scale of operation of related industries exceeding RMB 5 trillion; and by 2030, a complete AI industrial chain and high-end industrial groups will form, with the core industries achieving a scale of RMB 1 trillion and the production value of related industries exceeding RMB 10 trillion.

In the future, IoT will provide more data collection terminals, which greatly enhances the data volume; big data provides information sources for artificial intelligence, cloud computing provides a physical carrier for artificial intelligence, and 5G reduces the latency of data transmission and processing. Driven by emerging technologies, the demand for chips continues to grow.

COMPETITIVE PATTERN

Major players in the central processing algorithm service industry include digital marketing service providers and online game service providers. VIYI is a leading enterprise in providing comprehensive services in the industry.

VIYI’s central processing algorithm service provides a comprehensive digital marketing solution for internet advertising agency integrators, and enhances advertising conversion rate and advertising placement efficiency through programmatic advertising, data management and dynamic optimization. VIYI’s central processing algorithm service promotes the marketing conversion rate of game products, and significantly improves the experience of online game users through services such as game acceleration, so as to reduce the cost of game user acquisition, and increase user retention and willingness to pay.

In China, the competition among the central processing algorithm service providers is fierce in the online application digital marketing and acceleration industry, with the top 5 central processing algorithm service providers accounting for approximately 40% of the total market size. It is estimated that VIYI’s market share among the central processing algorithm service providers in the online application digital marketing and acceleration industry in China was approximately 5% in 2020, ranking the forth.

VIYI has mature algorithm technology in the field of central processing algorithm services, and the relevant intellectual property rights VIYI held ranks first among its peers.

Intellectual Property Rights Ranking in The Field of Central Processing Algorithm Service

DRIVING FACTORS FOR THE INDUSTRY DEVELOPMENT

Market

With the development of the economy and the internet industry, the global spending on IT continues to increase and the central processing algorithm service has a huge room for development in the internet industry. With the emphasis on efficient operation and refined management of algorithmic services, enterprises have increasing demands for central processing algorithms integrated solutions and high value-added services solutions. With the diversified development of the internet industry, there will be increasing needs for application scenarios of central processing algorithms. The central processing algorithm services will be applied in various industries, including advertising, games, finance, industrial internet, telecommunications, energy, logistics, urban management, biomedical, social security and leisure and entertainment.

Data

With the rapid development of information technology and industrial informatization transformation, the data volume will maintain a considerable growth which drives the rapid growth in demand for data asset management and in turn creates a huge demand for central processing algorithm services. Big data analysis can reveal valuable insights into different application scenarios. However, the analysis of all data to improve the decision-making process is proved to be too difficult for human brain. The central processing algorithms can automatically complete the task of big data analysis. Therefore, the rapid expansion of data volume in China is expected to drive the demand for big data analysis and further increase the demand for central processing algorithms.

With the continuous development of the internet, cloud computing, IoT and smart devices, the multimedia data has shown explosive growth. Real-time and dynamic transmission among users through the network as a carrier in information such as text, image, voice and video has exceeded the limitation of their respective individual properties, and the demand for achieving cross-media interaction, intelligent search and personalized recommendation has been further released. The explosive growth of data will continue to drive the increasing demand for central processing algorithm services.

Big data services focus on application level and empower all aspects of business operations and improve operational efficiency through the management, mining and analysis of data assets of enterprises. As a result, the demand for central processing algorithm services in industries with large data volume and high data structure such as internet, finance and government services becomes the strongest.

Technology

The continuous upgrade of cloud computing, artificial intelligence, big data, 5G, 3D, VR/AR and other technological fields also promotes the continuous improvement and update of central processing algorithms. With the rapid development of the internet industry, the ecological development of data, computing power and algorithm is gradually becoming mature and continuously evolving, and many of these factors will jointly promote the speedy development of the central processing algorithm service industry.

Policy

The PRC government highly values the advancement and industrial development of internet information technology, and the new generation of internet information technology has been levelled up to the national strategy. The market outlook of the central processing algorithm industry is promising. With the gradual maturity of artificial intelligence technology, the in-depth layout of industry giants such as technology and manufacturing industry, and the continuous expansion of application scenarios, there is ample space for the central processing algorithm industry to experience a rapid growth.

In 2019, the State Council issued the 2019 Government Work Report, which mentioned “to accelerate the development of information industry, deepen the research and development and application of big data and artificial intelligence, cultivate emerging industrial groups such as new generation information technology, high-end equipment, biomedicine, new energy vehicles and new materials, expanding the digital economy.”

In August 2020, the State Council published the Several Policies on Promoting the High Quality Development of the Integrated Circuit Industry and the Software Industry in the New Period, which mentioned that great policy support will be given to the chip and software industry.

BUSINESS OF VENUS

Overview

Venus is a blank check company incorporated in the Cayman Islands and incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Although Venus’ efforts in identifying prospective target businesses will not be limited to a particular geographic region, it intends to focus on businesses that have a connection to the Asian market. Venus believes that it will add value to these businesses primarily by providing them with access to the U.S. capital markets.

Venus has 12 months from the date of Venus’ IPO (which occurred on February 11, 2021) to consummate a prospective business combination. However, if Venus anticipates that it may not be able to consummate a business combination within 12 months, it may, by resolution of its board of directors extend the period of time to consummate a business combination up to nine times, each by an additional one month (for a total of up to 21 months to complete a business combination). In the event Venus does not consummate a business combination within 12 months from the closing of its IPO (or up to 21 months as previously described), it will cease operations and liquidate the trust account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve.

Offering Proceeds Held in Trust

On February 11, 2021, Venus consummated the IPO of 4,000,000 units, at $10.00 per unit. In addition, Venus’ underwriters exercised in full the over-allotment option for an additional 600,000 units on the same date, resulting in the issuance and sale of an aggregate of 4,600,000 units, generating gross proceeds of $46,000,000. In addition, Venus sold to Ladenburg Thalmann & Co., Inc. a total of 75,000 ordinary shares of Venus for $75.

Simultaneously with the closing of the IPO, Venus consummated a private placement with its Sponsor, Yolanda Management Corporation, for the purchase of 225,000 Units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $2,250,000. The Sponsor has also previously loaned Venus the sum of $289,000, which loan was payable upon the earlier of completion of the IPO or December 31, 2021. In connection with the completion of the IPO, the Sponsor instructed Venus to offset payment of the note with a corresponding portion of the subscription price for the Private Unit purchase.

After deducting the underwriting discounts, the pre-IPO Sponsor loan, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $46,460,000 was deposited into a trust account established for the benefit of Venus’ public shareholders with Wilmington Trust, National Association acting as trustee, at an account at Morgan Stanley, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of [•], 2021, Venus has approximately $[•] of unused net proceeds that were not deposited into the trust account to pay future general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of [•], 2021, there was $[•] held in the trust account (including $[•] of accrued interest which Venus can withdraw to pay taxes).

Business Combination Activities

The Merger Agreement was entered into by and among Venus, Venus Merger Sub, VIYI and WiMi on June 10, 2021. Pursuant to the terms of the Merger Agreement, the Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned subsidiary of Venus. Venus shall continue to be publicly listed and will change its name to “MicroAlgo Inc.” after the consummation of the Business Combination. Venus is also referred throughout this proxy statement/prospectus as New Venus.

The aggregate consideration for the Business Combination is $400,000,000, payable in the form of approximately 39,603,961 newly issued Venus ordinary shares to VIYI shareholders. At the closing of the Business Combination, the issued and outstanding shares in VIYI held by the former VIYI shareholders will be cancelled and ceased to exist, in exchange for the issue of an aggregate of approximately 39,603,961 New Venus ordinary shares, among which approximately 792,079 New Venus ordinary shares to be issued to WiMi will be held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. At the closing of the Business Combination, VIYI will become a wholly owned subsidiary of Venus. See section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” for more information.

Redemption Rights

Venus’ public shareholders will be provided with the opportunity to redeem all or a portion of their public shares upon the completion of a business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.10 per public share (subject to increase of up to an additional $0.30 per public share in the event that Venus’ Sponsor elects to extend the period of time to consummate a business combination). The per-share amount Venus will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Venus will pay to the underwriters.

Venus’ public shareholders will be entitled to receive cash for any public shares to be redeemed only if they:

(i)     (x) hold public Venus ordinary shares or (y) hold public Venus ordinary shares through Venus Units and you elect to separate those Venus Units into the underlying public Venus ordinary shares, public Venus Rights and public Venus Warrants prior to exercising redemption rights with respect to the public Venus ordinary shares; and

(ii)    prior to [•], (a) submit a written request to the transfer agent that Venus redeem such investor’s public shares for cash and (b) deliver those public shares to the transfer agent, physically or electronically through DTC.

In connection with the completion of its IPO, and as a condition to the completion of the IPO, Venus’ sponsor, officers and directors entered into a letter agreement with Venus, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the Business Combination. There was no separate consideration provided by Venus to the Sponsor, its officers or directors for the agreement not to redeem the securities held by them.

Holders of outstanding Venus Units must separate the underlying Venus ordinary shares, Venus Warrants and Venus Rights prior to exercising redemption rights with respect to the Venus ordinary shares. If Venus Units are registered in a holder’s own name, the holder must deliver the certificate for its Venus Units to the transfer agent with written instructions to separate the Venus Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Venus ordinary shares from the Venus Units.

If a broker, dealer, commercial bank, trust company or other nominee holds Venus Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s Venus Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of Venus Units to be separated and the nominee holding such Venus Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Venus Units and a deposit of an equal number of Venus ordinary shares, Venus Warrants and Venus Rights. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the Venus ordinary shares from the Venus Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their Venus ordinary shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

In seeking shareholder approval of the Business Combination, Venus’ memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the ordinary shares sold in Venus’ IPO, which Venus refers to as the “Excess Shares.” However, Venus would not be restricting shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If Venus does not complete a business combination within 12 months (or up to 21 months, as discussed below) from the closing of its IPO (completed on February 11, 2021), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Venus’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with Venus’ IPO and consummation of the private placement with its sponsor, Venus issued an aggregate of 4,825,000 rights to acquire an aggregate of 482,500 ordinary shares. If Venus enters into a definitive agreement for a business combination in which New Venus will be the surviving entity, each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to Venus’ memorandum and articles of association with respect to Venus’ pre-business combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in Venus’ IPO. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of Venus). Holders of rights are not entitled to any redemption of voting rights. If Venus is unable to complete an business combination within the required time period and Venus liquidates the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from Venus’ assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

In connection with Venus’ IPO and consummation of the private placement with its sponsor, Venus issued an aggregate of 4,825,000 warrants to acquire an aggregate of 4,825,000 ordinary shares. The warrants purchased in Venus’ IPO have been issued in registered form under a warrant agreement between Vstock Transfer LLC, as warrant agent, and Venus. Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the date of this proxy statement/prospectus or the completion of the Business Combination. Because the warrants may only be exercised for whole numbers of shares, only an even number of warrants may be exercised at any given time. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Venus will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a proxy statement/prospectus relating thereto is current, subject to Venus satisfying its obligations described below with respect to registration. Venus has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, Venus will use best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants.

Once the warrants become exercisable, Venus may call the warrants for redemption (excluding the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the ordinary shares equal or exceed $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Venus sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Venus, Venus may not exercise redemption rights if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Venus is unable to effect such registration or qualification.

Holders of warrants are not entitled to voting rights or any right to redemption in the event that Venus consummates a business combination.

Facilities

Venus currently maintains its principal executive offices at 477 Madison Avenue, 6th Floor, New York, NY 10022. The cost for this space is included in the $10,000 per month fee that Venus will pay an affiliate of its Sponsor for office space, administrative and support services. Venus considers that its current office space, combined with the other office space otherwise available to its executive officers and directors, adequate for Venus’ current operations.

Employees

Venus has two executive officers. These individuals are not obligated to devote any specific number of hours to Venus’ matters and intend to devote only as much time as they deem necessary to Venus’ affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the Business Combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to Venus’ affairs) than they would prior to locating a suitable target business. Venus presently expects its executive officers and directors to devote such amount of time as they reasonably believe is necessary to Venus’ business (which could range from only a few hours a week while Venus is trying to locate a potential target business to a majority of their time as Venus moves into serious negotiations with a target business for a business combination). Venus does not intend to have any full time employees prior to the consummation of a business combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VENUS

The following table sets forth selected historical financial information derived from Venus’ unaudited financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 and the audited financial statements as of and for the years ended December 31, 2020 and 2019, each of which is included elsewhere in this proxy statement. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Venus and Venus’ financial statements and the related notes appearing elsewhere in this proxy statement.

	Nine Months ended September 30, 2021	Nine Months ended September 30, 2020	Year ended December 31, 2020	Year ended December 31, 2019
Income Statement Data:
Operating expenses	$(631,892)	$(47,644)	$(117,787)	$(4,975)
Other expense, net	$(8,198)	$—	$—	$—
Net loss	$(640,090)	$(47,644)	$(117,787)	$(4,975)
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.13	$—	$—	$—
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	3,892,308	—	—	—
Basic and diluted net loss per share, ordinary shares attributable to Venus Acquisition Corporation	(0.81)	(0.05)	(0.12)	(0.01)
Basic and diluted weighted average shares outstanding, ordinary shares attributable to Venus Acquisition Corporation	1,403,846	1,000,000	1,000,000	415,891
	September 30, 2021	December 31, 2020	December 31, 2019
Balance Sheet Data:
Total assets	$46,513,034	$191,543	$497,910
Total liabilities	$1,849,478	$295,205	$483,785
Ordinary shares subject to possible redemption	$46,460,000	$—	$—
Total stockholders’ equity (deficit)	$(1,796,444)	$(103,662)	$14,125

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF VENUS

Overview

Venus is a blank check company incorporated on May 14, 2018 in the Cayman Islands with limited liability (meaning Venus’ shareholders have no liability, as members of Venus, for the liabilities of Venus over and above the amount already paid for their shares) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar Business Combination with one or more businesses or entities. Venus intends to effectuate a Business Combination using cash from the proceeds of its IPO and the sale of the Private Units that occurred simultaneously with the completion of its IPO, its shares, debt or a combination of cash, shares and debt.

Offering Proceeds Held in Trust

On February 11, 2021, Venus consummated its initial public offering of 4,600,000 units, inclusive of the over-allotment option of units. Each unit consists of one ordinary share, par value $0.001 per share (“Share”), one warrant (“Warrant”) entitling its holder to purchase one-half of one ordinary share at a price of $11.50 per ordinary share, and one right to receive one-tenth (1/10) of one ordinary share upon the consummation of the Venus’ initial business combination (together, the “Units”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $46,000,000.

In addition, Venus sold to Ladenburg Thalmann & Co., Inc., the lead bookrunner for the underwriting group, for $75, a total of 75,000 ordinary shares.

Simultaneously with the closing of the IPO, Venus consummated the private placement (“Private Placement”) with its sponsor, Yolanda Management Corporation, for the purchase of 225,000 Units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $2,250,000, pursuant to the Private Placement Unit Purchase Agreement, a copy of which was filed as an exhibit to the Registration Statement for the IPO as filed with the SEC.

The Sponsor has previously loaned the Company the sum of $289,000, evidenced by a note dated as of December 20, 2020 (as previously filed as Exhibit 10.9 to the Venus Registration Statement) which loan was payable upon the earlier of completion of the IPO or December 31, 2021. In connection with the completion of the IPO, the Sponsor instructed the Company to offset payment of the note with a corresponding portion of the subscription price for the Private Unit purchase.

Each Private Unit purchased by the Sponsor consists of one ordinary share, one right to receive one-tenth (1/10) of an ordinary share upon the consummation of a business combination and one private placement warrant exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share.

As of February 18, 2021, a total of $46,460,000 of the net proceeds from the IPO and the Private Placement Unit Purchase Agreement transaction completed with the Sponsor (as described in Item 3.02 below), Yolanda Management Corporation, were deposited in a trust account established for the benefit of the Company’s public shareholders, established with Wilmington Trust, National Association acting as trustee, at an account at Morgan Stanley.

Venus incurred transaction costs for its IPO of $2,462,765, consisting of $805,000 of underwriting fees, $1,150,000 of deferred underwriting fees and $507,765 of other offering costs. In addition, at February 11, 2021, cash of $5,355 and cash held in escrow of $1,960,956 were held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes net with $1,339,925 transferred to Trust Account on February 18, 2021. The Company repaid the sum of $289,000 to its Sponsor in repayment of loans previously made by the Sponsor.

The funds held in trust has been invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that Venus is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to Venus to pay income or other tax obligations, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or Venus’ redemption of 100% of the outstanding public shares if Venus has not completed a business combination in the required time period. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which Venus completes a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Venus’ management has broad discretion with respect to the specific application of the net proceeds of the IPO and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination successfully.

Results of Operations

Venus’ entire activity from inception up to February 11, 2021 was in preparation for its IPO. Since the IPO, Venus’ activity has been limited to the evaluation of business combination candidates, and it will not be generating any operating revenues until the closing and completion of an initial business combination. Venus expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Venus expects that its expenses will increase substantially after this period.

For the nine months ended September 30, 2021, Venus had a net loss of $640,090, which was comprised of general and administrative expenses, interest income and change in fair value of warrant liabilities.

Liquidity and Capital Resources

As of September 30, 2021, Venus had cash of $2,643. Until the consummation of the IPO, Venus’ only source of liquidity was an initial purchase of ordinary shares by the Sponsor, monies loaned by the Sponsor under a certain unsecured promissory note and advances from the Sponsor.

On February 11, 2021, Venus consummated the IPO of 4,600,000 Units (which includes the full exercise of the underwriter’s over-allotment option), at a price of $10.00 per Unit, generating gross proceeds of $46,000,000. Simultaneously with the closing of the initial public offering, Venus consummated the sale of 225,000 Private Units, at a price of $10.00 per Unit, generating gross proceeds of $2,250,000.

Following the initial public offering and the exercise of the over-allotment option, a total of $46,000,000 was placed in the Trust Account. Venus incurred $2,462,765, consisting of $805,000 of underwriting fees, $1,150,000 of deferred underwriting fees and $507,765 of other offering costs.

Venus intends to use substantially all of the net proceeds of the initial public offering, including the funds held in the Trust Account, to acquire a target business or businesses and to pay Venus’ expenses relating thereto. To the extent that Venus’ capital stock is used in whole or in part as consideration to effect the Business Combination, the remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Venus had incurred prior to the completion of the Business Combination if the funds available to Venus outside of the Trust Account were insufficient to cover such expenses.

Venus intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Venus does not believe it will need to raise additional funds in order to meet the expenditures required for operating Venus’ business. This belief is based on the fact that while Venus may begin preliminary due diligence of a target business in connection with an indication of interest, it intends to undertake in-depth due diligence, depending on the circumstances of the relevant prospective acquisition, only after Venus has negotiated and signed a letter of intent or other preliminary agreement that addresses the terms of Venus’ initial business combination. However, if Venus’ estimate of the costs of undertaking in-depth due diligence and negotiating the Business Combination is less than the actual amount necessary to do so, or the amount of interest available to use from the trust account is minimal as a result of the current interest rate environment, Venus may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, Venus could seek such additional capital through loans or additional investments from members of Venus’ management team, but such members of the management team are not under any obligation to advance funds to, or invest in, Venus. In the event that the Business Combination does not close, Venus may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from Venus’ Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of the Business Combination into additional Private Units at a price of $10.00 per unit. The terms of such loans by Venus’ initial shareholders, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Off-balance sheet financing arrangements

Venus has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2021. Venus does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Venus has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

Venus does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay Venus’ Sponsor a monthly fee of $10,000 for general and administrative services, including office space, utilities and administrative services to Venus. Venus began incurring these fees on February 8, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Venus has not identified any significant accounting policies.

Warrants

Venus accounts for its outstanding IPO related warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary shares subject to redemption

Venus accounts for its ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Venus’ control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. As of September 30, 2021, 4,600,000 ordinary shares subject to possible redemption which are subject to occurrence of uncertain future events and considered to be outside of the Venus’s control are presented as temporary equity, outside of the shareholders’ equity section of the Venus’s unaudited condensed consolidated balance sheet.

Net loss per ordinary share

Venus applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Venus’ net loss is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not Venus’ income or losses.

Quantitative and Qualitative Disclosures about Market Risk

As of September 30, 2021, Venus was not subject to any market or interest rate risk. Following the consummation of Venus’ IPO, the net proceeds of the IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, Venus believes there will be no associated material exposure to interest rate risk.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Venus will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Venus is electing to delay the adoption of new or revised accounting standards, and as a result, Venus may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, Venus’ financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, Venus is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, Venus chooses to rely on such exemptions it may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on Venus’ system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements(auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the consummation of the Business Combination or until Venus is no longer an “emerging growth company,” whichever is earlier.

Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by Venus in its Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Venus’ management, including Venus’ principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of Venus’ management, including the principal executive officer and principal financial and accounting officer, Venus conducted an evaluation of the effectiveness of Venus’ disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, Venus’ principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, Venus’ disclosure controls and procedures were ineffective as a result of Venus’ revisions of our balance sheets as of February 11, 2021 and March 31, 2021 to reclassify our public warrants and private warrants as derivative liabilities, as well as revisions of our balance sheets as of February 11, 2021, March 31, 2021 and June 30, 2021 to reclassify all public shares as temporary equity.

Revisions of Previously Issued Financial Statements

On May 17, 2021, Venus revised its prior position on accounting for warrants and concluded that Venus’ previously issued balance as of March 4, 2021 should not be relied on because of a misapplication in the guidance on warrant accounting. However, the non-cash adjustments to the balance do not impact the amounts previously reported for Venus’ cash and cash equivalents, and total assets.

On June 30, 2021, Venus revisited our prior position on accounting for public warrants and concluded that our public warrants as of March 4, 2021 should be reclassified as equity because of a misapplication in the guidance on warrant accounting. However, the non-cash adjustments to the balance do not impact the amounts previously reported for our cash and cash equivalents, and total assets.

On September 30, 2021, Venus revisited our prior position on accounting for ordinary shares subject to possible redemption and concluded that our ordinary shares subject to possible redemption as of March 4, 2021 should be reclassified as equity because of a misapplication in the guidance on ordinary shares subject to possible redemption accounting. However, the non-cash adjustments to the balance do not impact the amounts previously reported for our cash and cash equivalents, and total assets.

Related Party Transactions

Founder Shares

In May 2018, Venus issued one ordinary share to the Sponsor for no consideration. On August 21, 2019, Venus cancelled the one share for no consideration and the Sponsor purchased 1,150,000 ordinary shares for an aggregate price of $25,000.

The 1,150,000 founder shares (for purposes hereof referred to as the “Founder Shares”).

The founders and Venus officers and directors have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of Venus’ ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, Venus consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of Venus’ shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Advance from Related Party

As of September 30, 2021, and December 31, 2020, the Sponsor had advanced to Venus an aggregate of $233,420 and $26,750, respectively. The advances are non-interest bearing and due on demand.

Promissory Note Payable

On June 10, 2019, as amended on January 16, 2020, Venus issued an unsecured promissory note to the Sponsor, pursuant to which Venus may borrow up to an aggregate principal amount of $450,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering (see Note 4). The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on February 11, 2021. As of September 30, 2021 and December 31, 2020, the principal amount due and owing under the Promissory Note was $0 and $228,483 respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed, commencing on February 8, 2021 through the earlier of Venus’ consummation of a Business Combination and its liquidation, to make available to Venus certain general and administrative services, including office space, utilities and administrative services, as Venus may require from time to time. Venus has agreed to pay the affiliate of the Sponsor $10,000 per month for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, Venus’ Sponsor or an affiliate of the Sponsor, or Venus’ officers and directors may, but are not obligated to, loan Venus funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, Venus may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Related Party Extension Loans

Venus may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination). In order to extend the time available for Venus to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. If Venus completes a Business Combination, Venus would repay such loaned amounts out of the proceeds of the Trust Account released to Venus. If Venus does not complete a Business Combination, it will not repay such loans. Furthermore, the letter agreement with the shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that Venus does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for Venus to complete a Business Combination.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Venus is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read together with VIYI’s and Venus’ respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VIYI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Venus” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma combined balance sheet as of September 30, 2021 has been prepared using the following:

•        VIYI’s unaudited consolidated balance sheet as of September 30, 2021, as included elsewhere in this proxy statement; and

•        Venus’ unaudited condensed balance sheet as of September 30, 2021, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2021 has been prepared using the following:

•        VIYI’ unaudited statement of income and comprehensive income for nine months ended September 30, 2021, as included elsewhere in this proxy statement; and

•        Venus’ unaudited statement of operations for nine months ended September 30, 2021, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•        VIYI’s audited consolidated statements of operations and comprehensive income for the year ended December 31, 2020, as included elsewhere in this proxy statement; and

•        Venus’ audited statement of operations for the year ended December 31, 2020, as included elsewhere in this proxy statement.

Description of the Transactions

On June 10, 2021, Venus entered into the Merger Agreement with the Venus Merger Sub, VIYI and WiMi. Pursuant to the terms of the Merger Agreement, the Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned subsidiary of Venus. New Venus refers to Venus after the consummation of the Business Combination The aggregate consideration for the Business Combination is $400,000,000, payable in the form of 39,603,961 newly issued Venus ordinary shares valued at $10.10 per share to VIYI and its shareholders. At the closing of the Business Combination, the issued and outstanding shares in VIYI held by the former VIYI shareholders will be cancelled and ceased to exist, in exchange for the issue of an aggregate of 39,603,961 Venus Ordinary, among which 792,079 New Venus ordinary shares are to be issued and held in escrow to satisfy any indemnification obligations incurred under the Merger Agreement. For more information about the Business Combination, please see the section entitled “Proposals No.1 — The Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Accounting for the Transactions

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Venus will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of VIYI expecting to have a majority of the voting power of the post-combination company, VIYI senior management comprising substantially all of the senior management of the post-combination company, the relative size of VIYI compared to Venus, and VIYI operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of VIYI issuing shares for the net assets of Venus, accompanied by a recapitalization. The net assets of Venus will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of VIYI.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. VIYI and Venus have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Venus’ ordinary shares:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no Venus shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Business Combination; and

•        Scenario 2 — Assuming redemptions of 4,600,000 ordinary shares for cash:    This presentation assumes that maximum number of shares are redeemed for cash by the Venus shareholders, $46.5 million would be paid out in cash. The $46.5 million, or 4,600,000 ordinary shares, represents the maximum redemption amount to be released from Venus’ trust account, after giving effect to payments to redeeming shareholders based on a consummation of the Business Combination on September 30, 2021. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 39,603,961 ordinary shares to be issued to VIYI shareholders under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no Venus shareholders elect to redeem their shares for cash, VIYI will own approximately 85.8% of the outstanding Venus ordinary shares, the former shareholders of Venus will own approximately 14.0% of the outstanding Venus ordinary shares and our underwriter from our IPO will own approximately 0.2% of the outstanding Venus ordinary shares as of September 30, 2021 (in each case, not giving effect to any shares issuable to them upon the exercise of any Venus warrants).

If 4,600,000 ordinary shares are redeemed for cash, represents the maximum redemption amount, after giving effect to payments to redeeming shareholders, VIYI will own approximately 95.3% of the outstanding Venus ordinary shares, Venus former shareholders will own approximately 4.5% of the outstanding Venus ordinary shares and our underwriter will own approximately 0.2% of the outstanding Venus ordinary shares as of September 30, 2021 (in each case, not giving effect to any shares issuable to them upon the exercise of any Venus warrants).

PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI	(B) Venus	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$25,732,735	$2,643	$46,468,302	(1)	$69,877,213	$(46,460,000)	(3)	$23,417,213
			(2,326,467)	(2)
Short term investment	15,134,408				15,134,408			15,134,408
Accounts receivable, net	8,069,169	—	—		8,069,169	—		8,069,169
Inventories	254,316	—	—		254,316	—		254,316
Prepaid expenses and other current assets	2,978,639	41,867	—		3,020,506	—		3,020,506
Total current assets	52,169,267	44,510	44,141,835		96,355,612	(46,460,000)		49,895,612

PROPERTY AND EQUIPMENT, NET	76,130	—	—		76,130	—		76,130

OTHER ASSETS
Prepaid expenses and deposits	30,785	222	—		31,007	—		31,007
Intangible assets, net	4,681,122	—	—		4,681,122	—		4,681,122
Operating lease right-of-use assets	114,764	—	—		114,764	—		114,764
Goodwill	24,524,605	—	—		24,524,605	—		24,524,605
Cash and investments held in trust account	—	46,468,302	(46,468,302)	(1)	—	—		—
Total non-current assets	29,351,276	46,468,524	(46,468,302)		29,351,498	—		29,351,498

Total assets	$81,596,673	$46,513,034	$(2,326,467)		$125,783,240	$(46,460,000)		$79,323,240

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,424,162	$—	$—		$2,424,162	$—		$2,424,162
Deferred revenues	188,206	—	—		188,206	—		188,206
Other payables and accrued liabilities	336,317	76,058	—		412,375	—		412,375
Due to Parent	16,773,970	—	—		16,773,970	—		16,773,970
Advance from related party	231,289	233,420			464,709			464,709
Banking facility	—	—	—		—	—		—
Operating lease liabilities	97,824	—	—		97,824	—		97,824
Taxes payable	215,546	—	—		215,546	—		215,546
Deferred underwriting compensation	—	1,150,000	(1,150,000)	(2)	—	—		—
Warrant liabilities	—	390,000	—		390,000	—		390,000
Total current liabilities	20,267,314	1,849,478	(1,150,000)		20,966,792	—		20,966,792

PRO FORMA COMBINED BALANCE SHEET — Continued

AS OF September 30, 2021

(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI	(B) Venus	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
OTHER LIABILITIES
Business acquisition payable	350,437	—	—		350,437	—		350,437
Operating lease liabilities – noncurrent	20,348	—	—		20,348	—		20,348
Deferred tax liabilities, net	901,652	—	—		901,652	—		901,652
Total other liabilities	1,272,437	—	—		1,272,437	—		1,272,437

Total liabilities	21,539,751	1,849,478	(1,150,000)		22,239,229	—		22,239,229

COMMITMENTS AND CONTINGENCIES
Ordinary shares subject to redemption	—	46,460,000	(46,460,000)	(3)	—	—		—

SHAREHOLDERS’ EQUITY
Ordinary shares	31,468	1,450	4,600	(3)	46,136	(4,600)	(3)	41,537
			39,604	(4)
			483	(5)
			(31,468)	(4)
Additional paid-in capital	28,739,052	—	46,455,400	(3)	72,842,464	(46,455,400)	(3)	26,387,064
			(1,806,030)	(4)
			(483)	(5)
			(545,475)	(2)
Retained earnings (accumulated deficit)	29,896,512	(1,797,894)	1,797,894	(4)	29,265,520	—		29,265,520
			(630,992)	(2)
Statutory reserves	1,362,253	—	—		1,362,253	—		1,362,253
Accumulated other comprehensive loss	(331,242)	—	—		(331,242)	—		(331,242)
Total shareholders’ equity	59,698,043	(1,796,444)	45,283,533		103,185,132	(46,460,000)		56,725,132

NONCONTROLLING INTERESTS	358,879	—	—		358,879	—		358,879

Total equity	60,056,922	(1,796,444)	45,283,533		103,544,011	(46,460,000)		57,084,011

Total liabilities and shareholders’ equity	$81,596,673	$46,513,034	$(2,326,467)		$125,783,240	$(46,460,000)		$79,323,240

(A)    Derived from the unaudited consolidated balance sheet of VIYI as of September 30, 2021. See VIYI’s financial statements and the related notes appearing elsewhere in this proxy statement.

(B)    Derived from the unaudited condensed balance sheet of Venus as of September 30, 2021. See Venus’ financial statements and the related notes appearing elsewhere in this proxy statement.

(1)    Reflects the release of cash from marketable securities held in the trust account.

(2)    Reflects VIYI’s total estimated professional fees related to the Business Combination of approximately $0.5 million as deferred transaction costs and subsequently reclassify to additional paid-in capital upon the close of the Business Combination and reflects Venus’ payment of deferred underwriting compensation of approximately $1.2 million and direct, incremental costs of the Business Combination related to the legal, accounting and other professional fees of approximately $0.6 million is reflected as an adjustment to retained earnings.

(3)    In Scenario 1, which assumes no Venus shareholders exercise their redemption rights, the ordinary shares subject to redemption for cash amounting to $40.0 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1 through 2 above, but also assumes the maximum number of shares are redeemed for cash by the Venus shareholders, $40.0 million would be paid out in cash. The $40.0 million, or 4,600,000 ordinary shares, represents the maximum redemption to be released from Venus’ trust account, after giving effect to payments to redeeming shareholders based on a consummation of the Business Combination on September 30, 2021.

(4)    Reflects the recapitalization of Venus through (a) the contribution of all the share capital in VIYI to Venus, (b) the issuance of 39,603,961 ordinary shares and (c) the elimination of the historical retained earnings of Venus, the accounting acquiree.

(5)    Reflects upon consummation of the Business Combination, 4,825,000 rights would convert into 482,500 ordinary shares.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI	(B) Venus	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
OPERATING REVENUES	$56,693,330	$—	$—		$56,693,330	$—	$56,693,330

COST OF REVENUES	(29,478,379)		—		(29,478,379)	—	(29,478,379)

GROSS PROFIT	27,214,951	—	—		27,214,951	—	27,214,951

OPERATING EXPENSES
Formation, and operating costs	—	(631,892)	342,491	(1)	(289,401)	—	(289,401)
Selling expenses	(642,725)	—	—		(642,725)	—	(642,725)
General and administrative expenses	(3,809,055)	—	—		(3,809,055)	—	(3,809,055)
Research and development expenses	(12,140,186)	—	—		(12,140,186)	—	(12,140,186)
Total operating expenses	(16,591,966)	(631,892)	342,491		(16,881,367)	—	(16,881,367)

INCOME (LOSS) FROM OPERATIONS	10,622,985	(631,892)	342,491		10,333,584	—	10,333,584

OTHER INCOME (EXPENSES)
Investment income	(250,327)	—	—		(250,327)	—	(250,327)
Interest income	436,135	1,802	—		437,937	—	437,937
Finance expenses, net	(105,716)	(10,000)	—		(115,716)	—	(115,716)
Other income, net	156,808	—	—		156,808	—	156,808
Total other expenses, net	236,900	(8,198)	—		228,702	—	228,702

INCOME (LOSS) BEFORE INCOME TAXES	10,859,885	(640,090)	342,491		10,562,286	—	10,562,286

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(299,864)	—	—		(299,864)	—	(299,864)
Deferred	218,200	—	—		218,200	—	218,200
Total provision for income tax	(81,664)	—	—		(81,664)	—	(81,664)

NET INCOME (LOSS)	10,778,221	(640,090)	342,491		10,480,622	—	10,480,622

Less: Net loss attributable to non-controlling interests	36,862				36,862	—	36,862

NET INCOME (LOSS) ATTRIBUTABLE TO THE SHAREHOLDERS	$10,741,359	$(640,090)	$342,491		$10,443,760	$—	$10,443,760

NET INCOME (LOSS)	$10,778,221	$(640,090)	$342,491		$10,480,622	$—	$10,480,622

PRO FORMA COMBINED STATEMENT OF OPERATIONS — Continued
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI		(B) Venus	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments			Pro Forma Income Statement
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment		(2,711)	—	—		(2,711)		—		(2,711)

COMPREHENSIVE INCOME (LOSS)		10,775,510	(640,090)	342,491		10,477,911		—		10,477,911

Less: Comprehensive loss attributable to noncontrolling interests		36,862	—	—		36,862		—		36,862

COMPREHENSIVE INCOME (LOSS)		10,738,648	(640,090)	$342,491		$10,441,049		$—		$10,441,049

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES – ordinary shares subject to possible redemption
Basic and diluted			3,892,308	(3,892,308)		—				—

EARNINGS (LOSS) PER SHARE
Basic and diluted	$		$0.13			$—	$			$—

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted			1,403,846	44,732,615	(2)	46,136,461		(4,600,000)	(2)	41,536,461

EARNINGS (LOSS) PER SHARE
Basic and diluted	$		$(0.81)			$0.23	$			$0.25

(A)    Derived from the unaudited consolidated statements of income and comprehensive income of VIYI for the nine months ended September 30, 2021. See VIYI’s financial statements and the related notes appearing elsewhere in this proxy statement.

(B)    Derived from the unaudited statement of operations of Venus for the nine months ended September 30, 2021. See Venus’ financial statements and the related notes appearing elsewhere in this proxy statement.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Venus in the amount of approximately $60,000 for the nine months ended September 30, 2021.

(2)    The calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that Venus’ initial public offering occurred as of January 1, 2021. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Venus public shares	4,600,000	—
Venus shares converted from rights	482,500	482,500
Venus Sponsor shares	1,375,000	1,375,000
Venus shares issued to underwriter	75,000	75,000
Venus shares issued in the Business Combination	39,603,961	39,603,961
Weighted average shares outstanding	46,136,461	41,536,461
Percent of shares owned by VIYI shareholders	85.8%	95.3%
Percent of shares owned by underwriter	0.2%	0.2%
Percent of shares owned by Venus	14.0%	4.5%

PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2020

(UNAUDITED)

									Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI	(B) Fe-da Electronics	Adjustment for Business combination			VIYI	(C) Venus		Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
OPERATING REVENUES	$28,103,855	$73,357,925	$			$101,461,780	$		$—		$101,461,780	$—	$101,461,780

COST OF REVENUES	(10,719,468)	(71,071,213)				(81,790,682)			—		(81,790,682)	—	(81,790,682)

GROSS PROFIT	17,384,387	2,286,712		—		19,671,099		—	—		19,671,099	—	19,671,099

OPERATING EXPENSES
Formation, and operating costs	—	—		—		—		(117,787)	93,000	(2)	(24,787)	—	(24,787)
Selling expenses	(204,481)	(97,979)				(302,461)		—	—		(302,461)	—	(302,461)
General and administrative expenses	(1,848,200)	(324,015)		(1,151,695)	(1)	(3,323,910)		—	—		(3,323,910)	—	(3,323,910)
Research and development expenses	(2,256,458)	—				(2,256,458)		—	—		(2,256,458)	—	(2,256,458)
Total operating expenses	(4,309,139)	(421,994)		(1,151,695)		(5,882,829)		(117,787)	93,000		(5,907,616)	—	(5,907,616)

INCOME (LOSS) FROM OPERATIONS	13,075,248	1,864,717		(1,151,695)		13,788,270		(117,787)	93,000		13,763,483	—	13,763,483

OTHER INCOME (EXPENSES)
Investment income	—	—		—		—		—	—		—	—	—
Interest income	14,256	4,492				18,748		—	—		18,748	—	18,748
Finance expenses, net	(145,196)	(102,410)				(247,607)		—	—		(247,607)	—	(247,607)
Other income, net	111,530	50,158				161,689		—	—		161,689	—	161,689
Total other expenses, net	(19,409)	(47,761)		—		(67,170)		—	—		(67,170)	—	(67,170)

INCOME (LOSS) BEFORE INCOME TAXES	13,055,838	1,816,957		(1,151,695)		13,721,100		(117,787)	93,000		13,696,313	—	13,696,313

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(333,470)	(292,927)				(626,397)		—	—		(626,397)	—	(626,397)
Deferred	111,113	—		195,788	(1)	306,901		—	—		306,901	—	306,901
Total provision for income tax	(222,357)	(292,927)		195,788		(319,496)		—	—		(319,496)	—	(319,496)

NET INCOME (LOSS)	12,833,482	1,524,029		(955,907)		13,401,604		(117,787)	93,000		13,376,817	—	13,376,817

Less: Net loss attributable to non-controlling interests	(1,776)	—				(1,776)					(1,776)	—	(1,776)

NET INCOME (LOSS) ATTRIBUTABLE TO THE SHAREHOLDERS	$12,835,258	$1,524,029		$(955,907)		$13,403,380		$(117,787)	$93,000		$13,378,593	$—	$13,378,593

NET INCOME (LOSS)	$12,833,482	$1,524,029		$(955,907)		$13,401,604		$(117,787)	$93,000		$13,376,817	$—	$13,376,817

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(109,416)	(225,072)				(334,488)		—	—		(334,488)	—	(334,488)

COMPREHENSIVE INCOME (LOSS)	12,724,065	1,298,957		(955,907)		13,067,116		(117,787)	93,000		13,042,329	—	13,042,329

PRO FORMA COMBINED STATEMENT OF OPERATIONS — Continued

YEAR ENDED DECEMBER 31, 2020

(UNAUDITED)

						Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) VIYI	(B) Fe-da Electronics	Adjustment for Business combination	VIYI	(C) Venus	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments			Pro Forma Income Statement
Less: Comprehensive loss attributable to noncontrolling interests	(1,776)	—		(1,776)	—	—		(1,776)		—		(1,776)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE SHAREHOLDERS	12,725,842	1,298,957	$(955,907)	$13,068,892	$(117,787)	$93,000		$13,044,105		$—		$13,044,105

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted					1,000,000	45,136,461	(3)	46,136,461		(4,600,000)	(3)	41,536,461

EARNINGS (LOSS) PER SHARE
Basic and diluted					$(0.12)			$0.29	$			$0.32

(A)    Represents consolidated statements of operations and comprehensive income of VIYI for the year ended December 31, 2020 without the operation result of Fe-da Electronics

(B)    Represents statements of operations and comprehensive income of Fe-da Electronics for the year ended December 31, 2020.

(C)    Derived from the audited statement of operations of Venus for the year ended December 31, 2020. See Venus’ financial statements and the related notes appearing elsewhere in this proxy statement.

(1)    Represents an adjustment to amortization of intangibles due to the Business Combination and related tax effect

(2)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Venus in the amount of approximately $0.1 million for the year ended December 31, 2020.

(3)    The calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that Venus’ initial public offering occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Venus public shares	4,600,000	—
Venus shares converted from rights	482,500	482,500
Venus Sponsor shares	1,375,000	1,375,000
Venus shares issued to underwriter	75,000	75,000
Venus shares issued in the Business Combination	39,603,961	39,603,961
Weighted average shares outstanding	46,136,461	41,536,461
Percent of shares owned by VIYI shareholders	85.8%	95.3%
Percent of shares owned by underwriter	0.2%	0.2%
Percent of shares owned by Venus	14.0%	4.5%

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE OF VENUS

Current Directors and Executive Officers of Venus

Venus’ executive officers and directors are as follows:

Name	Age	Position
Yanming Liu	59	Chairman and Chief Executive Officer
River Chi	40	Chief Financial Officer
Yu Chen	55	Director
Guojian Chen	29	Director
Shan Cui	49	Director

Yanming Liu has served as Venus’ Chairman and Chief Executive Officer since January 2020. Mr. Liu served as the Chairman and Chief Executive Officer of Greenland until its acquisition of Zhongchai in October 2019. Mr. Liu currently serves as a director of Greenland’s successor entity, Greenland Technologies Holding Corp. Mr. Liu has served as President of CoAdna (Suzhou), a fiber optics solutions company in China, since March 2013. From November 2010 to February 2013, Mr. Liu served as President of two optical access business units of HiSense Broadband and Multimedia Technologies, an optical communications company. From March to October 2010, Mr. Liu served as a senior advisor to EJ McKay & Co., Inc. with respect to various technology matters. From August 2005 to February 2010, Mr. Liu served as President and Chief Executive Officer of Salira Systems Inc., a producer of optical access products in China and the U.S. Previously, Mr. Liu served as an executive of Optovia Corporation and Walsin Management Company. In addition, from 1993 to 2001, Mr. Liu worked in various roles for Corning Incorporated, most recently as Director of Communications Electronics and Integration, where his roles included invention of Corning’s award-winning patented LEAF fiber product and marketing such product in China and other markets. Mr. Liu received a bachelor degree from Tianjin University in China, a MBA degree from the MIT Sloan School of Management and a Ph.D. and a MA degree from Princeton University.

River Chi has served as the Chief Financial Officer since October 2020. Mr. Chi served as the Chief Financial Officer of Greenland until its acquisition of Zhongchai in October 2019. Mr. Chi has served as the Chief Executive Officer of Alum Developing (Shanghai), Inc., a distributor of alloys in China, since November 2017 and previously served as Venus’ Chief Operating Officer starting in 2013. From 2007 until 2012, Mr. Chi served as the operations manager of Salira (China) Network System Inc., where he worked with Mr. Liu. From 2005 to 2007, Mr. Chi served as project manager for AsteelFlash Electronics (Shanghai) Co., Ltd., an international electronic manufacturing services company. From 2003 to 2005, Mr. Chi served as manufacturing engineer for Darfon Electronics (SuZhou) Co., Ltd., a manufacturer of telecommunication components and precision devices. Mr. Chi received a bachelor degree from Northeastern University and a MBA from Shanghai Jiao Tong University.

Yu Chen has served as Venus’ director as of the closing of Venus’ IPO. Mr. Chen served as the Director of Greenland until its acquisition of Zhongchai in October 2019. Mr. Chen has served as founder and Chief Executive Officer of Nanjing Covision Optoelectronics Co., Ltd., a developer of display and lighting applications in China, since October 2013. From 2009 to 2013, Mr. Chen worked at HiSense Broadband and Multimedia Technologies, where he worked with Mr. Liu, most recently serving as a Deputy Director of Technology. In 2008, Mr. Chen served as a senior engineer for Luminus Devices, a designer of light extractions for LED products. Prior to that, Mr. Chen worked as an engineer for various technology companies in China and North American and as a researcher at the University of Waterloo, since 1986. Mr. Chen received a master’s degree from the University of Waterloo in Canada and a Ph.D. from McMaster University in Canada.

Shan Cui has served as Venus’ director as of the closing of Venus’ IPO. She has been an independent director and chair of the audit committee and compensation committee of Fuqin Fintech Limited, an online lending information intermediary platform, since August 28, 2018. She has been the Executive Director of First Capital International Limited since 2010 and provided consulting services for private equity companies and venture capital companies. She was the CFO of Lizhan Environmental Corporation, a then Nasdaq-listed company engaged in the business of green leather material manufacturing, from 2011 to 2013. From 2009 to 2010, she was the Manager of

Planning and Analysis for Greene, Tweed & Company, a manufacturer of high-performance engineering parts and products serving aerospace, oilfield, and semi-conductor industries. Prior to that, Ms. Cui was the Senior Finance Manager at Ikon Office Solutions from 2005 to 2008, the CFO for Invista from 2003 to 2004, the Senior Financial Consultant for the Peachtree Companies from 2001 to 2003, the Manager of Strategic Planning and Analysis for General Time Corporation from 1998 to 2001, and the Senior Vice President for Seaboard Corporation from 1996 to 1998. Ms. Cui acquired her MBA degree in Business Administration from Georgia State University and her Bachelor’s degree in International Business English from Ocean University of China.

Guojian Chen has served as Venus’ director as of the closing of Venus’ IPO. Mr. Chen serves as the Secretary of Board of Beijing ChinaReel Art Exchange Inc. a leading copyright operator focusing on high-quality video content, since May 2020, where he is in charge of investor relations and corporate finance matters for Venus. Mr. Chen served as a director of Beijing Zhongqixinhe Enterprise Management Consulting Co., Ltd., a financial advisory firm with focus on financial, real estate and TMT industry from May 2019 to May 2020. Mr. Chen served as an analyst of Zhongrong Huitong Investment Fund Management (Zhuhai) Co. LTD. from July 2018 to May 2019. Mr. Chen received his Bachelor degree of Management from Renmin University of China in 2015, and Master of Finance from the University of Chinese Academy of Sciences in June 2018.

Executive Compensation

None of Venus’ officers or directors have received any cash or non-cash compensation for services rendered to Venus. Commencing on the date that Venus’ securities are first listed on the NASDAQ through the earlier of consummation of the Business Combination and Venus’ liquidation, Venus pays an affiliate of Venus’ sponsor a total of $10,000 per month for office space, administrative and support services. Venus’ sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Venus’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of September 1, 2021, these expenses aggregate approximately $___________. Venus’ audit committee will review on a quarterly basis all payments that were made to its sponsor, officers, directors or Venus’ or their affiliates.

After the completion of a business combination, directors or members of Venus’ management team who remain with Venus may be paid consulting, management or other fees from the combined company. Other than the nomination of one director to the Board of Directors of New Venus, none of the officers or directors of Venus will be employed by New Venus.

Director Independence

The Nasdaq listing standards require that a majority of Venus’ Board of Directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with Venus). Venus’ board has determined that each of Messrs. Yu Chen and Guojian Chen and Ms. Shan Cui are independent directors under applicable SEC and NASDAQ rules. Following the completion Venus’ IPO, Venus’ independent directors have had and will have regularly scheduled meetings at which only independent directors are present.

Audit Committee

The members of Venus’ audit committee include Messrs. Yu Chen, Guojian Chen and Ms. Shan Cui. Ms. Shan Cui is the chairman of the audit committee.

Financial Experts on Audit Committee

Each member of the audit committee is financially literate and Venus’ board of directors has determined that Ms. Shan Cui qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Venus has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Venus;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Venus, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with Venus in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Venus entering into such transaction; and

•        reviewing with management, the independent auditors, and Venus’ legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Venus’ financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of Venus’ Compensation Committee include Messrs. Yu Chen and Guojian Chen and Ms. Shan Cui. Mr. Guojian Chen serves as chairman of the compensation committee. The compensation committee is guided by a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Venus’ Chief Executive Officer’s compensation, evaluating Venus’ Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Venus’ Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of Venus’ other officers;

•        reviewing Venus’ executive compensation policies and plans;

•        implementing and administering Venus’ incentive compensation equity-based remuneration plans;

•        assisting management in complying with Venus’ proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Venus’ officers and employees;

•        producing a report on executive compensation to be included in Venus’ annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Venus’ officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or Board of Directors of another entity, one of whose executive officers served on Venus’ compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on Venus’ Board of Directors.

Director Nominations

Venus does not have a standing nominating committee though Venus intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the Board of Directors. The Board of Directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Yu Chen and Guojian Chen and Ms. Cui. In accordance with Rule 5605 of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, Venus does not have a nominating committee charter in place.

Prior to the Business Combination, the Board of Directors will also consider director candidates recommended for nomination by holders of Venus’ founder shares during such times as they are seeking proposed nominees to stand for election at an annual meeting of shareholders (or, if applicable, a extraordinary general meeting of shareholders). Prior to the Business Combination, holders of Venus’ public shares will not have the right to recommend director candidates for nomination to Venus’ board.

Venus has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of Venus’ business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Venus’ shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires Venus’ executive officers, directors and persons who beneficially own more than 10% of a registered class of its equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Venus’ ordinary share and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish Venus with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on Venus’ review of such forms furnished by Venus’ executive officers, directors and persons who beneficially own more than 10% of a registered class of Venus’ equity securities and written representations from certain reporting persons, Venus believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were filed in a timely manner during the fiscal year ended December 31, 2019 and 2020.

Code of Ethics

You are able to review Venus’ Code of Ethics applicable to its directors, officers and employees documents by accessing Venus’ public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Venus. Venus intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

NEW VENUS’ DIRECTORS AND EXECUTIVE OFFICERS
AFTER THE BUSINESS COMBINATION

Board of Directors and Executive Officers

New Venus’ Board of Directors will consist of five directors, including three independent directors, namely Shan Cui, Haixin Zhao and Wengang Kang, upon the closing of the Business Combination. Shan Cui is currently a director of Venus. A director is not required to hold any shares in New Venus to qualify as a director. The Listing Rules of the NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with New Venus is required to declare the nature of his or her interest at a meeting of New Venus’ directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. New Venus’ Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of New Venus or of any third party. None of New Venus’ directors has a service contract with New Venus that provides for benefits upon termination of service as a director.

New Venus’ directors and executive officers upon the consummation of the Business Combination will be as follows:

Name	Age	Position
Jie Zhao	45	Chairman of the Board of Directors
Chengwei Yi	45	Director, Chief Executive Officer, Chief Technical Officer
Shan Cui	49	Independent Director
Haixia Zhao	56	Independent Director
Wengang Kang	33	Independent Director
Li He	36	Chief Financial Officer
Shiwen Liu	40	Chief Operating Officer

Jie Zhao will serve as New Venus’ chairman of the board of directors upon the closing of the Business Combination. Jie Zhao joined the WiMi group of companies in August 2015 as the chairman of Yitian Internet. He was appointed as the director and chairman of the board in November 2020 and re-designated as a non-executive director. He also served as the chairman of the company’s nomination committee. Prior to joining the WiMi group of companies, Jie Zhao served as a software developer for AsiaInfo Beijing Co., Ltd., a company specializing in computer systems in China from 2002 to 2004. From December 2004 to December 2012, he served as director of Shenzhen WeiXun YiTong Technology Co., Ltd., a mobile internet company in China. From February 2008 to May 2015, he served as a director of Xiamen Xiangtong Animation Co., Ltd., a mobile animation company in China. Jie Zhao graduated from Wuhan University of Technology with a bachelor degree in robotics design and manufacturing in 1999 and obtained his master’s degree in software engineering from Tsinghua University in 2006.

Chengwei Yi will serve as New Venus’ executive director, chief executive officer, and chief technical officer upon the closing of the Business Combination. Chengwei Yi joined the WiMi group of companies in March 2011 as the director and general manager of Yitian Internet. Prior to joining the WiMi group of companies, he served as a software development engineer at Shenzhen Aotian Information Technology Co., Ltd. from 2001 to 2004, where he was responsible for managing short message service network connections and mobile network connections, and the development and design of a network payment platform. From March 2004 to September 2010, he served as a products and services manager at Shenzhen Aspire DigitalCo., Ltd., where he was responsible for the management of company systems and business development. From September 2010 to April 2013 he served as the chief technical officer at Shenzhen WeiXun Mobile Information Technology Co.,Ltd. Where he was responsible for product planning, development and management. Chengwei Yi graduated from Shenyang Institute of Technology with a degree in electronics and measurement technology in July 1998. He is also an EMBA candidate from China Europe International Business School.

Shan Cui will serve as New Venus’ Independent Director upon the closing of the Business Combination. She has been an independent director and chair of the audit committee and compensation committee of Fuqin Fintech Limited, an online lending information intermediary platform, since August 28, 2018. She has been the Executive Director of First Capital International Limited since 2010 and provided consulting services for private equity companies and venture capital companies. She was the CFO of Lizhan Environmental Corporation, a then Nasdaq-listed company engaged in the business of green leather material manufacturing, from 2011 to 2013. From 2009 to 2010, she was the Manager of Planning and Analysis for Greene, Tweed & Company, a manufacturer of high-performance engineering parts and products serving aerospace, oilfield, and semi-conductor industries. Prior to that, Ms. Cui was the Senior Finance Manager at Ikon Office Solutions from 2005 to 2008, the CFO for Invista from 2003 to 2004, the Senior Financial Consultant for the Peachtree Companies from 2001 to 2003, the Manager of Strategic Planning and Analysis for General Time Corporation from 1998 to 2001, and the Senior Vice President for Seaboard Corporation from 1996 to 1998. Ms. Cui obtained her MBA degree in Business Administration from Georgia State University and her Bachelor’s degree in International Business English from Ocean University of China.

Haixia Zhao will serve as New Venus’ Independent Director upon the closing of the Business Combination. Ms. Zhao had over 15 years of management experience in the energy industry, where she gained substantial skills and knowledge in energy sector. From June 2019, she served as the independent director and chair of the risk committee at Sterlite Power Transmission Limited. From January 2010 to December 2018, she was the president of BP Singapore Pte. Ltd. Where she was responsible for downstream and marketing in the eastern hemisphere. on October 1996. From January 2010 to December 2016, she served as a director at Guangdong Dapeng LNG Company Ltd. where she served on the investment committee. From January 1993 to June 2010, she worked at the AES Corporation, a company listed on the New York Stock Exchange (stock code: AES) in Singapore and her last position was the general manager where she was responsible for the growth strategy in Asia and Middle East region. She was appointed as a director of AES Transpower Private Ltd. From July 1987 to December 1991 she was an Assistant Manager at China Construction Bank, where she was responsible for client development. Ms. Zhao graduated with a bachelor’s degree majoring in Civil Engineering and a bachelor’s degree majoring in physics from Zhejiang University in the PRC in 1987, and a master’s degree in construction management from University of Maryland in the United States in 1993.

Wengang Kang will serve as New Venus’ Independent Director upon the closing of the Business Combination. Mr. Kang has over four years of experience in the legal industry, where he gained substantial skills and knowledge in legal industry. From July 2017 to June 2018, Mr. Kang was an associate at Shanghai Ximu Law Firm. From June 2018 to January 2020, Mr. Kang was an associate at Beijing Zhongyin (Shanghai) Law Firm, where he advised on corporate legal matters. Since 2020, he has been a partner of Shanghai Yingdong Law Firm. Mr. Kang graduated with a degree in law at the Gansu Institute of Political Science and Law in the PRC in July 2013.

Li He will serve as New Venus’ chief financial officer upon the closing of the Business Combination. Li He joined the WiMi group in October 2020 as the financial controller of Yitian Internet and was appointed as chief financial officer in October 2020 Prior to joining, he served as a relationship manager at Royal Bank of Scotland (China) Limited Shenzhen Branch between 2007 and 2010. From June 2010 to July 2015, he served as an investment director at JPMorgan Asset Management, where he was responsible for investments in China. From August 2015 to February 2019, He was appointed as the vice president of the investment division at Yingxin Investment Group Co., Ltd., where he was in charge of managing the company’s investment. He Li graduated with a degree in international economics and trade at Shenzhen University in the PRC in July 2007.

Shiwen Liu will serve as New Venus’ chief operating officer upon the closing of the Business Combination. Liu Shiwen joined VIYI in August, and he was appointed as deputy general manager in October 2020. Prior to joining VIYI, he founded Shengshi Yunfan Digital Image Technology Co., Ltd and served as the general manager from June 2010 to August 2019. From 2006 to 2009, he served as project director of Shenzhen Sun Vision Creative

Technology Co., Ltd. From 2003 to 2005, he served as project manager of Shenzhen Yingchuang Landscape Design Consulting Co., Ltd. Shiwen Liu graduated from Hunan City University with a bachelor’s degree in business administration.

Committees of New Venus’ Board of Directors

Upon the closing of the Business Combination, New Venus intends to re-constitute the membership of the audit committee, compensation committee and nominating and corporate governance committee under its Board of Directors. The existing charters previously adopted by Venus following its IPO will continue in effect upon the closing of the Business Combination. Each committee’s members and functions are described below.

Audit Committee

New Venus’ audit committee will consist of 3 Independent Directors, chaired by Cui Shan. New Venus has determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. New Venus has determined that Cui Shan qualifies as an “audit committee financial expert.” The audit committee oversees New Venus’ accounting and financial reporting processes and the audits of its financial statements. The audit committee is responsible for, among other things:

•        establishing clear hiring policies for employees or former employees of the independent auditors;

•        reviewing and recommending to New Venus’ Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by New Venus’ independent auditors at least annually;

•        obtaining a written report from New Venus’ independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with New Venus’ independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        reviewing and recommending the financial statements for inclusion within New Venus’ quarterly earnings releases and to its Board of Directors for inclusion in its annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing policies with respect to risk assessment and risk management;

•        reviewing the adequacy and effectiveness of New Venus’ accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing;

•        meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•        monitoring compliance with New Venus’ code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•        reporting periodically to New Venus’ Board of Directors; and

•        such other matters that are specifically delegated to New Venus’ audit committee by New Venus’ Board of Directors from time to time.

Duties and Functions of Directors

Under Cayman Islands law, New Venus’ directors owe fiduciary duties to New Venus, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in New Venus’ best interests. New Venus’ directors must also exercise their powers only for a proper purpose. New Venus’ directors also owe to New Venus a duty to exercise skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to New Venus, New Venus’ directors must ensure compliance with New Venus’ Memorandum and Articles of Association, as amended and restated from time to time. New Venus has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in New Venus’ name if a duty owed by New Venus’ directors is breached. New Venus’ Board of Directors has all the powers necessary for managing, and for directing and supervising, New Venus’ business affairs. The functions and powers of New Venus’ Board of Directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends and distributions, (iii) appointing directors or officers and determining their terms of offices and responsibilities, (iv) exercising the borrowing powers of New Venus and mortgaging property of New Venus, and (v) approving the transfer of shares of New Venus, including the registering of such shares in New Venus’ register of members.

Terms of Directors and Officers

New Venus’ officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by New Venus to be of unsound mind; (iii) resigns by notice in writing to New Venus; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of New Venus’ Memorandum and Articles Of Association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

VIYI paid an aggregate of US$ 47,763.46 and US$ 26,444.25 in cash to its directors and executive officers for the years ended December 31, 2020 and 2019, respectively. All executive officers and non-employee directors receive cash at the beginning of their tenure on the board and are otherwise uncompensated for their service. The cash compensation for each director and executive officer for the fiscal years ended December 31, 2020 and 2019 is set forth below.

This discussion may contain forward-looking statements that are based on VIYI’s current plans, considerations, expectations and determinations regarding future compensation programs. VIYI has not yet made any determinations with respect to the compensation of the executive officers following the Merger, other than as described below. Actual compensation programs that New Venus adopts in the future may differ materially from the currently planned programs summarized in this discussion.

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation	Year	Salary ($)	All Other Compensation
Chengwei Yi	2020	26,444.25	—	2019	26,444.25	—
Chief Executive Officer, Chief Technical Officer

Li He(2)	2020	3,753.21	—	2019	—	—
Chief Financial Officer

Shiwen Liu(3)	2020	3066.00	—	2019	—	—
Chief Operating Officer

Wengang Kang(4)	2020	10,500.00	—	2019	—	—
Independent Director

Haixia Zhao(5)	2020	4,000.00	—	2019	—	—
Independent Director

____________

(1)      The amounts reported are calculated at the rate of RMB 1.00 to USD 0.1533.

(2)      Li He joined VIYI as Chief Financial Officer in October 2020.

(3)      Shiwen Liu joined VIYI as Chief Operating Officer in November 2020.

(4)      Wengang Kang joined VIYI’s board of directors in September 2020.

(5)      Haixia Zhao joined VIYI’s board of directors in November 2020.

2020 and 2019 Base Salary

The named executive officers and non-employee directors receive a base salary to compensate them for services rendered to VIYI. The base salary payable to each named executive officer and non-employee directors is intended to provide a fixed component of compensation reflecting his or her skill set, experience, role and responsibilities. The actual base salaries paid to each named executive officer and non-employee director for 2020 and 2019 are set forth in the table above in the column titled “Salary.”

2020 and 2019 Cash Bonuses

VIYI does not currently maintain an annual bonus program for its employees, including its named executive officers and non-employee directors. None of VIYI’s named executive officers or directors received any bonus payments with respect to their services in 2020 and 2019.

Equity Compensation

VIYI did not grant any stock options or restricted stock units to its named executive officers or directors in or prior to 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF VENUS PRIOR TO THE BUSINESS COMBINATION

The following table sets forth as of [        ], 2021 the number of Venus ordinary shares beneficially owned by (i) each person who is known by Venus to be the beneficial owner of more than five percent of Venus’ issued and outstanding ordinary shares (ii) each of Venus’ officers and directors; and (iii) all of Venus’ officers and directors as a group. As of [October         ], 2021 Venus had 6,050,000 ordinary shares issued and outstanding.

Unless otherwise indicated, Venus believes that all persons named in the table have sole voting and investment power with respect to all Venus ordinary shares beneficially owned by them. The following table does not reflect beneficial ownership of the warrants or rights included in the units issued in its initial public offering or the private warrants included the private placement as these warrants are not exercisable and these rights are not convertible at this time or within the next 60 days. As Venus’ IPO registration statement and Form 8A were not declared effective by the SEC until February 8, 2021, Venus was not a filing company under the Securities and Exchange Act of 1934, as amended until February 8, 2021. As of October __, 2021, there were 6,050,000 ordinary shares (assuming the ordinary shares are split from the units which has not yet occurred) issued and outstanding and upon which we base the information in the table below.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Approximate Percentage of Outstanding Shares(2)(3)
Yolanda Management Corporation(4)	1,375,000	22.7%
Yanming Liu(4)	1,375,000	22.7%
River Chi(5)	__	__
Shan Cui(5)	—	—
Guojian Chen(5)	—	—
Yu Chen(5)	—	—
All directors and officers as a group (5 individuals)	1,375,000	22.7%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is 477 Madison Avenue, 6th Floor, New York, NY 10022.

(2)      Based on an aggregate of 6,050,000 ordinary shares which would be issued and outstanding upon the split of Venus’ units into its component parts.

(3)      Includes the 225,000 private placement units purchased by Venus’ sponsor simultaneously with the consummation of Venus’ IPO. The private placement units are the same as the IPO units and therefore include 255,000 ordinary shares. The rights and warrants included in the units convertible or exercisable at this time or within the next 60 days.

(4)      Represents ordinary shares held by Venus’ sponsor. The ordinary shares held by Venus’ sponsor are beneficially owned by Yanming Liu, who, as the sole director and sole shareholder of Venus’ sponsor, has sole voting and dispositive power over the ordinary shares held by Venus’ sponsor.

(5)      Such individual does not beneficially own any of Venus’ ordinary shares. However, such individual has a pecuniary interest in Venus’ ordinary shares through his ownership of shares of Venus’ sponsor.

Venus’ sponsor, officers and Mr. Tiger Zhang are deemed to be Venus’ “promoters” as such term is defined under the federal securities laws. See “Certain Relationships and Related Party Transactions” for additional information regarding Venus’ relationships with its promoters. Mr. Zhang is a member of Venus’ sponsor and has provided services related to Venus’ formation and its IPO. Mr. Zhang received membership interests in Venus’ sponsor, as compensation for such services, such membership interests reflect pecuniary interest in approximately 50,000 founder shares.

The ordinary shares owned by Venus’ sponsor, Yolanda Management Corporation, may be voted or disposed of by Yanming Liu who has sole voting control of Yolanda Management Corporation. As a result, Yanming Liu may be deemed the beneficial owner of such ordinary shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF VIYI PRIOR TO THE BUSINESS COMBINATION

The following table sets forth the number of VIYI ordinary shares beneficially owned by each VIYI shareholder as of October __, 2021. As of October __, 2021, VIYI had 300,000,000 ordinary shares issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Approximate Percentage of Outstanding Shares(2)(3)
WiMi Hologram Cloud Inc.	219,000,000	73%
Guosheng Holding Limited	30,000,000	10%
MIDI CAPITAL MARKETS, LLC	30,000,000	10%
Milestone Investment Limited	10,500,000	3.5%
Universal Winnings Holdings Limited(2)	10,500,000	3.5%

Executive Officers and Directors
Jie Zhao	150,015,000	50.0%
Chengwei Yi	10,500,000	3.5%

____________

(1)      The business address of Guosheng is 1703, west block, Shun Tak Centre, 168-200 Connaught Road Central, Central and Western District, Hong Kong Special Administrative Region; the business address of MIDI is room 1613, Dayou building, 181 Johnston Road, Wanchai, Hong Kong; and the business address of Milestone is 808, Beihai Center, 338 Hennessy Road, Wanchai, Hong Kong.

(2)      Universal Winning Holdings is the record holder of VIYI ordinary shares. Chengwei Yi, as Chief Executive Officer of VIYI, has voting and investment discretion over these shares and therefore may be deemed to beneficially own such shares of VIYI

(3)      The securities are held by WiMi, a company in which Jie Zhao controls 68.5% of the voting power through holding 100% of all WiMi’s issued and outstanding Class A ordinary shares and 27.1% of all WiMi’s issued and outstanding Class B ordinary shares as on April 29, 2021. Therefore, Jie Zhao is deemed to beneficially own 150,015,000 shares of VIYI through WIMI.

SECURITY OWNERSHIP OF THE COMBINED COMPANY NEW VENUS
AFTER THE BUSINESS COMBINATION

The following tables sets forth information regarding the beneficial ownership of New Venus ordinary shares immediately after the consummation of the Business Combination by:

•        each person known to New Venus who will be the beneficial owner of more than 5% of any class of its shares immediately after the Business Combination;

•        each of its officers and directors; and

•        all of its officers and directors as a group.

Unless otherwise indicated, New Venus believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all New Venus’ securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, New Venus believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All New Venus ordinary shares subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of issued shares is based on 45,653,961 New Venus ordinary shares to be issued and outstanding upon consummation of the Business Combination. Such amount includes 39,603,961 to be issued to VIYI shareholders, and 6,050,000 Venus Public Shares which would be issued and outstanding upon the split of Venus’ units into its component parts.

Name and Address of Beneficial Owner(1)	New Venus ordinary shares			Voting Power (%)
	Number		%
Executive Officers and Directors
Jie Zhao	19,803,961	(2)	43.3%	43.3%
Chengwei Yi	1,386,139	(3)	3.03%	3.03%
Shan Cui
Haixia Zhao
Wengang Kang
Li He
Shiwen Liu
All Executive Officers and Directors as a group	21,190,100		46.41%	46.41%

5% Or Greater Holders
WiMi Hologram Cloud Inc.	28,910,892		63.32%	63.32%

____________

*        Less than 1%.

(1)      The business address of our directors and executive officers is Unit 507, Building C, Taoyuan Street Long Jing High and New Technology Jingu Pioneer Park Nanshan District, Shenzhen, 518052 People’s Republic of China.

(2)      The reported securities are held by WiMi, a company in which Jie Zhao controls 68.5% of the voting power through holding 100% of all WiMi’s issued and outstanding Class A ordinary shares and 27.1% of all WiMi’s issued and outstanding Class B ordinary shares as on April 29, 2021.

(3)      The reported securities are held by Universal Winnings Holdings Limited, a company in which Chengwei Yi controls through Zedra Asia Limited as trustee of Dragon Wood Trust, which was established for the benefit of Chengwei Yi and his family members.

REGULATIONS APPLICABLE TO VIYI

Laws and Regulations Relating to Foreign Investment

According to the Provisions on Guiding the Direction of Foreign Investment, which took effect on April 1, 2002, industries in the PRC are classified into four categories: “permitted foreign investment industries”, “encouraged foreign investment industries”, “restricted foreign investment industries” and “prohibited foreign investment industries”. “Encouraged foreign investment industries”, “restricted foreign investment industries” and “prohibited foreign investment industries” are stipulated in the Catalog. Industries which do not fall in any of these three categories are regarded as “permitted foreign investment industries”. The Catalog is promulgated and is amended by the NDRC and the MOFCOM. The Negative List, which was last amended on June 23, 2020 and subsequently enforced on July 23, 2020 by the NDRC and the MOFCOM and replace the Catalog, sets forth management measures for the market entry of foreign investors, such as equity requirements and senior manager requirements. According to the Negative List, any internet cultural activities (except for the provision of music) is a foreign investment prohibited industry, and foreign-invested shares of value-added telecommunications services must not exceed 50% (excluding e-commerce, domestic multi-party communications services, store and forward services and call center services) of the business.

An enterprise which establishes, operates and manages within the Chinese territory is subject to the PRC Company Law last amended on October 26, 2018. The PRC Company Law is also applicable to a foreign investment company. Nevertheless, where there are other special laws relating to foreign investment, such laws shall prevail.

The procedures for the establishment of a wholly foreign-owned enterprise, the verification, registration and approval procedures, registered capital requirements, foreign exchange restrictions, accounting practices, taxation and labor matters are subject to the Law on Wholly Foreign-invested Enterprises of the PRC, which was last amended on September 3, 2016 and subsequently enforced on October 1, 2016 and the Implementation Regulations for Law on Wholly Foreign-invested Enterprises of the PRC, which was last amended on February 19, 2014 and subsequently enforced on March 1, 2014 and Provisional Administration Measures for the Registration of the Formation and Changes of Foreign Invested Enterprises (the “Measures”) which was last amended on June 29, 2018 and subsequently enforced on June 30, 2018.

According to the Measures, where the incorporation of foreign-invested enterprises does not fall within the scope of the Negative List, such enterprises shall file and submit the record-filing information on the incorporation of foreign-invested enterprises simultaneously when they go through the registration procedures for incorporation. Within the record-filing scope of the Measures, in the case of a change of basic information of the foreign-invested enterprises or their investors, a change of equity (shares) or cooperation interest of the foreign-invested enterprises, merger, division or dissolution, mortgage or transfer of foreign invested enterprise’s property or rights and interests to others and other matters, the foreign-invested enterprise shall file the relevant documents online within 30 days upon occurrence of such changes via the comprehensive administrative system.

On December 30, 2019, the MOC and the State Administration of Market Regulation issued the Measures for the Reporting of Foreign Investment Information, which came into effect on January 1, 2020 and replaced the Measures. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in China, the foreign investors or foreign-invested enterprises shall submit investment information to the commerce authorities pursuant to these measures.

On March 15, 2019, the NPC approved the Foreign Investment Law, which became effective on January 1, 2020, and replaced the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprises Law. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Invested Enterprise Law, and the Regulations on Implementing the Sino-foreign Cooperative Joint Venture Enterprise Law.

Under the Foreign Investment Law, the State shall implement the management systems of pre-establishment national treatment and negative list for foreign investment, according to which the treatment given to foreign investors and their investments during the investment access stage shall be not lower than that given to their domestic counterparts, and the State shall give national treatment to foreign investment beyond the negative list where special administrative measures for the access of foreign investment in specific fields is specified. Besides, the State shall protect foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China in accordance with the law. The state will take measures to prompt foreign investment such as ensuring fair competition for foreign-invested enterprises to participate in government procurement activities, and protection of intellectual property rights of foreign investors and foreign-invested enterprises.

As advised by Guangdong zhuone law firm, VIYI’s PRC counsel, VIYI’s ownership structure and contractual agreements with the VIE are in compliance with existing PRC laws and regulations in all material respects. based on VIYI’s current understanding of the current PRC laws (a) the ownership structure of the PRC Companies, both currently and immediately after giving effect to the offering, does not and will not violate applicable PRC Laws currently in effect; (b) each of the agreement between VIYI and the VIE and associated agreements which form the basis of VIYI’s control over Shenzhen Yitian is valid, binding and enforceable in accordance with its terms and applicable PRC Laws currently in effect, and will not violate any applicable PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from the opinion stated above.

Laws and Regulations Relating to Mergers and Acquisitions

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise.

The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as this offering are subject to the CSRC approval procedures under the M&A Rules.

As advised by Guangdong zhuone law firm, VIYI is not required to obtain approval from the CSRC under the M&A Rules for listing and trading of its securities after the consummation of the Business Combination. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and the opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Laws and Regulations Relating to Internet Cultural Activities

In accordance with the Provisional Regulations on the Administration of Internet Culture (the “Ministry of Culture Decree No. 51”), which took effect on April 1, 2011 and was last amended on December 15, 2017, internet cultural activities refer to the activities of providing internet cultural products and services, which mainly include: (1) the activities such as production, reproduction, import, release or broadcast of Internet cultural products; (2) the online distribution activities of publishing cultural products on internet, or sending cultural products through internet, mobile communication network and other information network to customer premise equipment such as computers, fixed telephones, mobile phones, radios, TV sets, game players, etc. as well as Internet bar and other Internet online service operating premises available for users to browse, read, appreciate, use or download such contents; (3) the exhibitions and competitions and other similar activities concerning internet culture products. Internet cultural products refer to the cultural products made from music, games, shows (programs), performance, arts, cartoons or other cultural products produced by certain technical means that are disseminated and circulated through the internet.

According to Ministry of Culture Decree No. 51, to engage in for-profit internet cultural activities, an application shall be filed to the local culture authority at the provincial level for approval and acquire an Online Culture Operating License which shall be valid for three years. An entity which needs to continue its business operations after its Online Culture Operating License expires shall apply for renewal at least 30 days before it expires. According to the Negative List, internet culture (except for music) is a foreign investment prohibited industry. As of the Latest Practicable Date, Shenzhen Yitian and Shenzhen Yiyou possessed the Online Culture Operating License, both of which were issued by Department of Culture and Tourism of Guangdong, to carry out VIYI’s internet culture activities.

Laws and Regulations Relating to Value-Added Telecommunication Services

The Telecommunications Regulations of the PRC (the “Telecommunications Regulations”), which took effect on September 25, 2000 and was last amended on February 6, 2016, provide a regulatory framework for telecommunications service providers in China. The Telecommunications Regulations require telecommunications service providers to obtain an operating license prior to the commencement of their operations. The Telecommunications Regulations categorize telecommunications businesses into basic telecommunications businesses and value-added telecommunications businesses. According to the Catalog of Telecommunications Business, which was attached to the Telecommunications Regulations and was last amended by the MIIT on June 6, 2019, information service provided via fixed network, mobile network and internet fall within the scope of value-added telecommunications services.

The Administrative Measures on Internet Information Services (the “Internet Measures”), which took effect on September 25, 2000 and was last amended on January 8, 2011, set out guidelines on the provision of internet information services. The Internet Measures classified internet information services into commercial internet information services and non-commercial internet information services, and a commercial operator of internet content provision services must obtain a value-added telecommunications operating license (the “ICP License”) for the provision of internet information services from the appropriate telecommunications authorities.

The Administrative Measures for Telecommunications Businesses Operating Licensing, which took effect on September 1, 2017, provide that a commercial operator of value-added telecommunications services must first obtain an ICP License from MIIT or its provincial level counterparts. In addition, in the first quarter of every year while the operator is holding the license, the operator must report information such as business performance and service quality to the issuing authorities.

Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and was last amended on February 6, 2016. The regulations require foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign equity joint ventures, and the foreign investors may acquire up to 50% of the equity interests of such enterprise. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprise operating the value-added telecommunications business in China must demonstrate a good track record and experience in operating a value-added telecommunications business; the main foreign investor is defined as the one who makes the largest contribution among all foreign investors and has a share of 30% or more of the total amount invested by all foreign investors. Moreover, foreign investors that meet these requirements must obtain approvals from MIIT and MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting approvals, for the commencement of value-added telecommunication business of that investor in China.

According to the Circular of Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-Added Telecommunication Services, which took effect on July 13, 2006, a foreign investor that invests in telecommunications services within the territory of China shall, in strict accordance with the Provisions, apply for establishing a foreign-funded telecommunication enterprise and a corresponding license for telecommunications operation. A foreign investor that fails to go through the said procedures subject to relevant laws may not make any investment in the telecommunications business within the territory of China.

Laws and Regulations Relating to Game Co-Operating

In accordance with the Provisional Measures for the Administration of Online Games (the “Provisional Measures for Online Games”), which took effect on August 1, 2010 and was last amended on December 15, 2017, an applicant shall obtain an Online Culture Operating License to engage in business activities involving the operation of online games. On July 10, 2019, the MOCT issued the Decision of the Ministry of Culture and Tourism of the PRC on Abolishing the Provisional Measures for the Administration of Online Games and the Measures for Planning and Administration of Tourism Development, which specifies that the Provisional Measures for Online Games was abolished by the MOCT on July 10, 2019.

The Notice on Regulating Online Game Operation and Strengthening Interim and Ex Post Supervision (the “Notice”), which took effect on May 1, 2017, sets the following requirements in relation to online games: (i) clarifying the scope of online game operation; (ii) regulating services for issuance of virtual props of online games; (iii) strengthening the protection of the rights and interests of online game users; (iv) strengthening the interim and ex-post supervision of online game operation; and (v) seriously investigating and punishing illegal operating activities. The Notice further clarifies the business scope of online games: (i) the supply of online game products and services by online game operators to the public by opening online game user registration or providing online game download services with financial gain obtained from charging online game users or from e-commerce, advertising and sponsorship; (ii) the online game testing conducted by an online game operator by opening user registration or online game charging system, or providing client-side apps which can be used for direct registration and login of its server is deemed as online game operation; (iii) where an online game operator provides user system, charging system, program download, promotion and other services for the online game products of other operators, and participates in distributing the operational gains of such online games, it is deemed as having carried out online game co-operating, and shall undertake the corresponding responsibilities. Besides, the Notice requires the local culture authorities and cultural market comprehensive law enforcement agencies to strengthen the operation supervision on, the credit supervision on and the guidance, service and training for, the online game operators. The principle of punishment on the penalizing illegal behaviour of online game co-operating enterprises is also regulated in the Notice. On August 19, 2019, the MOCT issued the Announcement on the Results of Clearing Administrative Normative Documents, which specifies that the Notice was abolished by the MOCT.

Laws and Regulations Relating to Marketing Business

The Advertising Law of the PRC (the “Advertising Law”), which took effect on February 1, 1995 and was last amended on October 26, 2018, regulates contents of advertisements, codes of conduct for advertisers, and the supervision and administration of the advertising industry. It also stipulates that advertisers, advertising operators, and advertisement publishers shall abide by the Advertising Law and other laws and regulations, be honest and trustworthy, and compete in a fair manner in advertising business.

According to the Advertising Law, if advertising operators know or should have known the content of the advertisements is false or deceptive but still provide advertising design, production and agency services in connection with the advertisement, they might be subject to penalties, including confiscation of revenue and fines, and the competent PRC authority may suspend or revoke their business licenses.

The Interim Measures for the Administration of Internet Advertising (the “Interim Measures on Internet Advertising”), which took effect on September 1, 2016, regulate advertising activities conducted via the internet. According to the Interim Measures on Internet Advertising, advertisements published or distributed via the internet shall not interfere with users’ normal use of the internet. For example, advertisements published on web page pop-up windows or in others forms shall be clearly marked with a “close” sign to ensure a “Click to close”. No entity or individual may induce users to click on the contents of an advertisement through deception. An internet advertisement publisher or advertising operator shall establish and maintain an acceptable registration, examination and file management system for its advertisers; examine, verify and record the identity information of each advertiser. The Interim Measures on Internet Advertising also require internet advertisement publishers and advertising operators to verify related supporting documents, check the contents of the advertisement and prohibits them from designing, producing, providing services or publishing any advertisement if the content and supporting documents do not match each other or the documentary evidence thereof are insufficient.

Laws and Regulations Relating to Information Security and Privacy Protection

Internet content in the PRC is regulated and restricted from a state security standpoint. The Standing Committee of the National People’s Congress (the “SCNPC”) enacted the Decisions on the Maintenance of Internet Security, which took effect on December 28, 2000 and was last amended on August 27, 2009, to subject persons to criminal liabilities in the PRC for any attempt to (i) gain improper entry to a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Administration Measures on the Security Protection of Computer Information Network with International Connections, which took effect on December 30, 1997 and was last amended on January 8, 2011, prohibit using the internet in ways which, among others, result in a leakage of state secrets or a spread of socially destabilizing content. The Provisions on the Technical Measures for the Protection of

the Security of the Internet, which was promulgated by the MPS and took effect on March 1, 2006, require internet service providers to take proper measures including anti-virus, data back-up and other related measures, to keep records of certain information about its users (including users registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, and to detect illegal information, stop transmission of such information, and keep relevant records. If an internet information service provider violates these measures, the MPS and the local security bureaus may revoke its operating license and shut down its website. In accordance with the Circular of the Ministry of Public Security, the State Secrecy Bureau, the State Cipher Code Administration and The Information Office of the State Council on Printing and Distributing the Administrative Measures for the Graded Protection of Information Security which took effect on June 22, 2007, the security protection grade of an information system may be classified into the five grades. To newly build an information system of Grade II or above, its operator or user shall, within 30 days after it is put into operation, handle the record-filing procedures at the local public security organ at the level of municipality divided into districts or above of its locality.

On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. On July 16, 2013, the MIIT promulgated the Provisions on Protection of Personal Information of Telecommunication and Internet Users, which took effect on September 1, 2013, to regulate the collection and use of users’ personal information in the provision of telecommunication services and internet information services in PRC and the personal information includes a user’s name, birth date, identification card number, address, phone number, account number, password and other information that can be used for identifying a user and time and place the user uses the aforementioned service. Telecommunication business operators and internet service providers are required to establish its own rules for collecting and use of user’s information and cannot collect or use users’ information without users’ consent. Telecommunication business operators and internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. Several Provisions on Regulation of the Market Order of Internet Information Service, which took effect on March 15, 2012, stipulate that without the consent of users, internet information service providers shall not collect information relevant to the users that can lead to the recognition of the identity of the users independently or in combination with other information, nor shall they provide personal information of users to others, unless otherwise provided by laws and administrative regulations.

In accordance with the Cyber Security Law of the PRC, which took effect on June 1, 2017, network operators shall comply with relevant laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks shall take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data, and the network operator shall not collect the personal information irrelevant to the services it provides or collect or use the personal information in violation of the provisions of laws or agreements between both parties, and network operators of key information infrastructure shall store within the territory of the PRC all the personal information and important data collected and produced within the territory of the PRC. The purchase of network products and services that may affect national security shall be subject to national cyber security review. The Measures for Cybersecurity Review, which took effect on June 1, 2020, provide for more detailed rules regarding cyber security review requirements. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs.

On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information (the “Interpretations”), which took effect on June 1, 2017. The Interpretations clarify several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the People’s Republic of China, including “citizen’s personal information”, “provision”, and “unlawful acquisition”. Also, the Interpretations specify the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which will take effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.

On August 20, 2021, the Standing Committee of the NPC approved the Personal Information Protection Law (“PIPL”), which will become effective on November 1, 2021. The PIPL curbs collection of personal identifiable information and seeks to address the issue of algorithmic discrimination. Violations of the PIPL may result in warnings and forced corrections, confiscation of corresponding income, suspension of related services, and fines.

Laws and Regulations Relating to Intellectual Property Right

Trademarks

Pursuant to the Trademark Law of the PRC which was last amended on April 23, 2019 and subsequently enforced on November 1, 2019, and the Implementation Rules of the PRC Trademark Law which was last amended on April 29, 2014 and subsequently enforced on May 1, 2014, a registered trademark means a trademark that has been approved by and registered with the trademark office, including goods trademarks, service trademarks, collective trademarks and certification trademarks. Twelve months prior to the expiration of the 10-year term, an applicant can renew its trademarks and reapply for trademark protection. A registered trademark is valid for 10 years commencing on the date of registration approval and renewal shall be made within 12 months before the expiration. If such an application cannot be filed within that period, an extension period of six months may be granted. To license a registered trademark, the licensor should file the licensing documents of the licensed trademark with the trademark bureau, and the trademark bureau shall gazette the licensing. Non-filing of the licensing of a trademark shall not be contested against a good faith third party. The following acts shall constitute infringement of the exclusive right to use a registered trademark: (1) using a trademark that is identical or similar to a registered trademark of the same type of commodities or similar commodities without a license from the registrant of that trademark; (2) selling commodities that infringe upon the exclusive right to use a registered trademark; (3) forging or manufacturing without authorization the marks of a registered trademark, or selling marks of a registered trademark that are forged or manufactured without authorization; (4) changing another party’s registered trademark and putting the commodities with the changed trademark into the market without the consent of the holder of that trademark; or (5) other conduct that would hinder another party’s exclusive right to use its registered trademark.

Patents

In accordance with the Patent Law of the PRC, which was last amended December 27, 2008 and subsequently enforced on October 1, 2009 and the Implementation Rules for the Implementation of the Patent Law of the PRC, which was last amended on January 9, 2010 and subsequently enforced on February 1, 2010, patent is divided in to 3 categories, i.e., invention patent, design patent and utility model patent. The duration of the invention patent right is 20 years, and the duration of the design patent right and utility model patent right is 10 years, which shall begin from the date of filing. An individual or entity who uses patent without the license of the patent holder, counterfeits patent products or engages in patent infringement activities shall be held liable for compensation to the patent holder and may be imposed a fine, or even subject to criminal liabilities.

Copyright

According to the Copyright Law of the PRC, which took effect on June 1, 1991, and was last amended November 11, 2020 and subsequently enforced on June 1, 2021, copyright includes computer software, and the Copyright Protection Centre of China provide a voluntary register system for copyright.

According to the Regulation on Computer Software Protection, which took effect on October 1, 1991 and was last amended on January 30, 2013 and subsequently enforced on March 1, 2013, the software copyright shall exist from the date on which its development has been completed, and software copyright owner may register with the software registration institution recognized by the copyright administration department of the State Council. On February 20, 2002, the National Copyright Administration of the PRC issued the Measures on Computer Software Copyright Registration, which outlines the operational procedures for registration of software copyright, as well as registration of the license for the software copyright and software copyright transfer contracts. The Copyright Protection Center of the PRC is mandated as the software registration agency under the regulations.

Domain Names

In accordance with the Measures for the Administration of Internet Domain Names, which took effect on November 1, 2017 and the Implementation Rules on Registration of National Domain Names, the Measures on Dispute Resolution of National Domain Names, the Proceeding Rules on Dispute Resolution of National Domain Names, which took effect on June 18, 2019, domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

Laws and Regulations Relating to Labor Protection

In accordance with the Labor Law of the PRC, which was last amended on December 29, 2018, and the Labor Contract Law of the PRC, which took effect on January 1, 2008 and was last amended on December 28, 2012 and subsequently enforced on July 1, 2013, and the Implementation Regulation of the Labor Contract Law of the PRC which took effect on September 18, 2008, labor contracts in written form shall be executed to establish labor relationships between employers and employees.

Employers shall establish and develop labor rules, regulations and systems according to the PRC laws to protect the rights and ensure the performance of duties of employees, and career development and training systems shall be established. Employers shall also set up and develop the labor safety and health system in strict compliance with the rules and standards of labor safety and sanitation of the PRC and provide education on labor safety and sanitation for the employees to prevent work-related accidents and occupational harm.

Laws and Regulations Relating to Social Insurance and Housing Provident Fund

In accordance with the Law of Social Insurance of the PRC which took effect on July 1, 2011 and was last amended on December 29, 2018, the Provisional Regulation on the Collection and Payment of Social Insurance Premiums which took effect on January 22, 1999 and was last amended on March 24, 2019, the Decision of the State Council on the Establishment of Basic Medical Insurance System for Urban Workers which took effect on December 14, 1998, the Decisions of the State Council on the Establishment of Unified System of Basic Retirement Insurance Fund for the Employees of Enterprises which took effect on July 16, 1997, the Regulations of Insurance for Work-Related Injury which was amended on December 20, 2010 and subsequently enforced on January 1, 2011, the Regulations of Insurance for Unemployment which took effect on January 22, 1999, the Provisional Insurance Measures for Maternity of Employees which took effect on January 1, 1995 and the Regulations on Management of Housing Provident Fund which took effect on April 3, 1999 and was last amended on March 24, 2019, employers shall make payments of the basic medical insurance, basic retirement insurance, insurance for work-related injury, unemployment insurance, maternity insurance and housing provident fund for the employees.

If the employer fails to file the registration for social insurance, the social insurance administration authority shall order it to make rectification within a prescribed time limit. If rectification is not made within the prescribed time limit, the employer will be imposed a fine. If the employer does not pay the full amount of the Social Insurance as scheduled, the social insurance collection institution shall order it to pay within a prescribed time limit together with a late fee. If the payment including the late fee is not settled by the prescribed time limit, the employer will be imposed a fine. If the employer fails to file the registration for the housing provident fund, the housing provident fund administration center shall order the employer to pay the amount of the housing provident fund as specified under the relevant laws and regulations within a prescribed time limit, and if the employer still fails to pay up within the prescribed time limit, the fund administration center may apply to the court for enforcement of the unpaid amount.

According to the Reform Scheme of Tax Collection and Management System of State Tax and Local Tax which took effect on July 20, 2018, the social insurance collection and management authority was to be transferred from the Ministry of Human Resources and Social Security to the SAT from January 1, 2019. On September 18, 2018, the general meeting of State Council announced that the policies for social insurance shall remain unchanged until the transfer of the authority for social insurance has been completed. On September 21, 2018, the Ministry of Human Resources and Social Security released an Urgent Notice on Enforcing the Requirement of the General Meeting of the State Council and Stabilization the Levy of Social Insurance Payment and required that the policies for both the rate and basis of social insurance contributions shall remain unchanged until the reform on the transfer of the authority for social insurance has been completed. On November 16, 2018, the SAT released the Notice of Certain Measures on Further Supporting and Serving the Development of Private Economy, which provided that the policy for social insurance shall remain stable and the SAT will pursue to lower the social insurance contribution rates with the relevant authorities, and ensure the overall burden of social insurance contribution on enterprises will be lowered.

Laws and Regulations Relating to Taxation

Corporate Income Tax

In accordance with the EIT Law, which took effect on January 1, 2008 and was last amended on December 29, 2018 and the Implementation Regulation for the Enterprise Income Tax Law of the PRC which took effect on January 1, 2008 and was last amended on April 23, 2019 (collectively, the “EIT Laws”), taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in China in accordance with the PRC laws, or that are established in accordance with the laws of foreign countries (or regions) but whose actual or de facto control entity is within the PRC. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries (or regions) and whose actual administration is conducted outside the PRC, but (i) have entities or premises in China, or (ii) have no entities or premises in China but have income generated from China. According to the EIT Laws, foreign invested enterprises in the PRC are subject to corporate income tax at a uniform rate of 25%. For a non-resident enterprise having no office or establishment inside China, or for a non-resident enterprise whose incomes have no actual connection to its institution or establishment inside China, a withholding tax of 10% will be levied for the income derived from China.

The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups is located within the PRC.

In accordance with the EIT Laws, a high-tech enterprise which has independent intellectual property rights and complies with the rules of corporate income tax and other relevant laws and regulations enjoys a reduced corporate income tax rate of 15%. The specific standards and procedures for the management of identification of high-tech enterprises are stipulated in the Measures for the Administration of the Certification of High-tech Enterprises which were jointly issued by the Ministry of Science and Technology, the MOF and the SAT on April 14, 2008, took retroactive effect on January 1, 2008 and were amended on January 29, 2016, took retroactive effect on January 1, 2016.

Dividend Tax

Pursuant to the EIT Laws, income from equity investment between qualified PRC resident enterprises such as dividends and bonuses, which refers to investment income derived by a resident enterprise from its direct investment in another resident enterprise, is tax-exempt.

In addition, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income which took effect in the PRC on January 1, 2007, a the PRC resident enterprise which distributes dividends to its Hong Kong shareholders should pay income tax according to the PRC law. However, if the beneficiary of the dividends is a Hong Kong resident enterprise, which directly holds no less than 25% equity interests of the aforesaid enterprise (i.e. the dividend distributor), the tax levied shall be 5% of the distributed dividends.

Pursuant to the Circular of the State Administration of Taxation on Relevant Issues relating to the Implementation of Dividend Clauses in Tax Agreements which took effect on February 20, 2009, all of the following requirements shall be satisfied in order to enjoy the preferential tax rates provided under the tax agreements: (i) the tax resident that receives dividends should be a company as provided in the tax agreement; (ii) the equity interests and voting shares of the PRC resident company directly owned by the tax resident reach the percentages specified in the tax agreement; and (iii) the equity interests of the Chinese resident company directly owned by such tax resident at any time during the twelve months prior to receiving the dividends reach a percentage specified in the tax agreement. On February 3, 2018, the SAT issued the Notice on Certain Issues regarding Beneficial Owner in Tax Treaties which took effect on April 1, 2018 provides clearer guidelines and adopts comprehensive assessment approaches when determining whether a company can be qualified as Beneficial Owner, so as to enjoy the preferential tax rate on dividends.

Pursuant to Notice on Widening the Applicable Scope of the Policy of Temporary Exemption of Withholding Taxes on the Direct Investment Made by Overseas Investors with Distributed Profits which took effect on January 1, 2018, where the profits distributed by a resident enterprise within the territory of China to an overseas investor are directly invested in an investment project which is not in the prohibited category and is in conformity with the specified conditions, the project shall be governed by the deferred tax payment policy and be temporarily exempt from withholding income tax.

VAT

According to the Provisional Regulations on Value-added Tax of the PRC which took effect on January 1, 1994 and was last amended on November 19, 2017, and the Provisional Implementation Rules of the Provisional Regulations on Value-added Tax of the PRC which was last amended on October 28, 2011 and subsequently enforced on November 1, 2011, all enterprises and individuals that engage in the sale of goods, the provision of processing, repair and replacement services, and the importation of goods within the territory of the PRC shall pay VAT. According to the Circular on Comprehensively Promoting the Pilot Program of the Collection of VAT in Lieu of Business Tax, which took effect on May 1, 2016, the pilot practice of levying VAT in lieu of business tax was extended nationwide to the sale of services, intangible assets or property.

According to the Circular of the Ministry of Finance (the “MOF”) and SAT on Adjusting Value-added Tax Rates which took effect on May 1, 2018, where a taxpayer engages in a taxable sales activity for the VAT purpose or imports goods, the previous applicable 17% and 11% tax rates are adjusted to be 16% and 10% respectively, and are further adjusted to be 13% and 9% respectively in accordance with the Announcement of the MOF, the SAT and the General Administration of Customs on Deepening the Policies Related to Value-Added Tax Reform which took effect on April 1, 2019.

Urban Maintenance and Construction Tax as well as Education Surtax

In accordance with the Provisional Provisions on the Collection of Educational Surtax, which was last amended on January 8, 2011, all entities and individuals who pay consumption tax, VAT and business tax shall also be required to pay educational surtax. The educational surtax rate is 3% of the amount of VAT, business tax and consumption tax actually paid by each entity or individual, and the educational surtax shall be paid simultaneously with VAT, business tax and consumption tax. In accordance with the Provisional Regulations on Urban Maintenance and Construction Tax of the PRC which was last amended on January 8, 2011 and Circular of the State Administration of Taxation on Issues Concerning the Collection of the Urban Maintenance and Construction Tax, which took effect on March 12, 1994, any entity or individual liable to consumption tax, VAT and business tax shall also be required to pay urban maintenance and construction tax. Payment of urban maintenance and construction tax shall be based on the consumption tax, VAT and business tax which a taxpayer actually pays and shall be made simultaneously when the latter are paid. The rates of urban maintenance and construction tax shall be 7%, 5% and 1% for a taxpayer in a city, in a county town or town and in a place other than a city, county town or town respectively.

Laws and Regulations Relating to Foreign Exchange

In accordance with the Foreign Exchange Administrative Regulations of the PRC which was last amended on August 5, 2008, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but are not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval/registration of the SAFE is obtained.

In accordance with the Administration Rule on the Settlement and Sale of and Payment in Foreign Exchange, which took effect on July 1, 1996, a foreign invested enterprise is allowed to process the settlement and sale of and payment in foreign exchange for capital account items after submitting valid commercial documents and getting approval from the SAFE. According to the Circular 13, which took effect on June 1, 2015, certain of the aforementioned approval rights of the SAFE are authorized to designated banks.

Pursuant to the Circular 19 which took effect on June 1, 2015, and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement which took effect on June 9, 2016, whose main business is investment, are allowed to make equity investment in PRC using the Renminbi funds converted from its registered capital. Meanwhile, the use of such Renminbi funds converted cannot be:

•        directly or indirectly used for the payment beyond the business scope of the enterprises or any payment prohibited by national laws and regulations;

•        unless otherwise provided by laws and regulations, directly or indirectly used or investment in securities or other financial products investment (except the bank capital-protection products);

•        granting loans to non-related enterprises unless permitted under the scope of business; or

•        for construction or purchase of real estate not for self-use, save for real estate enterprises.

In October 2019, the SAFE released the Notice on Further Promoting the Facilitation of Cross-border Trade and Investment, which, among others, cancelled the restrictions on the domestic equity investment by non-investment foreign-funded enterprises with their capital funds and non-investment foreign-funded enterprises are allowed to make domestic equity investment with their capital funds in accordance with the law on the premise that the existing special administrative measures (Negative List) for foreign investment access are not violated and the projects invested thereby in China are true and legitimate.

In addition, foreign invested enterprises are allowed to settle foreign exchange capitals on a discretionary basis; the foreign invested enterprises may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange bureau has confirmed monetary contribution rights and interests (or for which the bank has registered the account-crediting of monetary contribution). For the time being, foreign invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis. The SAFE may adjust the foregoing percentage as appropriate based on prevailing international balance of payments.

In accordance with the Circular 37 which took effect on July 4, 2014, a “special purpose vehicle” means an overseas enterprise directly established or indirectly controlled by a domestic resident (including domestic institutions and domestic individual residents) for the purpose of engaging in investment and financing with the domestic enterprise assets or interests he legally holds, or with the overseas assets or interests he legally holds. Domestic residents establishing or taking control of a special purpose vehicle abroad which makes round-trip investments in PRC are required to file foreign exchange registration with the local foreign exchange bureau. According to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, the initial foreign exchange registration for establishing or taking control of a special purpose company by domestic residents can be filed with a designated bank, instead of the local foreign exchange bureau.

Pursuant to the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification (the “Circular 3”) which took effect on January 26, 2017, stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

As of the Latest Practicable Date, the ultimate individual shareholder of VIYI had completed the foreign exchange registrations pursuant to Circular 37 and Circular 13 in relation to this shareholder’s offshore investments as PRC residents.

Laws and Regulations Relating to Overseas Direct Investment

The Administrative Measures for Overseas Investment Management was promulgated by the MOFCOM on September 6, 2014 and came into effect on October 6, 2014. As defined by the Measures for Overseas Investment Management, overseas investment means that the enterprises legally incorporated in the PRC own the non-financial enterprises or obtain the ownership, control and operation management rights of the existing non-financial enterprises in foreign countries through incorporation, merger and acquisition and other means. If the overseas investments involve sensitive countries and regions or sensitive industries, they shall be subject to the approval of competent authorities. For other overseas investments, they shall be subject to filing administration. Local enterprises shall be filed with the provincial commercial administration authorities where they are located. The qualified enterprises will be put into record and granted with Overseas Investment Certificate for Enterprise by the relevant provincial commercial administration authorities.

On December 26, 2017, NDRC issued the Administrative Measures for the Overseas Investment of Enterprises, which took effect on March 1, 2018. Under the Measures, sensitive overseas investment projects carried out by PRC enterprises either directly or through overseas enterprises under their control shall be approved by NDRC, and non-sensitive overseas investment projects directly carried out by PRC enterprises shall be filed with NDRC or its local branch at provincial level. In the case of the large-amount non-sensitive overseas investment projects with the investment amount of USD$ 300 million or above carried out by PRC enterprises through the overseas enterprises under their control, such PRC enterprises shall, before the implementation of the projects, submit a report describing the details about such large-amount non-sensitive projects to NDRC. Where the PRC resident natural persons make overseas investments through overseas enterprises under their control, the Measures shall apply mutatis mutandis. Subsequently on January 31, 2018, NDRC issued the Catalogue of Sensitive Overseas Investment Industry (2018 Version) effective from March 1, 2018 under which enterprises shall be restricted from making overseas investments in certain industries including without limitation real estate and hotel.

As of the Latest Practicable Date, the ultimate PRC corporate shareholders of VIYI, had completed the overseas direct investment registration with the local MOFCOM and NDRC pursuant to the Overseas Direct Investment Rules in relation to their offshore investments as domestic enterprises.

Laws and Regulations Relating to Dividend Distribution

The principal law governing dividend distributions by VIYI’s PRC Subsidiaries is the PRC Company Law, while the dividend distribution by wholly foreign-owned enterprises (“WFOE”) is further governed by Foreign Investment Law and its implementation regulations. According to the above laws and regulations, Chinese companies (including foreign-owned enterprises) may only pay dividends based on the accumulated profits calculated in accordance with PRC accounting principles.

In addition, in accordance with the PRC Company Law, when a company distributes their after-tax profits for a given year, they shall allocate 10% of after-tax its profits to their statutory common reserve. Companies shall no longer be required to make allocations to their statutory common reserve once the aggregate amount of such reserve exceeds 50% of their registered capital unless the provisions of laws regarding foreign investment otherwise provided. If a company’s statutory common reserve is insufficient to make up its losses of the previous years, such losses shall be made up from the profit for the current year prior to making allocations to the statutory common reserve pursuant to the preceding paragraph. Such reserved cash cannot be distributed as cash dividends.

CERTAIN TRANSACTIONS

Certain Transactions of Venus

In August 2019, Venus sponsor purchased 1,150,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. Venus sponsor will own approximately 22.73% of its issued and outstanding shares after its IPO.

Venus’ sponsor (and/or its designees) purchased an aggregate of 225,000 private placement units at a price of $10.00 per unit in a private placement that will close simultaneously with the closing of the IPO on February 11, 2021. Each unit consists of one private placement share, one private placement right granting the holder thereof the right to receive one-tenth (1/10) of an ordinary share upon the consummation of a business combination, and one private placement warrant. Each private placement warrant entitles the holder upon exercise to purchase one-half of one ordinary share at a price of $11.50 per whole share, subject to adjustment as provided herein. The private placement units (including the underlying securities) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.

Venus entered into an Administrative Services Agreement with Yolanda Management Corporation, an affiliate of Venus’ sponsor, pursuant to which Venus will pay a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of the Business Combination or Venus’ liquidation, Venus will cease paying these monthly fees. Accordingly, in the event the consummation of the Business Combination takes the maximum 21 months, an affiliate of Venus’ sponsor will be paid a total of $210,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

Venus’ sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Venus’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Venus’ audit committee will review on a quarterly basis all payments that were made to Venus’ sponsor, officers, directors or Venus’ or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Venus’ behalf.

Venus’ sponsor had previously agreed to loan Venus up to $450,000 to be used for formation and offering expenses. As of December 31, 2020, the amount owed to Venus’ sponsor was $228,483. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. Venus repaid the sum of $262,250 to Venus’ sponsor at the completion of the IPO on February 11, 2021.

In order to finance transaction costs in connection with an intended business combination, Venus’ sponsor or an affiliate of Venus’ sponsor or certain of its officers and directors may, but are not obligated to, loan Venus funds as may be required. If Venus completes an business combination, it would repay such loaned amounts. In the event that the Business Combination does not close, Venus may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from Venus’ trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit (which, for example, would result in the holders being issued 165,000 ordinary shares if $1,500,000 of notes were so converted (including 15,000 shares upon the closing of the Business Combination in respect of 150,000 rights included in such units), as well as 150,000 warrants to purchase 75,000 shares) at the option of the lender. The units would be identical to the placement units issued to the holder. The terms of such loans by Venus’ officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Venus does not expect to seek loans from parties other than Venus’ sponsor or an affiliate of Venus’ sponsor as Venus does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Venus’ trust account. As of [__] no advance of funds has been made.

Founder Shares

In May 2018, the Company issued one ordinary share to the Sponsor for no consideration. On August 21, 2019, the Company cancelled the one share for no consideration and the Sponsor purchased 1,150,000 ordinary shares for an aggregate price of $25,000.

The 1,150,000 founder shares (for purposes hereof referred to as the “Founder Shares”).

Venus’ founders and its officers and directors have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Advance from Related Party

As of September 30, 2021, and December 31, 2020, the Sponsor had advanced the Company an aggregate of $206,670 and $26,750, respectively. The advances are non-interest bearing and due on demand.

Promissory Note Payable

On June 10, 2019, as amended on January 16, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $450,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering (see Note 4). The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on February 11, 2021. As of September 30, 2021 and December 31, 2020, the principal amount due and owing under the Promissory Note was $0 and $228,483 respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed, commencing on February 8, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the affiliate of the Sponsor $10,000 per month for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of [__] no advance of funds has been made.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

Related Party Policy

Venus has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by Venus’ Board of Directors (or the appropriate committee of Venus’ board) or as disclosed in Venus’ public filings with the SEC. Under Venus’ code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of ethics was filed as an exhibit to the registration statement for the IPO as filed with the SEC.

In addition, Venus’ audit committee, pursuant to its written charter, will be responsible for reviewing and approving related party transactions to the extent that Venus enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that Venus adopted was filed as an exhibit to the registration statement for the IPO. Venus also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Certain Transactions of VIYI

VIYI has not been and will not be a participant in any related party transactions within the meaning of Item 404 of Regulation S-K. Upon the consummation of the Business Combination, New Venus will adopt certain policies and procedures for the review, approval, or ratification of transactions with related parties.

SHARES ELIGIBLE FOR FUTURE SALE

According to the Amended and Restated Memorandum and Articles of Association of New Venus the authorized share capital of post-closing company is $200,000 divided into 200,000,000 ordinary shares of par value of $0.001 each. New Venus’ ordinary shares issued in the Business Combination will be registered at the closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of New Venus ordinary shares in the public market could adversely affect prevailing market prices of the New Venus ordinary shares. Prior to the Business Combination, there has been no public market for New Venus ordinary shares. New Venus intends to apply for listing of the New Venus ordinary shares and New Venus Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the New Venus ordinary shares or New Venus Warrants.

Pursuant to the term of the Business Combination Agreement as described in this Proxy/Registration Statement, Venus will be issuing to the shareholders of VIYI Algorithm Inc. (“VIYI”), a Cayman Islands exempted company, an aggregate of 39,603,961 Venus ordinary shares equal to approximately 85.84% of the post transaction ordinary shares issued and outstanding of Venus. All of the ordinary shares to be issued to the VIYI shareholders in connection with the Business Combination will be freely transferable under the Securities Act of 1933 without restriction or further registration under the Securities Act, subject to any lock-up restrictions by virtue of this Proxy/Registration Statement on Form S-4, other than those ordinary shares held by VIYI shareholders who will be deemed “affiliates” of Venus as a result of the Business Combination. The number of ordinary shares that will be held by affiliates will equal ______ ordinary shares.

Transfer of New Venus Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and New Venus’ Amended and Restated Memorandum and Articles of Association, the fully paid-up ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. The directors may decline to register any transfer unless, among other things, (i) the instrument of transfer is lodged with New Venus, accompanied by the certificate for the shares to which it relates and such other evidence as New Venus’ board of directors may reasonably require to show the right of the transferor to make the transfer, (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required, (iv) in the case of transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four, and (v) a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as New Venus’ directors may from time to time require is paid to New Venus. New Venus will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Lock-up Agreements

In connection with the transactions, New Venus will enter into a Lock-Up Agreement (the form of which is attached as Exhibit B to the Merger Agreement) with each VIYI shareholder and Venus’ Sponsor, Yolanda Management Corporation, with respect to certain lock-up arrangements, which will provide that such VIYI shareholder and Venus’ Sponsor will not, within certain period of time from the closing of the Business Combination, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, subject to express carve-outs therein, any of the shares issued in connection with the Business Combination, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.

Rule 144

All of New Venus ordinary shares that will be outstanding upon the consummation of the Business Combination, other than those equity shares issued and registered in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person

(or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of New Venus and has beneficially owned New Venus’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about New Venus. Persons who are affiliates of New Venus and have beneficially owned New Venus’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then issued equity shares of the same class which, immediately after the Business Combination, will equal [•] equity shares; or

•        the average weekly trading volume of New Venus ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Venus under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Venus.

Notwithstanding the foregoing, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Venus will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of New Venus’ employees, consultants or advisors who purchases equity shares from New Venus in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with the transactions, Venus, VIYI shareholders and the Backstop Investor (as described in the Backstop Agreement) have entered into a registration rights agreement (the form of which is attached as Exhibit A to the Merger Agreement) as of June 10, 2021, to provide for the resale registration with respect to the shares issued to VIYI shareholders in connection with the Business Combination and the PIPE Shares received by the Backstop Investor.

DESCRIPTION OF NEW VENUS’ SECURITIES

New Venus or Venus is an exempted company incorporated in the Cayman Islands and its affairs are governed by the memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which is referred to as the “Companies Act” below, and the common law of the Cayman Islands.

New Venus currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. According to the Memorandum and Articles of Association, the authorized share capital of the New Venus is US $200,000 divided into $200,000,000 shares of a par value of US $0.001 each.

New Venus ordinary shares

The following includes a summary of the terms of New Venus ordinary shares, based on its Memorandum and Articles of Association and Cayman Islands law. Immediately prior to the consummation of the Business Combination, Venus shall amend its memorandum and articles of association, which amendment is referred to herein as the “Share Increase Proposal” to increase the number of authorized New Venus ordinary shares. See the discussion of Proposal 4 of this Proxy/Registration Statement.

General.    Immediately prior to the consummation of the Business Combination, Venus’ authorized share capital is 6,050,000 Venus ordinary shares, with a par value of $0.001 each. All of Venus’ issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Venus may not issue share to bearer. Venus’ shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of New Venus’ ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. In addition, New Venus’ shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. New Venus’ Memorandum and Articles of Association provide that dividends may be declared and paid out of New Venus’ profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless New Venus’ directors determine that, immediately after the payment, New Venus will be able to pay its debts as they become due in the ordinary course of business and New Venus has funds lawfully available for such purpose. Holders of New Venus’ ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each New Venus’ ordinary share is entitled to one vote. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, New Venus is not obliged by the Companies Act to call shareholders’ annual general meetings. New Venus’ Memorandum and Articles of Association provide that New Venus may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case New Venus will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. New Venus, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of New Venus’ shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than [one-third] of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, New Venus Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least [•] days is required for the convening of New Venus’ annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for the Articles Amendment Proposal or making other changes to New Venus’ Memorandum and Articles of Association.

Transfer of ordinary shares.    Subject to the restrictions in New Venus’ Memorandum and Articles of Association as set out below, any of New Venus’ shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by New Venus’ Board of Directors.

New Venus’ Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which New Venus has a lien. New Venus’ Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as New Venus’ Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as New Venus’ directors may from time to time require is paid to New Venus in respect thereof.

If New Venus’ directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as New Venus’ Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as New Venus’ board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst New Venus’ shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst New Venus’ shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Venus for unpaid calls or otherwise. If New Venus’ assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by New Venus’ shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of ordinary shares.    New Venus may issue shares on terms that such shares are subject to redemption, at New Venus’ option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by New Venus’ Board of Directors or by a special resolution of New Venus’ shareholders. New Venus may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of New Venus’ profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve)

if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, New Venus may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time New Venus’ share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not New Venus is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of New Venus ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of New Venus’ list of shareholders or its corporate records (save for the Memorandum and Articles, the register of mortgages and charges and any special resolutions of New Venus’ shareholders). However, New Venus will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    New Venus’ Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

New Venus’ Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

New Venus’ Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of New Venus’ Memorandum and Articles of Association may discourage, delay or prevent a change of control of New Venus or management that shareholders may consider favorable, including provisions that authorize New Venus’ Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote +or action by its shareholders.

Exempted Company.    New Venus is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Register of Members

Under Cayman Islands law, New Venus must keep a register of members and there shall be entered therein:

•        the names and addresses of the members of the company and a statement of the shares held by each member, which:

(i)     distinguishes each share by its number (so long as the share has a number);

(ii)    confirms the amount paid, or agreed to be considered as paid on the shares of each member;

(iii)   confirms the number and category of shares held by each member; and

(iv)   confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference shares

New Venus’ amended and restated memorandum and articles of association will provide that preference shares may be issued from time to time in one or more series. Our Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our Board of Directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in this offering.

New Venus Warrants

Set forth below is also a description of the New Venus Warrants that will be issued and outstanding upon the consummation of the Business Combination. These are the same warrants issued and outstanding in connection with Venus’ IPO. Venus is not issuing any warrant to the VIYI shareholders in connection with the Business Combination.

The New Venus Warrants will have the same terms as the Venus Warrants. Each New Venus Warrant entitles the holder thereof to purchase one-half (1/2) of one New Venus Ordinary Share at a price of $11.50 per full share. New Venus will not issue fractional shares. As a result, a warrant holder must exercise its New Venus Warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise the New Venus Warrants. The New Venus Warrants will become exercisable on the later of the completion of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

New Venus may redeem the outstanding New Venus Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the New Venus Warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption, and

•        if, and only if, the last sales price of New Venus ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before New Venus sends the notice of redemption.

If the foregoing conditions are satisfied and New Venus issues a notice of redemption, each warrant holder can exercise his, her or its New Venus Warrant prior to the scheduled redemption date. However, the price of the New Venus ordinary shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit New Venus’ ability to complete the redemption.

If New Venus calls the New Venus Warrants for redemption as described above, New Venus’ management will have the option to require all warrant holders that wish to exercise New Venus Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole New Venus Warrant for that number of New Venus ordinary shares equal to the quotient obtained by dividing (x) the product of the number of New Venus ordinary shares underlying the New Venus Warrants, multiplied by the difference between the exercise price of the New Venus Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Venus ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether New Venus will exercise its option to require all warrant holders to exercise their New Venus Warrants on a “cashless basis” will depend on a variety of factors including the price of the New Venus ordinary shares at the time the New Venus Warrants are called for redemption, New Venus’ cash needs at such time and concerns regarding dilutive share issuances.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a proxy statement/prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the ordinary share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our business combination, we will use our best efforts to file, and within 60 business days following our business combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current proxy statement/prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current proxy statement/prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of our business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

If the number of issued and outstanding ordinary shares is increased by a capitalization payable in ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a capitalization of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other ordinary shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of ordinary shares in connection with a proposed business combination, (d) to satisfy the redemption rights of the holders of ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to modify the substance or timing of our obligation to redeem 100% of our ordinary shares if we do not complete our business combination within 12 months from the closing of this offering (or up to 21 months from the closing of this offering if we extend the period of time to consummate a business combination, as described in more detail in this proxy statement/prospectus), or (e) in connection with the redemption of our public shares upon our failure to complete our business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of issued and outstanding ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of ordinary shares by the company if a proposed business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Vstock Transfer LLC, as warrant agent, and Venus, which agreement shall remain in effect after the Business Combination. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement for Venus’ IPO for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then issued and outstanding warrants (including private warrants) to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Cayman Islands

Venus was incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Venus’ memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between Venus, Venus’ officers, directors and shareholders, be arbitrated.

Substantially all of Venus’ operations are conducted outside the United States, and all of Venus’ assets are located outside the United States. A majority of Venus’ directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

New Venus will appoint Puglisi & Associates as its agent upon whom process may be served in any action brought against it under the securities laws of the United States after the consummation of the Business Combination.

Maples and Calder (Hong Kong) LLP, VIYI’s counsel as to Cayman Islands law, and Guangdong zhuone law firm, VIYI’s counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against Venus or its directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against Venus or its directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Venus’ Cayman counsel has informed Venus that it is uncertain whether the courts of the Cayman Islands will allow shareholders of Venus to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands exempted company, such as Venus. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Maples and Calder (Hong Kong) LLP has further informed New Venus that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgement of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgement has been given, provided such judgment (a) is final and conclusive, (b) is not in respect of taxes, a fine or a penalty, and (c) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

As advised by Guangdong zhuone law firm, VIYI’s PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Guangdong zhuone law firm has further advised that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against Venus or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

LEGAL MATTERS

Becker & Poliakoff LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered by this Proxy/Registration Statement being issued to the VIYI shareholders. The validity of the New Venus ordinary shares will be passed upon by Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to New Venus and certain other matters of Cayman Islands law.

EXPERTS

The consolidated financial statements of VIYI as of and for each of the years ended December 2019 and 2020 included in this registration statement have been audited by Friedman LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Venus Acquisition Corporation as of and for each of the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their report, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of Venus knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Venus and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Venus’ proxy statement/prospectus. Upon written or oral request, Venus will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Venus deliver single copies of such documents in the future. Shareholders may notify Venus of their requests by calling or writing Venus at:

Venus Solicitation Agent:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

or

Venus Acquisition Corporation
477 Madison Avenue, 6th Floor
New York,
New York 10022
Tel.: (917) 267-4568

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Venus is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC.

Neither Venus, New Venus, Venus Merger Sub, WiMi nor VIYI has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Venus shareholders nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

VENUS ACQUISITION CORPORATION

VIYI ALGORITHM INC. AND SUBSIDIARIES

VENUS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$2,643	$239
Prepayments	41,867	—
Total current assets	44,510	239
Security and rental deposit	222	3,303
Deferred offering costs	—	188,001
Cash and investments held in trust account	46,468,302	—
TOTAL ASSETS	$46,513,034	$191,543

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$76,058	$39,972
Advance from a related party	233,420	26,750
Promissory note – related party	—	228,483
Total current liabilities	309,478	295,205
Deferred underwriting compensation	1,150,000	—
Warrant liabilities	390,000	—

TOTAL LIABILITIES	1,849,478	295,205

Commitments and contingencies
Ordinary shares, subject to possible redemption, 4,600,000 shares at $10.10 per share	46,460,000	—

Shareholders’ Equity Deficit:
Preferred shares, $0.001 par value; 1,000,000 shares authorized; no share issued	—	—
Ordinary shares, $0.001 par value; 50,000,000 shares authorized; 1,450,000 and 1,150,000 shares issued and outstanding (excluding 4,600,000 and no shares subject to redemption)	1,450	1,150
Additional paid-in capital	—	23,850
Accumulated deficit	(1,797,894)	(128,662)
Total shareholders’ deficit	(1,796,444)	(103,662)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$46,513,034	$191,543

The accompanying notes are an integral part of the unaudited condensed financial statements.

VENUS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Formation, general and administrative expenses	$(334,341)	$(34,189)	$(631,892)	$(47,644)
Total operating expenses	(334,341)	(34,189)	(631,892)	(47,644)

Other income/(expense)
Interest income	714	—	1,802	—
Change in fair value of warrant liabilities	—	—	(10,000)	—
Total other expense, net	714	—	(8,198)	—
Loss before income taxes	(333,627)	(34,189)	(640,090)	(47,644)
Income taxes	—	—	—	—

NET LOSS	(333,627)	(34,189)	(640,090)	(47,644)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	4,600,000	—	3,892,308	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	(0.06)	—	0.13	—
Basic and diluted weighted average shares outstanding, ordinary shares attributable to Venus Acquisition Corporation	$1,450,000	$1,000,000	$1,403,846	$1,000,000
Basic and diluted net loss per share, ordinary shares attributable to Venus Acquisition Corporation	(0.06)	(0.03)	(0.81)	(0.05)

The accompanying notes are an integral part of the unaudited condensed financial statements.

VENUS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	Three months ended September 30, 2021
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
	No. of shares	Amount
Balance as of July 1, 2021 (revised)	1,450,000	$1,450	$—	$(1,464,267)	$(1,462,817)
Net loss for the period	—	—	—	(333,627)	(333,627)
Balance as of September 30, 2021	1,450,000	$1,450	$—	$(1,797,894)	$(1,796,444)
	Three months ended September 30, 2020
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
	No. of shares	Amount
Balance as of July 1, 2020	1,150,000	$1,150	$23,850	$(24,330)	$670
Net loss for the period	—	—	—	(34,189)	(34,189)
Balance as of September 30, 2020	1,150,000	$1,150	$23,850	$(58,519)	$(33,519)
	Nine months ended September 30, 2021
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ (deficit) equity
	No. of shares	Amount
Balance as of January 1, 2021	1,150,000	$1,150	$23,850	$(128,662)	$(103,662)
Sale of units in initial public offering	4,600,000	4,600	43,532,633	—	43,537,233
Fair value of underwriter’s unit purchase option	75,000	75	—	—	75
Sale of units to the founder in private placement	225,000	225	1,869,775	—	1,870,000
Initial classification of ordinary shares subject to possible redemption	(4,600,000)	(4,600)	(45,245,194)	—	(45,249,794)
Allocation of offering costs to common stock subject to redemption	—	—	2,422,602	—	2,422,602
Accretion of carrying value to redemption value	—	—	(2,603,666)	(1,029,142)	(3,632,808)
Net loss for the period	—	—	—	(640,090)	(640,090)
Balance as of September 30, 2021	1,450,000	$1,450	$—	$(1,797,894)	$(1,796,444)
	Nine months ended September 30, 2020
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total shareholders’ equity
	No. of shares	Amount
Balance as of January 1, 2020	1,150,000	$1,150	$23,850	$(10,875)	$14,125
Net loss for the period	—	—	—	(47,644)	(47,644)
Balance as of September 30, 2020	1,150,000	$1,150	$23,850	$(58,519)	$(33,519)

The accompanying notes are an integral part of the unaudited condensed financial statements.

VENUS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2021	2020
Cash flow from operating activities
Net loss	$(640,090)	$(47,644)
Adjustments to reconcile net loss to net cash used in operating activities		—
Interest income earned in cash and investments held in trust account	(1,802)
Change in fair value of warrant liabilities	10,000	—
Change in operating assets and liabilities:
Increase in prepayments and deposits	(38,786)	(6,663)
Decrease in accrued liabilities	36,086	12,472
Net cash used in operating activities	(634,592)	(41,835)

Cash flows from investing activities
Proceeds deposited in Trust Account	(46,466,500)	—
Net cash used in investing activities	(46,466,500)	—

Cash flows from financing activities
Proceeds from unit purchase option	75	—
Proceeds from public offering, net of expenses	44,875,234	(68,640)
Proceeds from private placement, net of expenses	2,250,000	—
Advance from a related party	206,670	—
Repayment of promissory note – related party	(228,483)	(300,000)
Net cash provided by (used in) financing activities	47,103,496	(368,640)

NET INCREASE (DECREASE) IN CASH	2,404	(410,475)

Cash, beginning of period	239	428,307

Cash, end of period	$2,643	$17,832

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Initial classification of ordinary shares subject to possible redemption	$45,249,794	$—
Allocation of offering costs to common stock subject to redemption	2,422,602	—
Accretion of carrying value to redemption value	$(3,602,808)	$—
Deferred underwriting fee payable	$1,150,000	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Venus Acquisition Corporation (“Venus” or the “Company”) is a blank check company incorporated in the Cayman Islands on May 14, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

On June 10, 2021, the Company, VIYI Algorithm Inc., a Cayman Islands exempted company (“Viyi”), Venus Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Merger Sub”) and WiMi Hologram Cloud Inc., a Cayman Islands company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of Viyi (“Majority Shareholder”), entered into a Merger Agreement (the “Merger Agreement”). Venus Merger Sub Corp. is a company incorporated in the Cayman Islands for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, VIYI Algorithm Inc., pursuant to the terms of the Merger Agreement Merger Sub is wholly owned by Venus. See the further description below regarding the proposed Business combination with Viyi.

The Company is an early stage and an emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through September 30, 2021 relates to the Company’s formation, completion of its initial public offering (the “Initial Public Offering”) which occurred on February 11, 2021 and negotiation and consummation of the proposed Business Combination with Viyi. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, which proceeds are held in trust.

Financing

The registration statement for the Company’s Initial Public Offering became effective on February 8, 2021. On February 11, 2021, the Company consummated the Initial Public Offering of 4,600,000 units (the “Public Units”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 600,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $46,000,000 which is described in Note 5.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of, 225,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Yolanda Management Corporation (the “Sponsor”), generating gross proceeds of $2,250,000, which is described in Note 6.

Transaction costs amounted to $2,462,767, consisting of $805,000 of underwriting fees, $1,150,000 of deferred underwriting fees and $507,767 of other offering costs.

Trust account

Following the closing of the Initial Public Offering on February 11, 2021, the aggregate amount of $46,460,000 ($10.10 per Public Unit) was placed in a trust account (the “Trust account”) with Wilmington Trust, National Association acting as trustee. The funds held in the Trust account can be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share, subject to increase of up to an additional $0.30 per Public Share in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. The ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 7) (the “shareholders”) and the underwriters will agree (a) to vote their Founder Shares, the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1— ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

On June 10, 2021, the Company, VIYI Algorithm Inc., a Cayman Islands exempted company (“VIYI”), Venus Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Merger Sub”) and WiMi Hologram Cloud Inc., a Cayman Islands company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of VIYI (“Majority Shareholder”), entered into a Merger Agreement (the “Merger Agreement”). A copy of the Merger Agreement without exhibits or disclosure schedule is included in the Company’s Form 8-K as Exhibit 2.1 as filed on June 14, 2021. WiMi Hologram Cloud, Inc. (NASDAQ: WIMI) holds approximately 73% of the share capital of VIYI.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), the parties intend to effect a business combination transaction whereby the Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and becoming a wholly owned Subsidiary of Venus (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and simultaneously with the Closing Purchaser will change its name to “MicroAlgo Inc.”

Pursuant to the Merger Agreement, the merger is structured as s stock for stock transaction and is intended to be qualified as a tax-free reorganization. The terms of the merger provide for a valuation of VIYI Algo and its subsidiaries and businesses of $400,000,000. Based upon a per share value of $10.10 per share, the VIYI Algo stockholders will receive approximately 39,600,000 ordinary shares of Venus which will represent approximately 85% of the combined outstanding shares following the closing, assuming no redemptions by the Venus stockholders and assuming conversion of the Venus outstanding rights into 485,000 ordinary shares. As of September 30, 2021, there were 6,050,000 ordinary shares of Venus issued and outstanding (including 4,600,000 ordinary shares subject to possible redemption).

The Company has filed with the Securities and Exchange Commission preliminary proxy materials with the respect to the business combination and other matters. The business combination with VIYI is subject to shareholder approval of a majority of the ordinary shares voting at the meeting of shareholders to be held in accordance with Cayman law. The preliminary proxy materials are subject to further review by the Securities and Exchange commission and further revisions by the parties. The parties expect the transaction to be completed in the fourth quarter of 2021.

The Company will have until February 11, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 12 months, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any funds which may be provided to extend the time frame will be in the form of a loan to us from our sponsor. The terms of any such loan have not been definitely negotiated, provided, however, any loan will be interest free and will be repayable only if we compete a business combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.10 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and capital resources

Following the closing of the Initial Public Offering on February 11, 2021, a total of $46,460,000 was placed in the Trust Account, and the Company had $418,430 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. As of September 30, 2021, the Company had a working deficit of $264,968. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required up to $1,500,000 as discussed in Note 7. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs to execute its intended initial Business Combination twelve months from the date of the issuance of the accompanying unaudited condensed consolidated financial statements.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, which terms are similar to those contained in the warrant agreement governing the Company’s warrants.

The Company’s management evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. The Company’s Private Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

Management of the Company and the Audit Committee of the Board of Directors, following discussion with its independent auditors, have determined that only the Private Warrants should be classified as liabilities and the Public Warrants should be classified as equity. The Company previously accounted for the Public Warrants as components of liabilities.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815”), the Company concluded that a provision in the warrant agreement related to certain transfer provisions precludes the Private Warrants from being accounted for as components of equity. As the Private Warrants meet the definition of a derivative as contemplated in ASC 815, the Private Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.

In addition, in preparation of the Company’s consolidated financial statements as of and for the period ended September 30, 2021, the Company concluded it should revise its consolidated financial statements to classify all ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC Topic 480, Distinguishing Liabilities from Equity (ASC 480), paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a substantial portion of its ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company considered that the threshold would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside equity. As a result, the Company revised its previously filed financial statements to classify all ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The change in the carrying value of redeemable shares of ordinary shares resulted in charges against additional paid-in capital and accumulated deficit. Pursuant to ASC Topic 250, Accounting Changes and Error Corrections issued by the FASB and Staff Accounting Bulletin 99, “Materiality” (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The following tables summarize the effect of the revision on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustments #1	Adjustments #2	As Revised
Balance sheet as of February 11, 2021
Warrant Liabilities	6,420,000	(6,040,000)	—	380,000
Total Liabilities	7,808,428	(6,040,000)	—	1,768,428
Ordinary Shares Subject to Possible Redemption	34,281,198	6,040,004	6,138,798	46,460,000
Ordinary Shares	2,656	(598)	(608)	1,450
Additional Paid-in Capital	5,108,455	596	(5,109,051)	—
Accumulated deficit	(111,103)	—	(1,029,141)	(1,140,244)
Total shareholders’ (deficit) equity	5,000,008	(2)	(6,138,800)	(1,138,794)

Balance sheet as of March 31, 2021
Warrant Liabilities	6,450,000	(6,060,000)	—	390,000
Total Liabilities	7,617,136	(6,060,000)	—	1,557,136
Ordinary Shares Subject to Possible Redemption	34,155,320	6,059,999	6,244,681	46,920,000
Ordinary Shares	2,668	(600)	(618)	1,450
Additional Paid-in Capital	5,234,320	(19,399)	(5,214,921)	—
Accumulated deficit	(236,985)	20,000	(1,029,142)	(1,246,127)
Total shareholders’ (deficit) equity	5,000,003	1	(6,244,681)	(1,244,677)

Balance sheet as of June 30, 2021
Ordinary Shares Subject to Possible Redemption	39,997,178	—	6,462,822	46,460,000
Ordinary Shares	2,090	—	(640)	1,450
Additional Paid-in Capital	5,433,040	—	(5,433,040)	—
Accumulated deficit	(435,125)	—	(1,029,142)	(1,464,267)
Total shareholders’ equity	5,000,005	—	(6,462,822)	(1,462,817)

Adjustment #1 refer to Public warrant reclassify from warrant liabilities to equity component.

Adjustment #2 refer to classify all public shares as temporary equity.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for the interim period ended June 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021. The information included in this Form S-4 should be read in conjunction with Management’s Discussion and Analysis, and the consolidated financial statements and notes thereto included in the Company’s Form S-1 for the fiscal year ended December 31, 2020, filed with the SEC on March 29, 2021.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying unaudited condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Venus Merger Sub Corp. (“Merger Sub”)	A Cayman Islands company Incorporated on May 25, 2021	100% Owned by Venus

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2021 and December 31, 2020.

Cash and investments held in trust account

At September 30, 2021, the assets held in the Trust Account are held in cash and US Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Warrants

The Company accounts for warrants (Public Warrants or Private Warrants) as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company has elected to account for its Public Warrants as equity and the Private Warrants as liabilities.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. As of September 30, 2021, 4,600,000 ordinary shares subject to possible redemption which are subject to occurrence of uncertain future events and considered to be outside of the Company’s control are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering.

Fair value of financial instruments

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to sponsor are estimated to approximate the carrying values as of September 30, 2021 due to the short maturities of such instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company’s tax provision is zero and it has no deferred tax assets. The Company is considered to be an exempted British Virgin Islands Company, and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net loss per share

The Company calculates net loss per share in accordance with ASC Topic 260, Earnings per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public stockholders. As of September 30, 2021, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 2,412,500 shares in the calculation of diluted net loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net loss per share presented in the unaudited condensed statement of operations is based on the following:

	For the Nine Months Ended September 30, 2021	For the Nine Months Ended September 30, 2020
Net loss	$(640,090)	$(47,644)
Accretion of carrying value to redemption value	(3,632,808)	—
Net profit	$(4,272,898)	$(47,644)

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Three Months Ended September 30, 2021	For the Three Months Ended September 30, 2020
Net loss	$(333,627)	$(34,189)
Accretion of carrying value to redemption value	—	—
Net profit	$(333,627)	$(34,189)
	For the Nine Months Ended September 30, 2021		For the Nine Months Ended September 30, 2020
	Redeemable Ordinary shares	Non-Redeemable Ordinary shares	Redeemable Ordinary shares	Non-Redeemable Ordinary shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(3,140,285)	$(1,132,613)	$—	$(47,644)
Accretion of carrying value to redemption value	3,632,808	—	—	—
Allocation of net income (loss)	$492,523	$(1,132,613)	$—	$(47,644)
Denominators:
Weighted-average shares outstanding	3,892,308	1,403,846	—	1,000,000
Basic and diluted net income (loss) per share	$0.13	$(0.81)	$—	$(0.05)
	For the Three Months Ended September 30, 2021		For the Three Months Ended September 30, 2020
	Redeemable Ordinary shares	Non-Redeemable Ordinary shares	Redeemable Ordinary shares	Non-Redeemable Ordinary shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(253,667)	$(79,960)	$—	$(34,189)

Allocation of net loss	$(253,667)	$(79,960)	$—	$(34,189)
Denominators:
Weighted-average shares outstanding	4,600,000	1,450,000	—	1,000,000
Basic and diluted net loss per share	$(0.06)	$(0.06)	$—	$(0.03)

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 4 — CASH AND INVESTMENT HELD IN TRUST ACCOUNT

As of September 30, 2021, investment securities in the Company’s Trust Account consisted of $46,468,302 in United States Treasury Bills and $0 in cash. The Company classifies its United States Treasury securities as available-for-sale. Available-for-sale marketable securities are recorded at their estimated fair value on the accompanying September 30, 2021 balance sheet. The carrying value, including gross unrealized holding gain as other comprehensive income and fair value of held to marketable securities on September 30, 2021 are as follows:

	Carrying Value as of September 30, 2021 (Unaudited)	Gross Unrealized Holding Gain	Fair Value as of September 30, 2021 (unaudited)
Available-for-sale:
U.S. Treasury Securities	$46,468,302	$—	$46,468,302

NOTE 5 — INITIAL PUBLIC OFFERING

On February 11, 2021, the Company sold 4,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 600,000 Public Units, at a purchase price of $10.00 per Unit. Each Unit will consist of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one ordinary share. Each Public Warrant will entitle the holder to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 8).

If the Company does not complete its Business Combination within the necessary time period described in Note 1, the Public Rights will expire and be worthless. Since the Company is not required to net cash settle the Rights and the Rights are convertible upon the consummation of an initial Business Combination, the Management determined that the Rights are classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale are allocated to Public Shares and Rights based on the relative fair value of the securities in accordance with ASC 470-20-30. The value of the Public Shares and Rights will be based on the closing price paid by investors.

The Company paid an upfront underwriting discount of $805,000 (1.75%) of the per unit offering price to the underwriter at the closing of the Public Offering, with an additional fee of $1,150,000 (the “Deferred Discount”) of 2.5% of the gross offering proceeds payable upon the Company’s completion of the Business Combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. In the event that the Company does not close the Business Combination, the underwriter has waived its right to receive the Deferred Discount. The underwriter is not entitled to any interest accrued on the Deferred Discount.

NOTE 6 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on February 11, 2021, the Sponsor purchased an aggregate of or 225,000 Private Units at a price of $10.00 per Private Unit, ($2,250,000 in the aggregate), from the Company in a private placement. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except for the private warrants (“Private Warrants”), as described in Note 9. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Units and underlying securities will be worthless.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 7 — RELATED PARTY TRANSACTIONS

Founder Shares

In May 2018, the Company issued one ordinary share to the Sponsor for no consideration. On August 21, 2019, the Company cancelled the one share for no consideration and the Sponsor purchased 1,150,000 ordinary shares for an aggregate price of $25,000.

The 1,150,000 founder shares (for purposes hereof referred to as the “Founder Shares”).

The founders and our officers and directors have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Advance from Related Party

As of September 30, 2021, and December 31, 2020, the Sponsor had advanced the Company an aggregate of $233,420 and $26,750, respectively. The advances are non-interest bearing and due on demand.

Promissory Note Payable

On June 10, 2019, as amended on January 16, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $450,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering (see Note 5). The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on February 11, 2021. As of September 30, 2021 and December 31, 2020, the principal amount due and owing under the Promissory Note was $0 and $228,483 respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed, commencing on February 8, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the affiliate of the Sponsor $10,000 per month for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 7 — RELATED PARTY TRANSACTIONS (cont.)

Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

NOTE 8 — SHAREHOLDER’S EQUITY

Ordinary Shares — The Company is authorized to issue 50,000,000 ordinary shares, with a par value of $0.001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At September 30, 2021, there were 1,450,000 ordinary shares issued and outstanding, excluding 4,600,000 ordinary shares subject to possible redemption.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 8 — SHAREHOLDER’S EQUITY (cont.)

Public Warrants

Each public warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at a price of $11.50 per full share, subject to adjustment as described in this prospectus. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder.

No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. It is the Company’s current intention to have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares in effect promptly following consummation of an initial business combination.

Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the day prior to the date of exercise. For example, if a holder held 300 warrants to purchase 150 shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants will become exercisable on the later of the completion of an initial business combination and March 31, 2022. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption.

The Company may redeem the outstanding warrants (including any outstanding warrants issued upon exercise of the unit purchase option issued to Ladenburg Thalmann & Co., Inc.), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Public Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 20 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and the Company would issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit our ability to complete the redemption.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 8 — SHAREHOLDER’S EQUITY (cont.)

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

NOTE 9 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	September 30, 2021 (Unaudited)	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account*	$46,468,302	$46,468,302	$—	$—

Liabilities:
Warrant liabilities	$390,000	—	—	390,000

____________

*included in cash and investments held in trust account on the Company’s balance sheet.

The private warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the consolidated balance sheets.

The Company established the initial fair value for the private warrants at $380,000 on February 11, 2021, the date of the Company’s Initial Public Offering, using a Black-Scholes model. The Company allocated the proceeds received from the sale of Private Units, first to the private warrants based on their fair values as determined at initial measurement, with the remaining proceeds recorded as ordinary shares subject to possible redemption, and ordinary shares based on their relative fair values recorded at the initial measurement date. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the binomial model and Black-Scholes model were as follows at their measurement dates:

	September 30, 2021	February 11, 2021 (Initial measurement)
Input
Share price	$10.02	$10.00
Risk-free interest rate	0.98%	0.46%
Volatility	44%	44%
Exercise price	$11.50	$11.50
Warrant life	5 years	5 years

As of September 30, 2021, the aggregate value of the Private Warrants was $0.39 million. The change in fair value from February 11, 2021 to September 30, 2021 was approximately $10,000.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3. Level 3 financial liabilities consist of the Private Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

VENUS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management has evaluated the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position, results of its operations and/or search for a target company, there has been a significant impact as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

Registration Rights

The holders of our insider shares issued and outstanding on the date of this prospectus, as well as the holders of the Private Units (and all underlying securities) and any securities our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Leases

The Company terminated into short-term agreements for temporary office space. For the periods ended September 30, 2021 and 2020, the Company incurred rent expense of $6,109 and $16,810, respectively

Underwriting Agreement

The underwriters are entitled to a deferred fee of 2.5% of the gross proceeds of the Initial Public Offering, or $1,150,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

NOTE 11 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2021, up through the date was the Company issued the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Venus Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Venus Acquisition Corporation (the “Company”) as of December 31, 2020 and 2019 and the related statements of operations, changes in shareholder’s equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Friedman LLP

Friedman LLP

We have served as the Company’s auditor since 2020.

New York, New York

March 29, 2021

VENUS ACQUISITION CORPORATION

BALANCE SHEETS

	As of December 31,
	2020	2019
ASSETS
Current asset – cash	$239	$428,307

Security deposit	3,303	3,248
Deferred offering costs	188,001	66,355
TOTAL ASSETS	$191,543	$497,910

LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
Current liabilities:
Accrued expenses	$39,972	$—
Accrued offering costs	—	7,035
Advances from related party	26,750	26,750
Promissory note – related party	228,483	450,000
Total current liabilities	295,205	483,785

Commitments and contingencies

Shareholder’s (Deficit) Equity:
Ordinary shares, $0.001 par value; 50,000,000 shares authorized; 1,150,000 shares issued and outstanding as of December 31, 2020 and 2019(1)	1,150	1,150
Additional paid-in capital	23,850	23,850
Accumulated deficit	(128,662)	(10,875)
Total shareholder’s (deficit) equity	(103,662)	14,125
TOTAL LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY	$191,543	$497,910

____________

(1)      Share amount at December 31, 2020 and 2019 includes an aggregate of up to 150,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part.

The accompanying notes are an integral part of the financial statements.

VENUS ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2020	2019
Formation, and operating costs	$117,787	$4,975
NET LOSS	$(117,787)	$(4,975)

Weighted average shares outstanding, basic and diluted(1)	1,000,000	415,891

Basic and diluted net loss per ordinary share	$(0.12)	$(0.01)

____________

(1)      Share amount at December 31, 2020 and 2019 excludes an aggregate of up to 150,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part.

The accompanying notes are an integral part of the financial statements.

VENUS ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total shareholder’s equity (deficit)
	No. of shares	Amount
Balance as of January 1, 2019	1	$—	$—	$—	$(5,900)	$(5,900)

Cancellation of Founder Share to Sponsor	(1)	—	—	—	—	—
Issuance of Founder Shares to Sponsor	1,150,000	1,150	23,850	—	—	25,000
Net loss	—	—	—	—	(4,975)	(4,975)

Balance as of December 31, 2019	1,150,000	$1,150	$23,850	$—	$(10,875)	$14,125

Net loss	—	—	—	—	(117,787)	(117,787)

Balance as of December 31, 2020	1,150,000	$1,150	$23,850	$—	$(128,662)	$(103,662)

____________

(1)      Share amount of December 31, 2020 and 2019 includes an aggregate of up to 150,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part.

The accompanying notes are an integral part of the financial statements.

VENUS ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019
Cash flow from operating activities
Net loss	$(117,787)	$(4,975)

Change in operating assets and liabilities:
Increase in accrued liabilities	39,972	—
Cash used in operating activities	(77,815)	(4,975)

Cash flows from investing activities
Security deposit	(55)	(3,248)

Net cash used in investing activities	(55)	(3,248)

Cash flows from financing activities
Proceeds from issuance of Founder Shares to Sponsor	—	25,000
Advances from a related party	—	20,850
Proceeds from promissory note – related party	78,483	450,000
Repayment to promissory note – related party	(300,000)	—
Payment of offering costs	(128,681)	(59,320)

Net cash (used in) provided by financing activities	(350,198)	436,530

NET CHANGE IN CASH	(428,068)	428,307

Cash, beginning of year	428,307	—

Cash, end of year	$239	$428,307

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deferred offering costs included in accrued offering costs	$—	$7,035

The accompanying notes are an integral part of the financial statements.

VENUS ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Venus Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on May 14, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that have a connection to the Asian market. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on February 8, 2021. On February 11, 2021, the Company consummated the Initial Public Offering of 4,600,000 units (the “Public Units”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 600,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $46,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of, 225,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Yolanda Management Corporation (the “Sponsor”), generating gross proceeds of $2,250,000, which is described in Note 4.

Transaction costs amounted to $2,462,765, consisting of $805,000 of underwriting fees, $1,150,000 of deferred underwriting fees and $507,765 of other offering costs. In addition, at February 11, 2021, cash of $5,355 and cash held in escrow of $1,960,956 were held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes net with $1,339,925 transferred to Trust Account on February 18, 2021.

Following the closing of the Initial Public Offering on February 11, 2021, an amount of $45,120,075 from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and $1,339,925 was transferred from cash held in escrow to Trust Account on February 18, 2021. The aggregate amount of $46,460,000 ($10.10 per Public Unit) will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share, subject to increase of up to an additional $0.30 per Public Share in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. The ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “shareholders”) and the underwriters will agree (a) to vote their Founder Shares, the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The Company will have until February 11, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within 12 months, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any funds which may be provided to extend the time frame will be in the form of a loan to us from our sponsor. The terms of any such loan have not been definitely negotiated, provided, however, any loan will be interest free and will be repayable only if we compete a business combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.10 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2020 and 2019 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. For the year ended December 31, 2020, weighted average shares were reduced for the effect of an aggregate of 150,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. At December 31, 2020 and 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 600,000 Public Units, at a purchase price of $10.00 per Unit. Each Unit will consist of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one ordinary share. Each Public Warrant will entitle the holder to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 6).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on February 11, 2021, the Sponsor purchased an aggregate of or 225,000 Private Units at a price of $10.00 per Private Unit, ($2,250,000 in the aggregate), from the Company in a private placement. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except for the private warrants (“Private Warrants”), as described in Note 6. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Units and underlying securities will be worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In May 2018, the Company issued one ordinary share to the Sponsor for no consideration. On August 21, 2019, the Company cancelled the one share for no consideration and the Sponsor purchased 1,150,000 ordinary shares for an aggregate price of $25,000.

The 1,150,000 founder shares (for purposes hereof referred to as the “Founder Shares”) include an aggregate of up to 150,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the initial shareholders do not purchase any Public Units in the Proposed Offering and excluding the Private Shares underlying the Private Units).

The founders and our officers and directors have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Advance from Related Party

As of December 31, 2020 and 2019, the Sponsor had advanced the Company an aggregate of $26,750. The advances are non-interest bearing and due on demand.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Promissory Note Payable

On June 10, 2019, as amended on January 16, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $450,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering (see Note 6). The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on February 11, 2021. As of December 31, 2020 and 2019, the principal amount due and owing under the Promissory Note was $228,483 and $450,000 respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed, commencing on February 8, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the affiliate of the Sponsor $10,000 per month for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to nine times, each by an additional month (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $153,333 (approximately $0.033 per Public Share), up to an aggregate of $1,380,000, or $0.30 per Public Share, on or prior to the date of the applicable deadline, for each one month extension. Any such payments would be made in the form of a loan. The terms of the promissory note to be issued in connection with any such loans have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

NOTE 6 — SHAREHOLDER’S (DEFICIT) EQUITY

Ordinary Shares — The Company is authorized to issue 50,000,000 ordinary shares, with a par value of $0.001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At December 31, 2020 and 2019, there was 1,150,000 ordinary shares issued and outstanding, of which 150,000 are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the initial shareholders will own 20% of the issued and outstanding shares after the Proposed Offering (assuming the initial

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDER’S (DEFICIT) EQUITY (cont.)

shareholders do not purchase any Public Units in the Proposed Offering and excluding the Private Shares underlying the Private Units). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture. Upon the closing of Initial Public Offering on February 11, 2021 there were 2,020,178 ordinary shares issued and outstanding, excluding 4,029,822 ordinary shares subject to possible redemption.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Proposed Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Proposed Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 60 days, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Warrants):

•        in whole and not in part,

•        at a price of $0.01 per warrant,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDER’S (DEFICIT) EQUITY (cont.)

•        if, and only if, the reported last sale price of the ordinary shares equal or exceed $18.00 per share, (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions and the Private Warrants underlying Private Units issued to the underwriter may not be exercised after five years from the effective date of the Proposed Offering. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Units (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

VENUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Leases

The Company entered into short-term agreements for temporary office space expiring through October 31, 2021. For the years ended December 31, 2020 and 2019, the Company incurred rent expense of $23,639 and $3,978, respectively. The remaining amounts due under these agreements for the 12 months ending December 31, 2021 and 2022 are $16,812 and $0.

Underwriting Agreement

The underwriters are entitled to a deferred fee of 2.5% of the gross proceeds of the Initial Public Offering, or $1,150,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 11, 2021, the Company consummated the IPO of 4,000,000 units (the “Units”). In addition, the underwriters exercised in full the over-allotment option for an additional 600,000 Units on such date, resulting in the issuance and sale of an aggregate of 4,600,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $46,000,000.

Each Unit consists of one ordinary share, par value $0.001 per share (“Share”), one warrant (“Warrant”) entitling its holder to purchase one-half of one Share at a price of $11.50 per Share, and one right to receive one-tenth (1/10) of one Share upon the consummation of the Company’s initial business combination.

Concurrently, on February 11, 2021, the outstanding balance under the Promissory Note was repaid in full to the Sponsor.

On February 18, 2021, a total of $46,460,000 of the net proceeds from the IPO and the Private Placement Unit Purchase Agreement transaction completed with the Sponsor, Yolanda Management Corporation, were deposited in a trust account established for the benefit of the Company’s public shareholders, established with Wilmington Trust, National Association acting as trustee, at an account at Morgan Stanley.

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
ASSETS

CURRENT ASSETS
Cash and cash equivalents	242,142,524	166,887,081	25,732,735
Short term investments	—	98,152,691	15,134,408
Accounts receivable, net	51,699,714	52,331,790	8,069,169
Inventories	949,928	1,649,341	254,316
Prepaid expenses and other current assets	9,681,470	19,317,668	2,978,639
Total current assets	304,473,636	338,338,571	52,169,267

PROPERTY AND EQUIPMENT, NET	378,273	493,731	76,130

OTHER ASSETS
Prepaid expenses and deposits	1,398,819	199,655	30,785
Intangible assets, net	28,932,861	30,358,947	4,681,122
Operating lease right-of-use assets	1,348,591	744,289	114,764
Goodwill	146,089,572	159,051,874	24,524,605
Total non-current assets	177,769,843	190,354,765	29,351,276

Total assets	482,621,752	529,187,067	81,596,673

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	10,666,440	15,721,673	2,424,162
Deferred revenues	4,902,873	1,220,588	188,206
Other payables and accrued liabilities	1,602,086	2,181,151	336,317
Due to Parent	119,077,543	108,785,908	16,773,970
Banking facility	13,049,800	—	—
Loan – related party	—	1,500,000	231,289
Operating lease liabilities	777,627	634,425	97,824
Taxes payable	5,447,023	1,397,899	215,546
Total current liabilities	155,523,392	131,441,644	20,267,314

OTHER LIABILITIES
Business acquisition payable	1,864,131	2,272,724	350,437
Operating lease liabilities – noncurrent	570,964	131,962	20,348
Deferred tax liabilities, net	5,053,920	5,847,575	901,652
Total other liabilities	7,489,015	8,252,261	1,272,437
Total liabilities	163,012,407	139,693,905	21,539,751

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, and 300,000,000 outstanding as of December 31, 2020 and September 30, 2021	204,084	204,084	31,468
Additional paid-in capital	186,384,247	186,384,247	28,739,052
Retained earnings	128,098,769	193,890,841	29,896,512
Statutory reserves	4,964,820	8,834,756	1,362,253
Accumulated other comprehensive loss	(2,130,654)	(2,148,237)	(331,242)
Total VIYI Algorithm Inc. shareholders’ equity	317,521,266	387,165,691	59,698,043

NONCONTROLLING INTERESTS	2,088,079	2,327,471	358,879

Total equity	319,609,345	389,493,162	60,056,922
Total liabilities and shareholders’ equity	482,621,752	529,187,067	81,596,673

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30,
	2020	2021	2021
	RMB	RMB	USD
OPERATING REVENUES	84,548,909	367,678,922	56,693,330

COST OF REVENUES	(49,244,634)	(191,179,081)	(29,478,379)

GROSS PROFIT	35,304,275	176,499,841	27,214,951

OPERATING EXPENSES
Selling expenses	(591,031)	(4,168,329)	(642,725)
General and administrative expenses	(4,877,400)	(24,703,248)	(3,809,055)
Research and development expenses	(1,101,987)	(78,733,964)	(12,140,186)
Total operating expenses	(6,570,418)	(107,605,541)	(16,591,966)

INCOME FROM OPERATIONS	28,733,857	68,894,300	10,622,985

OTHER INCOME (EXPENSES)
Interest income	2,673	2,828,508	436,135
Loss from short term investment	—	(1,623,470)	(250,327)
Finance expenses, net	(10,169)	(685,608)	(105,716)
Other income, net	445,930	1,016,964	156,808
Total other income, net	438,434	1,536,394	236,900

INCOME BEFORE INCOME TAXES	29,172,291	70,430,694	10,859,885

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(679,650)	(1,944,738)	(299,864)
Deferred	543,751	1,415,114	218,200
Total provision for income tax	(135,899)	(529,624)	(81,664)

NET INCOME	29,036,392	69,901,070	10,778,221

Less: Net income attributable to non-controlling interests	—	239,062	36,862

NET INCOME ATTRIBUTABLE TO VIYI ALGOTIRHM INC.	29,036,392	69,662,008	10,741,359

NET INCOME	29,036,392	69,901,070	10,778,221

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	—	(17,583)	(2,711)

COMPREHENSIVE INCOME	29,036,392	69,883,487	10,775,510

Less: Comprehensive income attributable to noncontrolling interests	—	239,062	36,862

COMPREHENSIVE INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	29,036,392	69,644,425	10,738,648

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000	300,000,000	300,000,000

EARNINGS PER SHARE
Basic and diluted	0.10	0.23	0.04

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional	Retained earnings		Accumulated other comprehensive loss	Noncontrolling interests	Total	Total
			paid-in capital	Statutory reserves	Unrestricted
	Shares	Par Value	RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2019	300,000,000	204,084	178,286,172	3,170,446	38,409,716	—	—	220,070,418	33,933,207
Contribution by Parent	—	—	4,729,998	—	—	—	—	4,729,998	729,330
Net income	—	—	—	—	29,036,392	—	—	29,036,392	4,477,194
BALANCE, September 30, 2020	300,000,000	204,084	183,016,170	3,170,446	67,446,108	—	—	253,836,808	39,139,731
	Ordinary shares		Additional	Retained earnings		Accumulated other comprehensive loss	Noncontrolling interests	Total	Total
			paid-in capital	Statutory reserves	Unrestricted
	Shares	Par Value	RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2020	300,000,000	204,084	186,384,247	4,964,820	128,098,769	(2,130,654)	2,088,079	319,609,345	49,281,362
Noncontrolling interests acquired	—	—	—	—	—	—	330	330	51
Net income	—	—	—	—	69,662,008	—	239,062	69,901,070	10,778,220
Statutory reserves	—	—	—	3,869,936	(3,869,936)	—	—	—	—
Foreign currency translation	—	—	—	—	—	(17,583)	—	(17,583)	(2,711)
BALANCE, September 30, 2021	300,000,000	204,084	186,384,247	8,834,756	193,890,841	(2,148,237)	2,327,471	389,493,162	60,056,922

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2020	2021	2021
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	29,036,392	69,901,070	10,778,221
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,186,175	7,449,751	1,148,696
Provision for doubtful accounts	(57,766)	—	—
Deferred tax benefit	(543,751)	(1,415,114)	(218,200)
Loss from short term investment	—	1,623,470	250,327
Loss from disposal of property and equipment	33,563	—	—
Amortization of operating lease right-of-use assets	—	600,756	92,632
Amortization of debt discount	—	418,970	64,602
Change in operating assets and liabilities:
Accounts receivables	(6,421,757)	(796,133)	(122,758)
Prepaid expenses and other current assets	(5,652,863)	(9,655,031)	(1,488,733)
Inventories	—	(703,644)	(108,497)
Prepaid expenses and deposits	223,558	1,189,485	183,410
Accounts payable	(3,288,349)	5,052,011	778,982
Deferred revenues	2,766,934	(3,684,113)	(568,063)
Other payables and accrued liabilities	100,655	583,192	89,924
Operating lease liabilities	—	(578,658)	(89,225)
Taxes payable	(3,839,837)	(4,033,833)	(621,987)
Net cash provided by operating activities	14,542,954	65,952,179	10,169,331

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to Parent	(26,380,000)	—	—
Repayments from Parent	4,730,000	—	—
Purchase of short term investments	—	(101,000,001)	(15,573,442)
Sale of short term investments		1,223,840	188,707
Payment for Shanghai Guoyu acquisition		(20,000,000)	(3,083,850)
Purchases of property and equipment	(24,830)	(214,461)	(33,068)
Net cash used in investing activities	(21,674,830)	(119,990,622)	(18,501,653)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment to Parent	—	(10,035,286)	(1,547,366)
Proceeds from Parent	1,408,494	598,434	92,274
Proceeds from banking facility	—	7,652,223	1,179,915
Payments to banking facility	—	(20,595,023)	(3,175,598)
Proceeds from loan – related party	—	3,616,145	557,582
Payments to loan – related party	—	(2,116,145)	(326,294)
Capital contribution from Parent	4,729,998	—	—
Capital contribution from noncontrolling interests	—	330	51
Net cash provided by (used in) financing activities	6,138,492	(20,879,322)	(3,219,436)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	—	(337,678)	(52,067)
CHANGE IN CASH AND CASH EQUIVALENTS	(993,384)	(75,255,443)	(11,603,825)
CASH AND CASH EQUIVALENTS, beginning of period	2,182,694	242,142,524	37,336,560
CASH AND CASH EQUIVALENTS, end of period	1,189,310	166,887,081	25,732,735

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	4,727,369	3,608,501	556,404
Cash paid for interest	—	61,507	9,484

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

VIYI Algorithm Inc. (“VIYI” or the “Company”), previously known as VIYI Technology Inc., is a company incorporated on September 24, 2020 under the laws of the Cayman Islands. WiMi Hologram Cloud Inc. (“WiMi Inc.” or the “Parent”) which primarily engaged in augmented reality (“AR”) advertising and entertainment services, is VIYI’s parent company, an 86.5% controlling shareholder as of December 31, 2021. On March 26, 2021, WiMi Inc. entered into an equity transfer agreements with noncontrolling shareholders of the Company, pursuant to which WiMi Inc. transferred total of 20% of the issued share capital of VIYI to Guosheng Holdings Limited for a total consideration of US$10,000,000. On March 26, 2021, WiMi Cayman entered into an equity transfer agreement with Universal Winnings Holding Limited and Joyous Dragon Limited, pursuant to which WiMi Cayman transferred 7% of the issued share capital of VIYI for a consideration of US$3,500,000. WiMi Inc. received full considerations in January 2021 and WiMi Inc.’s holding of VIYI was reduced to 73% as a results of the transactions. VIYI, its consolidated subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively referred to as the “Company”) is primarily engaged in providing central processing algorithm services.

On September 27, 2020, VIYI entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of Fe-da Electronics Company Private Limited. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s central processing algorithm services in computer chip and intelligent chip business. The transaction consummated on September 28, 2020 (See note 4 for details). In November 2020, Fe-da Electronics purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of Fe-da Electronics in Hong Kong. On May 6, 2021, Fe-da Electronic established Wisdom Lab Inc, a Cayman Islands company to provide software solutions for computer chips.

On October 9, 2020, VIYI set up a wholly owned holding company in Hong Kong, VIYI Technology Ltd. (“VIYI Ltd”), which holds all of the outstanding equity of Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”) established on November 18, 2020 under the laws of the PRC. On November 30, 2020, Shenzhen Weiyixin established Shanghai Weimu Technology Co., Ltd., (“Shanghai Weimu”) in the PRC for software support services, and Shenzhen Weiyixin holds 58% outstanding equity of Shanghai Weimu.

On April 15, 2021, VIYI Ltd formed a 55% owned subsidiary Viwo Technology Limited, a Hong Kong limited company to provide intelligent chips design and solution services.

In connection with a contemplated offering of the Company, the following steps were undertaken:

(1)     Reorganization of Shenzhen Yitian:

Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”) was established on March 8, 2011 and was acquired by the Parent’s VIE, WiMi Cloud Software Co., Ltd. (“Beijing WiMi”) in 2015. Shenzhen Yitian established wholly owned subsidiaries Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”) in 2015, Korgas 233 Technology Co., Ltd. (“Korgas 233”) in 2017. On January 14, 2019, Shenzhen Yitian established Shenzhen Yiyou Online Technology Co., Ltd. (“YY online”) On May 15, 2020, Shenzhen Yitian established Wuhan 233 Interactive Entertainment Technology Co., Ltd . (“Wuhan 233”).On October 28, 2020, Shenzhen Yitian established Weidong Technology Co., Ltd. (“Weidong”). Weidong established a wholly owned subsidiary Korgas Weidong Technology Co., Ltd. (“Korgas Weiding”) in October 2020 and a 60% owned subsidiary Tianjin Weidong Technology Co., Ltd. (“Tianjin Weidong”) in December 2020. Shenzhen Yitian and subsidiaries are in the PRC and mainly engaged in provide algorithm services in advertising and gaming industry. Shenzhen Yitian’s main recognized revenue-producing assets are its facility located in Shenzhen, its non-compete agreement with former shareholder and its assembled workforce. Unrecognized revenue-producing assets held by Shenzhen Yitian include certain Internet content provision and other licenses, domain names and trademarks. The Internet content provision and other licenses are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations. The Internet content provision licenses require that core PRC trademark registrations and domain names are held by the entity that provide the relevant services. Shenzhen Yitian and Shenzhen Qianhai had obtained a value-added telecommunications operating license (the “ICP License”) for the provision of internet information services from the

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

appropriate telecommunications authorities. Moreover, Shenzhen Yitian and YY online also possessed the Online Culture Operating License, which were issued by Department of Culture and Tourism of Guangdong, to carry out internet culture activities.

On December 24, 2020, Beijing WiMi transferred 99.0% and 1.0% equity interests in Shenzhen Yitian to Ms. Yao Zhaohua and Ms. Sun Yadong for consideration of RMB 1 and RMB 1, respectively, pursuant to share transfer agreements. Ms. Yao Zhaohua and Ms. Sun Yadong and the original shareholders of Shenzhen Yitian entered into contractual agreement (see contractual agreements below) with Shenzhen Weiyixin on December 24, 2020, which granted Shenzhen Weiyixin effective control of Shenzhen Yitian from December 24, 2020 and enable Shenzhen Weiyixin to receive all the expected residual returns of Shenzhen Yitian and its subsidiaries. The reorganization was completed on December 24, 2020. Shenzhen Weiyixin becomes the primary beneficiary of Shenzhen Yitian and its subsidiaries.

On January 11, 2021, Shenzhen Yitian transferred its 100% equity interest of Weidong and subsidiaries to Shenzhen Weiyixin; its 100% equity interest YY Online to Weidong and its 100% equity interest in Korgas 233 and Wuhan 233 to YY Online. As a result, Wuhan 233 and Korgas 233 became wholly owned subsidiaries of YY Online and YY Online became wholly owned subsidiary of Weidong and Weidong became wholly owned subsidiary of Shenzhen Weiyixin.

All of these entities are under common control of shareholders of VIYI, which results in the consolidation of Shenzhen Yitian and its subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company.

On July 1, 2021, Weidong acquired 99% interest of Shanghai Guoyu Information Technologies Co., Ltd (“Shanghai Guoyu”). The remaining 1% of Shanghai Guoyu is acquired by YY Online. The aggregate purchase price is RMB 20,000,000. On July 19, 2021 Shanghai Guoyu established 100% owned subsidiary Kashi Guoyu Information Technologies Co., Ltd (“Kashi Guoyu”). On July 14, 2021, Weidong transferred its 100% equity interest of Horgas 233 and Horgas Weidong to Shanghai Guoyu.

On July 19, 2021, Viwo Technology established a fully owned subsidiary Shenzhen Viwotong Technology Co., Ltd. in Shenzhen to support its operations.

(2)     Allocation of expenses

The accompanying unaudited interim condensed consolidated financial statements include the Company’s direct expenses, as well as an allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily share-based compensation expense, salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

The general and administrative expenses allocated from the Parent amounted to RMB 1,408,494 and RMB 598,434 (USD 92,272) for the nine months ended September 30, 2020 and 2021, respectively. Income tax provision reflected in the Company’s unaudited interim condensed consolidated statement of income is calculated based on a separate return basis as the Company’s subsidiaries all filed separate tax returns.

Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Company does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of VIYI and each of the following entities as of September 30, 2021:

Name	Background	Ownership
VIYI Technology Ltd. (“VIYI Ltd”)	• A Hong Kong company • Incorporated on October 9, 2020 • A holding company	100% owned by VIYI
Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”)	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on November 18, 2020 Registered capital of RMB 193,803,000 (USD 30,000,000) • A holding company	100% owned by VIYI Ltd
Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”)	• A PRC limited liability company • Incorporated on March 08, 2011 • Registered capital of RMB 20,000,000 (USD 3,095,927) Primarily engages central processing algorithm in mobile games industry	100% owned by Beijing WiMi before December 24, 2020 VIE of Shenzhen Weiyixin starting on December 24, 2020
Korgas 233 Technology Co., Ltd. (“Korgas 233”)	• A PRC limited liability company • Incorporated on September 15, 2017 • Registered capital of RMB 1,000,000 (USD 154,796) Primarily engages in central processing algorithm in mobile games industry	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by YY Online after January 11, 2021
Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”)	• A PRC limited liability company Incorporated on October 16, 2015 Registered capital of RMB 5,000,000 (USD 773,982) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian
Shenzhen Yiyou Online Technology Co., Ltd. (“YY Online”)	• A PRC limited liability company Incorporated on January 14, 2019 Registered capital of RMB 100,000 (USD 15,480) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by Weidong after January 11, 2021
Wuhan 233 Interactive Entertainment Technology Co., Ltd. (“Wuhan 233”)	• A PRC limited liability company • Incorporated on May 15, 2020 • Registered capital of RMB 100,000 (USD 15,480) Primarily engages in central processing algorithm in mobile games industry	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by YY Online after January 11, 2021
Weidong Technology Co., Ltd. (“Weidong”)	• A PRC limited liability company • Incorporated on October 28, 2020 • Registered capital of RMB 50,000,000 (USD 7,739,818) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian before January 11, 2021; 100% owned by Shenzhen Weiyixin after January 11, 2021
Korgas Weidong Technology Co., Ltd. (“Korgas Weidong”)	• A PRC limited liability company • Incorporated on October 30, 2020 • Registered capital of RMB 20,000,000 (USD 3,095,927) Primarily engages in central processing algorithm in advertising industry	100% owned by Weidong

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Tianjin Weidong Technology Co., Ltd. (“Tianjin Weidong”)	• A PRC limited liability company • Incorporated on December 22, 2020 • Registered capital of RMB 20,000,000 (USD 3,095,927) Primarily engages in AR advertising services	60% owned by Weidong
Fe-da Electronics Company Private Limited (“Fe-da Electronics”)	• A Singapore company • Incorporated on January 9, 2009 • Primarily engages in resale of intelligent chips and customization of central processing units	100% owned by VIYI Acquired in September 2020
Excel Crest Limited (“Excel Crest”)	• A Hong Kong company • Incorporated on September 10, 2020 • Support the daily operations of Fe-da Electronics in Hong Kong • Support the daily operations of Fe-da Electronics in Hong Kong	100% owned by Fe-da Electronics
Shanghai Weimu Technology Co., Ltd. (“Shanghai Weimu”)	• A PRC limited liability company • Incorporated on November 30, 2020 • Registered capital of RMB 50,000,000 (USD 7,739,818) • Engages in providing software support services	58% owned by Shenzhen Weiyixin
Wisdom Lab Inc. (“Wisdom Lab”)	• A Cayman Islands company • Incorporated on May 6, 2021 • Engages in software solution for intelligent chips • No operations as of September 30, 2021	100% owned by Fe-Da Electronics
Viwo Technology Limited. (“Viwo Tech”)	• A Hong Kong company • Incorporated on April 15, 2021 • Engages in intelligent chips design • No operations as of September 30, 2021	55% owned by VIYI Ltd
Shenzhen Viwotong Technology Co., Ltd. (“Viwotong Tech”)	• A PRC limited liability company • Incorporated on July 19, 2021 • Registered capital of RMB 10,000,000 (USD 1,545,595) • No operations as of September 30, 2021	100% owned by Viwo Tech
Shanghai Guoyu Information Technology Co., Ltd. (“Shanghai Guoyu”)	• A PRC limited liability company • Incorporated on March 18, 2019 • Registered capital of RMB 20,000,000 (USD 2,974,641 ) • Engages in R&D and application of intelligent visual algorithm technology	99% owned by Weidong, 1% owned by YY Online
Kashi Guoyu Information Technology Co., Ltd. (“Kashi Guoyu”)

•   A PRC limited liability company

•   Registered capital of RMB 10,000,000
(USD 2,974,641 )

•   Incorporated on July 23, 2021

•   Engages in R&D and application of intelligent visual algorithm technology

•   No operations as of September 30, 2021

100% owned by Shanghai Guoyu

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, the Company operates its internet and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Shenzhen Yitian (from December 24, 2020) is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries.

Shenzhen Yitian

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable commitment letters (collectively the “Contractual Arrangements”, which were signed on December 24, 2020). The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020, Shenzhen Weiyixin has the exclusive right to provide to Shenzhen Yitian consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Shenzhen Weiyixin has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shenzhen Yitian agrees to pay Shenzhen Weiyixin service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by Shenzhen Weiyixin.

Exclusive Share Purchase Option Agreement

Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective unless terminated in the event that the entire equity interests held by registered shareholders in Shenzhen Yitian have been transferred to Shenzhen Weiyixin or until the date when it is terminated by Shenzhen Weiyixin. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholders of Shenzhen Yitian pledged all of their equity interests in Shenzhen Yitian to Shenzhen Weiyixin to guarantee their and Shenzhen Yitian’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations of Shenzhen Yitian or its shareholders. The shareholders of Shenzhen Yitian agree that, without Shenzhen Weiyixin’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The pledge under the equity interest pledge agreement shall take effect upon the completion of registration with the relevant administration for industry and commerce, which was completed as of January 29, 2021, and shall remain valid until the earlier of (1) the completion of all contractual obligations and the repayment of all secured debts, or (2) the time when the pledgee and/or the appointed person(s) have decided, subject to the PRC laws, to purchase the entire

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

equity interests of the pledger in Shenzhen Yitian, and such equity interests of Shenzhen Yitian have been transferred to the pledgee and/or the appointed person(s) in accordance with the law such that the pledgee and/or the appointed person(s) may lawfully engage in the business of Shenzhen Yitian.

Loan Agreement

Pursuant to the loan agreement dated December 24, 2020, Shenzhen Weiyixin agreed to provide loans to the registered shareholders of Shenzhen Yitian, to be used exclusively as investment in Shenzhen Yitian. The loan must not be used for any other purposes without the relevant lender’s prior written consent. The term of the loan agreement commences from the date of the agreement and ends on the date the lender exercises its exclusive option under the relevant exclusive share purchase option agreement, or when certain defined termination events occur, such as if the lender sends a written notice demanding repayment to the borrower, or upon the default of the borrower, whichever is earlier. After the lender exercises its exclusive option, the borrower may repay the loan by transferring all of its equity interest in the relevant Onshore Holdco to the lender, or a person or entity nominated by the lender, and use the proceeds of such transfer as repayment of the loan. If the proceeds of such transfer is equal to or less than the principal of the loan under the loan agreement, the loan is considered interest-free. If the proceeds of such transfer is higher than the principal of the loan under the loan agreement, any surplus is considered interest for the loan.

Power of Attorney

Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each shareholder of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Shenzhen Weiyixin effective control of Shenzhen Yitian and enable Shenzhen Weiyixin to receive all of their expected residual returns, the Company accounts for Shenzhen Yitian as a VIE on December 24, 2020. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

necessary for a fair presentation of its financial position and operation results. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2021. Accordingly, these unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended December 31, 2019 and 2020.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entity (“VIE”) and VIE’s subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position, the fair value of contingent consideration related to business acquisitions and allocation of expenses from the Parent and Beijing WiMi. Actual results could differ from these estimates.

Foreign currency translation and other comprehensive income (loss)

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of VIYI is Hong Kong Dollar, its subsidiary in Singapore is U.S. dollar, and its other subsidiaries which are incorporated in PRC are RMB, respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim condensed consolidated financial statements, the financial information of the Company and other entities located outside of the PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

Translation adjustments included in accumulated other comprehensive loss amounted to RMB 2,130,654 and RMB 2,148,237 (USD 331,242) as of December 31, 2020 and September 30, 2021, respectively. The balance sheet amounts, with the exception of shareholders’ equity, at December 31, 2020 and September 30, 2021 were translated at RMB 1.00 to HKD 1.1882 and to HKD 1.20039, respectively. The average translation rates applied to statement of income accounts for the nine months ended September 30, 2020 and 2021 were RMB 1.00 to HKD 1.1095 and to HKD 1.2002, respectively. The balance sheet amounts, with the exception of shareholders’ equity at December 31, 2020 and September 30, 2021were translated at RMB 1.00 to USD 0.1533 and to USD 0.1542, respectively. The average translation rates applied to statement of income accounts for the nine months ended September 30, 2020 and 2021 were RMB 1.00 to USD 0.1430 and to USD 0.1545, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheet.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income and unaudited interim condensed consolidated statements of cash flows from RMB into USD as of and for the nine months ended September 30, 2021 are solely for the convenience of the reader and were calculated at the rate of RMB 1.00 to USD 0.1545, representing the mid-point reference rate set by Peoples’ Bank of China on September 30, 2021. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

Short term investments

Short-term investments are investments in wealth management product with underlying in cash, bonds and equity funds. The investments can be redeemed any time and their carrying values approximate their fair values. The gain (loss) from sale of any investments and fair value change are recognized in the statements of income and comprehensive income. Loss from short term investments for the nine months ended September 30, 2020 and 2021 amounted to RMB 0 and RMB 1,623,470 (USD 250,327), respectively.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the fiscal year ended December 31, 2019 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i)     Central Processing Advertising Algorithm Services

For the advertising algorithm services, the Company’s performance obligation is to identify advertising spaces, embed images or videos into films, shows and short form videos that are hosted by leading online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) for online display).

The Company enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by the Company, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) the Company is primarily responsible to its customers for products and services offered where the products were designed in house and the Company has customer services team to directly serve the customers; and (2) having latitude in establish pricing. Therefore the Company acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

(ii)     Mobile Games Services

The Company generates revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s promise to its customers is to provide the products or services or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products or services prior to transferring it. Control is evidenced by if the Company is primarily responsible for fulling the provision of services and has discretion in establishing the selling price. When the Company controls the products or services, its promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

— Jointly operated mobile game publishing services

The Company offers publishing services for mobile games developed by third-party game developers. The Company acted as a distribution channel that it will publish the games on their own app or a third-party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. The Company contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third-party payment platforms and the co-publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. The Company’s obligation in the publishing services is completed at a point in time when the game players made a payment to purchase coins.

With respect to the publishing services arrangements between the Company and the game developer, the Company considered that the Company does not control the services as evidenced by (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the third-party platforms; (iii) the developers or third-party platforms have the right to change the pricing of in game virtual items. The Company’s responsibilities are publishing, providing payment solution and market promotion service, and thus the Company views the game developers to be its customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, the Company records the game publishing service revenue from these games, net of amounts paid to the game developers.

— Licensed out mobile games

The Company also licenses third parties to operate its mobile games developed internally through mobile portal and receives revenue from the third-party licensee operators on a monthly basis. The Company’s performance obligation is to provide mobile games to game operators which enable players of the mobile games to make in game purchases and the Company recognized revenue at a point in time when game players completed the purchases. The Company records revenues on a net basis, as the Company does not have the control of the services provided as it does not have the primary responsibility for fulfillment nor does not have the right to change the pricing of the game services.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

(iii)     Sale of intelligent chips

Starting in September 2020, the Company has also been engaged in resale of intelligent chips products and accessories. The Company typically enters into written contracts with its customer where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services are transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. The Company considers this guidance in conjunction with the terms in the Company’s arrangements with both suppliers and customers.

In general, the Company controls the products as it has the obligation to (i) fulfill the products delivery and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, the Company has control to set its selling price to ensure it would generate profit for the products delivery arrangements. The Company believes that all these factors indicate that the Company is acting as a principal in this transaction. As a result, revenue from the sales of products is presented on a gross basis.

(iv)     Revenue from software development

The Company also designs software for central processing units based on customers’ specific needs. The contract is typically fixed priced and does not provide any post contract customer support or upgrades. The Company’s performance obligation is to design, develop, test and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefit for each separate service. The duration of the development period is short, usually less than one year.

The Company’s revenue from software development contracts are generally recognized over time during the development period and the Company has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on the Company’s measurement of progress towards completion based on output methods when the Company could appropriately measure the customization progress towards completion by reaching certain milestones specified in contracts. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

The Company’s disaggregated revenue streams in consideration of the Company’s type of goods and services, timing of transfer of goods or services and sales channels are as follows:

	September 30, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Central processing advertising algorithm services	84,548,909	184,202,464	28,402,638
Mobile games	—	10,786,354	1,663,175
Sales of intelligent chips	—	155,864,464	24,033,130
Software development	—	16,825,640	2,594,387
Total revenues	84,548,909	367,678,922	56,693,330

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The Company’s revenue by geographic locations are summarized below:

	September 30, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Mainland PRC revenues	84,548,909	194,988,818	30,065,810
Hong Kong revenues	—	16,825,640	2,594,390
International revenues	—	155,864,464	24,033,130
Total revenues	84,548,909	367,678,922	56,693,330

Cost of revenues

Cost of revenue for central processing algorithm services comprised of costs paid to channel distributors based on the sales agreements, shared costs with content providers based on the profit sharing arrangements, third party consulting services expenses and compensation expenses for the Company’s professionals.

For intelligent chip and services, the cost of revenue consist primarily of the costs of products sold and third party software development costs.

Cost allocation

Cost allocation include allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

Noncontrolling interests

Noncontrolling interest consists of an aggregate of 42% of the equity interest of Shanghai Weimu and 40% of the equity interest of Tianjin Weidong (no operations) held by other investors. Excess of contribution received from noncontrolling shareholders over carrying value of the entity is recorded in additional paid in capital. The noncontrolling interests are presented in the unaudited interim condensed consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the results of the Company are presented on the face of the unaudited interim condensed consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Noncontrolling interest consist of the following:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Shanghai Weimu	2,088,079	2,327,471	358,879

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. During the nine months ended September 30, 2020 and 2021, there was no dilutive shares.

Note 3 — Variable interest entity (“VIE”)

Shenzhen Weiyixin entered into Contractual Arrangements with Shenzhen Yitian on December 24, 2020. The significant terms of these Contractual Arrangements are summarized in “Note 1 — Nature of business and organization” above. As a result, the Company classifies Shenzhen Yitian as VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE.

Shenzhen Weiyixin is deemed to have a controlling financial interest and be the primary beneficiary of Shenzhen Yitian because it has both of the following characteristics:

(1)    The power to direct activities at Shenzhen Yitian that most significantly impact such entity’s economic performance, and

(2)    The right to receive benefits from Shenzhen Yitian that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Shenzhen Yitian pays service fees equal to all of its net income to Shenzhen Weiyixin. The Contractual Arrangements are designed so that Shenzhen Yitian operate for the benefit of Shenzhen Weiyixin and ultimately, the Company.

Accordingly, the accounts of Shenzhen Yitian were consolidated in the accompanying financial statements as VIE of Shenzhen Weiyixin from December 24, 2020 forward and retroactively as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company. Under the VIE Arrangements, the Company has the power to direct activities of Shenzhen Yitian and can have assets transferred out of Shenzhen Yitian. Therefore, the Company considers that there is no asset in Shenzhen Yitian that can be used only to settle obligations of Shenzhen Yitian, except for registered capital and PRC statutory reserves, if any. As Shenzhen Yitian is incorporated as limited liability company under the Company Law of the PRC, creditors of the Shenzhen Yitian do not have recourse to the general credit of the Company for any of the liabilities of Shenzhen Yitian.

The carrying amount of the VIE’ unaudited interim condensed consolidated assets and liabilities are as follows:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
Current assets	58,290,571	15,840,692	2,442,516
Property and equipment, net	35,837	27,258	4,203
Other noncurrent assets	257,153,706	216,524,345	33,386,429
Total assets	315,480,114	232,392,295	35,833,148
Total liabilities	33,601,658	126,585,090	19,518,472
Net assets	281,878,456	105,807,205	16,314,676

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Variable interest entity (“VIE”) (cont.)

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current liabilities:
Accounts payable	10,666,360	624,241	96,253
Deferred revenues	4,902,873	—	—
Other payables and accrued liabilities	959,753	373,142	57,536
Due to WiMi Inc.	12,725,539	12,725,539	1,962,183
Operating lease liabilities	292,441	105,521	16,271
Taxes payable	3,581,020	673,138	103,793
Total current liabilities	33,127,986	14,501,581	2,236,036
Operating lease liabilities – noncurrent	50,755	—	—
Deferred tax liabilities, net	422,917	—	—
Intercompany payables	—	112,083,509	17,282,436
Total liabilities	33,601,658	126,585,090	19,518,472

The summarized operating results of the VIE’s are as follows:

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2021	For the nine months ended September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	84,548,909	10,717,317	1,652,530
Gross profit	35,304,275	9,997,317	1,541,511
Income from operations	28,733,857	5,322,517	820,692
Net income	27,736,392	4,357,772	671,936

The summarized statements of cash flow of the VIE’s are as follows:

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2021	For the nine months ended September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	14,542,954	2,063,604	318,192
Net cash used in investing activities	(21,674,830)	(1,000,001)	(154,193)
Net cash provided by financing activities	6,138,492	—	—
Net (decrease) increase in cash and cash equivalents	(993,384)	1,063,603	163,999
Cash and cash equivalents, beginning of period	2,182,694	12,226,047	1,885,165
Cash and cash equivalents, end of period	1,189,310	13,289,650	2,049,164

In the opinion of management and the Company’s PRC counsel, (i) the ownership structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Shenzhen Yitian and the VIE are in compliance with existing PRC laws and regulations in all material respects.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Variable interest entity (“VIE”) (cont.)

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management and the Company’s PRC counsel, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

If the contracts are deemed not enforceable, the Company may lose effective control of Shenzhen Yitian and will de-consolidate Shenzhen Yitian from the Company’s financial statements. The deconsolidation will result in removal of VIE’s total assets and total liabilities which amounted to RMB 232,392,295 and RMB 126,585,090, respectively as of September 30, 2021. The Company may recognize a loss from deconsolidation for the net assets amount disposed of RMB 105,807,205.

Note 4 — Business combination

Acquisition of Fe-da Electronics

On September 27, 2020, VIYI entered into Acquisition Framework Agreement, which was amended and supplemented on September 28, 2020, to acquire 100% equity interests of Fe-da Electronics Company Pte Ltd. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s computer chip and intelligent chip business. The transaction consummated on September 28, 2020. According to the agreement, acquisition consideration is up to USD 35 million (approximately RMB 228.4 million) to acquire the 100% equity interests of Fe-da Electronics. Pursuant to the amended and supplemented agreement, VIYI is to pay USD 15 million (approximately RMB 97.9 million) in cash, and the remaining cash payments for this acquisition are expected to be made in three installments during the next three years, subject to the fulfilment of certain performance conditions by Fe-da Electronics. The first payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2022 if the net income of Fe-da Electronics for the year of 2021 is at least USD 3 million (approximately RMB 19.6 million); the second payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2023 if the net income of Fe-da Electronics for the year of 2022 is at least USD 6 million (approximately RMB 39.1 million); and the third payment of USD 8 million (approximately RMB 52.2 million) is due on March 31, 2024 if the net income of Fe-da Electronics for the year of 2023 is at least USD 9 million (approximately RMB 58.7 million). On March 24, 2020, the Company and Fe-da Electronics signed a second amended agreement to amend the terms of payment for the three installments above to be settled altogether on March 31, 2024 instead of over three years. If Fe-da Electronics is unable to meet the performance target in any year, the Company is entitled to a refund of consideration in two times the difference of actual and target net income up to USD 20 million. VIYI paid USD 15 million (approximately RMB 97.9 million) on November 27, 2020.

The main businesses of Fe-da Electronics are the resale of central processing units (“CPU”) for computers and servers. After integrating Fe-da Electronics into VIYI, the Company plans to both retain and strengthen Fe-da Electronics’ current team in its development and customization of central processing algorithm services. The Company also plans to utilize Fe-da Electronics’ existing artificial intelligence (“AI”) and cloud computing technologies to further unlock its potential in the development of cloud service solutions.

The Company’s acquisition of Fe-da Electronics was accounted for as a business combination in accordance with ASC 805. Management estimated the fair value of consideration including any contingent consideration based on the present value of the probability-weighted expected amount of the future payments. The Company then allocated the fair value of consideration of Fe-da Electronics based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of consideration to acquire Fe-da Electronics on September 28, 2020:

	RMB	USD
Present value of cash to be paid by November 30, 2020	101,472,360	14,867,309
Present value of contingent cash installments	1,949,926	285,695
Total consideration at fair value	103,422,286	15,153,004

As of December 31, 2020 and September 30, 2021, acquisition payable amounted to RMB 1,864,131, net of discount of RMB 1,830,546 and RMB 2,272,724 (USD 350,437), net of discount of RMB 1,399,588 (USD 215,806), respectively. During the nine months ended September 30, 2020 and 2021, a total of nil and RMB 418,970 (USD 64,602) was recorded for amortization expense of acquisition payable discount, respectively.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Fe-da Electronics based on valuation performed by an independent valuation firm engaged by the Company and translated the fair value from USD to RMB using the exchange rate on September 28, 2020 at the rate of USD 1.00 to RMB 6.8252.

	Fair value	Fair value
	RMB	USD
Cash and cash equivalents	2,413,276	353,583
Other current assets	42,183,452	6,180,544
Plant and equipment	9,930	1,455
Intangible assets	30,353,889	4,447,326
Other noncurrent assets	89,252	13,078
Total assets	75,049,799	10,995,986
Total liabilities	(27,170,661)	(3,980,933)
Fair value of net assets acquired	47,879,138	7,015,053
Goodwill	55,543,148	8,137,951
Total consideration	103,422,286	15,153,004

Customer relationship, including the customer list, the awareness of customer views and expectations and continuous interactions with customers, with a fair value of approximately RMB 27.3 million (USD 4.0 million) and estimated finite useful life of 4 years and technology know-hows, including the central processing algorithm technology and the artificial intelligence (“AI”) and cloud computing technologies, with a fair value of approximately RMB 3.1 million (USD 0.4 million) and estimated finite useful life of 5 years were raised from the acquisition.

Approximately RMB 55.5 million (USD 8.1 million) of goodwill arising from the acquisition is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

The following unaudited pro forma combined results of operations present the Company’s financial results as if the acquisition of Fe-da Electronics had been completed on January 1, 2020. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

that the Company would have recognized had it completed the transaction on January 1, 2020. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

	For the Nine Months Ended September 30, 2020
	(Unaudited)
	VIYI	Fe-da Electronics	Adjustment for Business Combination	Pro Forma Combined
	RMB	RMB		RMB
OPERATING REVENUES:	84,548,909	359,073,977	—	443,622,886

COST OF REVENUES:	(49,244,634)	(358,738,429)	—	(407,983,063)

GROSS PROFIT	35,304,275	335,548	—	35,639,823

OPERATING EXPENSES:
Selling expenses	(591,031)	—	—	(591,031)
General and administrative expenses	(4,877,400)	(1,527,135)	(5,287,774)*	(11,692,309)
Research and development expenses	(1,101,987)	—	—	(1,101,987)
Total operating expenses	(6,570,418)	(1,527,135)	(5,287,774)	(13,385,327)

INCOME (LOSS) FROM OPERATIONS	28,733,857	(1,191,587)	(5,287,774)	22,254,496

OTHER INCOME (EXPENSES)
Interest income	2,673	12	—	2,685
Finance expenses, net	(10,169)	(527,414)	—	(537,583)
Other income, net	445,930	258,678	—	704,608
Total other income (expenses), net	438,434	(268,724)	—	169,710

INCOME (LOSS) BEFORE INCOME TAXES	29,172,291	(1,460,311)	(5,287,774)	22,424,206

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(679,650)	—	—	(679,650)
Deferred	543,751	—	898,916	1,442,667
Total (provision for) benefit of income tax	(135,899)	—	898,916	763,017

NET INCOME (LOSS)	29,036,392	(1,460,311)	(4,388,858)	23,187,223

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—	(12,162)	—	(12,162)

COMPREHENSIVE INCOME (LOSS)	29,036,392	(1,472,473)	(4,388,858)	23,175,061

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000	—	—	300,000,000

INCOME PER SHARE
Basic and diluted	0.10	—	—	0.08

____________

*        To adjust the amortization of intangibles due to the business combination and related tax effect.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

Acquisition of Shanghai Guoyu:

On July 1, 2021, Weidong acquired 99% interest of Shanghai Guoyu Information Technologies Co., Ltd (“Shanghai Guoyu”). The remaining 1% of Shanghai Guoyu is acquired by YY Online. The aggregate purchase price is RMB 20,000,000. On July 19, 2021 Shanghai Guoyu established 100% owned subsidiary Kashi Guoyu Information Technologies Co., Ltd (“Kashi Guoyu”). On July 14, 2021, Weidong transferred its 100% equity interest of Horgas 233 and Horgas Weidong to Shanghai Guoyu.

Shanghai Guoyu is committed to the R&D and application of intelligent visual algorithm technology, using image recognition, data analysis and modeling, virtual imaging, visual artificial intelligence algorithm and other technologies, integrating algorithm and data processing capabilities, and integrating functions from data processing to algorithm application, so as to provide customers with a full stack of intelligent visual algorithm services. At present, Shanghai Guoyu mainly serves the Internet marketing industry. The development of Shanghai Guoyu’s business is closely related to the progress and development of the computer vision industry and the Internet marketing industry.

The Company’s acquisition of Shanghai Guoyu was accounted for as business combination in accordance with ASC 805. The Company then allocated the fair value of consideration of Shanghai Guoyu based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Shanghai Guoyu based on valuation performed by an independent valuation firm engaged by the Company and translated the fair value from USD to RMB using the exchange rate on July 1, 2021 at the rate of USD 1.00 to RMB 6.4709.

	Fair value	Fair value
	RMB	USD
Software	8,955,000	1,383,888
Goodwill	13,283,750	2,052,844
Deferred tax liabilities	(2,238,750)	(345,972)
Total consideration	20,000,000	3,090,760

The amount of sales net income what resulted from the acquisition and included in the consolidated statements of income and comprehensive income during the nine months ended September 30, 2021 were immaterial.

Pro forma results of operations for the acquisition described above have not been presented because it is not material to the consolidated statements of income and comprehensive income.

Note 5 — Short term investments

Short term investments consist of the following:

	December 31, 2020	September 30, 2021	September 30, 2021
		(Unaudited)	(Unaudited)
	RMB	RMB	USD
Wealth management products(1)	—	98,152,691	15,134,408

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Short term investments (cont.)

Fair value disclosure:

	September 30, 2021	September 30, 2021 Fair Value
		Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Wealth management products	98,152,691	98,152,691	—	—

There is no transfer between the levels for the periods presented.

____________

(1)      During the nine months ended September 30, 2021, the Company invested a total of RMB 101 million (USD 15.6 million) in wealth management products and redeemed approximately RMB 1.2 million (USD 0.2 million). The fair value change resulted in loss of approximately RMB 1.6 million (USD 0.3 million) for the nine months ended September 30, 2021.

Note 6 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Accounts receivable	52,422,407	53,054,483	8,180,603
Less: allowance for doubtful accounts	(722,693)	(722,693)	(111,434)
Accounts receivable, net	51,699,714	52,331,790	8,069,169

The following table summarizes the changes in allowance for doubtful accounts:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Beginning balance	59,103	722,693	111,434
Addition	663,590	—	—
Write-off	—	—	—
Ending balance	722,693	722,693	111,434

Provision for doubtful accounts for the nine months ended September 30, 2020 and 2021 amounted to RMB 57,766 and nil, respectively.

Note 7 — Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Office electronic equipment	389,281	603,247	93,017
Office fixtures and furniture	3,210	3,190	492
Leasehold improvements	487,289	485,983	74,935
Subtotal	879,780	1,092,420	168,444
Less: accumulated depreciation	(501,507)	(598,689)	(92,314)
Total	378,273	493,731	76,130

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Property and equipment, net (cont.)

Depreciation expense for the nine months ended September 30, 2020 and 2021 amounted to RMB 11,175 and RMB 97,378 (USD 15,015), respectively.

Note 8 — Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements and technology know-hows. The following table summarizes acquired intangible asset balances as of:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Customer relationships	26,099,600	25,941,600	4,000,000
Non-compete agreements	17,400,000	17,400,000	2,682,949
Technology know-hows	2,918,757	2,901,088	447,326
Software copyright	—	8,955,000	1,380,794
Subtotal	46,418,357	55,197,688	8,511,069
Less: accumulated amortization	(17,485,496)	(24,838,741)	(3,829,947)
Intangible assets, net	28,932,861	30,358,947	4,681,122

Amortization expense for the nine months ended September 30, 2020 and 2021 amounted to RMB 2,175,000 and RMB 7,352,566 (USD 1,133,711), respectively.

The estimated amortization is as follows:

Twelve months ending September 30,	Estimated amortization expense	Estimated amortization expense
	RMB	USD
2022	8,856,618	1,365,624
2023	8,856,618	1,365,624
2024	8,856,618	1,365,624
2025	2,371,218	365,624
2026	1,417,875	218,626
Total	30,358,947	4,681,122

Note 9 — Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. The following table summarizes the components of acquired goodwill balances as of:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Goodwill from Shenzhen Yitian acquisition(a)	92,990,256	92,990,256	14,338,400
Goodwill from Fe-da Electronics acquisition(b)	53,099,316	52,777,868	8,137,951
Goodwill from Shanghai Guoyu acquisition(c)	—	13,283,750	2,048,254
Goodwill	146,089,572	159,051,874	24,524,605

____________

(a)      Goodwill represents the excess fair value of consideration over the identifiable assets of Shenzhen Yitian acquired by Beijing WiMi in 2015 for the central processing algorithm services segment.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Goodwill (cont.)

(b)      VIYI acquired Fe-da Electronics in 2020 to acquire 100% of the capital stock of Fe-da Electronics for a net consideration of approximately RMB 98.3 million (approximately USD 15.2 million). The excess fair value of consideration over the identifiable assets acquired of approximately RMB 52.6 million (approximately USD 8.1 million) was allocated to goodwill for the intelligent chips and services segment.

(c)      Weidong and YY Online acquired Shanghai Guoyu in 2021 to acquire 100% of the capital stock of Shanghai Guoyu for a net consideration of RMB 20,000,000 (approximately USD 3.1 million). The excess fair value of consideration over the identifiable assets acquired of RMB 13,283,750 (approximately USD 2.0 million) was allocated to goodwill for the central processing algorithm services segment.

The changes in the carrying amount of goodwill allocated to reportable segments as of December 31, 2020 and September 30, 2021 are as follows:

	Central processing algorithm services	Intelligent chips and services	Total	Total
	RMB	RMB	RMB	USD
As of December 31, 2019	92,990,256	—	92,990,256	14,394,554
Add: acquisition of Fe-da Electronics	—	55,543,148	55,543,148	8,597,877
Translation difference	—	(2,443,832)	(2,443,832)	(376,296)
As of December 31, 2020	92,990,256	53,099,316	146,089,572	22,616,135
Add: acquisition of Shanghai Guoyu	13,283,750	—	13,283,750	2,048,254
Translation difference	—	(321,448)	(321,448)	(139,784)
As of September 30, 2021 (Unaudited)	106,274,006	52,777,868	159,051,874	24,524,605

Note 10 — Related party transactions and balances

Due to Parent are those nontrade payables arising from transactions between the Company and the Parent, such as advances made by the Parent on behalf of the Company, and allocated shared expenses paid by the Parent. Those balances are unsecured and non-interest bearing and are payable on demand.

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Due to Parent	119,077,543	108,785,908	16,773,970
	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Gou Lei (Non-controlling shareholder and legal representative of Shanghai Weimu)	—	1,500,000	231,289

The Company’s subsidiary Shanghai Weimu borrowed RMB 500,000 (approximately USD 78,000) from Gou Lei from April 9, 2021 to May 24, 2021. The loan bears interest of 7% per annum and unsecured. The Company repaid the RMB 500,000 loan in May 2021.

Shanghai Weimu also borrowed RMB 700,000 (approximately USD 110,000) from Gou Lei from June 29, 2021 to July 24, 2021. The loan bears interest of 7% per annum and unsecured. The Company repaid the loan in July 2021.

Shanghai Weimu also borrowed RMB 1,200,000 (approximately USD 185,031) from Gou Lei from July 9, 2021 to October 8, 2021. The loan bears interest of 7% per annum and unsecured.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related party transactions and balances (cont.)

Shanghai Weimu also borrowed RMB 300,000 (approximately USD 46,258) from Gou Lei from September 18, 2021 to December 17, 2021. The loan bears interest of 7% per annum and unsecured.

Shanghai Weimu also borrowed RMB 75,249 (approximately USD 11,600) from Gou Lei from August 10, 2021 to October 9, 2021. The loan bears no interest. The Company repaid the loan in September 2021.

In addition, Shanghai Weimu also borrowed RMB 840,896 (approximately USD 129,600) from Gou Lei during the nine months ended September 30, 2021, the amount was non-interest bearing, unsecured and payable on demand. RMB 840,896 (approximately USD 129,600) has been repaid during the nine months ended September 30, 2021.

Interest expense for the loans amounted to RMB 9,014 (approximately USD 1,390) for the nine months ended September 30, 2021.

Note 11 — Banking facility

Outstanding balance of banking facility consisted of the following:

Lender	Term	Interest rate	Collateral/ Guarantee	December 31, 2020	September 30, 2021	September 30, 2021
				RMB	RMB	USD
					(Unaudited)	(Unaudited)
DBS Bank, Ltd. (“DBS”)	July 8, 2020 to February 28, 2021	DBS Prevailing Cost of Funds + 2.5% (Approximately 5% – 5.5%)	Guaranteed by Mr. Huang Guanchao (Fe-da Electronics’ former director) and Mr. Lim Tzea (Fe-da Electronics’ general manager and director) and Mr. Lim Tzea’s assigned life insurance	13,049,800	—	—

On July 8, 2020, Fe-da Electronics renewed USD 2 million (approximately RMB 13.0 million) banking facility from DBS to replace the old banking facility dated July 4, 2019. The renewed banking facility is available for utilization from July 8, 2020 to July 8, 2021. The facility can be used as inventory/stock financing facility or trade facilities. Fe-Da mainly used the credit facilities for inventory financing. The funds are released from DBS to vendors directly and FE-DA is required to pay DBS in 60 days.

During the nine months ended September 30, 2021, Fe-da Electronics borrowed additional USD 1,182,468 (RMB 7,638,862) and repaid USD 3,182,468 (RMB 20,559,062) to the credit line. Interest expense pertaining to the above facility for the nine months ended September 30, 2021 amounted to RMB 50,198 (USD 7,770). The outstanding balance of the facility has been paid off. As the owner of Fe-da Electronics has been changed after the acquisition, the revised banking facility is no longer available for utilization starting from February 2021.

Note 12 — Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, VIYI and Wisdom Lab are not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Taxes (cont.)

Hong Kong

VIYI Ltd, Excel Crest, Viwo Tech and Viwotong Tech are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, VIYI Ltd, Excel Crest, Viwo Tech and Viwotong Tech are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Singapore

Fe-da Electronics is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately RMB 49,000) taxable income and 50% of the next SGD 190,000 (approximately RMB 937,000) taxable income are exempted from income tax.

PRC

The subsidiaries and VIE incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. In addition, 75% of R&D expenses of the PRC entities are subject to additional deduction from pre-tax income.

Korgas 233, Korgas Weidong and Kashi Guoyu were formed and registered in Korgas and Kashi in Xinjiang Provence, China in 2017, 2020 and 2021. These companies are not subject to income tax for 5 years and can obtain another two years of tax exempt status and three years at reduced income tax rate of 12.5% after the 5 years due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai was formed and registered in Qianhai District in Guangdong Provence, China in 2015. The company is subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Weidong was formed and registered in the free tax zone in Hainan Provence, China in 2020. The company is subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Tax savings for the nine months ended September 30, 2020 and 2021 amounted to RMB 7,537,654 and RMB 15,487,747 (USD 2,388,094), respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.03 and RMB 0.03 per share for nine months ended September 30, 2020 without the preferential tax rate reduction, respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.05 (USD 0.01) and RMB 0.05 (USD 0.01) per share for the nine months ended September 30, 2021 without the preferential tax rate reduction, respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Taxes (cont.)

Significant components of the provision for income taxes are as follows:

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2021	For the nine months ended September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current	(679,650)	(1,944,738)	(299,864)
Deferred	543,751	1,415,114	218,200
Income tax expense	(135,899)	(529,624)	(81,664)

Deferred tax assets and liabilities — China

Significant components of deferred tax assets and liabilities were as follows:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Deferred tax assets:
Net operating loss carryforwards	405,173	1,121,879	172,985
Less: valuation allowance	(405,173)	(1,121,879)	(172,985)
Deferred tax assets, net	—	—	—

Deferred tax liabilities:
Recognition of intangible assets arising from business combinations	5,053,920	5,847,575	901,652
Total deferred tax liabilities, net	5,053,920	5,847,575	901,652

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s cumulative net operating loss (“NOL”) of approximately RMB 1,121,879 (USD 172,985) as of September 30, 2021 was mainly from NOL of Shenzhen Yitian, Shenzhen Weiyixin and Wuhan 233. The NOL starts to expire in 2023. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of fair value adjustment from acquisitions in 2015. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2020 and September 30, 2021, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the nine months ended September 30, 2020 and 2021 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2021.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Taxes (cont.)

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price and VAT rates range up to 13% in China, depending on the type of service provided or product sold, and GST rate is generally 7% in Singapore.

Taxes payable consisted of the following:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
VAT taxes payable	1,393,885	605,787	93,408
Income taxes payable	3,891,074	736,551	113,571
Other taxes payable	162,064	55,561	8,567
Totals	5,447,023	1,397,899	215,546

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In China, the insurance coverage of each bank is RMB 500,000. As of September 30, 2021, cash balance of RMB 114,502,058 (USD 17,655,358) was deposited with financial institutions located in China, of which RMB 108,871,453 (USD 16,787,161) was subject to credit risk. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2021, cash balance of USD 7,658,927, approximately RMB 49,700,000 was maintained at financial institutions in Hong Kong, of which USD 7,511,513 approximately RMB 48,700,000 was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of September 30, 2021, cash balance of SGD 569,747 approximately RMB 2,700,000 (USD 418,000) was maintained at DI Scheme banks in Singapore, of which SGD 338,915 approximately RMB 1,614,000 (USD 249,000) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer concentration risk

For the nine months ended September 30, 2020, one customer accounted for 10.7% of the Company’s total revenues. For the nine months ended September 30, 2021, one customer accounted for 24.6% of the Company’s total revenues.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Concentration of risk (cont.)

As of December 31, 2020, three customers accounted for 32.5%, 15.7% and 10.4% of the Company’s accounts receivable. As of September 30, 2021, two customers accounted for 19.4% and 15.2% of the Company’s accounts receivable.

Vendor concentration risk

For the nine months ended September 30, 2020, two vendors accounted for 45.3% and 40.9% of the Company’s total purchases. For the nine months ended September 30, 2021 two vendors accounted for 39.3% and 16.3% of the Company’s total purchases.

As of December 31, 2020, three vendors accounted for 47.7%, 28.1% and 17.8% of the Company’s accounts payable. As of September 30, 2021, five vendors accounted for 22.4%, 19.1%, 19.1%, 16.5%, and 10.9% of the Company’s accounts payable.

Note 14 — Leases

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

The Company has entered into eight non-cancellable operating lease agreements for eight office spaces expiring through December 2023. As of December 31, 2020, upon adoption of FASB ASU 2016-02, the Company recognized approximately RMB 1.6 million right of use (“ROU”) assets and same amount of lease liabilities based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of 7% based on duration of lease terms. No additional ROU asset and lease liability was recognized during the nine months ended September 30, 2021. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration and the weighted average remaining lease terms are 1 year.

Operating lease expenses are allocated between the cost of revenue and selling, general, and administrative expenses. Rent expenses for the nine months ended September 30, 2020 and 2021 was RMB 899,261 and RMB 2,069,447 (USD 319,093), respectively.

The maturity of the Company’s lease obligations is presented below:

Twelve Months Ending September 30,	Operating Lease Amount	Operating Lease Amount
	RMB	USD
2022	666,090 *	102,706
2023	133,877	20,644
Total lease payments	799,967	123,350
Less: Interest	(33,580)	(5,178)
Present value of lease liabilities	766,387	118,172

____________

*        include the operating leases with a term less than one year.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Shareholders’ equity

Ordinary shares

VIYI was established under the laws of Cayman Islands on September 24, 2020 with authorized share of 1,000,000,000 ordinary shares of par value USD 0.0001 each and 300,000,000 shares outstanding.

Capital contribution

During the nine months ended September 30, 2020 and 2021, the Company’s shareholders contributed RMB 4,729,998 and nil to the Company.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by SZ Weiyixin, Shanghai Weimu, and Shenzhen Yitian, Shenzhen Qianhai, YY Online, Wuhan 233, Korgas 233, Weidong, Shenzhen Viwotong, Shanghai Guoyu, Korgas Guoyu and Korgas Weidong (collectively “VIYI PRC entities”) only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying unaudited interim condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of VIYI PRC entities.

VIYI PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, VIYI PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict VIYI PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of September 30, 2021, amounts restricted are the paid-in-capital and statutory reserve of VIYI PRC entities, which amounted to RMB 192,055,012 (USD 29,613,441).

Statutory reserve

As of December 31, 2020 and September 30, 2021, VIYI PRC entities collectively attributed RMB 4,964,820 and RMB 8,834,756 (USD 1,362,253), of retained earnings for their statutory reserves, respectively.

Note 16 — Commitments and contingencies

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited interim condensed consolidated financial statements.

Variable interest entity structure

In the opinion of management and the Company’s PRC legal counsel, (i) the ownership structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Shenzhen Yitian and the VIE are in compliance with existing PRC laws and regulations in all material respects.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Commitments and contingencies (cont.)

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management and the PRC counsel, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and would be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft will be signed into law and whether the final version will have any substantial changes from the draft. Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of the Company’s current corporate structure, corporate governance and business operations. If the ownership structure, contractual arrangements and business of the company are found to be in violation of any existing or future PRC laws or regulations, or the Company fails to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating the Company’s income, shutting down its servers, discontinuing or placing restrictions or onerous conditions on the Company’s operations, requiring the Company to undergo a costly and disruptive restructuring, restricting or prohibiting its use of proceeds from this offering to finance its business and operations in China and taking other regulatory or enforcement actions that could be harmful to the Company’s business. Any of these actions could cause significant disruption to the Company’s business operations and could severely damage its reputation, which would in turn materially and adversely affect its business, financial condition and results of operations.

Moreover, If VIE or the registered shareholders fail to perform their respective obligations under the contractual arrangements, the Company may incur substantial costs and expend substantial resources to enforce its rights. All of these contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration or litigation in the PRC. There are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the outcome of arbitration or litigation. These uncertainties could limit its ability to enforce these Contractual Arrangements. In the event the Company is unable to enforce these contractual arrangements or the Company experiences significant delays or other obstacles in the process of enforcing these contractual arrangements, the Company may not be able to exert effective control over the VIE and may lose control over the assets owned by Shenzhen Yitian. The financial performance may be adversely and materially affected as a result and the Company may not be eligible to consolidate the financial results of Shenzhen Yitian into its financial results.

Coronavirus (“COVID-19”)

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China from February to mid-March in 2020. All of the Company’s business operations and the workforce are concentrated in China, so the Company closed offices and implemented work-from-home policy during that period. Due to the nature of the

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Commitments and contingencies (cont.)

Company’s business, the impact of the closure on the operational capabilities was not significant. However, the Company’s customers were negatively impacted by the pandemic and reduced their budgets for online advertising and marketing. Potential impact to the Company’s results of operations for 2021 will also depend on economic impact due to the pandemic and if any future resurgence of the virus in China, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year over year in the remaining of 2021 and beyond.

Note 17 — Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two operating segments: (1) central processing algorithm services and (2) intelligent chips and services.

The following tables present summary information by segment for the nine months ended September 30, 2020 and 2021:

	Central processing algorithm services	Intelligent chips and services	Total for the nine months ended September 30 2020
	RMB	RMB	RMB
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	84,548,909	—	84,548,909
Cost of revenues	49,244,634	—	49,244,634
Gross profit	35,304,275	—	35,304,275
Depreciation and amortization	2,186,175	—	2,186,175
Total capital expenditures	24,830	—	24,830
	Central processing algorithm services	Intelligent chips and services	Total for the nine months ended September 30, 2021	Total for the nine months ended September 30, 2021
	RMB	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	194,988,818	172,690,104	367,678,922	56,693,330
Cost of revenues	40,388,669	150,790,412	191,179,081	29,478,379
Gross profit	154,600,149	21,899,692	176,499,841	27,214,951
Depreciation and amortization	2,073,198	5,376,553	7,449,751	1,148,696
Total capital expenditures	—	214,461	214,461	33,068

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Segments (cont.)

Total assets as of:

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Central processing algorithm services	318,019,218	373,514,924	57,593,198
Intelligent chips and services	164,602,534	155,672,143	24,003,477
Total assets	482,621,752	529,187,067	81,596,675

The Company’s operations are primarily based in the mainland PRC and international, where the Company derives a substantial portion of their revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the nine months ended September 30, 2020	For the nine months ended September 30, 2021	For the nine months ended September 30, 2021
	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)
Mainland PRC revenues	84,548,909	194,988,818	30,065,810
Hong Kong revenues	—	16,825,640	2,594,390
International revenues	—	155,864,464	24,033,130
Total revenues	84,548,909	367,678,922	56,693,330

Note 18 — Subsequent events

On November 17, Viwotong Tech purchased 100% equity interests of Guangzhou Tapuyu Internet Technology Co., Ltd., a provider of AR advertising services, for RMB 2 (approximately USD 0.3).

Note 19 — Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2020 and September 30, 2021.

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Condensed financial information of the parent company (cont.)

UNAUDITED PARENT COMPANY BALANCE SHEETS

	December 31, 2020	September 30, 2021	September 30, 2021
	RMB	RMB	USD
ASSETS
CURRENT ASSETS
Cash in bank	40,656,241	49,612,945	7,649,944
Prepaid expenses	4,971,188	4,617,689	712,013
Total current assets	45,627,429	54,230,634	8,361,957
OTHER ASSETS
Investment in subsidiaries	388,024,736	448,496,563	69,154,803
Intercompany receivables	—	64,854	10,000
Total assets	433,652,165	502,792,051	77,526,760

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	84,753	74,074	11,422
Due to Parent	106,352,004	105,497,083	16,266,858
Total current payables	106,436,757	105,571,157	16,278,280

OTHER LIABILITIES
Intercompany payables	7,830,011	7,782,480	1,200,000
Business acquisition payable	1,864,131	2,272,723	350,437
Total liabilities	116,130,899	115,626,360	17,828,717

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, 300,000,000 shares issued and outstanding of December 31, 2020 and September 30, 2021	204,084	204,084	31,468
Additional paid-in capital	186,384,247	186,384,247	28,739,052
Retained earnings	128,098,769	193,890,841	29,896,512
Statutory reserves	4,964,820	8,834,756	1,362,253
Accumulated other comprehensive loss	(2,130,654)	(2,148,237)	(331,242)
Total shareholders’ equity	317,521,266	387,165,691	59,698,043
Total liabilities and shareholders’ equity	433,652,165	502,792,051	77,526,760

VIYI ALGORITHM INC. AND SUBSIDIARIES
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Condensed financial information of the parent company (cont.)

UNAUDITED PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the nine months ended September 30,
	2020	2021	2021
	RMB	RMB	USD
OPERATING REVENUES	—	16,825,640	2,594,387
COST OF REVENUES	—	(1,461,443)	(225,344)
GROSS PROFIT	—	15,364,197	2,369,043

OPERATING EXPENSES
General and administrative	—	(7,834,711)	(1,208,054)
Total operating expenses	—	(7,834,711)	(1,208,054)
INCOME FROM OPERATIONS	—	7,529,486	1,160,989

OTHER INCOME (EXPENSE)
Other income	—	1,012,524	156,124
Equity income of subsidiaries	29,036,392	61,119,998	9,424,246
Total other income, net	29,036,392	62,132,522	9,580,370
NET INCOME	29,036,392	69,662,008	10,741,359
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	(17,583)	(2,711)
COMPREHENSIVE INCOME	29,036,392	69,644,425	10,738,648

UNAUDITED PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2020	2021	2021
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	29,036,392	69,662,008	10,741,359
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of debt discount	—	408,591	63,002
Equity income of subsidiaries	(29,036,392)	(61,119,998)	(9,424,246)
Change in operating assets and liabilities
Intercompany	—	(112,385)	(17,329)
Prepaid expenses	—	353,499	54,507
Other payables and accrued liabilities	—	(10,677)	(1,646)
Net cash provided by operating activities	—	9,181,038	1,415,647
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	—	(224,334)	(34,590)
CHANGES IN CASH AND CASH EQUIVALENTS	—	8,956,704	1,381,057
CASH AND CASH EQUIVALENTS, beginning of period	—	40,656,241	6,268,887
CASH AND CASH EQUIVALENTS, end of period	—	49,612,945	7,649,944

Report of independent registered public accounting firm

To the Board of Directors and
Shareholders of VIYI Algorithm Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of VIYI Algorithm Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2021.

New York, New York
June 29, 2021, except for Notes 3 and 15 which are dated September 3, 2021

VIYI ALGORITHM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
ASSETS

CURRENT ASSETS
Cash and cash equivalents	2,182,694	242,142,524	37,110,534
Accounts receivable, net	11,109,979	51,699,714	7,923,449
Inventories	—	949,928	145,585
Due from Parent	118,304,022	—	—
Prepaid expenses and other current assets	1,023,639	9,681,470	1,483,773
Total current assets	132,620,334	304,473,636	46,663,341

PROPERTY AND EQUIPMENT, NET	36,995	378,273	57,974

OTHER ASSETS
Prepaid expenses and deposits	225,135	1,398,819	214,382
Intangible assets, net	4,591,667	28,932,861	4,434,223
Operating lease right-of-use assets	—	1,348,591	206,684
Goodwill	92,990,256	146,089,572	22,389,550
Total non-current assets	97,807,058	177,769,843	27,244,839

Total assets	230,464,387	482,621,752	73,966,154

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	4,036,833	10,666,440	1,634,729
Deferred revenues	42,014	4,902,873	751,410
Other payables and accrued liabilities	236,702	1,602,086	245,534
Due to Parent	—	119,077,543	18,249,712
Banking facility	—	13,049,800	2,000,000
Operating lease liabilities	—	777,627	119,178
Taxes payable	4,930,503	5,447,023	834,806
Total current liabilities	9,246,052	155,523,392	23,835,369

OTHER LIABILITIES
Business acquisition payable	—	1,864,131	285,695
Operating lease liabilities – noncurrent	—	570,964	87,505
Deferred tax liabilities, net	1,147,917	5,053,920	774,559
Total other liabilities	1,147,917	7,489,015	1,147,759

Total liabilities	10,393,969	163,012,407	24,983,128

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, and 300,000,000 outstanding as of December 31, 2019 and 2020	204,084	204,084	31,278
Additional paid-in capital	178,286,172	186,384,247	28,565,073
Retained earnings	38,409,716	128,098,769	19,632,296
Statutory reserves	3,170,446	4,964,820	760,904
Accumulated other comprehensive loss	—	(2,130,654)	(326,542)
Total VIYI Algorithm Inc. shareholders’ equity	220,070,418	317,521,266	48,663,009

NONCONTROLLING INTERESTS	—	2,088,079	320,017

Total equity	220,070,418	319,609,345	48,983,026

Total liabilities and shareholders’ equity	230,464,387	482,621,752	73,966,154

The accompanying notes are an integral part of these consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
OPERATING REVENUES	111,185,073	307,788,730	47,171,410

COST OF REVENUES	(47,078,496)	(182,618,305)	(27,987,909)

GROSS PROFIT	64,106,577	125,170,425	19,183,501

OPERATING EXPENSES
Selling expenses	(964,185)	(1,770,032)	(271,273)
General and administrative expenses	(8,932,263)	(14,436,981)	(2,212,598)
Research and development expenses	(1,658,764)	(14,877,439)	(2,280,102)
Total operating expenses	(11,555,212)	(31,084,452)	(4,763,973)

INCOME FROM OPERATIONS	52,551,365	94,085,973	14,419,528

OTHER INCOME (EXPENSES)
Interest income	4,920	100,314	15,374
Finance expenses, net	(5,873,107)	(1,067,624)	(163,623)
Other income, net	805,360	799,807	122,578
Total other expenses, net	(5,062,827)	(167,503)	(25,671)

INCOME BEFORE INCOME TAXES	47,488,538	93,918,470	14,393,857

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(4,796,174)	(3,491,006)	(535,028)
Deferred	724,999	1,044,372	160,059
Total provision for income tax	(4,071,175)	(2,446,634)	(374,969)

NET INCOME	43,417,363	91,471,836	14,018,888

Less: Net loss attributable to non-controlling interests	—	(11,591)	(1,776)

NET INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	43,417,363	91,483,427	14,020,664

NET INCOME	43,417,363	91,471,836	14,018,888

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	—	(2,130,654)	(326,542)

COMPREHENSIVE INCOME	43,417,363	89,341,182	13,692,346

Less: Comprehensive loss attributable to noncontrolling interests	—	(11,591)	(1,776)

COMPREHENSIVE INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	43,417,363	89,352,773	13,694,122

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000	300,000,000	300,000,000

EARNINGS PER SHARE
Basic and diluted	0.14	0.30	0.05

The accompanying notes are an integral part of these consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional	Retained earnings		Accumulated other	Noncontrolling interests	Total	Total
			paid-in capital	Statutory reserves	Unrestricted	comprehensive loss
	Shares	Par Value	RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2018	300,000,000	204,084	178,286,172	3,170,446	(5,007,647)	—	—	176,653,055	27,073,680
Net income	—	—	—	—	43,417,363	—	—	43,417,363	6,654,104
BALANCE, December 31, 2019	300,000,000	204,084	178,286,172	3,170,446	38,409,716	—	—	220,070,418	33,727,784
Noncontrolling interests acquired	—	—	—	—	—	—	2,099,670	2,099,670	321,793
Contribution by Parent	—	—	8,098,075	—	—	—	—	8,098,075	1,241,103
Net income (loss)	—	—	—	—	91,483,427	—	(11,591)	91,471,836	14,018,888
Statutory reserves	—	—	—	1,794,374	(1,794,374)	—	—	—	—
Foreign currency translation	—	—	—	—	—	(2,130,654)	—	(2,130,654)	(326,542)
BALANCE, December 31, 2020	300,000,000	204,084	186,384,247	4,964,820	128,098,769	(2,130,654)	2,088,079	319,609,345	48,983,026

The accompanying notes are an integral part of these consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	43,417,363	91,471,836	14,018,888
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,968,965	4,798,727	735,448
Provision for doubtful accounts	59,103	663,590	101,701
Share-based compensation expense	—	3,949,066	605,230
Deferred tax benefit	(724,999)	(1,044,373)	(160,060)
Loss from disposal of property and equipment	—	31,556	4,836
Amortization of operating lease right-of-use assets	—	228,583	35,032
Amortization of debt discount	5,851,626	914,864	140,211

Change in operating assets and liabilities:
Accounts receivables	379,963	(7,838,684)	(1,201,349)
Prepaid expenses and other current assets	926,179	(3,221,277)	(493,690)
Inventories	—	1,379,927	211,486
Prepaid expenses and deposits	(95,058)	32,942	5,049
Accounts payable	(1,486,304)	(226,292)	(34,681)
Deferred revenues	(29,986)	4,120,618	631,522
Other payables and accrued liabilities	(255,946)	1,200,834	184,039
Operating lease liabilities	—	(228,583)	(35,032)
Taxes payable	576,191	(33,203)	(5,089)
Net cash provided by operating activities	51,587,097	96,200,132	14,743,541

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to Parent	(60,600,000)	(101,650,000)	(15,578,783)
Repayments from Parent	7,608,200	231,051,000	35,410,658
Payments of Fe-da Electronics acquisition, net	—	(95,483,696)	(14,633,741)
Purchases of property and equipment	(7,999)	(402,409)	(61,673)
Net cash (used in) provided by investing activities	(52,999,799)	33,514,895	5,136,461

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Parent	2,578,130	102,769,099	15,750,295
Proceeds from banking facility	—	16,062,786	2,461,767
Payments to banking facility	—	(16,062,786)	(2,461,767)
Capital contribution from Parent	—	8,098,075	1,241,103
Capital contribution from noncontrolling interests	—	2,099,670	321,793
Net cash provided by financing activities	2,578,130	112,966,844	17,313,191

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	—	(2,722,041)	(417,177)

CHANGE IN CASH AND CASH EQUIVALENTS	1,165,428	239,959,830	36,776,016

CASH AND CASH EQUIVALENTS, beginning of year	1,017,266	2,182,694	334,518

CASH AND CASH EQUIVALENTS, end of year	2,182,694	242,142,524	37,110,534

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	3,949,180	4,727,369	724,512
Cash paid for interest	—	66,902	10,253

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of Fe-da Electronics with acquisition payables	—	1,864,131	285,695
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	—	1,606,486	246,208

The accompanying notes are an integral part of these consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

VIYI Algorithm Inc. (“VIYI” or the “Company”), previously known as VIYI Technology Inc., is a company incorporated on September 24, 2020 under the laws of the Cayman Islands. WiMi Hologram Cloud Inc. (“WiMi Inc.” or the “Parent”) which primarily engaged in augmented reality (“AR”) advertising and entertainment services, is VIYI’s parent company, an 86.5% controlling shareholder as of December 31, 2020. VIYI, its consolidated subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries (collectively referred to as the “Company”) is primarily engaged in providing central processing algorithm services.

On September 27, 2020, VIYI entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of Fe-da Electronics Company Private Limited. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s central processing algorithm services in computer chip and intelligent chip business. The transaction consummated on September 28, 2020 (See note 4 for details). In November 2020, Fe-da Electronics purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of Fe-da Electronics in Hong Kong. Excel Crest has no material operations or assets as of December 31, 2020.

On October 9, 2020, VIYI set up a wholly owned holding company in Hong Kong, VIYI Technology Ltd. (“VIYI Ltd”), which holds all of the outstanding equity of Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”) established on November 18, 2020 under the laws of the PRC. On November 30, 2020, Shenzhen Weiyixin established Shanghai Weimu Technology Co., Ltd., (“Shanghai Weimu”) in the PRC for software support services, and Shenzhen Weiyixin holds 58% outstanding equity of Shanghai Weimu.

In connection with a contemplated offering of the Company, the following steps were undertaken:

(1)    Reorganization of Shenzhen Yitian:

Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”) was established on March 8, 2011 and was acquired by the Parent’s VIE, WiMi Cloud Software Co., Ltd. (“Beijing WiMi”) in 2015. On January 14, 2019, Shenzhen Yitian established Shenzhen Yiyou Online Technology Co., Ltd. On January 31, 2019, Shenzhen Yidian established Kashi Duodian Internet Technology Co., Ltd. On December 3, 2019, Shenzhen Yidian established Shenzhen Zhiyun Image Technology Co., Ltd. On May 15, 2020, Shenzhen Yitian established Wuhan 233 Interactive Entertainment Technology Co., Ltd. On October 28, 2020, Shenzhen Yitian established Weidong Technology Co., Ltd. (“Weidong”). Weidong established a wholly owned subsidiary Korgas Weidong Technology Co., Ltd. in October 2020 and a 60% owned subsidiary Tianjin Weidong Technology Co., Ltd. in December 2020. Shenzhen Yitian and subsidiaries are in the PRC and mainly engaged in provide algorithm services in advertising and gaming industry. Shenzhen Yitian’s main recognized revenue-producing assets are its facility located in Shenzhen, its non-compete agreement with former shareholder and its assembled workforce. Unrecognized revenue-producing assets held by Shenzhen Yitian include certain Internet content provision and other licenses, domain names and trademarks. The Internet content provision and other licenses are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations. The Internet content provision licenses require that core PRC trademark registrations and domain names are held by the entity that provide the relevant services. Shenzhen Yitian and Shenzhen Qianhai had obtained a value-added telecommunications operating license (the “ICP License”) for the provision of internet information services from the appropriate telecommunications authorities. Moreover, Shenzhen Yitian and YY online also possessed the Online Culture Operating License, which were issued by Department of Culture and Tourism of Guangdong, to carry out internet culture activities.

On December 24, 2020, Beijing WiMi transferred 99.0% and 1.0% equity interests in Shenzhen Yitian to Ms. Yao Zhaohua and Ms. Sun Yadong for consideration of RMB 1 and RMB 1, respectively, pursuant to share transfer agreements. Ms. Yao Zhaohua and Ms. Sun Yadong the original shareholders of Shenzhen Yitian entered into contractual agreement (see contractual agreements below) with Shenzhen Weiyixin on December 24, 2020, which granted Shenzhen Weiyixin effective control of Shenzhen Yitian from December 24, 2020 and enable Shenzhen Weiyixin to receive all the expected residual returns of Shenzhen Yitian and its subsidiaries.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

The reorganization was completed on December 24, 2020. Shenzhen Weiyixin becomes the primary beneficiary of Shenzhen Yitian and its subsidiaries. All of these entities are under common control of VIYI, which results in the consolidation of Shenzhen Yitian and their subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

(2)    Allocation of expenses

The accompanying consolidated financial statements include the Company’s direct expenses, as well as an allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily share-based compensation expense, salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. Allocated financial expense was mainly amortization of debt discount related to Shenzhen Yitian’s acquisition payable. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

The general and administrative expenses allocated from the Parent amounted to RMB 2,578,131 for the year ended December 31, 2019 and RMB 5,577,626 (USD 854,822) for the year ended December 31, 2020, respectively. The financial expenses allocated from the Parent amounted to RMB 5,851,626 and nil for the years ended December 31, 2019 and 2020, respectively. Income tax provision reflected in the Company’s consolidated statement of income is calculated based on a separate return basis as if the Company had filed a separate tax return.

Management believes the basis and amounts of these allocations are reasonable. While the expenses allocated to the Company for these items are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, stand-alone entity, the Company does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if the Company had been a separate, stand-alone entity.

The accompanying consolidated financial statements reflect the activities of VIYI and each of the following entities as of December 31, 2020:

Name	Background	Ownership
VIYI Technology Ltd. (“VIYI Ltd”)	• A Hong Kong company • Incorporated on October 9, 2020 • A holding company • No operations as of December 31, 2020	100% owned by VIYI

Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”)	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on November 18, 2020 • Registered capital of RMB 195,747,000 (USD 30,000,000) • A holding company	100% owned by VIYI Ltd

Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”)	• A PRC limited liability company • Incorporated on March 08, 2011 • Registered capital of RMB 20,000,000 (USD 3,065,181) Primarily engages central processing algorithm in mobile games industry	100% owned by Beijing WiMi before December 24, 2020 VIE of Shenzhen Weiyixin starting on December 24, 2020

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Korgas 233 Technology Co., Ltd. (“Korgas 233”)	• A PRC limited liability company • Incorporated on September 15, 2017 • Registered capital of RMB 1,000,000 (USD 153,259) Primarily engages in central processing algorithm in mobile games industry	100% owned by Shenzhen Yitian

Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”)	• A PRC limited liability company • Incorporated on October 16, 2015 • Registered capital of RMB 5,000,000 (USD 766,295) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian

Shenzhen Yiyou Online Technology Co., Ltd. (“YY Online”)	• A PRC limited liability company • Incorporated on January 14, 2019 • Registered capital of RMB 100,000 (USD 15,326) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian

Wuhan 233 Interactive Entertainment Technology Co., Ltd. (“Wuhan 233”)	• A PRC limited liability company • Incorporated on May 15, 2020 • Registered capital of RMB 100,000 (USD 15,326) Primarily engages in central processing algorithm in mobile games industry	100% owned by Shenzhen Yitian

Weidong Technology Co., Ltd. (“Weidong”)	• A PRC limited liability company • Incorporated on October 28, 2020 • Registered capital of RMB 50,000,000 (USD 7,662,953) Primarily engages in central processing algorithm in advertising industry	100% owned by Shenzhen Yitian

Korgas Weidong Technology Co., Ltd. (“Korgas Weidong”)	• A PRC limited liability company • Incorporated on October 30, 2020 • Registered capital of RMB 20,000,000 (USD 3,065,181) Primarily engages in central processing algorithm in advertising industry	100% owned by Weidong

Tianjin Weidong Technology Co., Ltd. (“Tianjin Weidong”)

•   A PRC limited liability company

•   Incorporated on October 30, 2020

•   Registered capital of RMB 20,000,000 (USD 3,065,181)
Primarily engages in AR advertising services

•   No operations as of December 31, 2020

60% owned by Weidong

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Fe-da Electronics Company Private Limited (“Fe-da Electronics”)	• A Singapore company • Incorporated on January 9, 2009 • Capital of RMB 3,262,457 (USD 500,001) • Primarily engages in resale of intelligent chips and customization of central processing units	100% owned by VIYI Acquired in September 2020

Excel Crest Limited (“Excel Crest”)

•   A Hong Kong company

•   Incorporated on September 10, 2020

•   Support the daily operations of Fe-da Electronics in Hong Kong

•   Support the daily operations of Fe-da Electronics in Hong Kong, no material operations as of December 31, 2020

100% owned by Fe-da Electronics

Shanghai Weimu Technology Co., Ltd. (“Shanghai Weimu”)

•   A PRC limited liability company

•   Incorporated on November 30, 2020

•   Registered capital of RMB 50,000,000 (USD 7,662,953)

•   Plans to engage in providing software support services, no material operations as of December 31, 2020

58% owned by VIYI Ltd

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, the Company operates its internet and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Shenzhen Yitian (from December 24, 2020) is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries.

Shenzhen Yitian

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable commitment letters (collectively the “Contractual Arrangements”, which were signed on December 24, 2020). The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020, Shenzhen Weiyixin has the exclusive right to provide to Shenzhen Yitian consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Shenzhen Weiyixin has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shenzhen Yitian agrees to pay Shenzhen Weiyixin service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by Shenzhen Weiyixin.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Exclusive Share Purchase Option Agreement

Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective unless terminated in the event that the entire equity interests held by registered shareholders in Shenzhen Yitian have been transferred to Shenzhen Weiyixin or until the date when it is terminated by Shenzhen Weiyixin. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholders of Shenzhen Yitian pledged all of their equity interests in Shenzhen Yitian to Shenzhen Weiyixin to guarantee their and Shenzhen Yitian’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations of Shenzhen Yitian or its shareholders. The shareholders of Shenzhen Yitian agree that, without Shenzhen Weiyixin’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The pledge under the equity interest pledge agreement shall take effect upon the completion of registration with the relevant administration for industry and commerce, which was completed as of January 29, 2021, and shall remain valid until the earlier of (1) the completion of all contractual obligations and the repayment of all secured debts, or (2) the time when the pledgee and/or the appointed person(s) have decided, subject to the PRC laws, to purchase the entire equity interests of the pledger in Shenzhen Yitian, and such equity interests of Shenzhen Yitian have been transferred to the pledgee and/or the appointed person(s) in accordance with the law such that the pledgee and/or the appointed person(s) may lawfully engage in the business of Shenzhen Yitian.

Loan Agreement

Pursuant to the loan agreement dated December 24, 2020, Shenzhen Weiyixin agreed to provide loans to the registered shareholders of Shenzhen Yitian, to be used exclusively as investment in Shenzhen Yitian. The loan must not be used for any other purposes without the relevant lender’s prior written consent. The term of the loan agreement commences from the date of the agreement and ends on the date the lender exercises its exclusive option under the relevant exclusive share purchase option agreement, or when certain defined termination events occur, such as if the lender sends a written notice demanding repayment to the borrower, or upon the default of the borrower, whichever is earlier. After the lender exercises its exclusive option, the borrower may repay the loan by transferring all of its equity interest in the relevant Onshore Holdco to the lender, or a person or entity nominated by the lender, and use the proceeds of such transfer as repayment of the loan. If the proceeds of such transfer is equal to or less than the principal of the loan under the loan agreement, the loan is considered interest-free. If the proceeds of such transfer is higher than the principal of the loan under the loan agreement, any surplus is considered interest for the loan.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Power of Attorney

Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each shareholder of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Shenzhen Weiyixin effective control of Shenzhen Yitian and enable Shenzhen Weiyixin to receive all of their expected residual returns, the Company accounts for Shenzhen Yitian as a VIE on December 24, 2020. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entity (“VIE”) and VIE’s subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position, purchase price allocations for business combination, the fair value of contingent consideration related to business acquisitions, allocation of share-based compensation and allocation of expenses from the Parent and Beijing WiMi. Actual results could differ from these estimates.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Foreign currency translation and other comprehensive income (loss)

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of VIYI is Hong Kong Dollar, its subsidiary in Singapore is U.S. dollar, and its other subsidiaries which are incorporated in PRC are RMB, respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

Translation adjustments included in accumulated other comprehensive loss amounted to nil and RMB 2,130,654 (USD 326,542) as of December 31, 2019 and 2020, respectively. The balance sheet amounts, with the exception of shareholders’ equity for VIYI, at December 31, 2019 and 2020 were translated at RMB 1.00 to HKD 1.1163 and to HKD 1.1882, respectively. The average translation rates applied to statement of income accounts for the years ended December 31, 2018, 2019 and 2020 were RMB 1.00 to HKD 1.1815, HKD 1.1363 and to HKD 1.1245, respectively. The balance sheet amounts, with the exception of shareholders’ equity for Fe-da Electronics, at December 31, 2019 and 2020 were translated at RMB 1.00 to USD 0.1433 and to USD 0.1533, respectively. The average translation rates applied to statement of income accounts for the years ended December 31, 2018, 2019 and 2020 were RMB 1.00 to USD 0.1451, USD 0.1450 and to USD 0.1450, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows from RMB into USD as of and for the year ended December 31, 2020 are solely for the convenience of the reader and were calculated at the rate of RMB 1.00 to USD 0.1533, representing the mid-point reference rate set by Peoples’ Bank of China on December 31, 2020. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdraw. The Company maintains most of its bank accounts in the PRC, HK and Singapore.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2019 and 2020, the Company made RMB 59,103 and RMB 663,590 (USD 101,701) allowance for doubtful accounts for accounts receivable, respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or net realizable value using the weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. As of December 31, 2019 and 2020, the Company determined that no allowance was necessary.

Prepaid expenses and other current assets

Prepaid expenses and other current assets are mainly payments made to vendors or services providers for future services and prepaid rent. These amounts are refundable and bear no interest. Prepaid expenses also includes money deposited with certain channel providers to ensure the contents of the advertisement do not violate the terms of the channel providers. The deposits usually have one year term and are refundable upon contract termination. Management reviews its prepaid expenses and other current assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of December 31, 2019 and 2020, no allowance was deemed necessary.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. The estimated useful lives are as follows:

Useful Life
Office equipment	3 years
Office furniture and fixtures	3 – 5 years
Leasehold improvements	lesser of lease term or expected useful life

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements, and technology know-hows. Identifiable intangible assets resulting from the acquisitions of subsidiaries accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives. The estimated useful lives are as follows:

Useful Life
Customer relationship	4 years
Technology know-hows	5 years
Non-compete agreements	6 years

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform further impairment testing in accordance with ASC 350-20, as amended by ASU 2017-04. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the impairment test described below is required. The Company compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount of a reporting unit exceeds its fair value, impairment is recognized for the difference, limited to the amount of goodwill recognized for the reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2019 and 2020, no impairment of long-lived assets was recognized.

Business combination

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred, and are included in general and administrative expenses in the Company’s consolidated statements of operations. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the fiscal year ended December 31, 2019 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i) Central Processing Advertising Algorithm Services

For the advertising algorithm services, the Company’s performance obligation is to identify advertising spaces, embed images or videos into films, shows and short form videos that are hosted by leading online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) for online display).

The Company enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by the Company, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) the Company is primarily responsible to its customers for products and services offered where the products were designed in house and the Company has customer services team to directly serve the customers; and (2) having latitude in establish pricing. Therefore the Company acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

(ii) Mobile Games Services

The Company generates revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s promise to its customers is to provide the products or services or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products or services prior to transferring it. Control is evidenced by if the Company is primarily responsible for fulling the provision of services and has discretion in establishing the selling price. When the Company controls the products or services, its promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

— Jointly operated mobile game publishing services

The Company offers publishing services for mobile games developed by third-party game developers. The Company acted as a distribution channel that it will publish the games on their own app or a third-party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. The Company contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third-party payment platforms and the co-publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. The Company’s obligation in the publishing services is completed at a point in time when the game players made a payment to purchase coins.

With respect to the publishing services arrangements between the Company and the game developer, the Company considered that the Company does not control the services as evidenced by (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the third-party platforms; (iii) the developers or third-party platforms have the right to change the pricing of in game virtual items. The Company’s responsibilities are publishing, providing payment solution and market promotion service, and thus the Company views the game developers to be its customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, the Company records the game publishing service revenue from these games, net of amounts paid to the game developers.

— Licensed out mobile games

The Company also licenses third parties to operate its mobile games developed internally through mobile portal and receives revenue from the third-party licensee operators on a monthly basis. The Company’s performance obligation is to provide mobile games to game operators which enable players of the mobile games to make in game purchases and the Company recognized revenue at a point in time when game players completed the purchases. The

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Company records revenues on a net basis, as the Company does not have the control of the services provided as it does not have the primary responsibility for fulfillment nor does not have the right to change the pricing of the game services.

(iii) Sale of intelligent chips

Starting in September 2020, the Company has also been engaged in resale of intelligent chips products and accessories. The Company typically enters into written contracts with its customer where the rights of the parties, including payment terms, are identified and sales prices to the customers are fixed with no separate sales rebate, discount, or other incentive and no right of return exists on sales of inventory. The Company’s performance obligation is to deliver products according to contract specifications. The Company recognizes gross product revenue at a point in time when the control of products or services are transferred to customers.

To distinguish a promise to provide products from a promise to facilitate the sale from a third party, the Company considers the guidance of control in ASC 606-10-55-37A and the indicators in 606-10-55-39. The Company considers this guidance in conjunction with the terms in the Company’s arrangements with both suppliers and customers.

In general, the Company controls the products as it has the obligation to (i) fulfill the products delivery and (ii) bear any inventory risk as legal owners. In addition, when establishing the selling prices for delivery of the resale products, the Company has control to set its selling price to ensure it would generate profit for the products delivery arrangements. The Company believes that all these factors indicate that the Company is acting as a principal in this transaction. As a result, revenue from the sales of products is presented on a gross basis.

(iv) Revenue from software development

The Company also designs software for central processing units based on customers’ specific needs. The contract is typically fixed priced and does not provide any post contract customer support or upgrades. The Company’s performance obligation is to design, develop, test and install the related software for customers, all of which are considered one performance obligation as the customers do not obtain benefit for each separate service. The duration of the development period is short, usually less than one year.

The Company’s revenue from software development contracts are generally recognized over time during the development period and the Company has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on the Company’s measurement of progress towards completion based on output methods when the Company could appropriately measure the customization progress towards completion by reaching certain milestones specified in contracts. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The Company’s disaggregated revenue streams in consideration of the Company’s type of goods and services, timing of transfer of goods or services and sales channels are as follows:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Central processing advertising algorithm services	79,606,565	129,896,623	19,907,834
Mobile games	31,578,508	19,910,956	3,051,534
Sales of intelligent chips	—	124,246,267	19,041,866
Software development	—	33,734,884	5,170,176
Total revenues	111,185,073	307,788,730	47,171,410

The Company’s revenue by geographic locations are summarized below:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Mainland PRC revenues	111,185,073	149,807,579	22,959,368
Hong Kong revenues	—	33,734,883	5,170,177
International revenues	—	124,246,268	19,041,865
Total revenues	111,185,073	307,788,730	47,171,410

Cost of revenues

Cost of revenue for central processing algorithm services comprised of costs paid to channel distributors based on the sales agreements, shared costs with content providers based on the profit sharing arrangements, third party consulting services expenses and compensation expenses for the Company’s professionals.

For intelligent chip and services, the cost of revenue consist primarily of the costs of products sold and third party software development costs.

Cost allocation

Cost allocation include allocation of certain general and administrative and financial expenses paid by the Parent. General and administrative expenses consist primarily share-based compensation expense, salary and related expenses of senior management and VIYI employees, shared management expenses, including accounting, consulting, legal support services, and other expenses to provide operating support to the related businesses. Allocated financial expense was mainly amortization of debt discount related to Shenzhen Yitian’s acquisition payable. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company and the related expenses resulted from the acquisition of subsidiary.

Advertising costs

Advertising costs amounted to nil and RMB 97,820 (USD 14,992) for the years ended December 31, 2019 and 2020, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, outsourced subcontractors, as well as office rental, depreciation and related expenses for the Company’s research and product development team.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price and VAT rates range up to 13% in China, depending on the type of service provided or product sold, and GST rate is generally 7% in Singapore. Entities that are VAT/GST general taxpayers are allowed to offset qualified input VAT/GST paid to suppliers against their output VAT/GST liabilities. Net VAT/GST balance between input VAT/GST and output VAT/GST is recorded in tax payable. All of the VAT/GST returns filed by the Company’s subsidiaries in China and Singapore, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2018 to 2020 are subject to examination by any applicable tax authorities.

Other Income, net

Other Income includes government subsidies which are amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Company receives government subsidies related to government sponsored projects, and records such government subsidies as a liability when it is received. The Company records government subsidies as other income when there is no further performance obligation. Total government subsidies amounted to RMB 545,234 and RMB 356,086 (USD 54,573) for the years ended December 31, 2019 and 2020, respectively.

Other income also includes nil and RMB 544,829 (USD 83,500) of input VAT credit the Company redeemed during the years ended December 31, 2019 and 2020. As part of VAT reform in 2019, from April 1, 2019 to December 31, 2021, a taxpayer in certain service industries could claim additional 10% of input VAT credit based on total input VAT paid to suppliers, the credit was applied to offset with the Company’s VAT payable.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Leases

The Company adopted FASB ASU 2016-02, “Leases” (Topic 842) for the year ended December 31, 2020, and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Upon adoption, the Company recognized approximately RMB 1.6 million right of use (“ROU”) assets and same amount of lease liabilities based on the present value of the future minimum rental payments of leases, using an incremental borrowing rate of 7% based on the duration of lease terms.

Operating lease ROU assets and lease liabilities are recognized at the adoption date or the commencement date, whichever is earlier, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company use its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Share-based compensation

The Company records share-based compensation expense for employees by allocations from the Parent using a proportional cost allocation method by considering the headcount and its estimates of each employee’s time attributable to the Company. The share-based compensation expense are valued at fair value on the grant date when the reward are approved. Share-based compensation is recognized net of forfeitures, as amortized expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company accounts for share-based compensation expense using an estimated forfeiture rate at the time of grant and revising, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense are recorded net of estimated forfeitures such that expenses are recorded only for those share-based awards that are expected to vest.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were RMB 244,765 and RMB 304,473 (USD 46,663) for the years ended December 31, 2019 and 2020, respectively.

Noncontrolling interests

Noncontrolling interest consists of an aggregate of 42% of the equity interest of Shanghai Weimu and 40% of the equity interest of Tianjin Weidong (no operations in 2020) held by other investors. Excess of contribution received from noncontrolling shareholders over carrying value of the entity is recorded in additional paid in capital. The noncontrolling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the results of the Company are presented on the face of the consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Noncontrolling interest consist of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Shanghai Weimu	—	2,088,079	320,017

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. During the years ended December 31, 2019 and 2020, there was no dilutive shares.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Segment reporting

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on management’s assessment, the Company determined that it has only two operating segments and therefore two reportable segments as defined by ASC 280, which is central processing algorithm services and intelligent chips and services. All of the Company’s net revenues were generated in the PRC, Hong Kong and Singapore.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. ASU 2019-10 further amended the effective date for non-public Companies to be effective for fiscal years beginning after December 15, 2020. The Company adopted the ASU for the annual reporting period ended December 31, 2020. The Company recognized right-of-use (“ROU”) assets of approximately RMB 1.6 million, with corresponding lease liabilities of approximately the same amount based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of approximately 7%.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning July 1, 2021. Early application is not permitted. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after December 15, 2020 for public business entities. Early application is permitted. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — Variable interest entity (“VIE”)

Shenzhen Weiyixin entered into Contractual Arrangements with Shenzhen Yitian on December 24, 2020. The significant terms of these Contractual Arrangements are summarized in “Note 1 — Nature of business and organization” above. As a result, the Company classifies Shenzhen Yitian as VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE.

Shenzhen Weiyixin is deemed to have a controlling financial interest and be the primary beneficiary of Shenzhen Yitian because it has both of the following characteristics:

(1)    The power to direct activities at Shenzhen Yitian that most significantly impact such entity’s economic performance, and

(2)    The right to receive benefits from Shenzhen Yitian that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Shenzhen Yitian pays service fees equal to all of its net income to Shenzhen Weiyixin. The Contractual Arrangements are designed so that Shenzhen Yitian operate for the benefit of Shenzhen Weiyixin and ultimately, the Company.

Accordingly, the accounts of Shenzhen Yitian were consolidated in the accompanying financial statements as VIE of Shenzhen Weiyixin from December 24, 2020 forward and retroactively as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company. Under the VIE Arrangements, the Company has the power to direct activities of Shenzhen Yitian and can have assets transferred out of Shenzhen Yitian. Therefore, the Company considers that there is no asset in Shenzhen Yitian that can

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Variable interest entity (“VIE”) (cont.)

be used only to settle obligations of Shenzhen Yitian, except for registered capital and PRC statutory reserves, if any. As Shenzhen Yitian is incorporated as limited liability company under the Company Law of the PRC, creditors of the Shenzhen Yitian do not have recourse to the general credit of the Company for any of the liabilities of Shenzhen Yitian.

The carrying amount of the VIE’ consolidated assets and liabilities are as follows:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Current assets	132,620,334	58,290,571	8,933,558
Property and equipment, net	36,995	35,837	5,492
Other noncurrent assets	97,807,058	257,153,706	39,411,134
Total assets	230,464,387	315,480,114	48,350,184
Total liabilities	10,393,969	33,601,658	5,149,758
Net assets	220,070,418	281,878,458	43,200,426
	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Current liabilities:
Accounts payable	4,036,833	10,666,360	1,634,716
Deferred revenues	42,014	4,902,873	751,410
Other payables and accrued liabilities	236,702	959,753	147,091
Operating lease liabilities	—	292,441	44,819
Due to Parent	—	12,725,539	1,950,304
Taxes payable	4,930,503	3,581,020	548,824
Total current liabilities	9,246,052	33,127,986	5,077,164
Operating lease liabilities – noncurrent	—	50,755	7,779
Deferred tax liabilities, net	1,147,917	422,917	64,816
Total liabilities	10,393,969	33,601,658	5,149,758

The summarized operating results of the VIE’s are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2020
	RMB	RMB	USD
Operating revenues	111,185,073	149,575,631	22,923,820
Gross profit	64,106,577	81,562,427	12,500,180
Income from operations	52,551,365	57,818,533	8,861,214
Net income	43,417,363	57,078,040	8,747,726

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Variable interest entity (“VIE”) (cont.)

The summarized statements of cash flow of the VIE’s are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2020
	RMB	RMB	USD
Net cash provided by operating activities	51,587,097	47,797,701	7,325,430
Net cash (used in) provided by investing activities	(52,999,799)	(32,604,725)	(4,996,969)
Net cash provided by (used in) financing activities	2,578,130	10,307,625	1,579,737
Net increase in cash and cash equivalents	1,165,428	25,500,601	3,908,198
Cash and cash equivalents, beginning of year	1,017,266	2,182,694	334,518
Cash and cash equivalents, end of year	2,182,694	27,683,295	4,242,716

In the opinion of management and the Company’s PRC counsel, (i) the ownership structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Shenzhen Yitian and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management and the Company’s PRC counsel, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

If the contracts are deemed not enforceable, the Company may lose effective control of Shenzhen Yitian and will deconsolidate Shenzhen Yitian from the Company’s financial statements. The deconsolidation will result in removal of VIE’s total assets and total liabilities which amounted to RMB 315,480,114 and RMB 33,601,658, respectively as of December 31, 2020. The Company may recognize a loss from deconsolidation for the net assets amount disposed of RMB 281,878,456.

Note 4 — Business combination

Acquisition of Fe-da Electronics

On September 27, 2020, VIYI entered into Acquisition Framework Agreement, which was amended and supplemented on September 28, 2020, to acquire 100% equity interests of Fe-da Electronics Company Pte Ltd. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s computer chip and intelligent chip business. The transaction consummated on September 28, 2020. According to the agreement, acquisition consideration is up to USD 35 million (approximately RMB 228.4 million) to acquire the 100% equity interests of Fe-da Electronics. Pursuant to the amended and supplemented agreement, VIYI is to pay USD 15 million (approximately RMB 97.9 million) in cash, and the remaining cash payments for this acquisition are expected to be made in three installments during the next three years, subject to the fulfilment of certain performance conditions by Fe-da Electronics. The first payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2022 if the net income of Fe-da Electronics for the year of 2021 is at least USD 3 million (approximately RMB 19.6 million); the second payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2023 if the net income of Fe-da Electronics for the year of 2022 is at

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

least USD 6 million (approximately RMB 39.1 million); and the third payment of USD 8 million (approximately RMB 52.2 million) is due on March 31, 2024 if the net income of Fe-da Electronics for the year of 2023 is at least USD 9 million (approximately RMB 58.7 million). On March 24, 2020, the Company and Fe-da Electronics signed a second amended agreement to amend the terms of payment for the three installments above to be settled altogether on March 31, 2024 instead of over three years. If Fe-da Electronics is unable to meet the performance target in any year, the Company is entitled to a refund of consideration in two times the difference of actual and target net income up to USD 20 million. VIYI paid USD 15 million (approximately RMB 97.9 million) on November 27, 2020.

The main businesses of Fe-da Electronics are the resale of central processing units (“CPU”) for computers and servers. After integrating Fe-da Electronics into VIYI, the Company plans to both retain and strengthen Fe-da Electronics’ current team in its development and customization of central processing algorithm services. The Company also plans to utilize Fe-da Electronics’ existing artificial intelligence (“AI”) and cloud computing technologies to further unlock its potential in the development of cloud service solutions.

The Company’s acquisition of Fe-da Electronics was accounted for as a business combination in accordance with ASC 805. Management estimated the fair value of consideration including any contingent consideration based on the present value of the probability-weighted expected amount of the future payments. The Company then allocated the fair value of consideration of Fe-da Electronics based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the Business Combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of consideration to acquire Fe-da Electronics on September 28, 2020:

	RMB	USD
Present value of cash to be paid by November 30, 2020	101,472,360	14,867,309
Present value of contingent cash installments	1,949,926	285,695
Total consideration at fair value	103,422,286	15,153,004

As of December 31, 2020, acquisition payable amounted to RMB 1,864,131 (USD 285,695), net of discount of RMB 1,830,546 (USD 280,548). During the year ended December 31, 2020, a total of RMB 914,864 (USD 140,211) was recorded for amortization expense of acquisition payable discount.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date, which represents the net purchase price allocation on the date of the acquisition of Fe-da Electronics based on valuation performed by an independent valuation firm engaged by the Company and translated the fair value from USD to RMB using the exchange rate on September 28, 2020 at the rate of USD 1.00 to RMB 6.8252.

	Fair value	Fair value
	RMB	USD
Cash and cash equivalents	2,413,276	353,583
Other current assets	42,183,452	6,180,544
Plant and equipment	9,930	1,455
Intangible assets	30,353,889	4,447,326
Other noncurrent assets	89,252	13,078
Total assets	75,049,799	10,995,986
Total liabilities	(27,170,661)	(3,980,933)
Fair value of net assets acquired	47,879,138	7,015,053
Goodwill	55,543,148	8,137,951
Total consideration	103,422,286	15,153,004

Customer relationship, including the customer list, the awareness of customer views and expectations and continuous interactions with customers, with a fair value of approximately RMB 27.3 million (USD 4.0 million) and estimated finite useful life of 4 years and technology know-hows, including the central processing algorithm technology and the artificial intelligence (“AI”) and cloud computing technologies, with a fair value of approximately RMB 3.1 million (USD 0.4 million) and estimated finite useful life of 5 years were raised from the acquisition.

Approximately RMB 55.5 million (USD 8.1 million) of goodwill arising from the acquisition is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

The amount of revenue and net income that resulted from the acquisition and included in the consolidated statements of income and comprehensive income during the twelve months ended December 31, 2020 were RMB 124,413,884 (USD 19,067,554) and RMB 7,734,713 (USD 1,185,415), respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

The following unaudited pro forma combined results of operations present the Company’s financial results as if the acquisition of Fe-da Electronics had been completed on January 1, 2020. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations that the Company would have recognized had it completed the transaction on January 1, 2020. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

	For the Year Ended December 31, 2020
	(Unaudited)
	VIYI	Fe-da Electronics	Adjustment for Business Combination	Pro Forma Combined
	RMB	RMB		RMB
OPERATING REVENUES:	183,374,846	478,653,124	—	662,027,970

COST OF REVENUES:	(69,943,458)	(463,732,560)	—	(533,676,018)

GROSS PROFIT	113,431,388	14,920,564	—	128,351,952

OPERATING EXPENSES:
Selling expenses	(1,334,221)	(639,305)	—	(1,973,526)
General and administrative expenses	(12,059,318)	(2,114,165)	(7,514,695)*	(21,688,178)
Research and development expenses	(14,723,165)	—	—	(14,723,165)
Total operating expenses	(28,116,704)	(2,753,470)	(7,514,695)	(38,384,869)

INCOME FROM OPERATIONS	85,314,684	12,167,094	(7,514,695)	89,967,083

OTHER INCOME (EXPENSES)
Interest income	93,021	29,307	—	122,328
Finance expenses, net	(947,390)	(668,218)	—	(1,615,608)
Other income, net	727,725	327,277	—	1,055,002
Total other expenses, net	(126,644)	(311,634)	—	(438,278)

INCOME BEFORE INCOME TAXES	85,188,040	11,855,460	(7,514,695)	89,528,805

PROVISION FOR INCOME TAX
Current	(2,175,856)	(1,911,322)	—	(4,087,178)
Deferred	725,000	—	1,277,495*	2,002,495
Total provision for income tax	(1,450,856)	(1,911,322)	1,277,495	(2,084,683)

NET INCOME	83,737,184	9,944,138	(6,237,200)	87,444,122

Less: Net loss attributable to noncontrolling interests	(11,591)	—	—	(11,591)

NET INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	83,748,775	9,944,138	(6,237,200)	87,455,713

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Business combination (cont.)

	For the Year Ended December 31, 2020
	(Unaudited)
	VIYI	Fe-da Electronics	Adjustment for Business Combination	Pro Forma Combined
	RMB	RMB		RMB
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(725,521)	(1,468,571)	—	(2,194,092)

COMPREHENSIVE INCOME	83,023,254	8,475,567	(6,237,200)	85,261,621

Less: Comprehensive loss attributable to noncontrolling interests	(11,591)	—	—	(11,591)

COMPREHENSIVE INCOME ATTRIBUTABLE TO VIYI ALGORITHM INC.	83,034,845	8,475,567	(6,237,200)	85,273,212

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	300,000,000	—	—	300,000,000

INCOME PER SHARE
Basic and diluted	0.28	—	—	0.29

____________

*To adjust the amortization of intangibles due to the business combination and related tax effect.

Note 5 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Accounts receivable	11,169,082	52,422,407	8,034,208
Less: allowance for doubtful accounts	(59,103)	(722,693)	(110,759)
Accounts receivable, net	11,109,979	51,699,714	7,923,449

The following table summarizes the changes in allowance for doubtful accounts:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Beginning balance	—	59,103	9,058
Addition	59,103	663,590	101,701
Write-off	—	—	—
Ending balance	59,103	722,693	110,759

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Office electronic equipment	289,758	389,281	59,661
Office fixtures and furniture	—	3,210	492
Leasehold improvements	271,572	487,289	74,681
Subtotal	561,330	879,780	134,834
Less: accumulated depreciation	(524,335)	(501,507)	(76,860)
Total	36,995	378,273	57,974

Depreciation expense for the years ended December 31, 2019 and 2020 amounted to RMB 68,965 and RMB 20,053 (USD 3,074), respectively.

Note 7 — Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements and technology know-hows. The following table summarizes acquired intangible asset balances as of:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Customer relationships	—	26,099,600	4,000,000
Non-compete agreements	17,400,000	17,400,000	2,666,708
Technology know-hows	—	2,918,757	447,325
Subtotal	17,400,000	46,418,357	7,114,033
Less: accumulated amortization	(12,808,333)	(17,485,496)	(2,679,810)
Intangible assets, net	4,591,667	28,932,861	4,434,223

Amortization expense for the years ended December 31, 2019 and 2020 amounted to RMB 2,900,000 and RMB 4,778,674 (USD 732,374), respectively.

The estimated amortization is as follows:

Twelve months ending December 31,	Estimated amortization expense	Estimated amortization expense
	RMB	USD
2021	8,800,318	1,348,728
2022	7,108,651	1,089,465
2023	7,108,651	1,089,465
2024	5,477,426	839,465
2025	437,815	67,100
Total	28,932,861	4,434,223

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. The following table summarizes the components of acquired goodwill balances as of:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Goodwill from Shenzhen Yitian acquisition(a)	92,990,256	92,990,256	14,251,599
Goodwill from Fe-da Electronics acquisition(b)	—	53,099,316	8,137,951
Goodwill	92,990,256	146,089,572	22,389,550

____________

(a)      Goodwill represents the excess fair value of consideration over the identifiable assets of Shenzhen Yitian acquired by Beijing WiMi in 2015 for the central processing algorithm services segment.

(b)      VIYI acquired Fe-da Electronics in 2020 to acquire 100% of the capital stock of Fe-da Electronics for a net consideration of approximately RMB 104,646,044 (approximately USD 15.3 million). The excess fair value of consideration over the identifiable assets acquired of RMB 53,099,316 (approximately USD 8.1 million) was allocated to goodwill for the intelligent chips and services segment.

The changes in the carrying amount of goodwill allocated to reportable segments as of December 31, 2019 and 2020 are as follows:

	Central processing algorithm services	Intelligent chips and services	Total	Total
	RMB	RMB	RMB	USD
As of December 31, 2018	92,990,256	—	92,990,256	14,251,599
Translation difference	—	—	—	—
As of December 31, 2019	92,990,256	—	92,990,256	14,251,599
Add: acquisition of Fe-da Electronics	—	55,543,148	55,543,148	8,512,490
Translation difference	—	(2,443,832)	(2,443,832)	(374,539)
As of December 31, 2020	92,990,256	53,099,316	146,089,572	22,389,550

Note 9 — Related party transactions and balances

Due from Parent and due to Parent are those nontrade receivables or payables arising from transactions between the Company and the Parent, such as advances made by the Parent on behalf of the Company, advances made by the Company on behalf of the Parent, and allocated shared expenses paid by the Parent. Those balances are unsecured and non-interest bearing. Current payables are due on demand.

a.      Due from Parent consist of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Parent	118,304,022	—	—

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Related party transactions and balances (cont.)

b.      Due to Parent consist of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Parent	—	119,077,543	18,249,712

c.      Amortization expense of debt discount, included in finance expenses, related to the business acquisition payables to Mr. Yi Chengwei, who is the former shareholder of Shenzhen Yitian and former CTO of the Parent, was RMB 5,851,626 and nil for the years ended December 31, 2019 and 2020, respectively, was allocated to the Company as such expenses resulted from the acquisition of Shenzhen Yitian.

Note 10 — Banking facility

Outstanding balance of banking facility consisted of the following:

Lender	Term	Interest rate	Collateral/ Guarantee	December 31, 2019	December 31, 2020	December 31, 2020
				RMB	RMB	USD
DBS Bank, Ltd. (“DBS”)	July 8, 2020 to February 28, 2021	DBS Prevailing Cost of Funds + 2.5% (Approximately 5% – 5.5%)	Guaranteed by Mr. Huang Guanchao (Fe-da Electronics’ former director) and Mr. Lim Tzea (Fe-da Electronics’ general manager and director) and Mr. Lim Tzea’s assigned life insurance	—	13,049,800	2,000,000

On July 8, 2020, Fe-da Electronics received a revised USD 2 million (approximately RMB 13.0 million) banking facility from DBS to replace the old banking facility dated July 4, 2019. The revised banking facility is available for utilization from July 8, 2020 to July 8, 2021. The facility can be used as inventory/stock financing facility or trade facilities. Fe-Da mainly used the credit facilities for inventory financing. The funds are released from DBS to vendors directly and FE-DA is required to pay DBS in 60 days.

During the year ended December 31, 2020, Fe-da Electronics repaid USD 2,328,750 (RMB 16,062,786) to the credit line. Interest expense pertaining to the above facility for the year ended December 31, 2020 amounted to RMB 87,460 (USD 13,404). As of the date of the report, the outstanding balance of the facility as of December 31, 2020 has been paid off. As the owner of Fe-da Electronics has been changed after the acquisition, the revised banking facility is no longer available for utilization starting from February 2021.

Note 11 — Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, VIYI is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Taxes (cont.)

Hong Kong

VIYI Ltd and Excel Crest are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, VIYI Ltd and Excel Crest are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

Singapore

Fe-da Electronics is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately RMB 49,000) taxable income and 50% of the next SGD 190,000 (approximately RMB 937,000) taxable income are exempted from income tax.

PRC

The subsidiaries and VIE incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. In addition, 75% of R&D expenses of the PRC entities are subject to additional deduction from pre-tax income.

Korgas 233 and Korgas Weidong were formed and registered in Korgas in Xinjiang Provence, China in 2017 and 2020. These companies are not subject to income tax for 5 years and can obtain another two years of tax exempt status and three years at reduced income tax rate of 12.5% after the 5 years due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai was formed and registered in Qianhai District in Guangdong Provence, China in 2015. The company is subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Weidong was formed and registered in the free tax zone in Hainan Provence, China in 2020. The company is subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Tax savings for the years ended December 31, 2019 and 2020 amounted to RMB 10,474,163 and RMB 13,199,964 (USD 2,023,014), respectively. The Company’s basic and diluted earnings per shares would have been each lower by RMB 0.21 per share for the years ended December 31, 2018 without the preferential tax rate reduction, respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.03 and RMB 0.03 per share for the year ended December 31, 2019 without the preferential tax rate reduction, respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.04 (USD 0.01) and RMB 0.04 (USD 0.01) per share for the year ended December 31, 2020 without the preferential tax rate reduction, respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Taxes (cont.)

Significant components of the benefit of (provision for) income taxes are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2020	For the year ended December 31, 2020
	RMB	RMB	USD
Current	(4,796,174)	(3,491,006)	(535,028)
Deferred	724,999	1,044,372	160,059
Provision for income taxes	(4,071,175)	(2,446,634)	(374,969)

The following table reconciles China statutory rates to the Company’s effective tax rate:

	For the year ended December 31, 2019	For the year ended December 31, 2020
China statutory income tax rate	25.0%	25.0%
Preferential tax rate in China	(22.1)%	(13.5)%
Tax rate difference outside China(1)	—%	(8.5)%
Change in valuation allowance	0.5%	0.2%
Additional R&D deduction in China	(0.5)%	(2.7)%
Permanent difference	5.7%	2.1%
Effective tax rate	8.6%	2.6%

____________

(1)      It is mainly due to the lower tax rate of the entities incorporated in Hong Kong, Singapore, and tax exempt in Cayman Islands.

Deferred tax assets and liabilities — China

Significant components of deferred tax assets and liabilities were as follows:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Deferred tax assets:
Net operating loss carryforwards	211,461	405,173	62,096
Less: valuation allowance	(211,461)	(405,173)	(62,096)
Deferred tax assets, net	—	—	—
Deferred tax liabilities:
Recognition of intangible assets arising from business combinations	1,147,917	5,053,920	774,559
Total deferred tax liabilities, net	1,147,917	5,053,920	774,559

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s cumulative net operating loss (“NOL”) of approximately RMB 1,620,692 (USD 248,386) as of December 31, 2020 was mainly from NOL of Shenzhen Yitian. The NOL starts to expire in 2022. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Taxes (cont.)

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of fair value adjustment from acquisitions in 2015. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2019 and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2019 and 2020 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2020.

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price and VAT rates range up to 13% in China, depending on the type of service provided or product sold, and GST rate is generally 7% in Singapore.

Taxes payable consisted of the following:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
VAT taxes payable	323,024	1,393,885	213,626
Income taxes payable	4,577,714	3,891,074	596,342
Other taxes payable	29,765	162,064	24,838
Totals	4,930,503	5,447,023	834,806

Note 12 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In China, the insurance coverage of each bank is RMB 500,000. As of December 31, 2020, cash balance of RMB 191,645,839 (USD 29,371,460) was deposited with financial institutions located in China, of which RMB 186,656,300 (USD 28,606,768) was subject to credit risk. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2020, cash balance of HKD 48,308,272, approximately RMB 40,656,241 (USD 6,230,937) was maintained at financial institutions in Hong Kong, of which HKD 47,808,272 approximately RMB 40,235,441 (USD 6,166,446) was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of December 31, 2020, cash balance of SGD 1,995,466 approximately RMB 9,840,443 (USD 1,508,137) was maintained at DI Scheme banks in Singapore, of which SGD 1,845,466 approximately RMB 9,100,733 (USD 1,394,770) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Concentration of risk (cont.)

authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer concentration risk

For the year ended December 31, 2019, one customer accounted for 12.1% of the Company’s total revenues. For the year ended December 31, 2020, two customers accounted for 13.1% and 12.1% of the Company’s total revenues.

As of December 31, 2019, one customer accounted for 10.1% of the Company’s accounts receivable. As of December 31, 2020, three customers accounted for 32.5%, 15.7% and 10.4% of the Company’s accounts receivable.

Vendor concentration risk

For the year ended December 31, 2019, four vendors accounted for 30.1%, 19.7%, 18.3% and 13.1% of the Company’s total purchases. For the year ended December 31, 2020, four vendors accounted for 31.4%, 17.3%, 12.6% and 12.2% of the Company’s total purchases.

As of December 31, 2019, two vendors accounted for 47.1% and 16.6% of the Company’s accounts payable. As of December 31, 2020, three vendors accounted for 47.7%, 28.1% and 17.8% of the Company’s accounts payable.

Note 13 — Leases

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

The Company has entered into seven non-cancellable operating lease agreements for four office spaces expiring through December 2022. Upon adoption of FASB ASU 2016-02, the Company recognized approximately RMB 1.6 million right of use (“ROU”) assets and same amount of lease liabilities based on the present value of the future minimum rental payments of leases, using a weighted average discount rate of 7% based on duration of lease terms. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration and the weighted average remaining lease terms are 1.5 years.

Operating lease expenses are allocated between the cost of revenue and selling, general, and administrative expenses. Rent expenses for the years ended December 31, 2019 and 2020 was RMB 786,588 and RMB 741,200 (USD 113,596), respectively.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Leases (cont.)

The maturity of the Company’s lease obligations is presented below:

Twelve Months Ending December 31,	Operating Lease Amount	Operating Lease Amount
	RMB	USD
2021	1,043,793 *	159,971
2022	569,108	87,222
Total lease payments	1,612,901	247,193
Less: Interest	(91,577)	(14,035)
Present value of lease liabilities	1,521,324	233,158

____________

*      Include the operating leases with a term less than one year.

Note 14 — Shareholders’ equity

Ordinary shares

VIYI was established under the laws of Cayman Islands on September 24, 2020 with authorized share of 1,000,000,000 ordinary shares of par value USD 0.0001 each and 300,000,000 shares outstanding.

Capital contribution

During the years ended December 31, 2019 and 2020, the Company’s shareholders contributed nil and RMB 8,098,075 (USD 1,241,103) to the Company.

Share-based compensation

Share-based compensation were allocated to the Company from the Parent using a proportional cost allocation method by considering the headcount and its estimates of each employees’ time spent attributable to the Company. The Company recorded compensation expense of RMB 3,949,066 (USD 605,230) for the year ended December 31, 2020.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by SZ Weiyixin, SH Weimu, and Shenzhen Yitian, Shenzhen Qianhai, YY Online, Wuhan 233, Korgas 233, Weidong and Korgas Weidong (collectively “VIYI PRC entities”) only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of VIYI PRC entities.

VIYI PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. VIYI PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Shareholders’ equity (cont.)

As a result of the foregoing restrictions, VIYI PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict VIYI PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2020, amounts restricted are the paid-in-capital and statutory reserve of VIYI PRC entities, which amounted to RMB 192,416,844 (USD 29,489,623).

Statutory reserve

As of December 31, 2019 and 2020, VIYI PRC entities collectively attributed RMB 3,170,446 and RMB 4,964,820 (USD 760,904), of retained earnings for their statutory reserves, respectively.

Note 15 — Commitments and contingencies

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Variable interest entity structure

In the opinion of management and the Company’s PRC legal counsel, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Shenzhen Yitian and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management and the PRC counsel. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and would be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft will be signed into law and whether the final version will have any substantial changes from the draft. Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of the Company’s current corporate structure, corporate governance and business operations. If the ownership structure, contractual arrangements and business of the company are found to be in violation of any existing or future PRC laws or regulations, or the Company fails to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating the Company’s income, shutting down

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Commitments and contingencies (cont.)

its servers, discontinuing or placing restrictions or onerous conditions on the Company’s operations, requiring the Company to undergo a costly and disruptive restructuring, restricting or prohibiting its use of proceeds from this offering to finance its business and operations in China and taking other regulatory or enforcement actions that could be harmful to the Company’s business. Any of these actions could cause significant disruption to the Company’s business operations and could severely damage its reputation, which would in turn materially and adversely affect its business, financial condition and results of operations.

Moreover, If VIE or the registered shareholders fail to perform their respective obligations under the contractual arrangements, the Company may incur substantial costs and expend substantial resources to enforce its rights. All of these contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration or litigation in the PRC. There are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the outcome of arbitration or litigation. These uncertainties could limit its ability to enforce these Contractual Arrangements. In the event the Company is unable to enforce these contractual arrangements or the Company experiences significant delays or other obstacles in the process of enforcing these contractual arrangements, the Company may not be able to exert effective control over the VIE and may lose control over the assets owned by Shenzhen Yitian. The financial performance may be adversely and materially affected as a result and the Company may not be eligible to consolidate the financial results of Shenzhen Yitian into its financial results.

Coronavirus (“COVID-19”)

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China from February to mid-March in 2020. All of the Company’s business operations and the workforce are concentrated in China, so the Company closed offices and implemented work-from-home policy during that period. Due to the nature of the Company’s business, the impact of the closure on the operational capabilities was not significant. However, the Company’s customers were negatively impacted by the pandemic and reduced their budgets for online advertising and marketing. Potential impact to the Company’s results of operations for 2021 will also depend on economic impact due to the pandemic and if any future resurgence of the virus in China, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year over year in 2021.

Note 16 — Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two operating segments: (1) central processing algorithm services and (2) intelligent chips and services.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Segments (cont.)

The following tables present summary information by segment for the years ended December 31, 2019 and 2020:

	Central processing algorithm services	Intelligent chips and services	Total December 31, 2019
	RMB	RMB	RMB
Revenues	111,185,073	—	111,185,073
Cost of revenues	47,078,496	—	47,078,496
Gross profit	64,106,577	—	64,106,577
Depreciation and amortization	2,968,965	—	2,968,965
Total capital expenditures	7,999	—	7,999
	Central processing algorithm services	Intelligent chips and services	Total December 31, 2020	Total December 31, 2020
	RMB	RMB	RMB	USD
Revenues	149,807,579	157,981,151	307,788,730	47,171,410
Cost of revenues	68,013,205	114,605,100	182,618,305	27,987,909
Gross profit	81,794,374	43,376,051	125,170,425	19,183,501
Depreciation and amortization	2,915,330	1,883,397	4,798,727	735,448
Total capital expenditures	45,727	356,682	402,409	61,673

Total assets as of:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Central processing algorithm services	230,464,387	318,019,218	48,739,325
Intelligent chips and services	—	164,602,534	25,226,829
Total assets	230,464,387	482,621,752	73,966,154

The Company’s operations are primarily based in the mainland PRC and international, where the Company derives a substantial portion of their revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
Mainland PRC revenues	111,185,073	149,807,579	22,959,368
Hong Kong revenues	—	33,734,883	5,170,177
International revenues	—	124,246,268	19,041,865
Total revenues	111,185,073	307,788,730	47,171,410

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Subsequent events

On January 11, 2021, Shenzhen Yitian transferred its 100% equity interest of Weidong and subsidiaries to Shenzhen Weiyixin; its 100% equity interest YY Online to Weidong and its 100% equity interest in Korgas 233 and Wuhan 233 to YY Online. As a result, Wuhan 233 and Korgas 233 became wholly owned subsidiaries of YY Online and YY Online became wholly owned subsidiary of Weidong and Weidong became wholly owned subsidiary of Shenzhen Weiyixin.

On March 26, 2021, WiMi Inc. entered into an equity transfer agreements with noncontrolling shareholders of the Company, pursuant to which WiMi Inc. transferred total of 20% of the issued share capital of VIYI to Guosheng Holdings Limited for a total consideration of US$10,000,000. On March 26, 2021, WiMi Cayman entered into an equity transfer agreement with Universal Winnings Holding Limited and Joyous Dragon Limited, pursuant to which WiMi Cayman transferred 7% of the issued share capital of VIYI for a consideration of US$3,500,000. WiMi Inc. received full considerations in January 2021 and WiMi Inc.’s holding of VIYI was reduced to 73% as a results of the transactions.

Note 18 — Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Condensed financial information of the parent company (cont.)

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2020.

PARENT COMPANY BALANCE SHEETS

	December 31, 2019	December 31, 2020	December 31, 2020
	RMB	RMB	USD
ASSETS
CURRENT ASSETS
Cash in bank	—	40,656,241	6,230,937
Prepaid expenses	—	4,971,188	761,880
Total current assets	—	45,627,429	6,992,817
OTHER ASSETS
Investment in subsidiaries	220,070,418	388,024,736	59,468,304
Total assets	220,070,418	433,652,165	66,461,121
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	—	84,753	12,989
Due to Parent	—	106,352,004	16,299,408
Other payables—intercompany	—	7,830,011	1,200,020
Total current payables	—	114,266,768	17,512,417
OTHER LIABILITIES
Business acquisition payable	—	1,864,131	285,695
Total liabilities	—	116,130,899	17,798,112
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Ordinary shares, USD 0.0001 par value, 1,000,000,000 shares authorized, 300,000,000 shares issued and outstanding of December 31, 2019 and 2020	204,084	204,084	31,278
Additional paid-in capital	178,286,172	186,384,247	28,565,073
Retained earnings	38,409,716	128,098,769	19,632,296
Statutory reserves	3,170,446	4,964,820	760,904
Accumulated other comprehensive loss	—	(2,130,654)	(326,542)
Total shareholders’ equity	220,070,418	317,521,266	48,663,009
Total liabilities and shareholders’ equity	220,070,418	433,652,165	66,461,121

VIYI ALGORITHM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Condensed financial information of the parent company (cont.)

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
OPERATING REVENUES	—	33,780,394	5,177,151
COST OF REVENUES	—	(1,930,254)	(295,829)
GROSS PROFIT	—	31,850,140	4,881,322
OPERATING EXPENSES
General and administrative	—	(4,213,002)	(645,681)
Total operating expenses	—	(4,213,002)	(645,681)
LOSS FROM OPERATIONS	—	27,637,138	4,235,641
OTHER INCOME (EXPENSE)
Finance expense	—	(923,998)	(141,611)
Equity income of subsidiaries	43,417,363	64,770,287	9,926,634
Total other income, net	43,417,363	63,846,289	9,785,023
NET INCOME	43,417,363	91,483,427	14,020,664
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	(2,130,654)	(326,542)
COMPREHENSIVE INCOME	43,417,363	89,352,773	13,694,122

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2020	2020
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	43,417,363	91,483,427	14,020,664
Adjustments to reconcile net income to cash provided by operating activities:
Share-based compensation expense	—	3,949,066	605,230
Amortization of debt discount	—	914,864	140,211
Equity income of subsidiaries	(43,417,363)	(64,770,287)	(9,926,634)
Change in operating assets and liabilities
Intercompany	—	7,829,880	1,200,000
Prepaid expenses	—	(3,708,788)	(568,405)
Other payables and accrued liabilities	—	84,753	12,989
Net cash provided by operating activities	—	35,782,915	5,484,055
CASH FLOWS FROM INVESTING ACTIVITIES:
Long term investment in subsidiaries	—	(97,922,571)	(15,007,521)
Net cash used in investing activities	—	(97,922,571)	(15,007,521)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Parent	—	101,140,538	15,500,703
Capital contribution from shareholders	—	3,368,077	516,188
Net cash provided by financing activities	—	104,508,615	16,016,891
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	—	(1,712,718)	(262,488)
CHANGES IN CASH AND CASH EQUIVALENTS	—	40,656,241	6,230,937
CASH AND CASH EQUIVALENTS, beginning of year	—	—	—
CASH AND CASH EQUIVALENTS, end of year	—	40,656,241	6,230,937

Annex A

Execution Version

MERGER AGREEMENT

Dated as of

June 10, 2021

by and among

VIYI Algorithm Inc.,

Venus Acquisition Corporation,

Venus Merger Sub Corp., and

WiMi Hologram Cloud Inc.

Annex A-i

Annex A-ii

Annex 1 Allocation Statement

Annex 2 Plan of Merger

Exhibit A Form of Registration Rights Agreement

Exhibit B Form of Lock-up Agreement

Exhibit C Form of Backstop Agreement

Exhibit D [Reserved]

Exhibit E Form of Non-competition and Non-solicitation Agreement

Exhibit F Form of Company Transaction Support Agreement

Exhibit G Form of Memorandum and Articles of Association

Company Disclosure Schedule

Annex A-iii

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of June 10, 2021 (the “Signing Date”), by and among VIYI Algorithm Inc., a Cayman Islands exempted company (the “Company”), Venus Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), Venus Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”) and WiMi Hologram Cloud Inc., a Cayman Islands company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of the Company (“Majority Shareholder”).

RECITALS

WHEREAS, Purchaser is a blank check company under the United States’ federal securities laws and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed entity and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), the parties hereto desire and intend to effect a business combination transaction whereby the Merger Sub will merge with and into the Company, with the Company being the surviving entity (the Company is hereinafter referred to for the periods from and after the Merger Effective Time (as defined below) as the “Surviving Corporation”) and becoming a wholly owned Subsidiary of Purchaser (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and simultaneously with the Closing Purchaser will change its name to “MicroAlgo Inc.”;

WHEREAS, for U.S. Federal income tax and applicable state income tax purposes, (a) the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser and the Company Shareholders (as defined below) are entering into a registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Closing, each of the Purchaser, Yolanda Management Corporation, a British Virgin Islands company (the “IPO Sponsor”) and the Company Shareholders will enter into a lock-up agreement substantially in the form attached hereto as Exhibit B (collectively, the “Lock-up Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser has received a backstop agreement substantially in the form attached hereto as Exhibit C (the “Backstop Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, Purchaser, the Company, and all of the Company Shareholders have entered into a voting and transaction support agreement in the form attached hereto as Exhibit F (“Company Transaction Support Agreement”) whereby the Company’s Shareholders holding all of the voting securities of the Company shall agree that in the event that any Company Shareholders or their respective Affiliates own or control any Purchaser Ordinary Shares prior to the vote at the Purchaser’s Shareholders’ Meeting (as defined below) to approve the Merger and the Transactions, they shall vote or cause to be voted all such Purchaser Ordinary Shares then held by them or their respective Affiliates in favour of the Merger and the Transactions and shall not redeem any such Purchaser Ordinary Shares;

WHEREAS, in connection with the Closing (as defined below), the Purchaser, the Majority Shareholder and certain escrow agent to be jointly selected by the parties (the “Escrow Agent”) will enter into an escrow agreement substantially in the customary form used by the Escrow Agent for similar transactions and consistent with the terms of this Agreement (the “Escrow Agreement”);

Annex A-1

WHEREAS, in connection with the Closing, the Purchaser, the Company and each of the Company Shareholders will enter into a non-compete and non-solicitation agreement substantially in the form attached hereto as Exhibit E (collectively, the “Non-Compete Agreements”).

WHEREAS, the board of directors of the Company has (i) determined that this Agreement, the Merger and the other Transactions are in the best interests of the Company, (ii) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (as defined below), and (iii) resolved to recommend the adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Company Shareholders have adopted a resolution by written consent approving this Agreement and the Transactions (“Company Shareholder Approval”);

WHEREAS, the board of directors of the Purchaser has unanimously (a) determined that this Agreement, the Merger and the Transactions are fair to, advisable and in the best interests of the Purchaser and constitute a “Business Combination” as such term is defined in the Purchaser’s Organizational Documents (as defined below), (b) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) resolved to recommend the adoption of this Agreement by the shareholders of the Purchaser, and (d) directed that this Agreement be submitted to the shareholders of the Purchaser for their adoption;

WHEREAS, the board of directors of the Merger Sub has (i) determined that the Merger is fair to, advisable and in the best interests of Merger Sub, (ii) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions and (b) the sole shareholder of Merger Sub has adopted a resolution by written consent approving this Agreement and the Transactions; and

WHEREAS, in furtherance of the Transactions, Purchaser shall provide an opportunity to the Purchaser Shareholders to have their Purchaser Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Purchaser Organizational Documents and the Trust Agreement in conjunction with obtaining the Purchaser Shareholders’ Approval.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Purchaser SEC Documents” has the meaning given to such term in Section 5.12.

“Adjournment Proposal” has the meaning given to such term in Section 6.5(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Allocation Statement” has the meaning given to such term in Section 3.1.

“Alternative Proposal” has the meaning given to such term in Section 6.2.

“Alternative Transaction” has the meaning given to such term in Section 6.2.

“Arbitrator” has the meaning given to such term in Section 10.1.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the anti-corruption and anti-bribery Laws of the PRC for the prevention of punishment of public or commercial corruption or bribery, including the PRC Criminal Law and the PRC Anti-Unfair Competition Law, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions,

Annex A-2

the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Backstop Agreement” has the meaning given to such term in the Recitals.

“Balance Sheet Date” means December 31, 2020.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Combination Proposal” has the meaning given to such term in Section 6.5(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or the PRC are authorized to close for business.

“Cayman Companies Act” has the meaning given to such term in the Recitals.

“Change of Name Proposal” has the meaning given to such term Section 6.5(a).

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Closing Payment Shares” means, with respect to a Company Shareholder other than the Majority Shareholder, such number of the Consideration Shares to be received by such Company Shareholder at Closing, and with respect to the Majority Shareholder, such number of the Consideration Shares equal to the result of the total number of Consideration Shares payable to the Majority Shareholder less the number of Escrow Shares, in each case as set forth opposite of each Company Shareholder’s name in the Allocation Statement and subject to any adjustments made pursuant to Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” has the meaning given to such term in Section 4.8(a).

“Company Disclosure Schedule” has the meaning given to such term in Article IV.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and its business, taken as a whole, whether or not arising from transactions in the Ordinary Course of business, provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

Annex A-3

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

“Company Shares” means shares in the capital of the Company.

“Company Shareholder” means the holders of the Company Shares.

“Company Shareholder Approval” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company, whether paid or unpaid as of the Closing.

“Consideration Shares” means such number of Purchaser Ordinary Shares equal to the Valuation divided by SPAC Per Share Redemption Price, rounded up to the nearest whole number.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 6.1 after the date hereof and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Director Appointment Proposal” has the meaning given to such term in Section 6.5(a).

“D&O Indemnified Parties” has the meaning given to such term in Section 8.5.

“Effective Time” has the meaning given to such term in Section 2.2.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Escrow Agent” has the meaning given to such term in the Recitals.

“Escrow Shares” means such number of the Consideration Shares to be held in escrow after the Closing and released pursuant to the terms and conditions of this Agreement and the Escrow Agreement, being such number of Consideration Shares representing 2% of the total number of Consideration Shares payable to the Majority Shareholder as set forth opposite of the Majority Shareholder’s name in the Allocation Statement and subject to any adjustments made pursuant to Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning given to such term in Section 4.8(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time

“Governmental Approval” means each and any of consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

Annex A-4

“Government Official” means (a) an officer or employee of any national, regional, local or other component of government, (b) a director, officer or employee of any entity in which a government or any component of a government possesses a majority interest; (c) a political party or political party official; and (e) any individual who is acting in an official capacity for any government, component of a government, or political party.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“IPO” means the initial public offering of Purchaser pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectus of Purchaser’s offering of 4,600,000 units (including the exercised over-allotment option) dated February 8, 2021 and filed with the SEC (Registration No. 333-251507).

“IPO Sponsor” has the meaning given to such term in the Recitals.

“Indebtedness” with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Indemnification Notice” has the meaning given to such term in Section 12.2.

“Indemnified Party” has the meaning given to such term in Section 12.1.

“Indemnifying Party” has the meaning given to such term in Section 12.1.

“Intellectual Property Right” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

Annex A-5

“Intended Tax Treatment” has the meaning given to such term in the Recitals.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-up Agreement” has the meaning given to such term in the Recitals.

“Losses” has the meaning given to such term in Section 12.1.

“Material Contracts” has the meaning given to such term in Section 4.13(a).

“Merger” has the meaning given to such term in the Recitals.

“Merger Sub Share” has the meaning given to such term in Section 5.7(b).

“Non-Compete Agreements” has the meaning given to such term in the Recitals.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person, including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement.

“Outside Closing Date” has the meaning given to such term in Section 11.1.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Organizational Documents Proposal” has the meaning given to such term in Section 6.5(a).

“PCAOB Financials” has the meaning given to such term in Section 7.2.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to the applicable accounting principles and standards).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the aggregate number of Consideration Shares, by (b) the aggregate number of Company Shares outstanding as of immediately prior to the Effective Time.

Annex A-6

“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by an Authority.

“Plan of Merger” has the meaning given to such term in Section 2.2.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the Purchaser Shareholders’ Meeting and the transactions contemplated hereby, to be used for the purpose of soliciting proxies from Purchaser Shareholders to approve the transactions contemplated hereby.

“Proxy/Registration Statement” has the meaning given to such term in Section 6.5(a).

“Purchaser Board Recommendation” has the meaning given to such term in Section 6.5(b).

“Purchaser Founder Shares” means the (a) 1,150,000 ordinary shares of Purchaser, par value $0.001 per share, issued to the IPO Sponsor prior to the IPO and (b) 225,000 ordinary shares of Purchaser, par value $0.001 per share, issued to the IPO Sponsor concurrently with the completion of the IPO.

“Purchaser Financial Statements” has the meaning given to such term in Section 5.12(b).

“Purchaser Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Purchaser Parties and its business, taken as a whole, whether or not arising from transactions in the Ordinary Course of business, or that would prevent or materially delay the Closing from happening, provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which each of the Purchaser Parties operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Parties; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

“Purchaser Ordinary Shares” means the ordinary shares of Purchaser, par value $0.001 per share.

“Purchaser Parties” means, collectively, the Purchaser and the Merger Sub, and “Purchaser Party” means either of them.

“Purchaser Post-Closing Officers” has the meaning given to such term in Section 8.4.

“Purchaser Rights” means the right to receive one-tenth (1/10) of one Purchaser Ordinary Share upon consummation of a business combination of the Purchaser.

“Purchaser SEC Documents” has the meaning given to such term in Section 5.12.

“Purchaser Securities” means the Purchaser Shares, Purchaser Rights, Purchaser Units, Purchaser Warrants, collectively.

“Purchaser Share Redemption” means the right of the holders of Purchaser Shares to redeem all or a portion of their Purchaser Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Organizational Documents of Purchaser and the Trust Agreement.

“Purchaser Shareholders’ Approval” means the approval, at the Purchaser Shareholders’ Meeting where a quorum is present, of the Transaction Proposals comprising of (a) in the case of the Business Combination Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in

Annex A-7

person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; (b) in the case of the Share Capital Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter (c) in the case of the Change of Name Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; (d) in the case of the Organizational Documents Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter (e) in the case of the Director Appointment Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; and (f) in the case of the Adjournment Proposal, if required, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser’s Shareholders’ Meeting and entitled to vote on such matter.

“Purchaser Shares” means the Purchaser Founder Shares and the Purchaser Ordinary Shares, as applicable.

“Purchaser Shareholders” means the holders of the Purchaser Shares.

“Purchaser Shareholders’ Meeting” has the meaning given to such term in Section 6.5(b).

“Purchaser Transaction Expenses” means all fees, costs and expenses of Purchaser and Merger Sub incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultant of Purchaser and Merger Sub, whether paid or unpaid as of the Closing and the Transfer Taxes.

“Purchaser Unit” means a unit of the Purchaser comprised of one Purchaser Ordinary Share, one Purchaser Warrant and one Purchaser Right.

“Purchaser Warrants” means the warrants to purchase one-half of one Purchaser Ordinary Share at a price of $11.50 per whole share, subject to adjustments as described in the IPO Prospectus.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registration Rights Agreement” means has the meaning given to such term in the Recitals.

“Release Date” has the meaning given to such term in Section 12.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, the Export Control Law of the PRC, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or the PRC, or (c) anti-boycott measures.

“SEC” means the Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

“Share Capital Proposal” has the meaning given to such term in Section 6.5(a).

“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“SPAC Per Share Redemption Price” means the lower of (i) per share redemption price paid to each holder of Purchaser Shares exercising such holder’s right to redeem such holder’s Purchaser Shares (in connection with the transactions contemplated by this Agreement) as set forth in the Organizational Documents of the Purchaser and the Trust Agreement, and (ii) $10.10.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Survival Period” has the meaning given to such term in Section 12.5.

“Surviving Corporation” has the meaning given to such term in the Recitals

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the United States Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning given to such term in Section 12.2.

“Threshold” has the meaning given to such term in Section 12.1.

“Transaction Documents” mean collectively, this Agreement, the Escrow Agreement, the Backstop Agreement, the Lock-up Agreement, the Registration Rights Agreement, the Non-Compete Agreements, and the Company Transaction Support Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

“Transaction Expenses” means collectively, the Purchaser Transaction Expenses and the Company Transaction Expenses.

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“Transaction Proposals” has the meaning given to such term Section 6.5(a).

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Agent” means Vstock Transfer LLC.

“Transfer Taxes” means all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Trust Account” has the meaning given to such term in Section 5.9.

“Trust Agreement” means the trust agreement made as of February 8, 2021 by and between the Purchaser, the Trustee and the Transfer Agent.

“Trustee” means Wilmington Trust, National Association acting as trustee pursuant to the Trust Agreement.

“Valuation” means $400,000,000.

“$” means U.S. dollars, the legal currency of the United States.

Article II.
MERGER

Section 2.1     Merger. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Cayman Companies Act, on the Closing Date, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation in the Merger.

Section 2.2     Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Merger (the “Closing”) shall be deemed to have taken place at the New York City office of DLA Piper on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger in the form attached hereto as Annex 2 (the “Plan of Merger”) and the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Registrar of Companies in the Cayman Islands on the same day as the Closing Date in accordance with the relevant provisions of Cayman Companies Act (the time of such filings being the “Effective Time”). At the Closing, the Purchaser shall file a copy of the Purchaser Shareholders’ Approval with the Registrar of Companies in the Cayman Islands on the same day as the Closing Date and (i) apply for a change of name from “Venus Acquisition Corporation” to “MicroAlgo Inc.” (ii) file the increase of the authorized share capital of the Purchaser to US$200,000 divided into 200,000,000 ordinary shares of US$0.001 par value per share (iii) file the amended and restated memorandum and articles of association of the Purchaser amended in accordance with Section 2.5(b) and (iv) file the appointment and/or removal of the directors and officers of the Purchaser in accordance with Section 2.4.

Section 2.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.4     Directors and Officers.

(a)     From and after the Effective Time, the composition of the board of directors of the Surviving Corporation shall be the same as the composition set forth in Section 8.4(a).

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(b)     From and after the Effective Time, the directors and officers of the Company as of immediately prior to the Effective Time shall be the directors and officers of each of the Purchaser and the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the respective Organizational Documents of the Purchaser and the Surviving Corporation.

Section 2.5     Organizational Documents.

(a)     The memorandum and articles of association of the Company in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms and under the applicable Laws.

(b)     The memorandum and articles of association of the Purchaser from and after the Effective Time shall be in the form attached hereto as Exhibit G.

Section 2.6     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.7     Section 368 Reorganization. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each party will use commercially reasonable efforts, and agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to so qualify, and will not knowingly take an action that would cause the Merger to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

Article III.
CONSIDERATION

Section 3.1     Allocation Statement. Annex 1 attached hereto sets forth preliminarily the number of Purchaser Ordinary Shares issuable to each Company Shareholder pursuant to this Agreement in respect of the Consideration Shares, subject to Purchaser’s updates prior to the Effective Time (the “Allocation Statement”). If, between the date of this Agreement and the Closing, the outstanding Company Shares or Purchaser Shares shall have been changed into a different number of shares or a different class, by reason of any share issuance, share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or Purchaser Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Purchaser Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.1 shall not be construed to permit Purchaser or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 3.2     Conversion of Capital

(a)     Share Capital of Merger Sub. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, or the holders of any securities of the Company or Merger Sub, each share of the share capital of

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Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable ordinary share of the Surviving Corporation. Such ordinary shares of the Surviving Corporation into which the ordinary shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b)     Share Capital of Company. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the holders of any securities of the Company or Merger Sub, each Company Share issued and outstanding immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive, without interest, the Per Share Merger Consideration. For avoidance of any doubt, each Company Share to be converted into the right to receive the Per Share Merger Consideration as provided in this Section 3.2(b) shall be automatically cancelled and shall cease to exist, and each Company Shareholder holding such Company Shares will cease to have any rights with respect to such Company Shares, except the right to receive the Per Share Merger Consideration.

(c)     No Liability. Notwithstanding anything to the contrary in this Section 3.2, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.3     Payment of Merger Consideration

(a)     Exchange Procedures.

(i)     Closing Payment Shares. Upon and subject to the terms and conditions of this Agreement and the Plan of Merger, at the Closing, Purchaser shall deliver or cause to be delivered the Closing Payment Shares, represented by book-entry, to each holder of Company Shares that have been converted into the right to receive the Consideration Shares, as set forth in the Allocation Statement.

(ii)     Escrow Shares. Upon and subject to the terms and conditions of this Agreement and the Plan of Merger, at the Closing, the Purchaser shall deliver or cause to be delivered the aggregate Escrow Shares, represented by book-entry, to the Escrow Agent to be held and released pursuant to the terms of this Agreement and the Escrow Agreement.

(b)     No fraction shares. No certificates or scrip or book-entry credit representing fractional Purchaser Ordinary Shares will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. In the event any holder of Company Share would otherwise be entitled to receive a fraction of a share of Purchaser Ordinary Shares (after aggregating all fractional shares of Purchaser Ordinary Shares issuable to such holder), such fractional share shall be rounded up to the nearest whole share. The parties acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Purchaser that would otherwise be caused by the issuance of fractional shares.

(c)     Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall deliver or cause to be delivered in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(d)      Company Register of Members. After the Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Corporation of transfers of Company Shares that were issued and outstanding immediately prior to the Effective Time.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Majority Shareholder hereby jointly and severally represent and warrant to the Purchaser Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), except as set forth in the Company’s disclosure schedule delivered by the Company to the Purchaser Parties in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced):

Section 4.1     Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. The Company has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2     Authorization.

(a)     The execution, delivery and performance by the Company of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of Company to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound. This Agreement has been duly executed and delivered by the Company and the Company Shareholders and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms. The Company Shareholder Approval is the only vote of any of Company Shares necessary in connection with the entry into this Agreement by the Company, and the consummation of the transactions contemplated hereby, including the Closing.

(b)     The board of directors of the Company has, by duly adopted resolutions, (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders, (iii) directed that the adoption of this Agreement be submitted to approve by the Company Shareholders and (iv) resolved to recommend that the Company Shareholders approve this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 4.3     Governmental Authorization. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger in accordance with the Cayman Companies Act, (b) the SEC declaration of effectiveness of the Proxy/Registration Statement, and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.4     Non-Contravention. The execution, delivery or performance by the Company of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company is

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entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Shares, or any of the Company’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5     Capital Structure. Section 4.5 of the Company Disclosure Schedule sets forth the Company’s equity structure. The Company has an authorized capital of $100,000 consisting of 1,000,000,000 shares, par value $0.0001 per share of which 300,000,000 are issued and outstanding as of the date hereof. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. There are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements or contractual rights of any kind providing for the purchase, redemption, issuance or sale of any share of the Company, or (c) to the knowledge of the Company, agreements with respect to any of the Company Share, including any voting trust, other voting agreement or proxy with respect thereto. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of any Subsidiary of the Company may vote. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company or any Subsidiary of the Company.

Section 4.6     Organizational Documents. The Company has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete copy of the certificate of formation, of the Company, and a true and correct copy of the articles and memorandum of association of the Company have been provided to the Purchaser Parties and each is in full force and effect and the Company is not in violation of any of the provisions thereof.

Section 4.7     Subsidiaries. Section 4.7 of the Company Disclosure Schedule sets forth the corporate details of each Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); and (ii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Material Adverse Effect. True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to the Purchaser Parties, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

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Section 4.8     Financial Statements

(a)     Section 4.8 of the Company Disclosure Schedule includes the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2019 and 2020, consisting of the audited balance sheets as of such dates (the “Company Balance Sheet”), the audited income statements for the twelve (12) month periods ended on such dates, and the audited cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

(b)     The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein.

(c)     The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(d)     Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e)     Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f)     The Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(g)     As of the date hereof, other than as set forth in the Financial Statements and as described in the notes thereto, that have arisen in the Ordinary Course of the Company’s business as currently conducted or incurred in connection with the transactions contemplated by this Agreement, and as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any (i)Indebtedness, whether or not contingent, for borrowed money, or (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

Section 4.9     Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company are true and authentic. The Books and Records reflect fairly in all material respects the transactions and dispositions of assets of and the providing of services by the Company. All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

Section 4.10     Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted the business in the Ordinary Course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a)     any Company Material Adverse Effect;

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(b)     any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to its business, or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the Ordinary Course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)     (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company; (ii) any issuance by the Company of shares or of shares of capital stock or other equity interests in the Company (other than pursuant to any effective employee equity incentive plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to any effective employee equity incentive plan);

(d)     (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Shares or any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company, in each case other than in the Ordinary Course of business consistent with past practice of the Company;

(e)     any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f)     any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(g)     any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company except for inventory, licenses or services sold in the Ordinary Course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)     (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i)     other than in the Ordinary Course of business, any capital expenditure by the Company in excess in any fiscal month of $1,000,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $15,000,000 in the aggregate by the Company;

(j)     any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k)     any loan of any monies to any Person or guarantee of any obligations of any Person by the Company, in excess of $5,000,000, other than accounts payable and accrued liabilities in the Ordinary Course of business consistent with past business;

(l)     except as required by the appliable accounting principles and standards, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(m)     any material amendment to the Company’s Organizational Documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

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(n)     any acquisition of assets (other than acquisitions of inventory in the Ordinary Course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o)     any material Tax election made by the Company outside of the Ordinary Course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(p)     any undertaking of any legally binding obligation to do any of the foregoing.

Section 4.11     Properties; Title to the Company’s Assets

(a)     The material items of Tangible Personal Property have no material defects, are in good operating condition, function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)     Section 4.11(b) of the Company Disclosure Schedule sets forth the Company’s list of leased properties, The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate its business immediately after the Closing in the same manner as the Business is currently being conducted.

Section 4.12     Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of the Company or the Majority Shareholder threatened against or affecting, the Company, any of its officers or directors, its business, or any Company Shares, or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company that would reasonably to be expected to, individually or in the aggregate, have a Company Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. The Company is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13     Contracts

(a)     Section 4.13(a) of Company Disclosure Schedule lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following:

(i)     all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $3,000,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course of business consistent with past practice);

(ii)     all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $3,000,000 annually;

(iii)     all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of

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at least $500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)     all Contracts creating a material joint venture, strategic alliance, management or similar agreement with an Affiliate, limited liability company and partnership agreements to which the Company is a party;

(v)     all Contracts relating to any material acquisitions or dispositions of assets by the Company in excess of $3,000,000;

(vi)     all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of business;

(vii)     all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii)     all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(ix)     all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)     all Contracts with or pertaining to the Company to which any 5% Shareholder is a party;

(xi)     all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve (A) payments to the lessor thereunder in excess of $3,000,000 per month or (B) an Affiliate of the Company;

(xii)     any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of business as currently conducted) or (D) relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with a non-Affiliate with an aggregate outstanding principal amount not exceeding $3,000,000;

(xiii)     any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiv)     any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which the Company is a party; and

(xv)     any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of the Company will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract,

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(ii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iii) no Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict its business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c)     Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the execution, delivery or performance by the Company of this Agreement or Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d)     Except would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

Section 4.14     Licenses and Permits. Section 4.14 of the Company Disclosure Schedule correctly lists each material Permits affecting, or relating in any way to, the Company’s business as currently conducted. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, such Permits are valid and in full force and effect, and none of the Permits will, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has all Permits necessary to operate its business. There is no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries; there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.15     Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is not in violation of, has not violated, and to the Company’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 36 months the Company has not received any subpoenas by any Authority. The Company and each of its Subsidiaries has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws.

Section 4.16     Compliance with Anti-Corruption Laws.

(a)     The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Company has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(b)     The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.
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(c)     The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d)     None of the Company’s nor any of its Subsidiaries’ respective officers, directors, and to the Company’s knowledge, their respective employees is or was a Governmental Official or a close family member of a Government Official.

(e)     To the Company’s knowledge, no governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers or directors for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(f)     Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

Section 4.17     Intellectual Property

(a)     Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company.

(b)     Within the past two (2) years, to the knowledge of the Company, the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c)     The Company and its Subsidiaries own or have a valid and enforceable right to use any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect and to the knowledge of the Company, the current use by the Company of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect.

(d)     All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company or any predecessor in interest thereto, to the knowledge of the Company, either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)     Except as would not have a Company Material Adverse Effect, the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing in any material respect.

(f)     The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of its business. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of

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Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any owned Intellectual Property to any Person.

Section 4.18     Employees Except as would not have a Company Material Adverse Effect, the Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

Section 4.19     Employment Matters.

(a)     Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, no current employee of the Company, in the Ordinary Course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and the Company is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company.

(b)     Section 4.19(b) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the department of the employee, (iii) the employee’s principal location of employment and (iv) the name of the applicable employer entity.

Section 4.20     Tax Matters.

(a)     All material Tax Returns required to be filed by or with respect to the Company have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Company has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing authority is currently outstanding. No claim that is currently outstanding has been made by the Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(b)     Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (A) any such agreement solely among the Company and its Subsidiaries, or (B) entered into in the Ordinary Course of business and not primarily related to Taxes.

(c)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

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Section 4.21     Environmental Laws.

(a)     The Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit;

(b)     no notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(c)     neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws;

(d)     copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to the Purchaser Parties.

Section 4.22     Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from the Purchaser upon consummation of the transactions contemplated by this Agreement.

Section 4.23     Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.24     Affiliate Transactions. No (a) Company Shareholder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 4.25     Proxy/Registration Statement. On the date the Proxy Statement is first mailed to the Purchaser Shareholders, and at the time of the meeting for the Purchaser Shareholders’ Approval, none of the information furnished by or on behalf of the Company or the Majority Shareholder in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.26     No other Representations or Warranties. Except as otherwise expressly provided in this Article IV (as may be modified by the Company Disclosure Schedule), Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser Parties, their Affiliates or any of their respective representatives by, or on behalf of, Purchaser Parties, and any such representations or warranties

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are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as may be modified by the Company Disclosure Schedule), neither the Company nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser Parties, or their Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Purchaser Parties, or their Affiliates or any of their representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company that, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date):

Section 5.1     Corporate Existence and Power. Each of Purchaser and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

Section 5.2     Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Purchaser Shareholders’ Approval. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

Section 5.3     Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Transaction Documents requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 5.4     Non-Contravention. The execution, delivery or performance by the Purchaser Parties of this Agreement or any Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Purchaser Parties, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser Parties or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Purchaser Parties or by which any of the Purchaser Shares, or any of the assets of the Purchaser Parties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Purchaser Shares, (e) cause a loss of any material benefit relating to its business to which the Purchaser Parties is entitled under any provision of any Permit or Contract binding upon the Purchaser Parties, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Purchaser Parties’ material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect

Section 5.5     Finders’ Fees. Other than Ladenburg Thalmann & Co Inc. there is no investment banker, broker, funder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

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Section 5.6     Issuance of Shares. The Consideration Shares, when issued in accordance with this Agreement and the Plan of Merger, will be duly authorized and validly issued, and will be fully paid and nonassessable.

Section 5.7     Capitalization

(a)     At the date of this Agreement, the authorized share capital of Purchaser is US$50,000 divided into 50,000,000 Purchaser Ordinary Shares of which 6,050,000 Purchaser Ordinary Shares have been issued and are outstanding as of the date hereof including 1,375,000 of which are Purchaser Founder Shares. Except for the Purchaser Securities as described in the IPO prospectus, no other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are, and all Consideration Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)     The authorized share capital of Merger Sub is $50,000 divided into 500,000,000 shares, par value $0.0001 per share (the “Merger Sub Share”) of which 10,000 shares of Merger Sub Share are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding of Merger Sub Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.8     Information Supplied. None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

Section 5.9     Trust Account. As of the date of this Agreement, the Purchaser has at least $46,460,000 in the trust fund established by the Purchaser for the benefit of its public stockholders in a United States-based account at Wilmington Trust Company(the “Trust Account”), which is established by the Transfer Agent and maintained by the Trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate or that would entitle any Person (other than Purchaser Shareholders holding Purchaser Shares sold in Purchaser’s IPO who shall have elected to redeem their Purchaser Shares pursuant to Purchaser’s Organizational Documents and the underwriters of Purchaser’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Purchaser Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Purchaser Parties, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Effective Time, Purchaser shall have no

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obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, following the Effective Time, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising an Purchaser Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser at the Effective Time.

Section 5.10     Listing. As of the date hereof, the Purchaser Units, Purchaser Ordinary Shares, Purchaser Warrants and Purchaser Rights are listed on the Nasdaq Capital Market, with trading symbols “VENAU,” “VENA,” “VENAW,” and “VENAR.” Purchaser is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister Purchaser Units, Purchaser Ordinary Shares, Purchaser Warrants or Purchaser Rights. No Purchaser Party has taken any action in an attempt to terminate the registration of Purchaser Units, Purchaser Ordinary Shares, Purchaser Warrants or Purchaser Rights.

Section 5.11     Board Approval. Each of the board of directors of the Purchaser and of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and the Transaction Documents, (ii) determined that the transactions contemplated hereby and thereby are in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, and (iii) solely with respect to the Purchaser Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s Organizational Documents.

Section 5.12     Purchaser SEC Documents and Financial Statements

(a)     Each of the (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser, beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form, (iii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, together with any amendments, restatements or supplements thereto, are available in full without redaction on the SEC’s website through EDGAR. Purchaser has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, schedules, and other documents, together with any amendments, restatements or supplements thereto, required to be filed or furnished by it with the SEC since its formation, pursuant to the Exchange Act, the Securities Act and all regulations and rules promulgated thereunder (collectively and as they have been amended since the time of their filing or furnishing, the “Purchaser SEC Documents”). Purchaser will timely file all of the foregoing documents with the SEC to the extent they are required by applicable Laws or rules subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Except with respect to the accounting treatment for warrants as described in the SEC pronouncement on April 12, 2021, each of the Purchaser SEC Documents, as of the respective date of its filing, and as of the date of any amendment, complied, and each of the Additional Purchaser SEC Documents will be prepared for and comply, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such documents. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Purchaser SEC Documents and the Additional Purchaser SEC Documents did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Documents. None of the Purchaser SEC Documents filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

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(b)     The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Purchaser Financial Statements (i) were prepared from the Books and Records of the Purchaser; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Purchaser’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended.

(c)     Except as specifically disclosed, reflected or fully reserved against in the Purchaser Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of business since the Purchaser’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Financial Statements.

Section 5.13     Litigation. There is no Action (or any basis therefore) pending against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

Section 5.14     Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

Section 5.15     Compliance with Anti-Corruption & Sanctions Laws.

(a)     Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser Parties has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(b)     Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser Parties is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by an Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii). Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons in their capacity as such, is in violation of, or has been, in violation of, has been threatened to be charged with or given notice of any violation of, or is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, applicable Sanctions and Export Control Laws.

Section 5.16     Not an Investment Company. Each of the Purchaser Parties is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 5.17     Tax Matters All material Tax Returns required to be filed by or with respect to each Purchaser Party have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Purchaser Parties have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently

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pending, with respect to such Tax Returns or any Taxes of the Purchaser Parties has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing Authority is currently outstanding. No material claim that is currently outstanding has been made by the Taxing Authority in a jurisdiction where the Purchaser Parties do not file Tax Returns that any of the Purchaser Parties is or may be subject to taxation by that jurisdiction. Each of the Purchaser Parties has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Purchaser Parties have no current plan to dispose any asset of the Company Group after the Merger.

Section 5.18     Contracts. All material Contracts to which any of the Purchaser Parties is a party are available in full without redaction on the SEC’s website through EDGAR.

Section 5.19     Business Activities

(a)     Since its incorporation, each of the Purchaser Parties has not conducted any business activities other than activities related to Purchaser’s IPO or directed toward the accomplishment of a business combination. Except as set forth in the Organizational Documents of each of the Purchaser Parties or as otherwise contemplated by this Agreement and the Transaction Documents, there is no Contract to which any Purchaser Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of any Purchaser Party or any acquisition of property by any Purchaser Party or the conduct of business by each of the Purchaser Parties as currently conducted or as contemplated to be conducted as of the Closing. Except for the transactions contemplated under the Transaction Documents, each of the Purchaser Parties does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, each of the Purchaser Parties has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination under Purchaser’s IPO Prospectus and the Organizational Documents of each of the Purchaser Parties.

(b)     Merger Sub was formed solely for the purpose of effecting the transactions contemplated under the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated under the Transaction Documents and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.20     Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to the Purchaser’s Shareholders, and at the time of the meeting for the Purchaser Shareholders’ Approval, none of the information furnished by or on behalf of the Purchaser Parties in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.21     Backstop Investment. Purchaser has delivered to the Company true, correct and complete duly executed Backstop Agreement(s) providing for the acquisition or purchase by the named backstop provider(s) for up to an aggregate amount of USS$10,000,000 upon the terms and conditions therein, and each such Backstop Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified in any respect and no withdrawal or termination, amendment or modification in any material respect is contemplated by Purchaser. Each such Backstop Agreement is a legal, valid and binding obligation of Purchaser and the backstop investor(s) thereunder, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations thereunder violates any Laws. There is no other agreement, side letter, or arrangement between any of the Purchaser Parties and any investor relating to any Backstop Agreement that could affect in any material respect the obligation of the backstop investors thereunder. No Purchaser Party knows, as of the date of this Agreement, any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Backstop Agreement not being satisfied. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of the Purchaser Parties under any material term or condition of any Backstop Agreement.

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Section 5.22     Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Purchaser, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Purchaser nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Company or any of its representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Section 5.23     No Outside Reliance Notwithstanding anything contained in this Agreement, each of the Purchaser Parties and its respective equityholders, partners, investors, members and representatives, has made their own investigation of the Company and its Subsidiaries and that neither the Company nor any of its Affiliates, agents, advisors or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Purchaser Parties or its representatives) or reviewed by the Purchaser Parties otherwise) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents, advisors or representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly set forth in this Agreement, each of the Purchaser Parties understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Article VI.
COVENANTS OF COMPANY AND PURCHASER PARTIES

Section 6.1     Conduct of the Business

(a)     From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the Ordinary Course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i)     materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii)     amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or the Purchaser Parties, which involve payments in excess of $5,000,000;

(iii)     modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv)     make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

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(v)     sell, lease, license or otherwise dispose of any of the Company’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of inventory in the Ordinary Course consistent with past practice, and (iii) not exceeding $5,000,000;

(vi)     accept returns of products sold from inventory except in the Ordinary Course, consistent with past practice;

(vii)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii)     authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or the Purchaser Parties;

(ix)     obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company’s or the Purchaser Parties’ existing lines of credit;

(x)     suffer or incur any Lien on the Company’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the Ordinary Course of business consistent with past practice;

(xi)     suffer any damage, destruction or loss of property related to any of the Company’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $5,000,000;

(xii)     merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)     suffer any insurance policy protecting any of the Company’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $5,000,000 to lapse;

(xiv)     make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the Ordinary Course of business consistent with past practice;

(xv)     change the principal place of business or jurisdiction of organization;

(xvi)     extend any loans other than travel or other expense advances to employees in the Ordinary Course of business or with the principal amount not exceeding $10,000;

(xvii)     issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xviii)     make or change any material Tax election or change any annual Tax accounting periods; or

(xix)     undertake any legally binding obligation to do any of the foregoing.

(b)     From the date hereof through the Closing Date, the Purchaser shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and Ordinary Course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent, the Purchaser Parties shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser Parties.

(c)     Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

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Section 6.2     Alternative Proposal and Alternative Transaction. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or the Purchaser Parties (other than the transactions contemplated by this Agreement and the other Transaction Documents): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the Ordinary Course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company on one hand and the Purchaser Parties one the other hand shall keep the other party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 6.3     Access to Information. From the date hereof until and including the Closing Date, each of the Company on one hand and the Purchaser Parties on the other hand shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

Section 6.4     Notices of Certain Events. Each of the Company on one hand and the Purchaser Parties on the other hand shall promptly notify the other party of:

(a)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company’s or the Purchaser Parties’ assets;

(b)     any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents;

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(c)     any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(d)     with respect to the Company, the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result in a Company Material Adverse Effect; and with respect to the Purchaser Parties, the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result in a Purchaser Material Adverse Effect; and

(e)     the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 6.5     Proxy/Registration Statement and Requisite Approval

(a)     Proxy/Registration Statement

(i)     As promptly as reasonably practicable after the execution of this Agreement, the Purchaser Parties shall prepare, and Purchaser shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (1) the Purchaser Shareholders’ Meeting to approve and adopt: (A) the Business Combination (as defined in Purchaser’s Organizational Documents), this Agreement and the other Transaction Documents, the Merger and the other Transactions, (the “Business Combination Proposal”), (B) the increase of the authorised share capital of the Purchaser from US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share to US$200,000 divided into 200,000,000 ordinary shares of US$0.001 par value per share (the “Share Capital Proposal”) (C) the change of name of the Purchaser to “MicroAlgo Inc.” (the “Change of Name Proposal”) (D) the amendment and restatement of the memorandum and articles of association of the Purchaser in accordance with Section 2.5(b) hereof (the “Organizational Documents Proposal”) (E) the appointment and/or removal of the directors of the Purchaser in accordance with Section 2.4 (the “Director Appointment Proposal”) and (F) adjournment of the Purchaser Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in (A), (B),(C), (D), (E) and (F) collectively, the “Transaction Proposals”), and (2) the registration under the Securities Act of the Consideration Shares to be issued to the Company Shareholders pursuant to this Agreement. The Purchaser Parties shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Purchaser Parties shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Purchaser Ordinary Shares pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, Purchaser shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the Purchaser Shareholders.

(ii)      Each of the Purchaser Parties and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Purchaser Parties, the Company or their respective Affiliates to any regulatory Authority (including Nasdaq) in connection with the Transactions.

(iii)     Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually agreed upon by the Purchaser Parties and the Company. The Purchaser Parties will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Purchaser Ordinary Shares to be issued or issuable in connection with this Agreement

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for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. The Purchaser Parties and the Company shall cooperate and mutually agree upon any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv)     If, at any time prior to the Effective Time, any information, event or circumstance relating to any Purchaser Party or their respective officers or directors, should be discovered by a Purchaser Party, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform the Company. If, at any time prior to the Effective Time, any information, event or circumstance relating to the Company or its officers or directors, should be discovered by the Company, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform the Purchaser. Thereafter, the Purchaser Parties and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and the Purchaser Parties shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the Purchaser Shareholders.

(b)     Purchaser Shareholders’ Approval.

(i)      Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Purchaser shall establish a depositary interest record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Purchaser Shareholders (including any adjournment or postponement thereof, the “Purchaser Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the Purchaser Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Purchaser Shareholders with the opportunity to elect to effect a Purchaser Share Redemption and such other matter as may be mutually agreed by Purchaser and the Company. Purchaser will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Purchaser Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and Purchaser Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Organizational Documents of Purchaser. Purchaser (X) shall consult with the Company regarding the depositary interest record date and the date of the Purchaser Shareholders’ Meeting and (Y) shall not adjourn or postpone the Purchaser Shareholders’ Meeting without the prior written consent of Company; provided, however, that Purchaser shall adjourn or postpone the Purchaser Shareholders’ Meeting (1) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, there are insufficient shares of Purchaser represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Shareholders’ Meeting, or (2) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Purchaser Shareholders’ Meeting is necessary to enable Purchaser to solicit additional proxies required to obtain Purchaser Shareholders’ Approval; provided further, however, that Purchaser shall adjourn or postpone on not more than three occasions and so long as the date of the Purchaser Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii)     The Proxy/Registration Statement shall include a statement to the effect that the board of directors of the Purchaser Board has unanimously recommended that the Purchaser Shareholders vote in favor of the Transaction Proposals at the Purchaser Shareholders’ Meeting (such statement, the “Purchaser Board Recommendation”) and neither the Purchaser Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation unless in strict observance of their common law or fiduciary duties.

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Section 6.6     Support of Transactions. Without limiting any covenant contained in Article VI, Article VII and Article VIII, the Purchaser Parties and the Company and the Majority Shareholder shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Purchaser Parties, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger and the other Transactions, including cooperating, by adopting appropriate corporate resolutions and otherwise, to cause the name of the Purchaser to be changed immediately prior to the Closing to “MicroAlgo Inc.” and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 6.6 will constitute a breach of Section 6.1.

Section 6.7     Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto shall execute and deliver such other documents, certificates, agreements, financial statements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.8     Confidentiality. Except as necessary to complete the Proxy/Registration Statement, the Company, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy/Registration Statement.

Article VII.
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.1     Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes that are due and payable, as required by any Taxing Authority, and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 7.2     PCAOB Financials. By no later than August 15, 2021 the Company will deliver to the Purchaser Parties reviewed financial statements of the Company as of and for the six (6) month period ended June 30, 2021, all prepared in conformity with GAAP under the standards of the Public Company Accounting Oversight Board (the “PCAOB Financials”). The PCAOB Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The PCAOBs will be complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results

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of operations of the Company for the periods reflected therein. The Company and the Majority Shareholder will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC.

Section 7.3     No Claim Against the Trust Account. The Company acknowledges that it has read the IPO Prospectus and other Purchaser SEC Documents as filed under the Exchange Act, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account described therein for the benefit of Purchaser’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination (as defined in the Purchaser’s Organizational Documents), are not consummated by February 11, 2022 or such later date as approved by the Purchaser Shareholders to complete a Business Combination (as defined in the Purchaser’s Organizational Documents), Purchaser will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Purchaser and Merger Sub entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever save for the reasons set forth Section 13.6. Notwithstanding the foregoing, this Section 7.3 shall not serve to limit or prohibit the Company’s rights to pursue a claim against Purchaser for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than the one contemplated by this Agreement) or pursuant to Section 13.16 for specific performance or other injunctive relief. This Section 7.3 shall survive the termination of this Agreement for any and every reason.

Article VIII.
COVENANTS OF PURCHASER PARTIES

Section 8.1     Nasdaq Listing. From the date hereof through the Effective Time, Purchaser shall ensure Purchaser remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Consideration Shares issuable in the transactions contemplated hereby and shall obtain approval for the listing of such shares. After the date hereof and prior to the Effective Time, Purchaser shall procure the reservation of ticker symbol “ALGO” on Nasdaq.

Section 8.2     Public Filings. From the date hereof through the Closing, Purchaser shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.3     Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Trustee (which notice Purchaser shall provide to Trustee in accordance with the terms of the Trust Agreement)), Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any Purchaser Ordinary Shares in connection with the Purchaser Share Redemption; (b) the payment of the amounts due to the underwriters and professional service providers of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement; (c) the payment of the Transaction Expenses, and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (c), to be disbursed to Purchaser in accordance with the Trust Agreement, all of which shall subsequently be contributed to the Surviving Corporation for its working capital and general corporate purpose.

Section 8.4     Post-Closing Directors and Officers of Purchaser. Subject to the terms of the Purchaser’s Organizational Documents, Purchaser shall take all such action within its power as may be necessary or appropriate such that:

(a)     immediately before the Closing, the Purchaser’s board of directors shall consist of five (5) directors:

(i)      four (4) directors shall be designated by the Company, at least two of whom shall be considered “independent” for purposes of under Nasdaq rules requirement, and

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(ii)     one (1) director shall be designated by the Purchaser, who shall be “independent” for purposes of under Nasdaq rules requirement and shall be the “financial expert’ as determined under SEC rules and regulations and who shall be Ms. Shan Cui initially;

(b)     from and after the Effective Time, the officers of Purchaser shall be the same as the officers of the Surviving Corporation (the “Purchaser Post-Closing Officers”), who shall serve in such capacity in accordance with the terms of Purchaser’s Organizational Documents following the Effective Time.

Section 8.5     D&O Indemnification and Insurance.

(a)     From and after the Effective Time, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to their business) and (y) Purchaser and each of its Subsidiaries (the Persons in the foregoing (x) and (y) are collectively referred to as, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Purchaser shall assume, and be liable for, each of the covenants in this Section 8.5.

(b)     For a period of six (6) years from the Effective Time, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.5 shall be continued in respect of such claim until the final disposition thereof.

(c)     Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 8.5.

(d)     On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

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Section 8.6     Backstop Investment. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Backstop Agreements. Subject to the immediately preceding sentence, Purchaser shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Backstop Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Backstop Agreements to cause the Backstop Investors to pay to (or as directed by) Purchaser the applicable purchase price under each Backstop Investor’s applicable Backstop Agreement in accordance with its terms.

Section 8.7     Section 16 Matters. Prior to the Closing, the board of directors of Purchaser, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Purchaser Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereunder, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.8     Shareholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Purchaser Parties, threatened in writing, against Purchaser or the board of directors of Purchaser by any of Purchaser’s shareholders prior to the Closing, Purchaser shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Purchaser shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.9     Final Allocation Statement. The Purchaser Parties shall deliver to the Company at least two Business Days prior to the Closing the final version of the Allocation Statement, setting forth the number of Consideration Shares issuable to each Company Shareholders, comprising the Closing Payment Shares and with respect to the Majority Shareholder, the Escrow Shares; such Allocation Statement shall not be subject to further updates.

Article IX.
CONDITIONS TO CLOSING

Section 9.1     Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)     No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b)     There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c)     The SEC shall have declared the Proxy/Registration Statement effective. No stop order suspending the effectiveness of the Proxy/Registration Statement or any part thereof shall have been issued.

(d)     The Purchaser Shareholders’ Approval have been duly obtained.

(e)     Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

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Section 9.2     Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a)     The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)     All of the representations and warranties of the Company contained in Article IV in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (except for the representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)     There shall have been no event, change or occurrence which has a Company Material Adverse Effect.

(d)     The Purchaser Parties shall have received a certificate signed by the chief executive officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

Section 9.3     Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)     The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)     All of the representations and warranties of the Purchaser Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

(c)     There shall have been no event, change or occurrence which has Purchaser Material Adverse Effect.

(d)     From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(e)     Purchaser Ordinary Shares shall remain listed for trading on Nasdaq and the additional listing application for the Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(f)     The Persons identified in Section 8.4(a) shall have been elected to the board of directors of the Purchaser immediately before the Closing.

(g)     The Purchaser’s name shall have been changed to “MicroAlgo Inc.” immediately before the Closing.

(h)     The Company shall have received a certificate signed by the chief executive officer of the Purchaser to the effect set forth in clauses (a) through (g) of this Section 9.3.

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Article X.
DISPUTE RESOLUTION

Section 10.1     Arbitration

(a)     The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)     If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)     The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)     The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)     On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f)     The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)     The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)     Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)     The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)     This arbitration section shall survive the termination of this Agreement.

Section 10.2     Waiver of Jury Trial; Exemplary Damages

(a)     THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED,

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ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS.

(b)     Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article XI.
TERMINATION

Section 11.1     Termination without Default In the event that the Closing of the transactions contemplated hereunder has not occurred by September 30, 2021 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

Section 11.2     Termination upon Default.

(a)     The Purchaser Parties may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)     The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party of a notice describing in reasonable detail the nature of such breach.

Section 11.3     Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.2 hereof, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth in Article X, this Section 11.2, and Article XII.

Article XII.
Indemnification

Section 12.1     Indemnification of Purchaser. Subject to the terms and conditions of this Article XII and from and after the Closing Date, the Majority Shareholder (the “Indemnifying Party”)agrees to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach or inaccuracy of any of the representations or warranties of the Company contained in Article IV herein. Notwithstanding the foregoing, the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds $1,000,000 (the “Threshold”), in which event the Indemnifying Party shall be responsible for the aggregate amount of Losses from the first dollar, and any liability incurred pursuant to the terms of this Article XII shall be paid exclusively from the Escrow Shares valued at the then market value per share and in accordance with the terms of the Escrow Agreement. For purposes of this Article XII, “then market value” of the Escrow Shares shall mean (i) in the event

Annex A-39

that Purchaser has made public disclosure of the facts or circumstances or Third-Party Claims which may provide the basis for indemnification for Losses under this Article XII, the average closing price of the Purchaser Ordinary Shares on the principal trading market or exchange for the 10 trading days following the initial trading day after any such disclosure or (ii) in the event that Purchaser has not made public disclosure of any facts or circumstances or Third-Party Claims which may provide the basis for indemnification for Losses under this Article XII, then $10.00 per Purchaser Ordinary Share

Section 12.2     Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a)     The Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 12.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of the Indemnified Party under Section 12.1, except to the extent such failure adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability;

(b)     In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within thirty (30) days thereafter), shall (i) deliver a written confirmation to the Indemnified Party that the indemnification provisions of Section 12.1 are applicable to such action and the Indemnifying Party will indemnify the Indemnified Party in respect of such action pursuant to the terms of Section 12.1, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim;

(c)     If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 12.2(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party;

(d)     If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 12.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fail to adequately prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control over, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party;

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(e)     If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 12.2(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts;

(f)     Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

Section 12.3     Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Majority Shareholder shall be entitled to vote the Escrow Shares on any matters to come before the Purchaser Shareholders.

(a)     Distribution of Escrow Shares. At the times provided for in Section 12.3(b), the Escrow Shares shall be released and transferred by the Escrow Agent to the Majority Shareholder. The Purchaser will take such action as may be necessary to cause such securities to be issued in the names of the appropriate Persons;

(b)     Release from Escrow. Within five (5) Business Days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Majority Shareholder, less the number of Escrow Shares, the amount of which, valued at the then market value per share, is equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Majority Shareholder shall issue to the Escrow Agent a certificate executed by the Majority Shareholder instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 12.3(b). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Majority Shareholder promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XII. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Purchaser or its successors. Any Escrow Shares received by Purchaser as an indemnification payment shall be promptly cancelled by Purchaser after its receipt thereof.

Section 12.4     Payment of Indemnification. In the event that the Purchaser is entitled to any indemnification pursuant to this Article XII, the Purchaser shall be paid exclusively from the Escrow Shares. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement that the Indemnified Party is entitled to.

Section 12.5     Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until 12 months following the Closing Date (the “Survival Period”); provided that the representations and warranties on Taxes in Section 4.20 shall survive until the expiry of the applicable statute of limitations. After the expiration of the Survival Period, the Indemnifying Party shall have no further liability for indemnification pursuant to this Article XII other than with respect to the claims already made pursuant to this Article XII.

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Section 12.6     Sole and Exclusive Remedy. The remedies provided in this Article XII shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

Article XIII.
MISCELLANEOUS

Section 13.1     Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or the Surviving Corporation following the Closing), to:

VIYI Algorithm Inc.

Unit 507, Building C, Taoyuan Street

Long Jing High and New Technology Jingu Pioneer Park

Nanshan District, Shenzhen, 518052

People’s Republic of China

Attn: Lance He/Audrey Yang

Email: lance@wimiar.com; audrey@wimiar.com

with a copy to (which shall not constitute notice):

DLA Piper UK LLP Beijing Representative Office

20th Floor, South Tower, Beijing Kerry Center, 1 Guang Hua Road, Chaoyang District, Beijing 100020

Attn: James Chang/Yang Ge

Email: James.Chang@dlapiper.com; Yang.Ge@dlapiper.com

if to Purchaser and Merger Sub

Venus Acquisition Corporation

477 Madison Avenue, Floor, New York, NY 10022

Attn: Yanming Liu

Email: ceo@venusacq.com

with a copy to (which shall not constitute notice):

Becker & Poliakoff LLP
45 Broadway, 17th Floor,New York, NY 10006
Attn: Bill Huo/Brian C. Daughney
Email: BHuo@beckerlawyers.com; BDaughney@beckerlawyers.com

Section 13.2     Non-survival or Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) the indemnification of Purchaser set forth in Article XII, and (c) this Article XII and any corresponding definitions set forth in Article I.

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Section 13.3     Amendments; No Waivers; Remedies

(a)     This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)     Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 13.4     Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 13.5     Publicity.

(a)     All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of Purchaser and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 12.5(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.5(a).

(b)      The restriction in Section 12.5(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing

Section 13.6     Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided that, if the Closing shall occur, Purchaser shall pay or cause to be paid the unpaid Company Transaction Expenses by wire transfer of immediately available funds to the designated account. For the avoidance of doubt, any payments to be made (or to cause to be made) by Purchaser pursuant to this Section 12.6 shall promptly and immediately be paid upon consummation of the Closing and release of proceeds from the Trust Account.

Section 13.7     No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Section 13.8     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

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Section 13.9     Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

Section 13.10     Entire Agreement. This Agreement together with the other Transaction Documents, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Transaction Documents, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Transaction Documents, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Transaction Documents, except those expressly stated herein or therein.

Section 13.11     Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Section 13.12     Construction of Certain Terms and References; Captions. In this Agreement:

(a)     References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)     All monetary figures used herein shall be in United States dollars unless otherwise specified.

(c)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(d)     The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning

(e)     Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all”.

(f)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(g)     If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(h)     Captions/headings are not a part of this Agreement, but are included for convenience, only.

(i)     A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)     that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

Annex A-44

(ii)     any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)     any subordinate legislation or regulation made under the relevant statute or statutory provision.

Section 13.13     Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 13.14     Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

Section 13.15     Waiver of Conflicts.

(a)     Recognizing that DLA Piper (“DLA”) acted as legal counsel to the Company and certain of their respective affiliates prior to the Closing, and that DLA may act as legal counsel to the Surviving Corporation and one or more of its Subsidiaries after the Closing, each of the Company and the Surviving Corporation (including on behalf of the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with DLA representing any of the Company, the Surviving Corporation or any of its Subsidiaries and any of their respective affiliates after the Closing.

(b)     Recognizing that Becker & Poliakoff LLP (“Becker”) acted as legal counsel to the Purchaser and certain of their respective affiliates prior to the Closing, and that Becker may act as legal counsel to the Purchaser and one or more of its Subsidiaries after the Closing, the Purchaser hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Becker representing the Purchaser and any of its Affiliates after the Closing.

Section 13.16     Specific Performance

(a)     The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with this Agreement this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy);

(b)     Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, each of the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Purchaser	Venus Acquisition Corporation
By:
Name:Yanming Liu
Title:CEO
Merger Sub	Venus Merger Sub Corp.
By:
Name:Yanming Liu
Title:CEO
Company	VIYI Algorithm Inc.
By:
Name:Chengwei Yi
Title:CEO
Majority Shareholder	WiMi Hologram Cloud Inc.
By:
Name:Shuo Shi
Title:CEO

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Annex 1

Allocation Statement

Shareholder	Closing Payment Shares	Escrow Shares	Consideration Shares
Guosheng Holdings Limited	3,960,396	0	3,960,396
MIDI Capital Markets, LLC	3,960,396	0	3,960,396
WiMi Hololgram Cloud Inc.	28,118,813	792,079	28,910,892
Universal Winnings Holdings Limited	1,386,139	0	1,386,139
Milestone Investments Limited	1,386,139	0	1,386,139
Total	38,811,882	792,079	39,603,961

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Annex A-1

AMENDMENT NO. 1 TO MERGER AGREEMENT

Dated as of

January 24, 2022

by and among

VIYI Algorithm Inc.,

Venus Acquisition Corporation,

Venus Merger Sub Corp., and

WiMi Hologram Cloud Inc.

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 TO MERGER AGREEMENT (the “Agreement”), dated as of January __, 2022 (the “Signing Date”), by and among VIYI Algorithm Inc., a Cayman Islands exempted company (the “Company”), Venus Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”), Venus Merger Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”) and WiMi Hologram Cloud Inc., a Cayman Islands company and the legal and beneficial owner of a majority of the issued and outstanding voting securities of the Company (“Majority Shareholder”). The Company, Purchaser, Merger Sub and Majority Shareholder are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Parties have previously entered into that certain Merger Agreement dated as of June 10, 2021 (“Original Agreement”) whereby, among other things, VIYI will merge with Venus Merger Sub and VIYI will survive the merger as a wholly-owned subsidiary of Venus and continue its business operations (the “Merger”); and

WHEREAS, Venus has filed a combination Registration Statement and Proxy Statement on Form S-4 (SEC File No.: 333-257518) (“Registration Statement”) with the Securities and Exchange Commission (“SEC”) for the purpose of obtaining shareholder approval of the Merger and the other matters described therein;

WHEREAS, the Parties desire to amend certain terms, conditions and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows.

1. Defined Terms. Terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Original Agreement.

2. Section 4.3 of the Original Agreement is hereby amended and restated to read as follows:

Section 4.3 Governmental Authorization. Other than as set forth on Schedule 4.3 annexed hereto, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger in accordance with the Cayman Companies Act, (b) the SEC declaration of effectiveness of the Proxy/Registration Statement, and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3. Section 4.24 of the Original Agreement is hereby amended and restated to read as follows:

Section 4.24 Affiliate Transactions. Other than as described on Schedule 4.24 annexed hereto or as described in the Registration Statement, no (a) Company Shareholder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Annex A-1-1

4. The Parties consent and agree that the prior Backstop Agreement as contemplated in the Original Agreement and as described in the Registration Statement, between Ever Abundant Investments Limited and Venus Acquisition Corporation dated as of June 10, 2021, shall be terminated and of no force and effect. The Parties further agree that a new Backstop Agreement shall be provided, simultaneously with execution of this Agreement, by WiMi Hologram Cloud Inc. which shall provide for a capital commitment or purchase of Venus securities in the amount of up to $15,000,000. Section 5.21 of the Original Agreement is hereby amended and restated to read as follows:

Section 5.21 Backstop Investment. Annexed hereto is a true, correct and complete duly executed Backstop Agreement(s) providing for the acquisition or purchase by WiMi Hologram Cloud Inc. as the backstop provider for up to an aggregate amount of US$15,000,000 upon the terms and conditions therein, and such Backstop Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified in any respect and no withdrawal or termination, amendment or modification in any material respect is contemplated by Purchaser. Such Backstop Agreement is a legal, valid and binding obligation of Purchaser and the backstop investor(s) thereunder, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations thereunder violates any Laws. There is no other agreement, side letter, or arrangement between any of the Purchaser Parties and any investor relating to the Backstop Agreement that could affect in any material respect the obligation of the backstop investors thereunder. No Purchaser Party knows, as of the date of this Agreement, any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Backstop Agreement not being satisfied. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of the Purchaser Parties under any material term or condition of the Backstop Agreement.

5. Section 11.1 is hereby amended and restated to read as follows:

11.1 Termination without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by June 30, 2022 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

7. The Parties shall cooperate in good faith to expeditiously amend the Registration Statement as soon as possible to reflect the agreements and amendments to the Original Agreement described and provided herein and to seek effectivness from the SEC.

8. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

9. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

[The remainder of this page intentionally left blank; signature page to follow]

Annex A-1-2

IN WITNESS WHEREOF, each of the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Purchaser	Venus Acquisition Corporation

By:
	Name:	Yanming Liu
	Title:	CEO

Merger Sub	Venus Merger Sub Corp.

By:
	Name:	Yanming Liu
	Title:	CEO

Company	VIYI Algorithm Inc.

By:
	Name:	Chengwei Yi
	Title:	CEO

Majority Shareholder	WiMi Hologram Cloud Inc.

By:
	Name:	Shuo Shi
	Title:	CEO

Signature Page

Annex A-1-3

Annex B

Post-Closing Business Combination MicroAlgo, Inc.

Amended and Restated

Memorandum of Association
of
MicroAlgo Inc.

(As adopted by special resolution dated [    ] 2021)
And
Amended & Restated Articles of Association
of
MicroAlgo Inc.
Adopted by special resolution passed on [    ] 2021

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

MicroAlgo Inc.

(As adopted by special resolution dated [ ] 2021)

1         The name of the Company is MicroAlgo Inc..

2         The Company’s registered office will be situated at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3         The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4         The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5         Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)       the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)       insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)       the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6         The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7         The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8         The share capital of the Company is US$200,000 divided into 200,000,000 ordinary shares of US$0.001 par value each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)       to redeem or repurchase any of its shares; and

(b)       to increase or reduce its capital; and

(c)       to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)     with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)    subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)       to alter any of those rights, privileges, conditions, limitations or restrictions.

9         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited by Shares

MicroAlgo Inc.

AMENDED & RESTATED ARTICLES
of association

Adopted by special resolution passed on [    ] 2021

Annex B-i

Annex B-ii

Annex B-iii

Annex B-iv

Companies Act (Revised)

Company Limited by Shares

Amended & Restated Articles of Association

of

MicroAlgo Inc.

Adopted by special resolution passed on [ ] 2021

1         Definitions, interpretation and exclusion of Table A

Definitions

1.1      In these Articles, the following definitions apply:

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)       these articles of association as amended from time to time: or

(b)       two or more particular articles of these Articles;

and Article refers to a particular article of these Articles.

Audit Committee means the audit committee of the Company formed pursuant to Article 22.8 hereof, or any successor audit committee.

Auditor means the person for the time being performing the duties of auditor of the Company.

Business Day means a day other than (a) a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City (b) a Saturday or (c) a Sunday.

Cayman Islands means the British Overseas Territory of the Cayman Islands.

Clear Days, in relation to a period of notice, means that period excluding:

(a)       the day when the notice is given or deemed to be given; and

(b)       the day for which it is given or on which it is to take effect.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company means the above-named company.

Default Rate means 10% (ten per cent) per annum.

Designated Stock Exchange means any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any Over- the-Counter market on which the Shares are listed for trading.

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Annex B-1

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fully Paid and Paid Up:

(a)       in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)       in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.

IPO means the initial public offering of units, consisting of Shares and warrants of the Company and rights to receive Shares of the Company.

Law means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force.

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.

Memorandum means the memorandum of association of the Company as amended from time to time.

Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Public Share means the Shares included in the units issued in the IPO (as described in Article 2.4).

Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.

SEC means the United States Securities and Exchange Commission.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means an ordinary share in the share capital of the Company; and the expression:

(a)       includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)       where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Law.

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 2.15.

Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.

Annex B-2

Interpretation

1.2      In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)       A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)     any statutory modification, amendment or re-enactment; and

(ii)    any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.

(b)       Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)       If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)       A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)       A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)        Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)       All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)       The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)        The words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Table A Articles

1.3      The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2     Shares

Power to issue Shares and options, with or without special rights

2.1      Subject to the provisions of the Law and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Law.

2.2      Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)       either at a premium or at par;

(b)       with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Annex B-3

2.3      The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

2.4      The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the managing Underwriter determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

2.5      Each Share in the Company confers upon the Member:

(a)       the right to one vote at a meeting of the Members of the Company or on any resolution of Members;

(b)       a pro rata right in any dividend paid by the Company; and

(c)       a pro rata right in the distribution of the surplus assets of the Company on its liquidation.

Power to issue fractions of a Share

2.6      Subject to the Law, the Company may, but shall not otherwise be obliged to, issue fractions of a Share of any class or round up or down fractional holdings of Shares to its nearest whole number. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.7      The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)       subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)       procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

2.8      The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.9      Except as required by Applicable Law:

(a)       the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)       no person other than the Member shall be recognised by the Company as having any right in a Share.

Annex B-4

Power to vary class rights

2.10    If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)       the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)       the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.11    For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)       the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)       any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.12    Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.13    With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)       It shall be treated as if it were a share premium.

(b)       Unless the Member agrees otherwise:

(i)     if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;

(ii)    if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)       It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No bearer Shares or warrants

2.14    The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.15    Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)       the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)       the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Annex B-5

Rights attaching to Treasury Shares and related matters

2.16    No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.17    The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)       the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)       a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

2.18    Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.19    Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.

3     Register of Members

3.1      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

3.2      The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

3.3      The title to Public Shares may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the Register of Members may be maintained in accordance with Article 40B of the Law.

4     Share certificates

Issue of share certificates

4.1      A Member shall only be entitled to a share certificate if the directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the directors may determine. If the directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the directors may issue to any Member:

(a)       without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)       upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

4.2      Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

4.3      Every certificate shall bear legends required under the Applicable Laws.

4.4      The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Annex B-6

Renewal of lost or damaged share certificates

4.5      If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)       evidence;

(b)       indemnity;

(c)       payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)       payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

5     Lien on Shares

Nature and scope of lien

5.1      The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)       either alone or jointly with any other person, whether or not that other person is a Member; and

(b)       whether or not those moneys are presently payable.

5.2      At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

5.3      The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)       the sum in respect of which the lien exists is presently payable;

(b)       the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)       that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

5.4      The Shares may be sold in such manner as the directors determine.

5.5      To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

5.6      To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

5.7      On sale pursuant to the preceding Articles:

(a)       the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)       that person shall deliver to the Company for cancellation the certificate for those Shares.

Annex B-7

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

5.8      The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)       if no certificate for the Shares was issued, at the date of the sale; or

(b)       if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

6     Calls on Shares and forfeiture

Power to make calls and effect of calls

6.1      Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

6.2      Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

6.3      A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when call made

6.4      A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

6.5      Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

6.6      If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)       at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)       if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Annex B-8

Deemed calls

6.7      Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

6.8      The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

6.9      Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

6.10    If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)       the amount unpaid;

(b)       any interest which may have accrued;

(c)       any expenses which have been incurred by the Company due to that person’s default.

6.11    The notice shall state the following:

(a)       the place where payment is to be made; and

(b)       a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

6.12    If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

6.13    The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

6.14    A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

6.15    On forfeiture or surrender:

(a)       the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)       that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

Annex B-9

6.16    Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)       all expenses; and

(b)       interest from the date of forfeiture or surrender until payment:

(i)     at the rate of which interest was payable on those moneys before forfeiture; or

(ii)    if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

6.17    A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)       that the person making the declaration is a director or Secretary of the Company, and

(b)       that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

6.18    Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

7     Transfer of Shares

Form of transfer

7.1      Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC, the Designated Stock Exchange and federal and state securities laws of the United States, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)       where the Shares are Fully Paid, by or on behalf of that Member; and

(b)       where the Shares are partly paid, by or on behalf of that Member and the transferee.

7.2      The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

7.3      If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 2.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration

7.4      The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Annex B-10

Company may retain instrument of transfer

7.5      The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

8     Transmission of Shares

Persons entitled on death of a Member

8.1      If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)       where the deceased Member was a joint holder, the survivor or survivors; and

(b)       where the deceased Member was a sole holder, that Member’s personal representative or representatives.

8.2      Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

8.3      A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)       to become the holder of the Share; or

(b)       to transfer the Share to another person.

8.4      That person must produce such evidence of his entitlement as the directors may properly require.

8.5      If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

8.6      If the person elects to transfer the Share to another person then:

(a)       if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)       if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

8.7      All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

8.8      A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

8.9      A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

Annex B-11

9     Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

9.1      To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)       increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)       consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)       convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)       sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)       cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

9.2      Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)       sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)       distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

9.3      Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

10     Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

10.1    Subject to the Law, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may by its directors:

(a)       issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

Annex B-12

(b)       with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)       purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

10.2    When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 10.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

10.3    Upon the date of redemption or purchase of a Share:

(a)       the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)     the price for the Share; and

(ii)    any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)       the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)       the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

11     Meetings of Members

Power to call meetings

11.1    To the extent required by the Designated Stock Exchange, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange) be obliged to, in each year hold any other general meeting.

11.2    The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

11.3    Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

11.4    All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

11.5    The directors may call a general meeting at any time.

11.6    If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

Annex B-13

11.7    The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

11.8    The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

11.9    The requisition must also:

(a)       specify the purpose of the meeting.

(b)       be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)       be delivered in accordance with the notice provisions.

11.10  Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

11.11  Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

11.12  Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

11.13  Notice of a general meeting shall specify each of the following:

(a)       the place, the date and the hour of the meeting;

(b)       if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)       subject to paragraph (d), the general nature of the business to be transacted; and

(d)       if a resolution is proposed as a Special Resolution, the text of that resolution.

11.14  In each notice there shall appear with reasonable prominence the following statements:

(a)       that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)       that a proxyholder need not be a Member.

Period of notice

11.15  At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)       in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)       in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Annex B-14

Persons entitled to receive notice

11.16  Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)       the Members;

(b)       persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)       the directors.

Publication of notice on a website

11.17  Subject to the Law or the rules of the Designated Stock Exchange, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)       the publication of the notice on the website;

(b)       the place on the website where the notice may be accessed;

(c)       how it may be accessed; and

(d)       the place, date and time of the general meeting.

11.18  If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

11.19  A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

11.20  Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

11.21  Proceedings at a meeting shall not be invalidated by the following:

(a)       an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)       non-receipt of notice of the meeting by any person entitled to notice.

11.22  In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)       in a different place on the website; or

(b)       for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

12     Proceedings at meetings of Members

Quorum

12.1    Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold 50% of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Annex B-15

Lack of quorum

12.2    If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)       If the meeting was requisitioned by Members, it shall be cancelled.

(b)       In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Use of technology

12.3    A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

12.4    The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

12.5    If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

12.6    Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

12.7    The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

12.8    Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

12.9    A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

12.10  A poll demanded on the question of adjournment shall be taken immediately.

12.11  A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

12.12  The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

Annex B-16

12.13  A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

12.14  If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

12.15  An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)       not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)       the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

12.16  A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)       the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)       the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

12.17  If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

12.18  Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)       all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)       all Members entitled so to vote :

(i)     sign a document; or

(ii)    sign several documents in the like form each signed by one or more of those Members; and

(c)       the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

12.19  If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

12.20  The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Annex B-17

Sole-member company

12.21  If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

13     Voting rights of Members

Right to vote

13.1    Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

13.2    Members may vote in person or by proxy.

13.3    Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

13.4    A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

13.5    No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

13.6    If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

13.7    Save where otherwise provided, a corporate Member must act by a duly authorised representative.

13.8    A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

13.9    The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

13.10  The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

13.11  Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.12  A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

13.13  If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

13.14  A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

Annex B-18

13.15  For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

13.16  An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

13.17  An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

13.18  The instrument must be in writing and signed in one of the following ways:

(a)       by the Member; or

(b)       by the Member’s authorised attorney; or

(c)       if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

13.19  The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

13.20  A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

13.21  Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)       In the case of an instrument in writing, it must be left at or sent by post:

(i)     to the registered office of the Company; or

(ii)    to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)       If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)     in the notice convening the meeting; or

(ii)    in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)   in any invitation to appoint a proxy issued by the Company in relation to the meeting.

Annex B-19

13.22  Where a poll is taken:

(a)       if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)       but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

13.23  If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

13.24  A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

14     Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.

15       Appointment, disqualification and removal of directors

No age limit

15.1    There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

15.2    Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

15.3    Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment and removal of directors

15.4    The Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

15.5    Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. The directors shall have power at any time to remove any director.

15.6    Each director holds office for the term fixed by the Ordinary Resolution or fixed by the resolution of the directors appointing such director, as applicable, but such term shall not exceed two years.

Annex B-20

15.7    Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)       where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)       if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)     the expression personal representatives of the last shareholder means:

(A)    until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)    after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)    without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

15.8    A remaining director may appoint a director even though there is not a quorum of directors.

15.9    No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

15.10  For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

Resignation of directors

15.11  A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

15.12  Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

15.13  A director’s office shall be terminated forthwith if:

(a)       he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)       he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)       in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)       he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)       without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(f)        all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.

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16     Alternate directors

Appointment and removal

16.1    Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)       by notice in writing in accordance with the notice provisions;

(b)       if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 16.4(c)).

16.2    Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 16.4.

16.3    A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 16.1.

16.4    A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)       by notice in writing in accordance with the notice provisions;

(b)       if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)       if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)       if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

16.5    All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

16.6    An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

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16.7    For the avoidance of doubt:

(a)       if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)       if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

16.8    An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

16.9    An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

16.10  An alternate director shall carry out all functions of the director who made the appointment.

16.11  Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

16.12  An alternate director is not the agent of the director appointing him.

16.13  An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

16.14  A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

17     Powers of directors

Powers of directors

17.1    Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

17.2    No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

17.3    The directors may appoint a director:

(a)       as chairman of the board of directors;

(b)       as vice-chairman of the board of directors;

(c)       as managing director;

(d)       to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

17.4    The appointee must consent in writing to holding that office.

17.5    Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

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17.6    If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

17.7    Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:

(a)       as Secretary; and

(b)       to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

17.8    The Secretary or Officer must consent in writing to holding that office.

17.9    A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Remuneration

17.10  The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine. The directors shall also be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company.

17.11  Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

17.12  Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

17.13  The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)       the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)       such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)       such disclosure is in accordance with any contract entered into by the Company; or

(d)       the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

18     Delegation of powers

Power to delegate any of the directors’ powers to a committee

18.1    The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

18.2    The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

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18.3    The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

18.4    Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

18.5    The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)       by causing the Company to enter into a power of attorney or agreement; or

(b)       in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

18.6    The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)       for any purpose;

(b)       with the powers, authorities and discretions;

(c)       for the period; and

(d)       subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

18.7    Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

18.8    Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

18.9    Articles 16.1 to 16.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

18.10  A proxy is an agent of the director appointing him and is not an officer of the Company.

19     Meetings of directors

Regulation of directors’ meetings

19.1    Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

19.2    Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

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Notice of meetings

19.3    Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice

19.4    At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

Use of technology

19.5    A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

19.6    A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

19.7    If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

19.8    The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

19.9    A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

19.10  Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

19.11  A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)       his dissent is entered in the minutes of the meeting; or

(b)       he has filed with the meeting before it is concluded signed dissent from that action; or

(c)       he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

19.12  The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

19.13  Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

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19.14  Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

19.15  Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

20     Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

20.1    Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

20.2    If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)       be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)       be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

20.3    Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

20.4    If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

20.5    For the purposes of the preceding Articles:

(a)       a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)       an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Voting where a director is interested in a matter

20.6    A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

20.7    Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may

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be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

21     Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

22     Accounts and audit

Accounting and other records

22.1    The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

22.2    Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

22.3    The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)       they are sent to that person in accordance with the notice provisions: or

(b)       they are published on a website providing that person is given separate notice of:

(i)     the fact that publication of the documents has been published on the website;

(ii)    the address of the website; and

(iii)   the place on the website where the documents may be accessed; and

(iv)   how they may be accessed.

22.4    If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website

22.5    Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)       the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)       the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

22.6    If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)       those documents are, by accident, published in a different place on the website to the place notified; or

(b)       they are published for part only of the period from the date of notification until the conclusion of that meeting.

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Audit

22.7    The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

22.8    Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

22.9    If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

22.10  The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

22.11  If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

22.12  Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

22.13  Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.

23     Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)       shall end on 31st December in the year of its incorporation and each following year; and

(b)       shall begin when it was incorporated and on 1st January each following year.

24     Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for calling a general meeting, declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which the general meeting is called or a dividend, allotment or issue is declared, paid or made.

25     Dividends

Declaration of dividends by Members

25.1    Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

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Payment of interim dividends and declaration of final dividends by directors

25.2    The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

25.3    Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)       Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)       Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

25.4    In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)       If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)       The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)       If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

25.5    Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

25.6    The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

25.7    If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)       issue fractional Shares;

(b)       fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)       vest some assets in trustees.

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How payments may be made

25.8    A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)       if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)       by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

25.9    For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

25.10  If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)       to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)       to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

25.11  Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

25.12  Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

25.13  If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

25.14  A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

26     Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

26.1    The directors may resolve to capitalise:

(a)       any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)       any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

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The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)       by paying up the amounts unpaid on that Member’s Shares;

(b)       by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

26.2    The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

26.3    Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

27     Share premium account

Directors to maintain share premium account

27.1    The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

Debits to share premium account

27.2    The following amounts shall be debited to any share premium account:

(a)       on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)       any other amount paid out of a share premium account as permitted by the Law.

27.3    Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

28     Seal

Company seal

28.1    The Company may have a seal if the directors so determine.

Duplicate seal

28.2    Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

28.3    A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)       by a director (or his alternate) and the Secretary; or

(b)       by a single director (or his alternate).

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If no seal is adopted or used

28.4    If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)       by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)       by a single director (or his alternate); or

(c)       in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

28.5    The directors may determine that either or both of the following applies:

(a)       that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)       that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

28.6    If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

29     Indemnity

Indemnity

29.1    To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)       all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)       without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

29.2    To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Annex B-33

Release

29.3    To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

29.4    To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)       an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)     the Company;

(ii)    a company which is or was a subsidiary of the Company;

(iii)   a company in which the Company has or had an interest (whether direct or indirect); and

(b)       a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

30     Notices

Form of notices

30.1    Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)       in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)       subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)       where these Articles expressly permit, by the Company by means of a website.

Electronic communications

30.2    Without limitation to Articles 16.1 to 16.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 18.8 to 18.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)       the directors so resolve;

(b)       the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)       the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

30.3    A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

30.4    A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Annex B-34

Delivery of written notices

30.5    Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

30.6    Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

30.7    A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

30.8    An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

30.9    A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

30.10  A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

30.11  A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

30.12  Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

30.13  A notice is given on the date identified in the following table.

Annex B-35

Saving provision

30.14  None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

31     Authentication of Electronic Records

Application of Articles

31.1    Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 31.2 or Article 31.4 applies.

Authentication of documents sent by Members by Electronic means

31.2    An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)       the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)       the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)       Article 31.7 does not apply.

31.3    For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 31.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

31.4    An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)       the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)       the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)       Article 31.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

31.5    For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 31.7 applies.

Manner of signing

31.6    For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Annex B-36

Saving provision

31.7    A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)       believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)       believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)       otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

32     Transfer by way of continuation

32.1    The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)       the Cayman Islands; or

(b)       such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

32.2    To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)       an application be made to the Registrar of Companies to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)       all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

33     Winding up

Distribution of assets in specie

33.1    If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)       to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)       to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

33.2    No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

33.3    The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

Annex B-37

34     Amendment of Memorandum and Articles

Power to change name or amend Memorandum

34.1    The Company may, by Special Resolution:

(a)       change its name; or

(b)       change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

34.2    Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

35     Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

36     Certain Tax Filings

36.1    Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

Annex B-38

Annex C

FAIRNESS OPINION OF KING KEE APPRAISAL AND ADVISORY LIMITED

June 10, 2021

Board of Directors
Venus Acquisition Corporation

Members of the Board:

We understand that Venus Acquisition Corporation (“Venus”) and VIYI Algorithm Inc. (“VIYI”), have entered into a Merger Agreement dated June 10, 2021 (the “Merger Agreement ”), whereby Venus will acquire 100% of the outstanding equity and equity equivalents of VIYI (including options, warrants or other securities that have the right to acquire or convert into equity securities of Venus), or all of VIYI’s business will be sold to Venus in exchange for ordinary shares of Venus (the “Transaction”), where Venus will continue as the surviving publicly traded entity.

You have asked for our opinion as to whether the consideration of Merger Agreement is fair, from a financial point of view, to the independent holders of the ordinary shares of Venus.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain files submitted by VIYI, including technical reports relating to VIYI’s resource properties, annual reports, management information and interim financial statements. We have reviewed also certain forward-looking information relating to VIYI, including financial projections and operating data, prepared by the management of the VIYI (the “VIYI Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of VIYI with senior executives of VIYI. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by VIYI. With respect to the VIYI Projections we have been advised by the management of VIYI, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of VIYI of the future financial performance of VIYI and other matters covered thereby. We have assumed that Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the Merger Agreement, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Venus or VIYI or the contemplated benefits expected to be derived in Merger Agreement. We have not performed any independent evaluation or appraisal of the assets or liabilities (fixed, contingent or otherwise) of VIYI or the Subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have made no physical inspection of the property or assets of the VIYI and the Subsidiaries. In addition, we have relied, without independent verification, upon the assessment of the managements of VIYI as to the existing and future technology and products of VIYI, respectively, and the risks associated with such technology and products.

We have been engaged by the Board of Directors of Venus in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion.  Prior to this engagement, no material relationship existed between King Kee Appraisal and Advisory Limited (“KKG”) and its affiliates and the Venus or VIYI pursuant to which compensation was received by KKG or its affiliates. However, KKG and/or its affiliates may in the future provide valuation and other financial services to Venus or VIYI and their respective affiliates for which we or they would expect to receive compensation.

KKG provides valuation and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise.

Annex C-1

This opinion has been approved by us in accordance with our procedure for fairness opinions. This opinion is for the information of the Board of Directors of Venus and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of the ordinary shares of Venus should vote with respect to Merger Agreement or any other matter and does not in any manner address the prices at which the ordinary shares of Venus will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of Venus to enter into Merger Agreement, or the relative merits of Merger Agreement as compared to any strategic alternatives that may be available to Venus. Our opinion is limited to the fairness, from a financial point of view, of Merger Agreement to the independent holders of the ordinary shares of Venus. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Venus’s officers, directors or employees, or any class of such persons. We also express no opinion regarding the consideration to be received by any other participant in the transactions contemplated by Merger Agreement.

Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the consideration to be paid by Venus pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Venus.

Yours faithfully,

King Kee Appraisal and Advisory Limited

Annex C-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Venus’ Memorandum and Articles of Association provide that, subject to the provisions of the Cayman Islands laws, directors and officers, past and present, will be entitled to indemnification from New Venus against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of his or her own dishonesty, willful default or fraud, in or about the conduct of the New Venus’ business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Venus or its affairs in any court whether in the Cayman Islands or elsewhere. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1**

Merger Agreement dated as of June 10, 2021 by and among VIYI Algorithm Inc., Venus Acquisition Corporation, Venus Merger Sub Corp. and WiMi Hologram Cloud Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2021).

3.1**

Memorandum and Articles of Association of Venus Acquisition Corporation, filed as Exhibit 3.1 to the Registration Statement of Venus Acquisition Corporation (SEC File Number 333-251507) declared effective on February 8, 2021

3.2**

Amended and Restated Memorandum and Articles of Association of Venus Acquisition Corporation, filed as Exhibit 3.2 to the Registration Statement of Venus Acquisition Corporation (SEC File Number 333-251507) declared effective on February 8, 2021.

3.3**	Form of Amended and Restated Memorandum of Association of Micro Algo Inc. (formerly Venus Acquisition Corporation) to be adopted upon completion of the business combination.
3.4**	Form of Amended and Restated Articles of Association Micro Algo Inc. (formerly Venus Acquisition Corporation) to be adopted upon completion of the business combination.
3.5**	Memorandum and Articles of Association of Venus Merger Sub Corp.
3.6**	Articles of Association of Venus Merger Sub Corp.
4.1**	Warrant Agreement, dated February 8, 2021, by and between Registrant and Vstock Transfer LLC, filed as Exhibit 4.1 to Form 8-K filed on February 18, 2021
4.2**	Rights Agreement dated as of February 8, 2021 by and between Vstock Transfer LLC and Registrant filed as Exhibit 4.2 to Form 8-K filed on February 18, 2021
5.1*	Opinion of Maples and Calder (Hong Kong) LLP as to Validity of New Venus ordinary shares
5.2*	Opinion of Becker and Poliakoff
5.3**	Opinion of Guangdong zhuone law firm
10.1**

Insider Letter Agreement dated February 8, 2021, by and between the Company and each of the initial shareholders, officers and directors of the Company; filed as Exhibit 10.1 to Form 8-K filed on February 18, 2021

10.2**

Investment Management Trust Agreement between dated February 8, 2021, by and between the Company, Wilmington Trust, National Association and Vstock Transfer LLC; filed as Exhibit 10.2 to Form 8-K filed on February 18, 2021

10.3**	Indemnification Agreement dated as of February 8, 2021, a form of which is filed as 10.7 to the Registrant’s Registration Statement on Form S-1, as amended (SEC File number 333-251507).
10.5**	English translation of Equity Interest Pledge Agreement among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian dated December 24, 2020

Exhibit Number	Description
10.6**	English translation of Exclusive Share Purchase Option Agreement among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian dated December 24, 2020
10.7**	English translation of Exclusive Business Cooperation Agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020
10.8**	Loan Agreement among Shenzhen Weiyixin and the shareholders of Shenzhen Yitian dated December 24, 2020
10.9**	English translation of Form of Power of Attorney by shareholders of Shenzhen Yitian dated December 24, 2020
10.10**	English translation of Form of Spousal Consents dated December 24, 2020
10.11**

Backstop Agreement dated as of January 24, 2022 by and between Venus Acquisition Corporation and WiMi Hologram Cloud Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on January 24, 2022)

10.12**

Company Transaction Support Agreement dated as of June 10, 2021 by and among Venus Acquisition Corporation, VIYI Algorithm Inc. and the persons and entities named therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2021).

10.13**

Registration Rights Agreement dated as of June 10, 2021 by and among Venus Acquisition Corporation and the Holders named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on June 14, 2021).

10.14**

Registration Rights Agreement dated as of February 8, 2021, by and between Registrant , Yolanda Management Corporation and certain other persons, filed as Exhibit 10.3 to Form 8-k filed in February 18, 2021.

10.15**

Amended and Restated Promissory Note, dated as of December 10, 2020, in the principal amount of up to $450,000 issued to Yolanda Management Corporation (filed as Exhibit 10.9 to Registrant’s Form S-1 (SEC File Number 333-251507)).

10.16**	Administrative Services Agreement dated as of January 27, 2021 between Yolanda Management Corporation and Registrant (filed as Exhibit 10.8 to Registrant’s Form S-1 (SEC File Number 333-251507)).
10.17**	Securities Subscription Agreement dated as of August 21, 2019 between Registrant and Yolanda Management Corporation (filed as Exhibit 10.5 to Registrant’s Form S-1 (SEC File Number 333-251507))
14**	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on December 18, 2020)
23.1***	Consent of Friedman LLP as independent auditor of Venus Acquisition Corporation
23.2*	Consent of Maples and Calder (Hong Kong) LLP (to be included in Exhibit 5.1)
23.3*	Consent of Becker and Poliakoff (to be included in Exhibit 5.2)
23.4***	Consent of Friedman LLP as independent auditor of VIYI Algorithm Inc.
23.5**	Consent of Guang zhuone Law Firm, contained in Exhibit 5.3
99.1**	Consent of Jie Zhao (New Venus’ director nominee)
99.2**	Consent of Chengwei Yi (New Venus’ director nominee)
99.3**	Consent of Haixia Zhao (New Venus’ director nominee)
99.4**	Consent of Wengang Kang (New Venus’ director nominee)
99.5**	Form of Proxy for Extraordinary General Meeting of Holders of Venus ordinary shares
99.6**	Financial statements and pro forma financial statements for Fe-Da Electronics Company Private Limited

____________

*        To be filed by amendment

**      Previously Filed

***    Filed herewith

Item 22. Undertakings

A.     Venus hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.      Venus hereby undertakes:

(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.     The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement Amendment 5 to be signed on its behalf by the undersigned, thereunto duly authorized, on February 11, 2022.

VENUS ACQUISITION CORPORATION
By:	/s/ Yanming Liu
Name:	Yanming Liu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement Amendment 5 has been signed by the following person on February 11, 2022 in the capacities indicated.

Signature	Title	Date
/s/ Yanming Liu	Chief Executive Officer and Director	February 11, 2022
Yanming Liu	(Principal Executive Officer)
/s/ Changjiang (River) Chi	Chief Financial Officer	February 11, 2022
Changjiang (River) Chi	(Principal Accounting Officer)
/s/ Yu Chen	Director	February 11, 2022
Yu Chen
/s/ Shan Cui	Director	February 11, 2022
Shan Cui
/s/ Guojian Chen	Director	February 11, 2022
Guojian Chen